As filed with the Securities and Exchange Commission on January 28, 2010
Registration No. 333-163472

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FelCor Lodging Limited Partnership
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7011 (Primary Standard Industrial Classification Code Number)	75-2544994 (I.R.S. Employer Identification Number)

Additional Guarantor Registrants Listed on Following Page
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062
(972) 444-4900
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Jonathan H. Yellen
Executive Vice President and General Counsel
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062
(972) 444-4900
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With a copy to:
Robert W. Dockery
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-4316

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL GUARANTOR REGISTRANTS

	State of Incorporation or	I.R.S. Employer Identification
Exact Name of Guarantor[1]	Organization	Number
FelCor Lodging Trust Incorporated	Maryland	72-2541756
FelCor/CSS Holdings, L.P.	Delaware	75-2620463
FelCor/St. Paul Holdings, L.P.	Delaware	75-2624292
FelCor Canada Co.	Nova Scotia	75-2773637
FelCor Hotel Asset Company, L.L.C.	Delaware	75-2770156
FelCor Lodging Holding Company, L.L.C.	Delaware	75-2773621
FelCor TRS Borrower 1, L.P.	Delaware	20-3526128
FelCor TRS Borrower 4, L.L.C.	Delaware	20-3900525
FelCor TRS Holdings, L.L.C.	Delaware	75-2916176

[1]	The address for each of the additional guarantor registrants is 545 E. John Carpenter Frwy., Suite 1300, Irving, Texas 75062.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 28, 2010

FelCor Lodging Limited Partnership
Offer To Exchange
All Outstanding 10% Senior Secured Notes Due 2014
($636,000,000 Aggregate Principal Amount Outstanding)
For
10% Senior Secured Notes Due 2014, Which Have Been Registered
Under The Securities Act of 1933, as amended
          The exchange offer will expire at 11:59 p.m., New York City time, on _______, 2010, unless we extend the exchange offer. We do not currently intend to extend the exchange offer.
•	We are offering to exchange up to $636,000,000 aggregate principal amount of new 10% Senior Secured Notes due 2014, or Exchange Notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for an equal principal amount of our outstanding 10% Senior Secured Notes due 2014, or Initial Notes, issued in a private offering on October 1, 2009. We refer to the Exchange Notes and the Initial Notes collectively as Notes.

•	We will exchange all Initial Notes that are validly tendered and not validly withdrawn prior to the closing of the exchange offer for an equal principal amount of Exchange Notes that have been registered.

•	You may withdraw tenders of Initial Notes at any time prior to the expiration of the exchange offer.

•	The terms of the Exchange Notes to be issued are identical in all material respects to the Initial Notes, except for transfer restrictions and registration rights that do not apply to the Exchange Notes, and different administrative terms.

•	The Exchange Notes, together with any Initial Notes not exchanged in the exchange offer, will constitute a single class of debt securities under the indenture governing the Notes.

•	The exchange of Notes will not be a taxable exchange for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	No public market exists for the Initial Notes. We do not intend to list the Exchange Notes on any securities exchange and, therefore, no active public market is anticipated for the Exchange Notes.
          See “Risk Factors” beginning on page 13 for a discussion of factors that you should consider before tendering your Initial Notes.
          Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The related letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is __________ __ , 2010.

MARKET AND INDUSTRY DATA
          We obtained market data and certain other industry data and forecasts used throughout this prospectus from internal analysis and market research, publicly available information, and industry publications. Industry publications generally state that they obtain their information from sources they believe to be reliable, but they do not guarantee the accuracy and completeness of such information. Similarly, while we believe that the internal analysis and market research, industry data, and forecasts are reliable, we have not independently verified such data, and neither we nor the initial purchaser make any representation as to the accuracy of such information.

TRADEMARKS
          This prospectus contains registered trademarks, service marks and brand names owned or licensed by companies other than us, and which are the exclusive property of their respective owners, including, but not limited to, Doubletree®, Doubletree Guest Suites®, Embassy Suites Hotels®, Hilton®, Hilton Suites®, Holiday Inn®, Holiday Inn Express®, Marriott®, Renaissance®, Sheraton®, Sheraton Suites®, Walt Disney World®, and Westin®. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the Exchange Notes being offered hereby. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION
          Both FelCor Lodging Trust Incorporated, or FelCor, and FelCor Lodging Limited Partnership, or FelCor LP, file annual, quarterly, and current reports with the Securities and Exchange Commission, or the SEC, and FelCor files proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
          You should rely only upon the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to exchange these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.
          This prospectus contains summaries of certain agreements that we have entered into such as the indenture, the registration rights agreement, and the agreements described under “Prospectus Summary—Recent Transactions,” “Description of the Notes and Guarantees,” and “Certain Relationships and Related Party Transactions.” The descriptions contained in this prospectus of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus includes forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” or other variations of these terms (including their use in the negative), or by discussions of strategies, plans or intentions. A number of factors could cause actual results to differ materially from those anticipated by these forward-looking statements. Among these factors are:
•	general economic conditions, including, among others, the current recession, rising unemployment, major bank failures and unsettled capital markets, the impact of the United States’ military involvement in the Middle East and elsewhere, future acts of terrorism, the threat or outbreak of a pandemic disease affecting the travel industry, rising fuel costs and increased transportation security precautions;

•	our overall debt levels and our ability to refinance or obtain new financing and service debt, including our near term maturities;

•	our inability to sell hotels at acceptable prices;

•	our inability to retain earnings;

•	our liquidity and capital expenditures;

•	our growth strategy and acquisition activities; and

•	competitive conditions in the lodging industry.
          Certain of these risks and uncertainties are described in greater detail under “Risk Factors” beginning on page 13.

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          In addition, these forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Accordingly, while we believe that the plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. The forward-looking statements included in this prospectus, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the risk factors and cautionary statements discussed in our filings under the Securities Act of 1933 and the Securities Exchange Act of 1934. We undertake no obligation to update any forward-looking statements to reflect future events or circumstances.

iii

PROSPECTUS SUMMARY
          You should read the following summary together with the more detailed information regarding us, the Exchange Notes being exchanged in this offering, and the financial statements and notes thereto appearing elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, the words “we,” “our,” “ours,” “us,” and the “Company” refer to FelCor, FelCor LP, and their respective subsidiaries, collectively.
FelCor and FelCor LP
          FelCor is a public lodging real estate investment trust, or REIT, with ownership interests in 87 hotels with approximately 25,000 rooms and suites at September 30, 2009. All of our operations are conducted solely through FelCor LP, which is the issuer of the Initial Notes, or its subsidiaries. FelCor is the sole general partner and owner of a greater than 99% interest in FelCor LP.
          Of the 87 hotels in which we had an ownership interest at September 30, 2009, we owned a 100% interest in 66 hotels, a 90% or greater interest in entities owning four hotels, an 81% interest in an entity owning one hotel, a 60% interest in an entity owning one hotel and a 50% interest in entities owning 15 hotels. We leased 86 of our hotels to operating lessees and one 50%-owned hotel is operated without a lease.
          We consolidate the operating lessees of 85 of our hotels (which we refer to as our Consolidated Hotels) in our statement of operations (i.e., we record 100% of hotel operating revenues and expenses before non-controlling interests) because we have controlling interests in these operating lessees. Our Consolidated Hotels include lessees for 13 of the 15 hotels in which we had a 50% ownership interest at September 30, 2009 (because we own majority ownership interests in the operating lessees for these 13 hotels). We do not consolidate hotel operating revenues and expenses of our other two 50% owned hotels.
          At September 30, 2009, our Consolidated Hotels were located in the United States (83 hotels in 23 states) and Canada (two hotels in Ontario), with concentrations in major metropolitan and resort areas. Our hotel portfolio consists primarily of upper upscale hotels and resorts, which are flagged under global brands such as Embassy Suites Hotels, Doubletree, Hilton, Marriott, Renaissance, Sheraton, Westin and Holiday Inn.
The Properties
          The following table shows the distribution of hotel brands among our 85 Consolidated Hotels at September 30, 2009:

Number of Properties
Hilton Brands:
Embassy Suites Hotels	47
Doubletree and Doubletree Guest Suites	7
Hilton and Hilton Suites	2
InterContinental Hotels Brands:
Holiday Inn	17
Starwood Brands:
Sheraton and Sheraton Suites	8
Westin	1
Marriott Brands:
Renaissance	2
Marriott	1

Total Hotels	85

Business Strategy
          Our long-term strategic plan is to own a diversified portfolio of high quality, upscale hotels flagged under leading brands. We focus on maximizing stockholder value and return on invested capital by optimizing the use of our real estate and enhancing property cash flow. We employ a portfolio management philosophy whereby we continually examine our portfolio to address issues of market supply and demand, the capital needs of each hotel and concentration risk, after which analysis we sell hotels that no longer meet our investment criteria. In order to achieve our objectives, we are focused on the following areas:
          Asset Management. We seek to improve the competitive position of our hotels through aggressive asset management. We benefit from our brand-owner and manager alliances with Hilton Hotels Corporation,

InterContinental Hotels Group PLC, or IHG, Starwood Hotels & Resorts Worldwide, Inc., and Marriott International, Inc. These relationships enable us to work effectively with our managers to maximize Hotel EBITDA margins and operating cash flow from our hotels. While REIT requirements prohibit us from directly managing our hotels, we employ an intensive approach to asset management. We press our brand-owner managers to implement best practices in expense and revenue management at our hotels, and we strive to influence brand strategy on marketing and revenue enhancement programs. We work closely with our brand-owner managers to monitor and review hotel operations. As part of our focus on controlling hotel operating margins, we continue to work with our operators to align the cost structure of our hotels with business levels. During the current downturn, this includes lowering hotel expenses by reducing headcount and improving productivity and energy efficiency, while maintaining guest satisfaction. At the same time, we are very focused on revenue management and enhancement. Our asset managers have exceptionally thorough knowledge of the markets where our hotels operate, as well as overall demand dynamics, which enables us to work closely with our brand-owner managers to optimize revenue generation. Our asset management approach also entails looking for value-added enhancements at our hotels, such as maximizing use of public areas, new restaurant concepts, changing management of food and beverage operations and uncovering new revenue sources.
          Renovations. In 2008, we substantially completed a multi-year, portfolio-wide renovation program designed to enhance the competitive positioning and value of our hotels. We invested approximately $450 million of capital and successfully generated expected returns through growth in market share. Our overall portfolio grew market share by an average of more than three percent during 2008, while the 70 hotels that completed renovations in 2007 and 2008 grew their aggregate market share by more than five percent, from 114% to 120%. During the third quarter of 2009, our hotel portfolio increased market share by nearly two percent compared to prior year period. Our ongoing capital expenditures will generally be consistent with ordinary course improvements and maintenance of our hotels.
          Redevelopment. During 2008, we completed a new 35,000 square foot convention center adjacent to our Hilton Myrtle Beach Resort, added meeting space at the Doubletree Guest Suites in Dana Point, California and added a spa and food and beverage areas at the Embassy Suites Hotel Deerfield Beach Resort & Spa. These new assets enhanced the properties’ competitiveness in a difficult environment, and contributed to the hotels’ average five percent increase in market share during 2008. In June 2009, we completed the final phase of the comprehensive redevelopment at our San Francisco Marriott Union Square hotel, which is situated in one of the premiere hotel markets in the United States. Revenue per available room, or RevPAR, during the third quarter of 2009 (under the Marriott flag) increased 53% at this hotel, compared to the prior year period in 2008, and its market share increased by 98%. The market share index at this hotel was 107% in the third quarter compared to 80% for the calendar year 2007 (prior to its renovation). We are moving forward with the approval and entitlement process for additional redevelopment projects, in the interest of building long-term value. However, we are committed to a disciplined approach toward capital allocation and will commit capital to new projects only when prudent, especially in the light of the current global recession.
          Balance Sheet Strategy. We are committed to strengthening our balance sheet to provide the necessary capacity to withstand lodging cycles and also provide us with capacity to take advantage of opportunities that may arise in the future. Although the economic downturn has resulted in an increase in our leverage, we expect to reduce our leverage when operating performance improves and with future asset sales. To preserve our liquidity, we have limited future capital expenditures, postponed further redevelopment projects, suspended dividend payments and reduced expenses at our corporate office. We strive to maintain a flexible balance sheet, utilizing a mix of preferred stock, public notes, mortgage debt and lines of credit, and utilizing floating rates on a portion of our debt as a hedge against economic cycles. We continue to look for additional opportunities to reduce our cost of debt and increase our flexibility on an economically sound basis.
          We have begun preliminary discussions with various lenders to modify and/or refinance all of our mortgage debt that is scheduled to mature in 2010. Two pools of non-recourse mortgage loans, with a combined current balance of $273 million and secured by 14 of our hotels (eight of which are not cross-collateralized), are scheduled to mature in May 2010. With regard to these two loans, we believe that extending the maturity dates is in the best interests of the lenders and FelCor. As a consequence, we intend to seek such extensions. In addition, we intend to discuss other loan modification options, as well as explore other refinancing opportunities and potential asset sales as a means of satisfying our obligations under our other mortgage debt as they mature.

          Portfolio Review. We regularly review and evaluate our hotel portfolio, and will continually identify additional hotels to sell based upon strategic considerations such as future supply growth, changes in demand dynamics, concentration risk, strategic fit, return on future capital needs and return on invested capital. At September 30, 2009, five of our Consolidated Hotels were identified for sale with respect to which in October 2009, we executed agreements to sell two. We intend to hold these hotels as long as necessary to obtain satisfactory pricing. We expect to identify additional hotels for sale when the hotel transaction market improves and hotel cash flows recover in order to maximize proceeds.
          External Growth. While our focus in the current environment is preserving liquidity and reducing leverage, we may consider hotel acquisitions when conditions improve and acquisitions would be prudent. We will only consider acquisitions that will improve the overall quality of our portfolio, further diversify our portfolio by market, customer type and brand, and improve future Hotel EBITDA growth. We may look for properties that have redevelopment opportunity to further enhance our return on investment. We take a highly disciplined approach to analyzing any potential acquisition, which must meet strict criteria, including minimum targeted rates of return. We expect potential future acquisitions will be restricted to high quality hotels in major urban and resort markets with high barriers to entry and high growth potential.
Recent Transactions
          In March 2009, we entered into a $119 million loan agreement, which is secured by seven hotels. The proceeds were used to repay the balance of an existing loan that would have matured on April 1, 2009 and was secured by the same properties. The new loan matures in 2014 and bears interest at 9.02%. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions.
          In June 2009, we obtained a $200 million non-recourse term loan secured by nine hotels. This loan bears interest at LIBOR (subject to a 2% floor) plus 350 basis points and matures in 2011. This loan can be extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions. The proceeds from this new loan are being used for general corporate purposes.
          In June 2009, we repaid the $128 million balance under our line of credit, which was then terminated. By terminating our line of credit, we eliminated certain restrictive corporate debt covenants.
          In September 2009, we commenced tender offers to purchase all of our outstanding 8 1/2% Senior Notes due 2011, or 8 1/2% Notes, and Senior Secured Floating Rate Notes due 2011, or Floating Rate Notes. Through October 15, 2009, when the tender offers expired, we received tenders for $213.3 million of the 8 1/2% Notes, or approximately 71% of the amount outstanding at the commencement of the tender offer, and $213.6 million of the Floating Rate Notes, or approximately 99% of the amount outstanding at the commencement of the tender offer. All of the tendered 8 1/2% Notes and Floating Rate Notes were accepted and purchased by FelCor LP.
          On October 1, 2009, our wholly-owned subsidiary, FelCor Escrow Holdings, L.L.C., or FelCor Escrow Sub, sold the Initial Notes at a discount to face value. As a consequence, we received approximately $558 million in net proceeds after original issue discount and accounting for fees and other expenses of the offering. All of the net proceeds from the sale of the Initial Notes were deposited into an escrow account pursuant to an escrow agreement entered into among us, FelCor Escrow Sub, the escrow agent, and others. The release of the net proceeds from the escrow account was subject to, among other things, the completion of the pending tender offers for the 8 1/2% Notes and the Floating Rate Notes.
          The Initial Notes are governed by an indenture, dated as of October 1, 2009, by and between FelCor Escrow Sub and U.S. Bank National Association, as Trustee (as supplemented through October 13, 2009), or the Indenture. On October 12, 2009, FelCor Escrow Sub and the trustee entered into a first supplemental indenture that provided additional flexibility with respect to the incurrence of indebtedness by us upon our assumption of the issuer’s obligations under the Indenture. On October 13, 2009, we waived all remaining conditions to the consummation of the tender offers and, together with FelCor and certain of our subsidiaries, as guarantors, FelCor Escrow Sub, and FelCor Holdings Trust, as pledgor, entered into a second supplemental indenture in connection with our assumption of all of the issuer’s rights and obligations under the Indenture. When we entered into the second supplemental indenture, the net proceeds from the sale of the Initial Notes were released to us, and we accepted for purchase the 8 1/2% Notes and Floating Rate Notes previously tendered pursuant to our offers to purchase described above. The remaining net proceeds will be used by us for general corporate purposes.

          In November 2009, we redeemed all of the remaining tendered Floating Rate Notes.
          The Initial Notes are, and the Exchange Notes will be, secured by a pledge of FelCor’s direct or indirect limited partner interests in FelCor LP, and are expected to be further secured by a combination of first lien mortgages and related security interests on up to 14 hotels and pledges of equity interests in certain of our indirect subsidiaries. The trustee also has the right to purchase on behalf of the holders of the Notes, FelCor’s general partner interests in FelCor LP for an exercise price of $1.00, which right is only exercisable in connection with foreclosure on the limited partner interests in FelCor LP following an event of default under the Indenture. With respect to the first lien mortgages, we have agreed to use our commercially reasonable efforts to complete those actions required to create and perfect liens on the collateral hotels as soon as reasonably practicable during the 180-day period beginning October 1, 2009.
          The Indenture contains certain covenants limiting or prohibiting the ability of FelCor LP to: (i) pay dividends and other distributions with respect to equity interests and purchase, redeem or retire equity interests; (ii) incur incremental indebtedness or issue preferred equity interests; (iii) enter into certain asset sales; (iv) enter into transactions with affiliates; (v) incur liens on assets to secure certain debt; and (vi) engage in certain mergers or consolidations and transfers of assets. The Indenture also provides for customary events of default. Under certain circumstances, upon the occurrence of an event of default, the holders of the Notes or the trustee may declare the outstanding debt due and payable.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $636,000,000 aggregate principal amount of the Exchange Notes, which have been registered under the Securities Act, for up to $636,000,000 aggregate principal amount of the Initial Notes issued on October 1, 2009. You may exchange your Initial Notes only by following the procedures described elsewhere in this prospectus under “The Exchange Offer—Procedures for Tendering Initial Notes.”

Registration Rights Agreement	We issued the Initial Notes on October 1, 2009 in a private placement. The initial purchasers placed the Initial Notes with qualified institutional buyers and non-U.S. persons in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws. In connection with the private placement, we entered into a registration rights agreement with the initial purchasers, which provides, among other things, for this exchange offer.

Resale of Exchange Notes	Based upon interpretive letters written by the SEC, we believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
•	You are acquiring the Exchange Notes in the ordinary course of your business;

•	You are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

•	You are not our “affiliate,” as that term is defined for the purposes of Rule 144A under the Securities Act.

If any of the foregoing are not true and you transfer any Exchange Note without registering the Exchange Note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, a resale or any other retransfer of the Exchange Notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Initial Notes	Initial Notes that are not tendered or that are tendered but not accepted, will, following the completion of the exchange offer, continue to be subject to existing restrictions upon transfer. The trading market for Initial Notes not exchanged in the exchange offer may be significantly more limited than at present. Therefore, if your Initial Notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your Initial Notes. Furthermore, you will no longer be able to compel us to register the Initial Notes under the Securities Act. In addition, you will not be able to offer or sell the Initial Notes unless they are registered under the Securities Act (and we will have no obligation to register them, except for some limited exceptions), or unless you offer or sell them under an exemption from the requirements of, or a transaction not subject to, the Securities Act.

Expiration of the Exchange Offer	The exchange offer will expire at 11:59 P.M., New York City time on _________, 2010, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than certain customary conditions, which we may, but are not required to, waive. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if any such condition occurs. For additional information regarding the conditions to the exchange offer, see “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Initial Notes to the exchange agent in accordance with ATOP procedures for such a transfer. Additionally, if a DTC participant has Initial Notes credited to its DTC account also by book-entry and the Initial Notes are held of record by DTC’s nominee, such DTC participant may tender its Initial Notes by book-entry transfer as if it were the record holder. For more information on accepting the exchange offer and tendering your Initial Notes, see “The Exchange Offer—Procedures for Tendering Initial Notes” and “The Exchange Offer—Book Entry Transfer.”

Withdrawal Rights	You may withdraw the tender of your Initial Notes at any time prior to 11:59 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the exchange agent at its address set forth in this prospectus under “The Exchange Offer—Withdrawal of Tenders” by 11:59 p.m., New York City time, on the expiration date.

Acceptance of Initial Notes and Delivery of Exchange Notes	Subject to certain conditions, we will accept all Initial Notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the Exchange Notes promptly after the expiration date.

United States Federal Income Tax Consequences	We believe that the exchange of Initial Notes for Exchange Notes generally will not be a taxable exchange for federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See “Material U.S. Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association, the trustee under the indenture for the Notes, is serving as exchange agent in connection with the exchange offer. The mailing address of the exchange agent is U.S. Bank National Association, Attention: Specialized Finance Department, 60 Livingston Ave, St. Paul, Minnesota 55107-2292.

Fees and Expense	We will bear all expenses related to consummating the exchange offer and complying with the registration rights agreement.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. We received net proceeds of approximately $558 million from the sale of the Initial Notes. We used the proceeds primarily to fund our offers to purchase approximately $213 million in aggregate principal amount of our 8 1/2% Notes and all $215 million in aggregate principal amount of Floating Rate Notes, as well as the subsequent redemption of any Floating Rate Notes not tendered in the offer. See “—Recent Transactions.” We intend to use the balance of the net proceeds for general corporate purposes.

Summary Description of Exchange Notes
          The terms of the Exchange Notes will be identical in all material respects to those of the Initial Notes except for transfer restrictions and registration rights that do not apply to the Exchange Notes. The Exchange Notes will evidence the same debt as the Initial Notes, and the same indenture will govern the Exchange Notes as the Initial Notes. The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes and Guarantees” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	FelCor Lodging Limited Partnership

Exchange Notes Offered	$636 million aggregate principal amount of Exchange Notes, registered under the Securities Act.

Maturity Date	October 1, 2014.

Interest Rate	The Exchange Notes will bear interest at a rate per annum equal to 10%. Interest will accrue from October 1, 2009.

Payment Dates	April 1 and October 1 of each year, beginning on April 1, 2010.

Optional Redemption	At any time prior to October 1, 2014, we may redeem the Exchange Notes, in whole or in part, at a price equal to 100% of the principal amount of Exchange Notes, redeemed, plus a “make-whole” premium as described under “Description of the Notes and Guarantees—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Optional Redemption after Equity Offerings	At any time (which may be more than once) on or prior to October 1, 2012, we can choose to redeem up to 35% of the outstanding Exchange Notes with net cash proceeds from one or more equity offerings, as long as:
•	we pay 110% of the face amount of the Exchange Notes redeemed, together with accrued and unpaid interest, if any, to the redemption date;

•	we redeem the Exchange Notes within 90 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of the Exchange Notes issued remains outstanding afterwards.

Guarantees	The Exchange Notes, like the Initial Notes, will be unconditionally guaranteed on a senior basis, jointly and severally, by FelCor and by certain subsidiaries of FelCor LP. See “Description of the Notes and Guarantees—Guarantees.”

Security	The Exchange Notes will be secured by (i) a pledge of the limited partner interests in FelCor LP owned by FelCor, (ii) first lien mortgages on 10 hotels owned by FelCor LP and certain subsidiaries of FelCor LP, and (iii) pledges of the equity interests of certain wholly-owned subsidiaries of FelCor LP that own all but two of the 10 hotels upon which first lien mortgages will be granted. The Exchange Notes will be secured only by the foregoing collateral and certain related operating assets, and will not be secured by any other assets of FelCor, FelCor LP, or any of their subsidiaries.

In addition, the Exchange Notes will have the benefit of a negative pledge with respect to the foregoing assets and four additional hotels owned by wholly-owned subsidiaries of FelCor LP that only have a leasehold interest in the underlying real estate and currently are unable to grant liens on those leaseholds or pledge the equity interest of the property owner, subject to limited exceptions. In this prospectus, we sometimes refer to these four hotels, together with the 10 hotels to be subject to a first-lien mortgage, as collateral hotels. For a more detailed description of the collateral hotels, see “Collateral Hotels.”

The Exchange Notes will be guaranteed by FelCor and those subsidiaries of FelCor LP that own the hotels owned as described in clause (iii) above and certain other subsidiaries. FelCor and FelCor LP are prohibited from pledging or permitting to be pledged any partnership interests in FelCor LP or any equity interests in certain FelCor LP subsidiaries.

In addition, FelCor has granted the trustee an option to purchase, on behalf of the holders of the Exchange Notes, the general partner interest in FelCor LP owned by FelCor for an exercise price of $1.00. The option will be exercisable only if there is an event of default under the Exchange Notes that results in the foreclosure on the limited partner interests that secure the Exchange Notes.

With respect to our real properties to be mortgaged as security for the Exchange Notes, we do not expect that mortgages, surveys, or title insurance policies will be delivered prior to the issuance of the Exchange Notes with respect to any of the collateral hotels and related real estate. With respect to the portion of the collateral securing the Exchange Notes for which a valid and perfected security interest in favor of the collateral agent has not been created on or prior to the issuance date of the Exchange Notes, we have agreed to use commercially reasonable efforts, as soon as reasonably practicable, but in any event, within 180 days following the issuance date of the Initial Notes, to complete those actions required to create and perfect substantially all of such liens. The failure to complete such actions after using commercially reasonable efforts to do so will not constitute a default under the indenture governing the Exchange Notes. See “Risk Factors.”

Ranking	The Exchange Notes will be our senior secured obligations. As to right of payments, the Exchange Notes will rank (i) effectively pari passu with our other existing and any future senior secured debt to the extent that any such senior secured debt has a pari passu lien in the collateral securing the Exchange Notes, (ii) senior to any future senior debt that is not secured by the collateral to the extent of the value of the collateral, (iii) senior in right of payment to any future subordinated debt, and (iv) effectively subordinated to any of our debt that is secured by assets other than collateral, including our existing mortgaged assets. The Exchange Notes will be structurally subordinated, and effectively rank junior, to any liabilities of our subsidiaries that do not guarantee the Exchange Notes.

The guarantees of the Exchange Notes will be (i) senior unsecured obligations of each guarantor that does not also grant a lien on any of its assets and (ii) senior secured obligations of each guarantor that also grants a lien of any of its assets. The senior unsecured guarantees will rank equally with any existing and any future senior unsecured debt and will rank senior to any existing and any future subordinated debt of the applicable guarantors. The senior secured guarantees will rank equally with the other existing and future senior secured debt of each such guarantor to the extent that such debt has a pari passu lien in the collateral and senior to their future subordinated debt and effectively subordinated to any debt of such guarantors that is secured by their assets other than collateral, to the extent of the value of such other assets pledged as security. As of September 30, 2009, on an adjusted basis after giving effect to the offering of the Initial Notes and the application of the proceeds therefrom, we and our consolidated subsidiaries would have had approximately $1.8 billion of indebtedness, of which approximately $1.1 billion would have been indebtedness and other liabilities of our non-guarantor subsidiaries, all of which is effectively senior to the Exchange Notes and the subsidiary guarantees. See “Description of the Notes and Guarantees—Ranking.”

Certain Other Covenants	The indenture governing the Notes will restrict our ability and the ability of our restricted subsidiaries to:
•	incur additional debt;

•	incur additional secured debt and subsidiary debt;

•	make certain distributions, investments and other restricted payments;

•	limit the ability of restricted subsidiaries to make payments to us;

•	issue or sell stock of restricted subsidiaries;

•	enter into transactions with affiliates;

•	create liens, including, but not limited to, pledges on the equity interests in our subsidiary guarantors;

•	sell assets;

•	enter into certain sale-leaseback transactions; and

•	with respect to FelCor LP and FelCor, consolidate, merge or sell all or substantially all of their assets.

These covenants are subject to a number of important limitations and exceptions.

Change of Control, Collateral Asset Sales, Non-Collateral Asset Sales; Event of Loss Offers	If we experience a defined change of control and, under certain circumstances, if we sell collateral, non-collateral assets or experience an event of loss, we may be required to offer to repurchase the Exchange Notes on the terms set forth in “Description of the Notes and Guarantees.” We may not have sufficient funds available at the time of any change of control to effect the repurchase, if required.

Original Issue Discount	Because the Initial Notes were issued with original issue discount, or OID, the Exchange Notes should be treated as having been issued with OID for U.S. federal income tax purposes. Thus, in addition to the stated interest on the Exchange Notes, Holders (as defined in the section “Material U.S. Income Tax Consequences”) that were subject to inclusion in gross income of OID with respect to the Initial Notes will generally be required to include amounts representing the OID in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable.

Risk Factors
          You should carefully consider all of the information set forth under the caption “Risk Factors” beginning on page 13 before investing in the Exchange Notes. Among the most significant of these risk factors are:
•	if you do not properly tender your Initial Notes, you will continue to hold unregistered Initial Notes and your ability to transfer Initial Notes will be limited;

•	future terrorist activities and United States military involvement in the Middle East and elsewhere may adversely affect, and create uncertainty in, our business;

•	there are significant risks associated with our planned renovation and redevelopment projects, which could adversely affect our financial condition, results of operations, or cash flows from these projects;

•	we are subject to the risks of real estate ownership, which could increase our costs of operations;

•	we are subject to the risks inherent in the hospitality industry, which include, among others, risks relating to an increase in competition from new hotel development, reductions in business and leisure travel as a result of new terrorist attacks or the high costs and inconveniences of travel, reduced coverages and increased costs of insurance, regional or local economic, seismic or weather conditions, possible adverse effects of management franchise and license agreement requirements, and brand concentration; and

•	as a REIT, we are subject to specific tax laws and regulations, the violation of which could subject us to significant tax liabilities.

Summary Historical Consolidated Financial Information
          The following tables set forth summary historical consolidated financial information for FelCor LP and FelCor. The summary historical consolidated financial information is presented as of and for the nine months ended September 30, 2009 and 2008, and the years ended December 31, 2008, 2007, and 2006. We derived the summary historical consolidated financial information for the years ended December 31, 2008, 2007, and 2006 from our consolidated financial statements and the notes thereto, audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. The summary historical consolidated financial information as of and for the nine months ended September 30, 2009, and 2008, have been derived from the unaudited financial statements, which have been prepared by our management on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments consisting of normal recurring accruals that are considered necessary for a fair presentation of the results for such periods. The statements of operations and other data for the nine months ended September 30, 2009 and 2008 are not necessarily indicative of results to be anticipated for the entire year.
          You should read the following in conjunction with our consolidated financial statements and the notes thereto in the attached Financial Statements and Supplemental Schedules starting on page F-1 of this prospectus.
FelCor Lodging Limited Partnership
and
FelCor Lodging Trust Incorporated

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
Statement of Operations Data:
Total revenues	$707,065	$875,772	$1,129,776	$1,021,884	$991,038
Income (loss) from continuing operations(1)	$(57,864)	$(32,185)	$(121,667)	$54,660	$6,057
Diluted earnings per share or unit:
FelCor LP’s income (loss) from continuing operations applicable to common unitholders	$(1.37)	$(1.00)	$(2.57)	$0.24	$(0.51)
FelCor’s income (loss) from continuing operations applicable to common stockholders	$(1.37)	$(1.00)	$(2.58)	$0.23	$(0.53)
Other Data:
Cash distributions declared per common share or unit	$—	$0.85	$0.85	$1.20	$0.80
Hotel EBITDA(2)	$171,744	$254,490	$315,957	$308,113	$305,566
Cash flows provided by operating activities	$76,409	$142,120	$153,163	$137,337	$147,700
Ratio of earnings to fixed charges(3)	(4a)	(4b)	(4c)	1.3	(4d)
Balance Sheet Data (at end of period):
Total assets	$2,541,022	$2,609,680	$2,512,269	$2,683,835	$2,583,249
Total debt, net of discount	$1,632,910	$1,520,068	$1,551,686	$1,475,607	$1,369,153

(1)	Included in net income (loss) from continuing operations are the following amounts (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006
Impairment loss	$(3,448)	$(83,823)	$(107,963)	$—	$—
Impairment loss on unconsolidated hotels	(2,068)	(3,750)	(12,696)	—	—
Hurricane loss	—	(1,669)	(1,669)	—	—
Hurricane loss on unconsolidated hotels	—	(50)	(50)	—	—
Liquidated damages	—	—	(11,060)	—	—
Conversion costs	(447)	(481)	(507)	(491)	—
Severance costs	(572)	—	(944)	—	—
Charges related to debt extinguishment.	(594)	—	—	—	(14,318)
Gain on involuntary conversion	—	3,095	3,095	—	—
Abandoned projects	—	—	—	(22)	(33)
Gain (loss) on sale of assets	723	—	—	—	(92)
Gain on sale of condominiums	—	—	—	18,622	—
Lease termination costs	(469)	—	—	—	—

(2)	We refer in this report to certain “non-GAAP financial measures.” These measures, including Hotel EBITDA and Hotel EBITDA margin, are described in more detail and their computation is contained in the “Non-GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition, appearing elsewhere in this prospectus.

(3)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for income or loss from equity investors plus fixed charges excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.
(4)	(a)	For the nine months ended September 30, 2009, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $52 million greater to have achieved a coverage ratio of 1:1.
(b)	For the nine months ended September 30, 2008, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $29 million greater to have achieved a coverage ratio of 1:1.

(c)	For the year ended December 31, 2008, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $107 million greater to have achieved a coverage ratio of 1:1.

(d)	For the year ended December 31, 2006, we incurred a $14 million debt extinguishment charge, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $5 million greater to have achieved a coverage ratio of 1:1.

RISK FACTORS
          An investment in the Exchange Notes involves a significant degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, in evaluating the exchange offer.
Risks Relating to the Exchange Notes and this Exchange Offer
     If you do not properly tender your Initial Notes, you will continue to hold unregistered Initial Notes and your ability to transfer Initial Notes will be limited.
          We will only issue Exchange Notes in exchange for Initial Notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the Initial Notes and you should carefully follow the instructions on how to tender your Initial Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Initial Notes. If you do not tender your Initial Notes properly or if we do not accept your Initial Notes because you did not tender your Initial Notes properly, then, after we consummate the exchange offer, you may continue to hold Initial Notes that are subject to the existing transfer restrictions. In addition, if you tender your Initial Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Initial Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. After the exchange offer is consummated, if you continue to hold any Initial Notes, you may have difficulty selling them because there may be only a small amount of Initial Notes outstanding.
          With respect to our hotels mortgaged as security for the Notes, we do not expect that mortgages or title insurance policies will be in place, or that land surveys will be completed, when the Exchange Notes are first issued. Our inability to obtain any necessary third party consents may prohibit us from granting mortgages on some of these hotels. Any issues that we are unable to resolve in connection with the issuance of such mortgages and title policies may impact the value of the collateral. There will be no independent assurance prior to issuance of the Exchange Notes, therefore, that all hotels contemplated to be mortgaged as security for the Notes will be mortgaged, that we hold the real property interests we represent we hold, or that we may mortgage such interests, that there will be no lien encumbering such real property interests other than those permitted by the indenture or of the current market value of the hotels. We have not obtained an independent appraisal of the current market value of the hotels.
          We do not expect that mortgages on the hotels intended to secure the Notes and the guarantees of the Notes granted by us and certain of our subsidiaries that own or lease the real property underlying those hotels will be in place when the Exchange Notes are first issued. Those mortgages constitute a significant portion of the value of the collateral intended to secure the Notes and the guarantees. Mortgagee title insurance policies will not be in place at the time of the issuance of the Exchange Notes to insure, among other things, (i) loss resulting from the entity represented by us to be the fee or leasehold estate owner thereof not holding valid fee title to, or leasehold estate in, the properties or such fee or leasehold interest being encumbered by unpermitted liens and (ii) the validity and first lien priority of the mortgage granted to the collateral agent or trustee for the benefit of the holders of the Notes.
          We are required to use commercially reasonable efforts to put such mortgages in place and to obtain title insurance on the properties as soon as reasonably practicable, but in any event, within 180 days following the issuance date of the Initial Notes. As discussed further in the risk factors addressing ground leases, management agreements and franchise agreements, the “Description of the Notes and Guarantees” and the “Business and Properties” sections of this prospectus, certain third party contracts (including ground leases, sub-leases and management, and franchise agreements) contain conditions, restrictions, prohibitions, and consent rights in the event we elect to mortgage our real property interests. If we are unable to obtain the requisite consents and agreements from such parties, we will be unable to grant mortgages on those properties or leasehold interests. The failure to grant such mortgages after using commercially reasonable efforts to do so will not constitute a default under the indenture governing the Notes.
          The mortgages and title insurance policies will be issued based upon, among other things, land surveys that are currently being completed. The surveys could reflect certain issues that we may not be able to resolve. If we are unable to resolve any issues raised by the surveys or that are otherwise raised in connection with obtaining the mortgages or title policies, the mortgages and title policies will be issued subject to those issues, which could have a significant impact on the value of the collateral or any recovery under the title insurance policies.
          The collateral securing the Notes may be inadequate to satisfy payments on the Notes.
          The Initial Notes are, and the Exchange Notes will be, secured by a pledge of all of the limited partner interests in FelCor LP owned by FelCor, and pledged equity interests in the owners of certain owned and/or leased real property, and the Notes are also expected to be secured by mortgaged interests in owned and leased real property, as further described in detail in “Description of the Notes and Guarantees—Security.” The value of the collateral will depend on market and economic conditions at the time, the availability of buyers and other factors beyond our control. There is currently no established trading market for the equity interests of FelCor LP or any of the other pledged subsidiaries. The proceeds of any sale of the collateral following a default by us may not be sufficient to satisfy the amounts due on the Exchange Notes. No appraisal of the fair market value of the collateral has been prepared in connection with this exchange offer and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the Notes. If the value of the collateral is less than the principal amount of the Notes, then in the event of a bankruptcy, you will have only an unsecured claim against FelCor LP, FelCor and the subsidiary guarantors to the extent of such shortfall. See “—The value of the collateral securing the Notes may not be sufficient to secure post-petition interest.”
          It may be difficult to realize the value of the collateral pledged to secure the Notes.
          The Initial Notes are, and the Exchange Notes will be, secured by a pledge of all of the limited partner interests in FelCor LP owned by FelCor, and pledged equity interests in the owners of certain owned and/or leased real property, and the Notes are also expected to be secured by mortgaged interests in owned and leased real property, as further described in detail in “Description of the Notes and Guarantees—Security.” The trustee’s ability to foreclose on the collateral on your behalf may be subject to perfection, the consent of third parties, priority issues, state law requirements and practical problems associated with the realization of the trustee’s security interest or lien in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, statutory rights of redemption, and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Moreover, certain permits and licenses that are required to operate the hotels, like liquor licenses, may not be transferable under local law. Accordingly, the trustee may not have the ability to foreclose upon the hotels or assume or transfer the right to operate the hotels. We cannot assure you that foreclosure on the collateral will be sufficient to acquire all hotel assets necessary for operations or to make all payments on the Notes.
          Delivery of mortgages or security interests in other collateral after the issue date increases the risk that the mortgages or other security interests could be avoidable in bankruptcy.
          In addition to the mortgages described above, we intend to secure certain other collateral after the issue date. If we or any guarantor were to become subject to a bankruptcy proceeding after the issue date of the Exchange Notes, any mortgage or security interest in other collateral delivered after the issue date of the Exchange Notes would face a greater risk than security interests in place on the issue date of being avoided by the pledgor (as debtor in possession) or by its trustee in bankruptcy as a preference under bankruptcy law if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, if the pledge permits the holders of the Exchange Notes to receive a greater recovery than if the pledge had not been given, and if a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest.
          The underlying real estate for seven of our collateral hotels is owned by unaffiliated third parties, and we occupy the property pursuant to ground leases with the property owners. Termination of these ground leases by the lessor could cause us to lose the ability to operate these hotels and incur substantial related costs. Although we expect to grant a mortgage on three of these ground leased hotels, the underlying land owners’ interests are not being pledged, and any mortgages we grant remains subject to their interests.
          Our interest in the land underlying seven of our collateral hotels is subject to ground leases with unaffiliated third parties. In addition, we lease land owned by an unaffiliated third party at an eighth hotel that we believe is non-essential to the core operations of this hotel; nonetheless, a loss of this ground lease would be disruptive to the operations of the hotel. While we believe that we have the ability to grant mortgages on three of the seven ground leased collateral hotels, and we have agreed to use commercially reasonable efforts to obtain consents within 180 days of the issuance date of the Initial Notes from our ground lessors where we believe such consent is required, we may be prohibited from pledging or mortgaging our interests in any of the ground leases if we are unable to obtain the lessor’s consent. Without such consent, we may be unable to grant a lien on our leasehold interest. We may also be restricted in our ability in the future to sell or otherwise transfer our leasehold interests or to cure lessee defaults or to obligate the lessor to allow the trustee or collateral agent to cure defaults or enter into a new lease with the trustee or collateral agent in the event of a foreclosure or a rejection of the lease in bankruptcy. The failure to grant such mortgages after using commercially reasonable efforts to do so will not constitute a default under the indenture governing the Notes.
          Under certain of our hotel management agreements, hotel managers may have the right to acquire the managed property in the event of a sale of such hotels.
          Certain of our hotel management agreements grant the hotel manager the option to purchase the hotel under certain circumstances including the transfer of the hotel to an unaffiliated third-party. A default under an applicable ground lease or mortgage securing the Notes may be a material default which triggers such purchase option. Upon foreclosure of our interests in the hotel, such hotel manager would have an option to purchase the property in the event of any attempted sale to an unaffiliated third-party.
          Transferability of franchise license and management agreements and termination of such agreements may be prohibited or restricted.
          Hotel managers and franchise licensors may have the right to terminate their agreements or suspend their services in the event of default under such agreements or other third party agreements such as ground leases and mortgages, upon the loss of liquor licenses, or in the event of the sale or transfer of the hotel. Franchise license agreements may expire by their terms prior to the maturity of the Notes, and we may not be able to obtain replacement franchise license agreements. A franchise licensor’s consent may be required for the continued use of the brand license following foreclosure and, conversely, the collateral agent may be restricted from replacing the franchise licensor following foreclosure. In the event of foreclosure, if the succeeding owner is unable to assume or obtain certain operating, liquor or other licenses, such failure can constitute a material default under the management or franchise license agreements.
          The sale of a hotel, replacement of the brand, or material default under a management or franchise license agreement may give rise to payment of liquidated damages or termination fees that may be guaranteed by us or certain of our subsidiaries. The loss of a manager or franchise license could have a material impact on the operations and value of a hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchise licensor or operations management provided by the manager. Most of our management agreements restrict our ability to encumber our interests in the applicable hotels under certain circumstances, which include the mortgages contemplated by the indenture governing the Notes, without the managers’ consent. If we are unable to obtain such consent, which we may not know prior to the issue of the Exchange Notes, we will be unable to secure the Notes with liens against the hotel for which the consent is not obtained.
          The Notes will not have the benefit of a first priority pledge on the equity interests in the owner of five collateral hotels, the Holiday Inn Boston at Beacon Hill, Holiday Inn Nashville — Opryland Airport/Briley Parkway, Holiday Inn San Diego — on the Bay, Holiday Inn San Francisco — Fisherman’s Wharf and San Francisco Marriott Union Square, unless and until we receive approval from the San Diego Unified Port District.
          We have agreed to use commercially reasonable efforts to secure the Notes with a first priority pledge on the equity interests in the owner of the following hotels: Holiday Inn Boston Beacon Hill, Holiday Inn Nashville — Opryland Airport/Briley Parkway, Holiday Inn San Diego — on the Bay, Holiday Inn San Francisco — Fisherman’s Wharf and San Francisco Marriott Union Square as soon as reasonably practicable following the issuance of the Initial Notes, but in any event, within 180 days. However, the pledge of such equity interests cannot be effective without prior approval from the San Diego Unified Port District, the ground lessor under our ground lease at the Holiday Inn San Diego — on the Bay. This pledge will not be effective unless and until we receive such approval. While we have agreed to use commercially reasonable efforts to seek such approval, we cannot give any assurance that such approval will be granted within any particular time period or at all.

          Any delay between our issuance of the Exchange Notes and granting of a pledge of equity interests in these hotels may render the equity pledge avoidable by a bankruptcy trustee if certain conditions are met. In the event that such pledge is avoided by the bankruptcy trustee, the guarantees of the restricted subsidiaries pledging the collateral would rank equally in right of payment to existing or future senior indebtedness of such restricted subsidiaries and would not be effectively senior to such other senior indebtedness to the extent of the value of the collateral, which could adversely affect any recovery on the Exchange Notes in a bankruptcy proceeding.
          State law and foreign law may limit the ability of the collateral agent, trustee and the holders of the Notes to foreclose on the real property and improvements and leasehold interests included in the collateral.
          The Notes will be secured by, among other things, liens on real property or leasehold interests in real property and improvements located in the states of California, Florida, Georgia, Louisiana, Massachusetts, Tennessee and Texas and the province of Ontario, Canada in which the collateral hotels are located. The laws of those states and province may limit the ability of the trustee and the holders of the Notes to foreclose on the improved real property collateral located in those states and province. Laws of those states and province govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules (such as California), which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.
          The holders of the Notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” and “no transfers or assignments” covenants. Some decisions of state courts, including California, have placed limits on a lender’s ability to prohibit and to accelerate debt secured by real property upon breach of covenants prohibiting sales or assignments or the creation of certain junior liens or leasehold estates, and the lender may need to demonstrate that enforcement of such covenants is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the Notes from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.
          Your interest in the collateral may be adversely affected by the failure to record and/or perfect security interests in certain collateral.
          The security interests in the collateral securing the Notes include a pledge of certain equity interests and a pledge or security interest in, or lien on, assets, whether now owned or acquired or arising in the future. The mortgages with respect to the hotels to be pledged as collateral securing the Notes will include a grant of a security interest in certain assets constituting personal property related to the operation and ownership of such hotels, but shall not include a security interest in any personal property that requires perfection other than by the filing of a financing statement. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. As a result and even though it may constitute an event of default under the indenture governing the Notes, a third party creditor of us or our subsidiaries could gain priority over the lien of one or more of the mortgages or deeds of trust secured by the hotels through the recordation of an intervening lien or liens. Although the indenture governing the Notes contains customary further assurance covenants, the trustee under the indenture governing the Notes will not monitor the future acquisition of property and rights that constitute collateral, or take any action to perfect the security interest in such acquired collateral.

          As of September 30, 2009, our non-guarantor subsidiaries had $273 million, $250 million and $176 million of consolidated non-recourse secured indebtedness outstanding that matures in 2010, 2011, and 2012, respectively. We may be unable to refinance all or a significant portion of this indebtedness on acceptable terms, or at all, which could have a material adverse effect on our business, financial condition or results of operations.
          The underlying cash flow of the hotels securing our various consolidated non-recourse secured loans may be insufficient to enable us to refinance those loans as they mature on satisfactory terms under current market conditions. While we are actively pursuing various alternatives for refinancing that indebtedness, the process is complex and involves individual negotiations with multiple lenders, servicers and other potential financing sources. We believe that extending maturity dates to align with an economic recovery, stabilized cash flows and an improved hotel transaction market is in our best interests and those of our lenders. As a consequence, we intend to seek such extensions. In addition, we intend to discuss other loan modification options, as well as explore other refinancing opportunities and potential asset sales as a means of satisfying our obligations as they mature. We can provide no assurances that we will be successful in such negotiations or be able to obtain extensions or other modifications on acceptable terms. If we are unable to repay a substantial portion of this indebtedness as it matures, or obtain satisfactory extensions or modifications of such indebtedness, the lenders would be able to foreclose on the mortgaged hotels securing the unpaid indebtedness and those other hotels securing loans that, unlike the Notes offered hereby, cross default or are cross collateralized with such indebtedness, which could have a material adverse effect on our business, financial condition or results of operations.
          The Notes are effectively junior to certain of our and our subsidiaries’ existing debt.
          The Exchange Notes will be secured by a pledge of the limited partner interests in FelCor LP owned by FelCor, mortgaged interests in owned and leased real property and pledged equity interests in the owners of certain owned and/or leased real property described in the detail in “Description of the Notes and Guarantees—Security,” and will rank equally, as to right to payment, with our future senior debt. The Exchange Notes will be effectively subordinated to all of our and our consolidated subsidiaries’ debt secured by any assets or property other than the collateral and to all other debt of our non-guarantor subsidiaries. As of September 30, 2009, after giving effect to the offering and the application of the net proceeds to purchase or redeem $215 million in aggregate principal amount of our Floating Rate Notes and to purchase $213 million in aggregate principal amount of our 8 1/2% Notes, we and our consolidated subsidiaries would have had approximately $1.8 billion of indebtedness, $1.1 billion of which was mortgage debt of non-guarantor subsidiaries and effectively senior to the Exchange Notes to the extent of the value of the underlying assets. Following the consummation of the offering of the Initial Notes and the application of the proceeds, we have no other outstanding senior debt.
          At September 30, 2009, we had no other unsecured debt other than the then existing senior notes, trade payables and intercompany loans.
          The trustee under the indenture may be unable to foreclose on the collateral, or exercise associated rights, and pay you any amount due on the Exchange Notes.
          Under the indenture governing the Notes, if an event of default occurs, including defaults in payment of interest or principal on the Exchange Notes when due at maturity or otherwise, the trustee may accelerate the Notes and, among other things, the collateral agent appointed under the indenture may initiate proceedings to foreclose on the collateral securing the Notes and exercise associated rights. The right of the collateral agent to repossess and dispose of the collateral after the occurrence of an event of default is likely to be significantly impaired or, at a minimum, delayed by applicable U.S. bankruptcy laws if a bankruptcy proceeding were to be commenced involving FelCor, FelCor LP or any subsidiary guarantor prior to the trustee’s disposition of the collateral. For example, under applicable U.S. bankruptcy laws, a secured creditor is prohibited from repossessing and selling its collateral from a debtor in a bankruptcy case without bankruptcy court approval. In addition, the option to purchase the general partner interest in FelCor LP owned by FelCor granted to the trustee or the collateral agent for an exercise price of $1.00 may be deemed a fraudulent transfer under applicable U.S. bankruptcy or similar state laws or a penalty to the extent that FelCor did not receive reasonably equivalent value or fair consideration in connection therewith, and such option may be considered a security agreement or a rejectable executory contract, in which case, the option to purchase may be avoided or may not be exercisable under its present terms, or may otherwise be impaired or delayed. For a more detailed description of fraudulent transfers, see “—The Exchange Notes or a guarantee thereof may be deemed a fraudulent transfer.” Under any of these circumstances, you may not be fully compensated for your investment in the Exchange Notes in the event of a default by FelCor LP.

     The Exchange Notes or a guarantee thereof may be deemed a fraudulent transfer.
     Under U.S. bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee of the senior Exchange Notes could be voided, or claims on a guarantee of the Exchange Notes could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:
1)	Received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

2)	Either:
a.	was insolvent or rendered insolvent by reason of such incurrence;

b.	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

c.	intended to incur, or believed that it would incur, bets beyond its ability to pay such debts as they mature.
          If such circumstances were found to exist, of if a court were to find that the guarantee were issued with actual intent to hinder, delay or defraud creditors, the court could void the guarantees or cause any payment by that guarantor pursuant to its guarantee to be voided and returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In such event, the Exchange Notes would be structurally subordinated to the indebtedness and other liabilities of such subsidiary. In addition, the loss of a guarantee (other than in accordance with the terms of the indenture) will constitute a default under the indenture, which default could cause all Exchange Notes to become immediately due and payable. Sufficient funds to repay the Exchange Notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.
          In addition, our obligations under the Exchange Notes may be subject to review under the same laws in the event of our bankruptcy or other financial difficulty. In that event, if a court were to find that when we issued the Exchange Notes the factors in clauses 1) and 2) above applied to us, or that the Exchange Notes were issued with actual intent to hinder, delay or defraud creditors, the court could void our obligations under the Exchange Notes, or direct the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors.
          In addition, a court may find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the Exchange Notes or the guarantees, respectively, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the Exchange Notes. If a court were to void the issuance of the Exchange Notes or the guarantees, you may no longer have a claim against us or the guarantors.
          The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the operating partnership or a guarantor would be considered insolvent if:
•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
          Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes such guarantee worthless.
          Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Exchange Notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of the Exchange Notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the Exchange Notes; and (iii) equitable subordination is not inconsistent with federal bankruptcy laws.
          We can offer no assurance as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.
          The value of the collateral securing the Notes may not be sufficient to secure post-petition interest.
          In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the Notes will only be entitled to post-petition interest, fees, costs or charges under U.S. bankruptcy laws to the extent that the value of their security interest in the collateral is greater than the amount of their pre-bankruptcy claim. Holders of the Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under U.S. bankruptcy laws. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the Notes. If the value of the collateral is less than the principal amount of the Notes, then in the event of a bankruptcy, you will have only an unsecured claim against FelCor LP, FelCor and the subsidiary guarantors to the extent of such shortfall. See “—The collateral securing the Exchange Notes may be inadequate to satisfy payments on the Exchange Notes” and “Description of the Notes and Guarantees.”
          We may be unable to raise the funds necessary to finance the change of control repurchase provision required by the indenture governing the Notes.
          Upon certain events constituting a change of control, as that term is defined in the indenture governing the Notes, we will be required to make an offer in cash to repurchase all or any part of each holder’s Exchange Notes at a price equal to 101% of the principal thereof, plus accrued and unpaid interest, if any, and liquidated damages, if any, to the date of repurchase. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a controlling person or entity. Any holders of other debt securities that we may issue in the future that rank equally in right of payment with the Exchange Notes may also have this right. Our failure to offer to repurchase Exchange Notes, or to repurchase Exchange Notes tendered, following a change of control will result in a default under the indenture governing the Notes, which could lead to a cross-default under our senior debt facilities and under the terms of our other debt. It is possible that we would not have sufficient funds at the time of the change of control to make the required purchase of the Exchange Notes. Moreover, any future indebtedness that we may incur may restrict our ability to repurchase the Exchange Notes, including following a change of control event. As a result, following a change of control event, we would not be able to repurchase the Exchange Notes unless we first repaid all indebtedness outstanding under any of our other indebtedness that contains similar provisions, or obtained a waiver from the holders of such indebtedness to permit us to repurchase the Exchange Notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase Exchange Notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. These repurchase obligations may also delay or make it more difficult for others to obtain control of us.
          In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of other indebtedness, would not constitute a change of control under the indenture. See “Description of the Notes and Guarantees—Covenants—Repurchase of Notes upon a Change of Control.”
          No active public trading market will exist for the Exchange Notes, which could limit your ability to sell the Exchange Notes.
          The Exchange Notes will be a new issue of securities for which there is currently no market. We do not intend to list the Exchange Notes on any securities exchange. We cannot assure you that an active trading market for the Exchange Notes will exist. The initial purchasers have advised us that they intend to make a market in the Exchange Notes after this exchange offer is completed. However, they are not obligated to do so and may discontinue market-making at any time without notice.
          The liquidity of any market for the Exchange Notes will depend upon various factors, including:
•	the number of holders of the Exchange Notes;

•	the interest of securities dealers in making a market for the Exchange Notes;

•	the overall market for high yield securities;

•	our financial performance and prospects; and

•	the prospects for companies in our industry generally.
          Accordingly, we cannot assure you that an active trading market will develop for the Exchange Notes. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates and other factors including those listed above.
          Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. Any market for the Exchange Notes may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the Exchange Notes.
          The capital stock securing the Notes will automatically be released from the collateral to the extent the pledge of such collateral would require the filing of separate financial statements for any of our subsidiaries with the Commission.
          The indenture governing the Notes and the collateral documents provide that, to the extent that any rule would, or is adopted, amended, or interpreted which would, require the filing with the Commission (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that such subsidiary’s capital stock or other securities secure the Notes, then such capital stock or other securities will automatically be deemed, for so long as such requirement would be in effect, not to be part of the collateral securing the Notes to the extent necessary to not be subject to such requirement. In such event, the collateral documents may be amended, without the consent of any holder of the Exchange Notes to the extent necessary to evidence the absence of any liens on such capital stock or other securities. As a result, holders of the Exchange Notes could lose their security interest in such portion of the collateral if and for so long as any such rule is in effect. In addition, the absence of a lien on a portion of the capital stock of a subsidiary pursuant to this provision in certain circumstances could result in less than a majority of the capital stock of a subsidiary being pledged to secure the Exchange Notes, which could impair the ability of the collateral agent, acting on behalf of the holders of the Exchange Notes, to sell a controlling interest in such subsidiary or to otherwise realize value on its security interest in such subsidiary’s stock or assets.
          The Exchange Notes will be issued with original issue discount.
          Because the Initial Notes were issued with OID, the Exchange Notes should be treated as having been issued with OID for U.S. federal income tax purposes. Thus, in addition to the stated interest on the Exchange Notes, Holders (as defined in the section entitled “Material U.S. Income Tax Consequences”) that were subject to inclusion in gross income of OID with respect to the Initial Notes will generally be required to include amounts representing the OID in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable.
          If a bankruptcy petition were filed by or against us, holders of Exchange Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the Exchange Notes.
          If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the Exchange Notes, the claim by any holder of the Exchange Notes for the principal amount of the Exchange Notes may be limited to an amount equal to the sum of:
•	the original issue price for the Initial Notes; and

•	that portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.
          Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Under the U.S. Bankruptcy Code, the holders of Exchange Notes would only have the right to receive interest accruing after the commencement of a bankruptcy proceeding to the extent that the value of the collateral securing the Exchange Notes and the guarantees (after taking into account all prior liens on such collateral) exceeds the amount of the claim of the holders of Exchange Notes for principal and pre-petition interest on the Exchange Notes. Accordingly, holders of the Exchange Notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the Exchange Notes, even if sufficient funds are available.
Risks Relating to Our Business and Industry
          The current global recession has had an adverse effect on our revenue per available room, or RevPAR, performance, Hotel EBITDA margins and results of operations. The effects of a continued or deepening recession on our financial condition could be material.
          The overall weakness in the U.S. economy, particularly the turmoil in the credit markets, weakness in the housing market, and volatile energy and commodity costs, has resulted in considerable negative pressure on both consumer and business spending (this includes increased emphasis in cost containment with focus on travel and entertainment limitations). We anticipate that lodging demand will not improve, and could weaken further, until current economic trends reverse course, particularly the weakened overall economy and illiquid credit markets. For 2009, we believe that forecasted increasing unemployment and decline in business investment and profits, when combined with turmoil in the credit markets, will continue to affect both leisure and business travel negatively and, accordingly, decrease lodging demand. Further, as hotels adjust to reduced demand by shifting their occupancy mix to lower-rated business, we expect to see average room rates decline in most markets. Decreased occupancy and declining room rates have an adverse effect on RevPAR, Hotel EBITDA margins and results of operations.
          While RevPAR at our hotels increased 1.0% for 2008 compared to 2007, our RevPAR began to weaken in the third quarter of 2008 and declined 8.5% in the fourth quarter of 2008, compared to the same period in 2007. RevPAR has continued to decline through 2009, reflecting declines in both average daily rate, or ADR, and occupancy. We expect continued downward pressure on ADR until demand increases, particularly within certain business segments (notably, transient business and group business). In the meantime, non-business travelers benefit from the shift in pricing power and are occupying some of the rooms previously taken by higher-rate paying business travelers. As a consequence, our occupancy is declining slower than ADR, which has the potential to shrink Hotel EBITDA margins and negatively affect our results of operations unless we are able to reduce costs to mitigate that effect. Because we are a REIT and do not manage our hotels directly, we rely on third-party managers to drive both revenue and contain costs, and while we make every effort to work with our managers to maximize cost containment and improve revenue, there can be no assurance that these efforts will be successful or otherwise mitigate declining RevPAR, Hotel EBITDA margins or results of operations.
          We depend on external sources of capital and recent disruptions in the financial markets may affect our ability to obtain financing or obtain financing on reasonable and acceptable terms.
          Unlike conventionally taxed corporations, our ability to reduce our debt and finance our growth must largely be funded by external sources of capital because we are required to distribute to our stockholders at least 90% of our taxable income (other than net capital gains) in order to qualify as a REIT, including, in some cases, taxable income we recognize for federal income tax purposes but with regard to which we do not receive corresponding cash. Our ability to access the external capital we require could be hampered by a number of factors, many of which are outside our control, including declining general market conditions, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, excessive cash distributions or decreases in the market price of our common stock. The financial markets, and specifically the credit markets, have experienced significant contraction and dysfunction in the face of the continuing recession. When the financial markets are constrained — in particular, when the availability of credit is severely diminished — our ability to obtain financing on satisfactory terms or extend maturing loans has been substantially limited. Under such conditions, when financing is available, it has been more expensive and likely includes other terms, such as lower loan-to-value ratios, limitations or prohibitions of subordinated secured debt, minimum debt service coverage, etc., that are more restrictive. In addition, as loan default rates increase (as they have recently), lenders impose more restrictive underwriting criteria and tighten appraisal standards, further limiting credit availability. Although we have successfully refinanced some of our maturing loans under these more expensive and restrictive terms, we have various other loans that matured in 2009 and will mature in 2010, and in order to refinance those loans, adequate credit on reasonable terms must be available. With regard to refinancing our maturing debt, our alternatives are severely limited compared to refinancing in prior years, and new CMBS financing is generally unavailable. If credit is only available at unacceptable cost or otherwise requires the application of resources that unacceptably constrains our liquidity, we may be unable to refinance maturing loans on acceptable or reasonable terms. Under current circumstances, there can be no assurance that the financial markets and credit availability will improve or stabilize and, thereby, enable us to refinance or extend maturing debt on acceptable terms. If we are unable to refinance existing debt on acceptable terms or obtain appropriate extensions of maturing debt, the relevant loans could default, in which case the lenders may foreclose on the hotels mortgaged as security for the repayment of those loans. Although our secured debt is generally non-recourse to us, loan defaults could adversely affect our credit ratings and our ability to fund these programs or acquire hotels in the future borrow funds in the future. If our ability to borrow funds in the future is impaired, our corresponding ability to reinvest in our hotels and pursue growth through acquisitions, while maintaining targeted overall leverage (which we believe helps us achieve desired overall returns for our stockholders), could be constrained.
          As a result of the issuance of the Initial Notes, we have only a limited number of unencumbered hotels and limited resources to raise additional capital.
          Compliance with, or failure to comply with, our financial covenants may adversely affect our financial position and results of operations.
          The indenture governing the Notes and the agreements governing our subsidiary mortgage debt each contain, and future financing agreements may contain, various restrictive covenants and incurrence tests, including, among others, provisions that can restrict our ability to:
•	incur any additional indebtedness;

•	make common or preferred distributions;

•	repurchase our common or preferred stock;

•	make investments;

•	engage in transactions with affiliates;

•	incur liens;

•	merge or consolidate with another person;

•	dispose of all or substantially all of our assets; and

•	permit limitations on the ability of our subsidiaries to make payments to us.
          These restrictions may adversely affect our ability to finance our operations or engage in other business activities that may be in our best interest.
          Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and financial tests. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Exchange Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all.
          Certain of our consolidated subsidiaries have been formed as special purpose entities, or SPEs. These SPEs have incurred $1.1 billion in aggregate principal amount of mortgage debt secured by the assets of those SPEs, which is non-recourse to us. However, a violation of any of the recourse carve-out provisions could cause this debt to become fully recourse to us.
          We have substantial financial leverage and our debt agreements will allow us to incur additional debt that, if incurred, could exacerbate the other risks described herein.
          At September 30, 2009, our consolidated debt of $1.6 billion represented approximately 69% of our total enterprise value. Declines in revenues and cash flow may adversely affect our public debt ratings, and may limit our access to additional debt. Our existing senior Exchange Notes, as currently rated by Moody’s Investors Service and Standard & Poor’s, are below investment grade.
          Our financial leverage could have important consequences. For example, it could:

•	limit our ability to obtain additional financing for working capital, renovation, redevelopment and rebranding plans, acquisitions, debt service requirements and other purposes;

•	limit our ability to refinance existing debt;

•	require us to agree to additional restrictions and limitations on our business operations and capital structure to obtain financing;

•	increase our vulnerability to adverse economic and industry conditions, and to interest rate fluctuations;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for capital expenditures, future business opportunities, paying dividends or other purposes;

•	limit our flexibility to make, or react to, changes in our business and our industry; and

•	place us at a competitive disadvantage, compared to our competitors that have less debt.
          Although most of our hotel mortgage debt is recourse solely to the specific assets securing the debt, in certain limited cases, including fraud, misapplication of funds and other customary recourse carve-out provisions, the debt may become full recourse to us.
          We may be able to incur substantial debt in the future. Although the instruments governing our indebtedness contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the risks described above would intensify.
          We have substantial variable rate debt.
          At September 30, 2009, approximately 52% of our consolidated outstanding debt (including our Floating Rate Notes) had variable interest rates. If variable interest rates were to increase significantly, they could have a material adverse impact on our earnings and financial condition.
          We are subject to the risks of real estate ownership, which could increase our costs of operations.
          General Risks. Our investment in hotels is subject to the numerous risks generally associated with owning real estate, including among others:
•	adverse changes in general or local economic or real estate market conditions;

•	the ability to refinance debt on favorable terms at maturity, if at all;

•	changes in zoning laws;

•	increases in lodging supply or competition;

•	decreases in demand;

•	changes in traffic patterns and neighborhood characteristics;

•	increases in assessed property taxes from changes in valuation or real estate tax rates;

•	increases in the cost of our property insurance;

•	the potential for uninsured or underinsured property losses;

•	costly governmental regulations and fiscal policies;

•	changes in tax laws;

•	our ability to acquire hotel properties at prices consistent with our investment criteria;

•	our ability to fund capital expenditures at our hotels to maintain or enhance their competitive position; and

•	other circumstances beyond our control.
          Moreover, real estate investments are relatively illiquid, and we may not be able to adjust our portfolio in a timely manner to respond to changes in economic and other conditions.

          Compliance with environmental laws may adversely affect our financial condition. Owners of real estate are subject to numerous federal, state, local and foreign environmental laws and regulations. Under these laws and regulations, a current or former owner of real estate may be liable for the costs of remediating hazardous substances found on its property, whether or not they were responsible for its presence. In addition, if an owner of real property arranges for the disposal of hazardous substances at another site, it may also be liable for the costs of remediating the disposal site, even if it did not own or operate the disposal site. Such liability may be imposed without regard to fault or the legality of a party’s conduct and may, in certain circumstances, be joint and several. A property owner may also be liable to third parties for personal injuries or property damage sustained as a result of its release of hazardous or toxic substances, including asbestos-containing materials, into the environment. Environmental laws and regulations may require us to incur substantial expenses and limit the use of our properties. We could have substantial liability for a failure to comply with applicable environmental laws and regulations, which may be enforced by the government or, in certain instances, by private parties. The existence of hazardous substances on a property can also adversely affect the value of, and the owner’s ability to use, sell or borrow against, the property.
          We cannot provide assurances that future or amended laws or regulations, or more stringent interpretations or enforcement of existing environmental requirements, will not impose any material environmental liability, or that the environmental condition or liability relating to our hotels will not be affected by new information or changed circumstances, by the condition of properties in the vicinity of such hotels, such as the presence of leaking underground storage tanks, or by the actions of unrelated third parties.
          Moreover, under federal and certain state environmental laws, a holder of secured indebtedness may be liable for an issuer’s environmental matters if the debt holder or its agents or employees have actually participated in the management of the operations of the issuer, even though the environmental damage or threat was caused by a third party, a prior owner, a current owner or an operator other than that debt holder. Under federal environmental laws, “participation in management” generally requires actual participation in, and not merely the capacity to influence, the operations of the subject facility. This would generally require that the debt holder have exercised control with respect to environmental compliance or over all or substantially all of the non-environmental operational functions. Similarly, the debt holder becomes liable in various circumstances, including when it:
•	holds the facility or property as an investment, including leasing the facility or property to a third party;

•	fails to sell, release or otherwise divest itself of the property at the earliest practicable, commercially reasonable time, on commercially reasonable terms; or

•	fails to properly address environmental conditions at the facility or property.
          The collateral agent and the indenture trustee may need to evaluate the impact of these potential environmental liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a mortgage in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the Notes.
          Compliance with the Americans with Disabilities Act may adversely affect our financial condition. Under the Americans with Disabilities Act of 1990, all public accommodations, including hotels, are required to meet certain federal requirements for access and use by disabled persons. Various state and local jurisdictions have also adopted requirements relating to the accessibility of buildings to disabled persons. We believe that our hotels substantially comply with the requirements of the Americans with Disabilities Act and other applicable laws. However, a determination that our hotels are not in compliance with these laws could result in liability for both governmental fines and payments to private parties. If we were required to make unanticipated major modifications to our hotels to comply with the requirements of the Americans with Disabilities Act and other similar laws, it could adversely affect our ability to make distributions to our stockholders and to satisfy our other obligations.
          Lodging industry-related risks may adversely affect our business.
          We are subject to the risks inherent to hotel operations. We have ownership interests in the operating lessees of our hotels; consequently, we are subject to the risk of fluctuating hotel operating expenses at our hotels, including, but not limited to:
•	wage and benefit costs, including hotels that employ unionized labor;

•	repair and maintenance expenses;

•	gas and electricity costs;

•	insurance costs, including health, general liability and workers compensation; and

•	other operating expenses.
          In addition, we are subject to the risks of a decline in Hotel EBITDA margins, which occur when hotel operating expenses increase disproportionately to revenues or fail to shrink at least as fast as revenues decline. These operating expenses and Hotel EBITDA margins are within the control of our independent managers over whom we have limited control.
          Investing in hotel assets involves special risks. We have invested in hotel-related assets, and our hotels are subject to all of the risks common to the hotel industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms, and generally include:
•	adverse effects of declines in general and local economic activity;

•	competition from other hotels;

•	construction of more hotel rooms in a particular area than needed to meet demand;

•	any further increases in energy costs and other travel expenses;

•	other events, such as terrorist acts or war that reduce business and leisure travel;

•	fluctuations in our revenue caused by the seasonal nature of the hotel industry;

•	an outbreak of a pandemic disease affecting the travel industry;

•	a downturn in the hotel industry; and

•	risks generally associated with the ownership of hotels and real estate, as discussed herein.
          We could face increased competition. Each of our hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been, or may be, built in a number of the geographic areas in which our hotels are located, which could adversely affect both occupancy and rates in those markets. A significant increase in the supply of midprice, upscale and upper upscale hotel rooms and suites, if demand fails to increase at least proportionately, could have a material adverse effect on our business, financial condition and results of operations.
          We face reduced coverages and increased costs of insurance. Our property insurance has a $100,000 all risk deductible, a deductible of 5% of insured value for named windstorm coverage and a deductible ranging from 2% to 5% of insured value for California earthquake coverage. Substantial uninsured or not fully-insured losses would have a material adverse impact on our operating results, cash flows and financial condition. Catastrophic losses, such as the losses caused by hurricanes in 2005 and 2008, could make the cost of insuring against these types of losses prohibitively expensive or difficult to find. In an effort to limit the cost of insurance, we purchase catastrophic insurance coverage based on probable maximum losses based on 250-year events and have only purchased terrorism insurance to the extent required by our lenders. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 57 of our hotels. The remainder of our hotels participate in general liability programs sponsored by our managers, with no deductible.
          We could have property losses not covered by insurance. Our property policies provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded. Therefore, if an insurable event occurs that affects more than one of our hotels, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached, and each affected hotel may only receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits and, as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or catastrophic terrorist acts. There are risks such as war, catastrophic terrorist acts, nuclear, biological, chemical, or radiological attacks, and some environmental hazards that may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against.

          We may also encounter disputes concerning whether an insurance provider will pay a particular claim that we believe is covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.
          We obtain terrorism insurance to the extent required by lenders as a part of our all-risk property insurance program, as well as our general liability and directors’ and officers’ coverages. However, our all-risk policies have limitations such as per occurrence limits and sub-limits which might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Act, or TRIA, for “certified” acts of terrorism — namely those which are committed on behalf of non-United States persons or interests. Furthermore, we do not have full replacement coverage at all of our properties for acts of terrorism committed on behalf of United States persons or interests (“non-certified” events) as our coverage for such incidents is subject to sub-limits and/or annual aggregate limits. In addition, property damage related to war and to nuclear, biological and chemical incidents is excluded under our policies. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. As a result of the above, there remains uncertainty regarding the extent and adequacy of terrorism coverage that will be available to protect our interests in the event of future terrorist attacks that impact our properties.
          We have geographic concentrations that may create risks from regional or local economic, seismic or weather conditions. At September 30, 2009, approximately 50% of our hotel rooms were located in, and 49% of our 2008 Hotel EBITDA was generated from, three states: California, Florida and Texas. Additionally, at September 30, 2009, we had concentrations in six major metropolitan areas, South Florida, Atlanta, the Los Angeles area, the San Francisco Bay area, Orlando and Dallas, which together represented approximately 34% of our Hotel EBITDA for the year ended December 31, 2008. Therefore, adverse economic, seismic or weather conditions in these states or metropolitan areas may have a greater adverse effect on us than on the industry as a whole.
          The termination of management agreements relating to two hotels may result in liquidated damages. In December 2009, we sold two Holiday Inn hotels in Florida operating under management agreements with IHG. These hotels were originally designated for redevelopment with condominiums, but market conditions in Florida no longer make these condominium projects feasible. We also determined that the major capital expenditures necessary to retain the Holiday Inn flags at these hotels were not in the best interests of our stockholders, given the shortened hold period for these hotels. We will be required to pay replacement management fees for up to one year and liquidated damages (net of any replacement management fees previously paid) at the end of that year; or reinvest in another hotel to be managed by IHG and carrying an IHG brand. Given the current state of the economy and the market for hotel acquisitions, substitution of a replacement hotel appears unlikely prior to the relevant dates, and we will likely have to pay IHG at least some portion of replacement management fees and/or liquidated damages. Liquidated damages are computed based on operating results of a hotel prior to termination. The aggregate liability related to these hotels, if paid, will be approximately $11 million. We accrued the full amount of liquidated damages in 2008.
          We are subject to possible adverse effects of management, franchise and license agreement requirements. All of our hotels are operated under existing management, franchise or license agreements with nationally recognized hotel companies. Each agreement requires that the licensed hotel be maintained and operated in accordance with specific standards and restrictions in order to maintain uniformity within the brand. Compliance with these standards, and changes in these standards, could require us to incur significant expenses or capital expenditures, which could adversely affect our results of operations and ability to pay dividends to our stockholders and service on our indebtedness.
          We are subject to the risks of brand concentration. We are subject to the potential risks associated with the concentration of our hotels under a limited number of brands. A negative public image or other adverse event that becomes associated with the brand could adversely affect hotels operated under that brand.
          The following table reflects the percentage of Hotel EBITDA from our 85 Consolidated Hotels (owned at September 30, 2009) by brand:

		% of 2008
	Hotels	Hotel EBITDA(1)
Embassy Suites Hotels	47	55%
Holiday Inn	17	19
Sheraton and Westin	9	12
Doubletree	7	7
Renaissance and Marriott	3	5
Hilton	2	2

(1)	Hotel EBITDA is a non-GAAP financial measure. A detailed reconciliation and further discussion of Hotel EBITDA is contained elsewhere in this prospectus. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
          If any of these brands suffer a significant decline in popularity with the traveling public, the revenues and profitability of our branded hotels could be adversely affected.
          The lodging business is seasonal in nature. Generally, hotel revenues for our hotel portfolio are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. We expect that seasonal variations in revenue at our hotels will cause quarterly fluctuations in our revenues.
          Future terrorist activities may adversely affect, and create uncertainty in, our business.
          Terrorism in the United States or elsewhere could have an adverse effect on our business, although the degree of impact will depend on a number of factors, including the U.S. and global economies and global financial markets. Previous terrorist attacks in the United States and subsequent terrorism alerts have adversely affected the travel and hospitality industries over the past several years. Such attacks, or the threat of such attacks, could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties, and/or our results of operations and financial condition, as a whole.
          We face risks related to pandemic diseases, which could materially and adversely affect travel and result in reduced demand for our hotels.
          Our business could be materially and adversely affected by the effect of a pandemic disease on the travel industry. For example, the recent outbreaks of SARS and avian flu had a severe impact on the travel industry, and outbreaks of H1N1 flu threatens to have a similar impact. A prolonged recurrence of SARS, avian flu, H1N1 flu or another pandemic disease also may result in health or other government authorities imposing restrictions on travel. Any of these events could result in a significant drop in demand for our hotels and adversely affect our financial conditions and results of operations.
          If we fail to comply with applicable privacy laws and regulations, we could be subject to payment of fines, damages or face restrictions on our use of guest data.
          We collect information relating to our guests for various business purposes, including marketing and promotional purposes. The collection and use of personal data are governed by privacy laws and regulations enacted in the United States and other jurisdictions around the world. Privacy regulations continue to evolve and on occasion may be inconsistent from one jurisdiction to another. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in fines, payment of damages or restrictions on our use or transfer of data.
          As a REIT, we are subject to specific tax laws and regulations, the violation of which could subject us to significant tax liabilities.
          The federal income tax laws governing REITs are complex. We have operated, and intend to continue to operate, in a manner that is intended to enable us to qualify as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complicated, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we have been, or will continue to be, successful in operating so as to qualify as a REIT.
          The federal income tax laws governing REITs are subject to change. At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. These new laws, interpretations, or court decisions may change the federal income tax laws relating to, or the federal income tax consequences of, qualification as a REIT. Any of these new laws or interpretations may take effect retroactively and could adversely affect us.
          Failure to make required distributions would subject us to tax. Each year, a REIT must pay out to its stockholders at least 90% of its taxable income, other than any net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible tax if the actual amount we pay out to our stockholders in a calendar year is less than the minimum amount specified under federal tax laws. Our only source of funds to make such distributions comes from distributions from FelCor LP. Accordingly, we may be required to borrow money or sell assets to enable us to pay out enough of our taxable income to satisfy the distribution requirements and to avoid corporate income tax and the 4% tax in a particular year.
          Failure to qualify as a REIT would subject us to federal income tax. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax at regular corporate rates on our taxable income for any such taxable year for which the statute of limitations remains open. We might need to borrow money or sell hotels in order to obtain the funds necessary to pay any such tax. Unless our failure to qualify as a REIT was excused under federal income tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.
          We lack control over the management and operations of our hotels. Because federal income tax laws restrict REITs and their subsidiaries from operating hotels, we do not manage our hotels. Instead, we are dependent on the ability of independent third-party managers to operate our hotels pursuant to management agreements. As a result, we are unable to directly implement strategic business decisions for the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, the salary and benefits provided to hotel employees, the conduct of food and beverage operations and similar matters. While our taxable REIT subsidiaries, or TRSs, monitor the third-party manager’s performance, we have limited specific recourse under our management agreements if we believe the third-party managers are not performing adequately. Failure by our third-party managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. In addition, our third-party managers or their affiliates manage hotels that compete with our hotels, which may result in conflicts of interest. As a result, our third-party managers may have in the past made, and may in the future make, decisions regarding competing lodging facilities that are not or would not be in our best interests.
          Complying with REIT requirements may cause us to forego attractive opportunities that could otherwise generate strong risk-adjusted returns and instead pursue less attractive opportunities, or none at all.
          To continue to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of generating strong risk-adjusted returns on invested capital for our stockholders.
          Complying with REIT requirements may force us to liquidate otherwise attractive investments, which could result in an overall loss on our investments.
          To continue to qualify as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% (20% for tax years beginning prior to July 31, 2008) of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. If we fail to comply with these requirements at the end of any calendar quarter, we may be able to preserve our REIT status by benefiting from certain statutory relief provisions. Except with respect to a de minimis failure of the 5% asset test or the 10% vote or value test, we can maintain our REIT status only if the failure was due to reasonable cause and not to willful neglect. In that case, we will be required to dispose of the assets causing the failure within six months after the last day of the quarter in which we identified the failure, and we will be required to pay an additional tax of the greater of $50,000 or the product of the highest applicable tax rate (currently 35%) multiplied by the net income generated on those assets. As a result, we may be required to liquidate otherwise attractive investments.
          We own, and may acquire, interests in hotel joint ventures with third parties that expose us to some risk of additional liabilities or capital requirements.
          We own, through our subsidiaries, interests in several real estate joint ventures with third parties. Joint ventures that are not consolidated into our financial statements owned real estate interests in a total of 15 hotels, in which we had an aggregate investment of $87 million, at September 30, 2009. The lessee operations of 13 of these 15 hotels are included in our consolidated results of operations due to our majority ownership of those lessees. Our joint venture partners are affiliates of Hilton with respect to 11 hotels, affiliates of Starwood with respect to one hotel, and private entities or individuals (all of whom are unaffiliated with us) with respect to three hotels. The ventures and hotels were subject to non-recourse mortgage loans aggregating $216 million at September 30, 2009.
          Joint ventures that we consolidated into our financial statements owned a total of six hotels, and our ownership interests ranged from 60% to 97%. Our joint venture partners for these hotels are affiliates of Hilton with respect to three hotels, affiliates of Starwood with respect to one hotel and individuals or private entities (all of whom are unaffiliated with us) with respect to two hotels. Four of these hotels were subject to non-recourse mortgage loans aggregating $52 million at September 30, 2009.
          The personal liability of our subsidiaries under existing non-recourse loans secured by the hotels owned by our joint ventures is generally limited to the guaranty of the borrowing ventures’ personal obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds by the ventures and other typical exceptions from the non-recourse covenants in the mortgages, such as those relating to environmental liability. We may invest in other ventures in the future that own hotels and have recourse or non-recourse debt financing. If a venture defaults under its mortgage loan, the lender may accelerate the loan and demand payment in full before taking action to foreclose on the hotel. As a partner or member in any of these ventures, our subsidiary may be exposed to liability for claims asserted against the venture, and the venture may not have sufficient assets or insurance to discharge the liability.
          Our subsidiaries may be contractually or legally unable to unilaterally control decisions regarding these ventures and their hotels. In addition, the hotels in a joint venture may perform at levels below expectations, resulting in potential insolvency unless the joint venturers provide additional funds. In some ventures, the joint venturers may elect not to make additional capital contributions. We may be faced with the choice of losing our investment in a venture or investing additional capital in it with no guaranty of receiving a return on that investment.
          Our directors may have interests that may conflict with our interests.
          A director who has a conflict of interest with respect to an issue presented to our board will have no inherent legal obligation to abstain from voting upon that issue. We do not have provisions in our bylaws or charter that require an interested director to abstain from voting upon an issue, and we do not expect to add provisions in our charter and bylaws to this effect. Although each director has a duty of loyalty to us, there is a risk that, should an interested director vote upon an issue in which a director or one of his or her affiliates has an interest, his or her vote may reflect a bias that could be contrary to our best interests. In addition, even if an interested director abstains from voting, that director’s participation in the meeting and discussion of an issue in which they have, or companies with which he or she is associated have, an interest could influence the votes of other directors regarding the issue.
          Departure of key personnel would deprive us of the institutional knowledge, expertise and leadership they provide.
          Our executive management team includes our President and Chief Executive Officer and four Executive Vice Presidents. The persons in these positions generally possess institutional knowledge about our organization and the hospitality or real estate industries, have significant expertise in their fields, and possess leadership skills that are important to our operations. The loss of any of our executive officers could adversely affect our ability to execute our business strategy.

USE OF PROCEEDS
          This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement between us and the initial purchasers of the Initial Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange, Initial Notes in like principal amount, the terms of which are the same in all material respects as the form and terms of the Exchange Notes except that the Exchange Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof or providing for registration rights. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not increase our indebtedness.
          We received net proceeds of approximately $558 million from the sale of the Initial Notes. We used the proceeds primarily to fund our offers to purchase approximately $213 million in aggregate principal amount of our 8 1/2% Notes and all $215 million in aggregate principal amount of Floating Rate Notes, as well as the subsequent redemption of any Floating Rate Notes not tendered in the offer. See “Business and Properties—Recent Developments.” We intend to use the balance of the net proceeds for general corporate purposes.

THE EXCHANGE OFFER
Purpose and Effect of this Exchange Offer
          In connection with the issuance of the Initial Notes, we entered into a registration rights agreement that provides for this exchange offer. The registration statement of which this prospectus forms a part was filed in compliance with the obligations under the registration rights agreement. A copy of the registration rights agreement relating to the Initial Notes is filed as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement relating to the Initial Notes we agreed that we would, subject to certain exceptions:
•	use commercially reasonable efforts to file and consummate, at our cost, within 180 days after the issue date of the Initial Notes, a registration statement with the SEC, with respect to a registered offer to exchange such Initial Notes for the Exchange Notes having terms substantially identical in all material respects to the Initial Notes, including the guarantee by FelCor and our subsidiary guarantors (except that the Exchange Notes will not contain transfer restrictions);

•	allow the exchange offer to remain open for at least 20 business days after the date notice of the exchange offer is mailed to the holders;

•	in the event that applicable interpretations of the SEC staff do not permit FelCor LP and FelCor to effect the exchange offer, or under certain other circumstances, at our cost, use our best efforts to cause a shelf registration statement with respect to resales of the Initial Notes to become effective and to keep such shelf registration statement effective until the one year anniversary thereof or an earlier date when all of the Initial Notes have been sold under the shelf registration statement;

•	in the event of a shelf registration, provide each holder copies of the prospectus, notify each holder when the shelf registration statement for the notes has become effective, and take other actions that are required to permit resales of the Initial Notes;

•	accept for exchange the Initial Notes, or portions thereof, tendered and not validly withdrawn pursuant to the exchange offer;

•	deliver, or cause to be delivered, to the trustee for cancellation all Initial Notes, or portions thereof, so accepted for exchange by us and issue, and cause the trustee to promptly authenticate and mail to each holder, an Exchange Note equal in principal amount to the principal amount of the Initial Notes surrendered by such holder;

•	prepare and file with the SEC such amendments and post-effective amendments to each registration statement as may be necessary to keep such registration statement effective for the applicable period and cause each prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the 1933 Act;

•	to keep each prospectus current during the period described under Section 4(3) and Rule 174 under the 1933 Act that is applicable to transactions by brokers or dealers with respect to the Initial Notes or Exchanges Notes; and

•	use commercially reasonable efforts to cause the Exchange Notes to be rated by two nationally recognized statistical rating organizations (as such term is defined in Rule 436(g)(2) under the 1933 Act).
          For each Initial Note tendered to us pursuant to the exchange offer, we will issue to the holder of such Initial Note an Exchange Note having a principal amount equal to that of the surrendered Initial Note.
          Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the exchange offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving the Exchange Notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Initial Notes) with this prospectus contained in the registration statement. Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
          A holder of Initial Notes (other than certain specified holders) who wishes to exchange the Initial Notes for the Exchange Notes in the exchange offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
          If the exchange offer is not consummated and a shelf registration statement is not declared effective by the SEC on or prior to 180 days after the issue date of the Initial Notes, the annual interest rate borne by the Initial Notes will be increased by 0.5% until the exchange offer is consummated or the SEC declares the shelf registration statement effective.
Background of the Exchange Offer
          We issued $636,000,000 aggregate principal amount of the Initial Notes. The terms of the Exchange Notes and the Initial Notes will be identical in all material respects, including the guarantee by FelCor and our subsidiary guarantors, except for transfer restrictions and registration rights that will not apply to the Exchange Notes. Interest will be payable on the Exchange Notes on April 1 and October 1 of each year, beginning on April 1, 2010. The Exchange Notes will mature on October 1, 2014.
          In order to exchange your Initial Notes for the Exchange Notes containing no transfer restrictions in the exchange offer, you will be required to make the following representations:
•	the Exchange Notes will be acquired in the ordinary course of your business;

•	you have no arrangements with any person to participate in the distribution of the Exchange Notes; and

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.
          Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, we will accept for exchange any Initial Notes properly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the Exchange Notes promptly after the expiration date of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered Initial Notes or terminate the exchange offer and not accept for exchange any tendered Initial Notes not already accepted if any conditions set forth under ”—Conditions to the Exchange Offer” have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.
          If you tender your Initial Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Initial Notes.
Expiration Date; Extensions; Termination; Amendments
          The exchange offer will expire at 11:59 p.m., New York City time, on ________, 2010 (20 days after the exchange offer commenced), unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to Businesswire prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all Initial Notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.
          To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:
•	waive any condition of the exchange offer; and

•	amend any terms of the exchange offer.
          Any waiver or amendment to the exchange offer will apply to all Initial Notes tendered, regardless of when or in what order the Initial Notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.
          We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under “—Conditions to the Exchange Offer” exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all Initial Notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.
          In the event that the exchange offer is withdrawn or otherwise not completed, the Exchange Notes will not be given to holders of Initial Notes who have validly tendered their Initial Notes. We will return any Initial Notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder, or, in the case of the Initial Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “—Procedures for Tendering Initial Notes” and “Book-Entry Transfer,” such Initial Notes will be credited to the account maintained at such book-entry transfer facility from which such Initial Notes were delivered.
Resale of the Exchange Notes
          Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for the Initial Notes may be offered for resale, resold, and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of business; and

•	you do not intend to participate in the distribution of the Exchange Notes.
          If you tender Initial Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:
•	you cannot rely on those interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered.
          Unless an exemption from registration is otherwise available, any security holder intending to distribute the Exchange Notes should be covered by an effective registration statement under the Securities Act containing the selling security holder’s information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of the Exchange Notes only as specifically set forth in the section captioned “Plan of Distribution.” Only broker-dealers that acquired the Exchange Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives the Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of the Exchange Notes.
Acceptance of Initial Notes for Exchange
          We will accept for exchange Initial Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:
•	the expiration date of the exchange offer; and

•	the satisfaction or waiver of the conditions specified below under “—Conditions to the Exchange Offer.”
          Except as specified above, we will not accept Initial Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Initial Notes will be accepted only in aggregate principal amounts equal to $1,000 or integral multiples thereof.
          We expressly reserve the right, in our sole discretion, to:
•	delay acceptance for exchange of Initial Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

•	terminate the exchange offer and not accept for exchange any Initial Notes, if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.
          In all cases, the Exchange Notes will be issued only after timely receipt by the exchange agent of certificates representing Initial Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Initial Notes, or defectively tendered Initial Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the Exchange Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the Exchange Notes and transmitting them to the holders. The exchange agent will deliver the Exchange Notes to holders of Initial Notes accepted for exchange after the exchange agent receives the Exchange Notes.
          If, for any reason, we delay acceptance for exchange of validly tendered Initial Notes or we are unable to accept for exchange validly tendered Initial Notes, then the exchange agent may, nevertheless, on its behalf, retain tendered Initial Notes, without prejudice to our rights described in this prospectus under the captions “—Expiration Date; Extensions; Termination; Amendments,” “—Conditions to the Exchange Offer” and “—Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
          If any tendered Initial Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Initial Notes than those that are tendered, certificates evidencing Initial Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of the Initial Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “—Procedures for Tendering Initial Notes” and “—Book-Entry Transfer,” such Initial Notes will be credited to the account maintained at such book-entry transfer facility from which such Initial Notes were delivered.
          Tendering holders of Initial Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Initial Notes other than as described under the caption “—Transfer Taxes” or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.
Procedures for Tendering Initial Notes
          The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their Initial Notes to the exchange agent in accordance with ATOP procedures for such a transfer.
          If you are a DTC participant that has Initial Notes credited to your DTC account also by book-entry and that are held of record by DTC’s nominee, you may tender your Initial Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Initial Notes credited to their accounts. If you are not a DTC participant, you may tender Initial Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.
          A holder who wishes to tender Initial Notes in the exchange offer must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Initial Notes into the exchange agent’s account at DTC through ATOP under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message, on or before the expiration date.

          The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that we may enforce the agreement against the participant. To receive confirmation of valid tender of Initial Notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”
          The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus. Only a registered holder of Initial Notes may tender the Initial Notes in the exchange offer. If you wish to tender Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you should promptly instruct the registered holder to tender on your behalf.
          All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Initial Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular Initial Notes. However, to the extent we waive any conditions of tender with respect to one tender of Initial Notes, we will waive that condition for all tenders as well. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within the time period we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your Initial Notes. Tenders of Initial Notes involving any defects or irregularities will not be deemed to have been made until the defects or irregularities have been cured or waived. Any Initial Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived within the time period we determine will be returned by the exchange agent to the DTC participant who delivered such Initial Notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.
          In addition, we reserve the right, in our sole discretion, to purchase or make offers to purchase any Initial Notes that remain outstanding after the expiration date or, as set forth under ”—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase Initial Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.
          By tendering Initial Notes in the exchange offer, you represent to us that, among other things: (i) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person or entity receiving the new notes, whether or not such person or entity is the registered holder, (ii) neither you nor any person or entity receiving the related new notes is engaging in, or intends to engage in, a distribution of the new notes, (iii) neither you nor any person receiving the related new notes has an arrangement or understanding with any person or entity to participate in the distribution of the new notes, (iv) neither you nor any person or entity receiving the related new notes is an “affiliate,” as defined under Rule 405 of the Securities Act, of FelCor, FelCor LP, or any of the subsidiary guarantors, and (v) you are not acting on behalf of any person or entity who could not truthfully make these statements.
          Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”
Book-Entry Transfer
          The exchange agent will establish an account with respect to the Initial Notes at the DTC for purposes of the exchange offer within two business days after the date of this prospectus. Holders must tender their Initial Notes by book-entry transfer to the exchange agent’s account at DTC through ATOP by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. Delivery of the agent’s message by DTC to the exchange agent will satisfy the terms of the exchange offer in lieu of execution and delivery of a letter of transmittal by the participant identified in the agent’s message. Accordingly, a letter of transmittal need not be completed by a holder tendering through ATOP.
          In all cases, we will issue Exchange Notes for Initial Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:
•	timely confirmation of book-entry transfer of your Initial Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.
          If we do not accept any tendered Initial Notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged Initial Notes to your account maintained with DTC.
Withdrawal of Tenders
          Except as otherwise provided in this prospectus, you may withdraw your tender of Initial Notes at any time prior to the expiration date of the exchange offer.
          For a withdrawal to be effective:
•	the exchange agent must receive a written notice of withdrawal at the address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.
          Any notice of withdrawal must:
•	specify the name of the person who tendered the Initial Notes to be withdrawn; and

•	identify the Initial Notes to be withdrawn, including the principal amount of the Initial Notes to be withdrawn.
          If certificates for the Initial Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:
•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.
          If the Initial Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of DTC.
          We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any Initial Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
          We will return any Initial Notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of Initial Notes tendered by book-entry transfer into the exchange agent’s account at DTC, according to the procedures described above, those Initial Notes will be credited to an account maintained with DTC for the Initial Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn Initial Notes by following one of the procedures described under “—Procedures for Tendering Initial Notes” at any time on or prior to the expiration date of the exchange offer.

Conditions to the Exchange Offer
          Despite any other term of the exchange offer, we will not be required to accept for exchange any Initial Notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any Initial Notes for exchange if in our reasonable judgment:
•	the Exchange Notes to be received will not be tradable by the holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of Initial Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.
          We will not be obligated to accept for exchange the Initial Notes of any holder that has not made to us:
•	the representations described under the captions “—Procedures for Tendering Initial Notes” and “Plan of Distribution”; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.
          We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Initial Notes by giving oral or written notice of an extension to their holders. During an extension, all Initial Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any Initial Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
          We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Initial Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Initial Notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law.
          These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.
          We will not accept for exchange any Initial Notes tendered, and will not issue the Exchange Notes in exchange for any Initial Notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.
Transfer Taxes
          We will pay all transfer taxes, if any, applicable to the transfer and exchange of Initial Notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:
•	delivery of the Exchange Notes, or certificates for Initial Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Initial Notes tendered;

•	tendered certificates for Initial Notes are recorded in the name of any person other than the person signing any letter of transmittal;

•	a transfer tax is imposed pursuant to a shelf registration statement; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Initial Notes under the exchange offer.
Consequences of Failure to Exchange
          If you do not exchange your Initial Notes for the Exchange Notes in the exchange offer, you will remain subject to restrictions on transfer of the Initial Notes:
•	as set forth in the legend printed on the Initial Notes as a consequence of the issuance of the Initial Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private offering of each of the Initial Notes.
          In general, you may not offer or sell the Initial Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements relating to the Initial Notes, we do not intend to register resales of the Initial Notes under the Securities Act. Based on interpretations of the SEC, you may offer for resale, resell or otherwise transfer the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
•	you are not an “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you acquired the Exchange Notes in the ordinary course of your business; and

•	you have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer.
          If you tender Initial Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:
•	you cannot rely on the applicable interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.
Exchange Agent
          U.S. Bank National Association is the exchange agent. You should direct any questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent as follows:
U.S. Bank National Association
Attention: Specialized Finance Department
60 Livingston Ave.
EP-MN-WS3C
St. Paul, Minnesota 55107-2292
Telephone: (800) 934-6802
Facsimile: (651) 495-8158
Other
          Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange the Initial Notes for the Exchange Notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.
          We may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of this exchange offer. We have no present plans to acquire any Initial Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Initial Notes.

CAPITALIZATION
          The following table sets forth the cash and cash equivalents and capitalization of FelCor LP at September 30, 2009, on an actual basis and on an as adjusted basis to give effect to:
•	issuance of the Initial Notes and related fees and expenses for the offering and the tender offers; and

•	retirement of $215 million of our Floating Rate Notes at par, $206 million of our 8 1/2% Notes at par, $7 million of our 8 1/2% Notes at 98% of par through our tender offers and redemptions, and a write-off of the associated unamortized discount ($0.1 million) and loan costs ($1.0 million).
          For additional information, see “Selected Historical Consolidated Financial and Operating Data,” “Use of Proceeds” and our consolidated financial statements appearing elsewhere in this prospectus.

	September 30, 2009
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$128,063	$248,434

Short-term debt:
Current portion of mortgage and capital lease debt	296,466	296,466
Long-term debt:
8 1/2% Senior Notes due 2011(1)	299,602	86,586
Senior Secured Floating Rate Notes due 2011(1)	215,000	—
Notes offered hereby(2)	—	570,085
Mortgage and capital lease debt(3)	821,842	821,842

Total long-term debt	1,336,444	1,478,513
Redeemable units at redemption value	1,340	1,340
Preferred units	478,774	478,774
Capital(4)	263,160	262,034

Total capitalization	$2,376,184	$2,517,127

(1)	Actual and As Adjusted amounts shown for the 8 1/2% Notes are net of approximately $0.4 million and $0.1 million, respectively, in aggregate unamortized discount.

(2)	$636.0 million aggregate principal amount of the Initial Notes net of $65.9 million of original issue discount.

(3)	Amount includes $2.3 million of capital lease debt of one subsidiary relating to a hotel in St. Paul, Minnesota.

(4)	As Adjusted amount reflects a $1.1 million write-off of unamortized discount and loan costs of the 8 1/2% Notes and Floating Rate Notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
          The following tables set forth selected financial data for us for the years ended December 31, 2008, 2007, 2006, 2005, and 2004, that have been derived from our audited consolidated financial statements and the notes thereto. Our selected historical consolidated financial information as of and for the nine months ended September 30, 2009 and 2008 is derived from our unaudited interim condensed consolidated financial statements appearing elsewhere in this prospectus, which, in the opinion of management, reflects all adjustments of a recurring nature necessary for a fair presentation of this information. The historical financial information for the nine months ended September 30, 2009 and 2008 is not necessarily indicative of the results expected for the full year.
          You should read the summary historical consolidated financial information set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited annual consolidated financial statements and related notes and unaudited interim financial statements and related notes appearing elsewhere in this prospectus.
FelCor Lodging Limited Partnership
and
FelCor Loding Trust Incorporated
SELECTED FINANCIAL DATA
(in thousands, except per share or unit data)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Statement of Operations Data:(a)
Total revenues	$707,065	$875,772	$1,129,776	$1,021,884	$991,038	$914,655	$842,612
Income (loss) from continuing operations(b)	(57,864)	(32,185)	(121,667)	54,660	6,057	(21,226)	(84,599)
Diluted earnings (loss) per share or unit:
FelCor LP’s income (loss) from continuing operations applicable to common unitholders	(1.37)	(1.00)	(2.57)	0.24	(0.51)	(0.93)	(1.92)
FelCor’s income (loss) from continuing operations applicable to common stockholders	(1.37)	(1.00)	(2.58)	0.23	(0.53)	(0.74)	(1.90)
Other Data:
Cash distributions declared per common share or unit(c)	$—	$0.85	$0.85	$1.20	$0.80	$0.15	$—
Hotel EBITDA(d)	171,744	254,490	315,957	308,113	305,566	266,272	233,881
Cash flows provided by operating activities	76,409	142,120	153,163	137,337	147,700	111,482	33,281
Balance Sheet Data (at end of period):
Total assets	$2,541,022	$2,609,680	$2,512,269	$2,683,835	$2,583,249	$2,920,263	$3,318,191
Total debt, net of discount	1,632,910	1,520,068	1,551,686	1,475,607	1,369,153	1,675,280	1,767,122

(a)	All years presented have been adjusted to reflect sold hotels as discontinued operations.

(b)	Included in income (loss) from continuing operations are the following amounts (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Impairment loss	$(3,448)	$(53,823)	$(107,963)	$—	$—	$—	$—
Impairment loss on unconsolidated hotels	(2,068	(3,750)	(12,696)	—	—	—	—
Hurricane loss	—	(1,669)	(1,669)	—	—	(6,481)	(2,125)
Hurricane loss on unconsolidated hotels	—	(50)	(50)	—	—	—	—
Liquidated damages	—	—	(11,060)	—	—	—	—
Conversion costs	(447)	(481)	(507)	(491)	—	—	—
Severance costs	(572)	—	(944)	—	—	—	—
Lease termination costs	(469)	—	—	—	—	—	—
Charges related to debt extinguishment	(594)	—	—	—	(14,318	(5,485)	(50,171)
Abandoned projects	—	—	—	(22)	(33)	(265)	—
Gain (loss) on sale of assets	723	—	—	—	(92)	469	—
Gain on sale of condominiums	—	—	—	18,622	—	—	—
Gain on involuntary conversion	—	3,095	3,095	—	—	—	—

(c)	We suspended payment of our quarterly common dividend in December 2008 in light of the deepening recession, the attendant impact on our industry and FelCor, and the severe contraction in the capital markets. We paid quarterly common dividends starting in the fourth quarter of 2005 through the third quarter of 2008. Prior to the fourth quarter of 2005, we had suspended paying quarterly common dividends in the aftermath of September 11, 2001.

(d)	A more detailed description and computation of Hotel EBITDA is contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

          Certain of our wholly-owned subsidiaries (FelCor/CSS Holdings, L.P.; FelCor Lodging Holding Company, L.L.C.; FelCor TRS Borrower 1, L.P.; FelCor TRS Borrower 4, L.L.C.; FelCor TRS Holdings, L.L.C.; FelCor Canada Co.; FelCor/St. Paul Holdings, L.P. and FelCor Hotel Asset Company, L.L.C., collectively, “Subsidiary Guarantors”), together with FelCor, guarantee, fully and unconditionally, and jointly and severally, our senior debt. The following tables present consolidating information for the Subsidiary Guarantors.
CONSOLIDATING BALANCE SHEET
September 30, 2009
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS

Net investment in hotel properties	$64,351	$469,126	$1,695,362	$—	$2,228,839
Equity investment in consolidated entities	1,057,735	—	—	(1,057,735)	—
Investment in unconsolidated entities	71,050	14,123	1,517	—	86,690
Cash and cash equivalents	80,124	46,509	1,430	—	128,063
Restricted cash	—	2,692	17,082	—	19,774
Accounts receivable	1,331	29,543	20	—	30,894
Deferred expenses	1,265	—	8,692	—	9,957
Other assets	8,245	23,338	5,222	—	36,805

Total assets	$1,284,101	$585,331	$1,729,325	$(1,057,735)	$2,541,022

LIABILITIES AND CAPTIAL

Debt	$514,602	$1,984	$1,116,324	$—	$1,632,910
Distributions payable	27,902	—	—	—	27,902
Accrued expenses and other liabilities	22,020	95,530	19,869	—	137,419

Total liabilities	564,524	97,514	1,136,193	—	1,798,231

Redeemable units, at redemption value	1,340	—	—	—	1,340

Preferred units	478,774	—	—	—	478,774
Common units	239,463	464,653	570,507	(1,057,735)	216,888
Accumulated other comprehensive income	—	22,575	—	—	22,575

Total FelCor LP partners’ capital	718,237	487,228	570,507	(1,057,735)	718,237
Noncontrolling interests	—	589	22,625	—	23,214

Total capital	718,237	487,817	593,132	(1,057,735)	741,451

Total liabilities and capital	$1,284,101	$585,331	$1,729,325	$(1,057,735)	$2,541,022

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2008
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS

Net investment in hotel properties	$124,752	$786,467	$1,367,807	$—	$2,279,026
Equity investment in consolidated entities	1,230,038	—	—	(1,230,038)	—
Investment in unconsolidated entities	77,106	11,856	5,544	—	94,506
Cash and cash equivalents	7,719	40,018	2,450	—	50,187
Restricted cash	—	2,103	11,110	—	13,213
Accounts receivable	4,576	30,656	8	—	35,240
Deferred expenses	2,660	49	2,847	—	5,556
Other assets	9,061	21,152	4,328	—	34,541

Total assets	$1,455,912	$892,301	$1,394,094	$(1,230,038)	$2,512,269

LIABILITIES AND CAPTIAL

Debt	$627,414	$119,890	$804,832	$—	$1,551,686
Distributions payable	8,545	—	—	—	8,545
Accrued expenses and other liabilities	24,303	94,214	14,087	—	132,604

Total liabilities	660,262	214,104	818,469	—	1,692,835

Redeemable units, at redemption value	545	—	—	—	545

Preferred units	478,774	—	—	—	478,774
Common units	316,331	662,228	552,392	(1,230,038)	300,913
Accumulated other comprehensive income	—	15,418	—	—	15,418

Total FelCor LP partners’ capital	795,105	677,646	552,392	(1,230,038)	795,105
Noncontrolling interests	—	551	23,233	—	23,784

Total capital	795,105	678,197	575,625	(1,230,038)	818,889

Total liabilities and capital	$1,455,912	$892,301	$1,394,094	$(1,230,038)	$2,512,269

CONSOLIDATING BALANCE SHEET
December 31, 2007
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS

Net investment in hotel properties	$122,225	$771,656	$1,506,176	$—	$2,400,057
Equity investment in consolidated entities	1,365,512	—	—	(1,365,512)	—
Investment in unconsolidated entities	97,810	19,877	9,586	—	127,273
Cash and cash equivalents	7,889	43,351	6,369	—	57,609
Restricted cash	364	3,790	10,692	—	14,846
Accounts receivable	2,508	35,336	27	—	37,871
Deferred expenses	3,839	334	3,966	—	8,149
Other assets	14,593	20,577	2,860	—	38,030

Total assets	$1,614,740	$894,931	$1,539,676	$(1,365,512)	$2,683,835

LIABILITIES AND PARTNERS’ CAPTIAL

Debt	$538,012	$124,469	$813,126	$—	$1,475,607
Distributions payable	30,493	—	—	—	30,493
Accrued expenses and other liabilities	27,923	90,954	15,282	—	134,159

Total liabilities	596,428	215,423	828,408	—	1,640,259

Redeemable units, at redemption value	21,109	—	—	—	21,109

Preferred units	478,774	—	—	—	478,774
Common units	518,429	651,988	686,074	(1,365,512)	490,979
Accumulated other comprehensive income	—	27,450	—	—	27,450

Total FelCor LP partners’ capital	997,203	679,438	686,074	(1,365,512)	997,203
Noncontrolling interests	—	70	25,194	—	25,264

Total capital	997,203	679,508	711,268	(1,365,512)	1,022,467

Total liabilities and capital	$1,614,740	$894,931	$1,539,676	$(1,365,512)	$2,683,835

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2009
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$704,511	$—	$—	$704,511
Percentage lease revenue	12,876	—	133,306	(146,182)	—
Other revenue	5	2,285	264	—	2,554

Total revenue	12,881	706,796	133,570	(146,182)	707,065

Expenses:
Hotel operating expenses	—	483,120	—	—	483,120
Taxes, insurance and lease expense	1,987	195,912	23,694	(146,182)	75,411
Corporate expenses	603	9,123	6,103	—	15,829
Depreciation and amortization	7,732	32,567	71,725	—	112,024
Impairment loss	—	3,448	—	—	3,448
Other expenses	75	3,316	137	—	3,528

Total operating expenses	10,397	727,486	101,659	(146,182)	693,360

Operating income	2,484	(20,690)	31,911	—	13,705
Interest expense, net	(26,648)	(3,725)	(38,128)	—	(68,501)
Charges related to debt extinguishment	(594)	—	—	—	(594)

Loss before equity in income from unconsolidated entities and noncontrolling interests	(24,758)	(24,415)	(6,217)	—	(55,390)
Equity in loss from consolidated entities	(32,196)	—	—	32,196	—
Equity in loss from unconsolidated entities	(844)	(206)	(2,147)	—	(3,197)
Gain on sale of assets	—	—	723	—	723

Net loss	(57,798)	(24,621)	(7,641)	32,196	(57,864)
Net (income) loss attributable to noncontrolling interests	—	(252)	318	—	66

Net loss attributable to FelCor LP	(57,798)	(24,873)	(7,323)	32,196	(57,798)
Preferred distributions	(29,034)	—	—	—	(29,034)

Net loss applicable to FelCor LP unitholders	$(86,832)	$(24,873)	$(7,323)	$32,196	$(86,832)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2008
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$873,117	$—	$—	$873,117
Percentage lease revenue	20,794	—	146,132	(166,926)	—
Other revenue	9	2,574	72	—	2,655

Total revenue	20,803	875,691	146,204	(166,926)	875,772

Expenses:
Hotel operating expenses	—	566,859	—	—	566,859
Taxes, insurance and lease expense	2,627	231,021	21,162	(166,926)	87,884
Corporate expenses	895	9,891	6,293	—	17,079
Depreciation and amortization	8,022	40,918	55,969	—	104,909
Impairment loss	—	36,692	17,131	—	53,823
Hurricane loss	29	1,565	75	—	1,669
Other expenses	2	2,810	67	—	2,879

Total operating expenses	11,575	889,756	100,697	(166,926)	835,102

Operating income	9,228	(14,065)	45,507	—	40,670
Interest expense, net	(29,061)	(8,761)	(37,064)	—	(74,886)

Income (loss) before equity in income from unconsolidated entities and noncontrolling interests	(19,833)	(22,826)	8,443	—	(34,216)
Equity in loss from consolidated entities	(16,174)	—	—	16,174	—
Equity in income (loss) from unconsolidated entities	1,023	(1,037)	(1,050)	—	(1,064)
Gain on involuntary conversion	2,005	145	945	—	3,095

Income (loss) from continuing operations	(32,979)	(23,718)	8,338	16,174	(32,185)
Discontinued operations from consolidated entities	848	2	330	—	1,180

Net income (loss)	(32,131)	(23,716)	8,668	16,174	(31,005)
Net loss attributable to noncontrolling interests	—	(675)	(451)	—	(1,126)

Net income (loss) attributable to FelCor LP	(32,131)	(24,391)	8,217	16,174	(32,131)
Preferred distributions	(29,034)	—	—	—	(29,034)

Net income (loss) applicable to FelCor LP unitholders	$(61,165)	$(24,391)	$8,217	$16,174	$(61,165)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$1,126,793	$—	$—	$1,126,793
Percentage lease revenue	25,034	—	180,894	(206,018)	—
Other revenue	13	2,842	128	—	2,983

Total revenue	25,047	1,129,635	181,112	(206,018)	1,129,776

Expenses:
Hotel operating expenses	—	743,081	—	—	743,081
Taxes, insurance and lease expense	3,470	289,548	26,809	(206,018)	113,809
Corporate expenses	719	13,198	6,781	—	20,698
Depreciation and amortization	10,961	54,931	75,776	—	141,668
Impairment loss	—	85,596	22,367	—	107,963
Liquidated damages	—	11,060	—	—	11,060
Other expenses	487	5,819	232	—	6,538

Total operating expenses	15,637	1,203,233	131,965	(206,018)	1,144,817

Operating income	9,410	(73,598)	49,147	—	(15,041)
Interest expense, net	(38,046)	(11,642)	(49,101)	—	(98,789)

Income (loss) before equity in income from unconsolidated entities and minority interests	(28,636)	(85,240)	46	—	(113,830)
Equity in loss from consolidated entities	(96,826)	—	—	96,826	—
Equity in income (loss) from unconsolidated entities	931	(7,821)	(4,042)	—	(10,932)
Gain on involuntary conversion	2,005	246	844	—	3,095

Loss from continuing operations	(122,526)	(92,815)	(3,152)	96,826	(121,667)
Discontinued operations from consolidated entities	848	1	331	—	1,180

Net loss	(121,678)	(92,814)	(2,821)	96,826	(120,487)
Net loss attributable to noncontrolling interests	—	(1,037)	(154)	—	(1,191)

Net loss attributable to FelCor LP	(121,678)	(93,851)	(2,975)	96,826	(121,678)
Preferred distributions	(38,713)	—	—	—	(38,713)

Net loss applicable to FelCor LP unitholders	$(160,391)	$(93,851)	$(2,975)	$96,826	$(160,391)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$1,018,795	$—	$—	$1,018,795
Percentage lease revenue	25,844	—	176,188	(202,032)	—
Other revenue	250	2,779	60	—	3,089

Total revenue	26,094	1,021,574	176,248	(202,032)	1,021,884

Expenses:
Hotel operating expense	—	658,161	—	—	658,161
Taxes, insurance and lease expense	4,054	292,529	26,708	(202,032)	121,259
Corporate expenses	1,190	11,623	7,905	—	20,718
Other expenses	—	2,825	—	—	2,825
Depreciation	9,053	42,260	59,438	—	110,751
Total operating expenses	14,297	1,007,398	94,051	(202,032)	913,714

Operating income	11,797	14,176	82,197	—	108,170
Interest expense, net	(27,001)	(7,085)	(58,403)	—	(92,489)

Income (loss) before equity in income from unconsolidated entities, minority interests and sale of assets	(15,204)	7,091	23,794	—	15,681
Equity in income from consolidated entities	83,467	—	—	(83,467)	—
Equity in income (loss) from unconsolidated entities	21,509	(864)	(288)	—	20,357
Gain on condominiums	—	—	18,622	—	18,622

Income (loss) from continuing operations	89,772	6,227	42,128	(83,467)	54,660
Discontinued operations from consolidated entities	361	11,548	22,161	—	34,070

Net income	90,133	17,775	64,289	(83,467)	88,730
Net income (loss) attributable to noncontrolling interests	—	2,245	(842)	—	1,403

Net income attributable to FelCor LP	90,133	20,020	63,447	(83,467)	90,133
Preferred distributions	(38,713)	—	—	—	(38,713)

Net income (loss) applicable to FelCor LP unitholders	$51,420	$20,020	$63,447	$(83,467)	$51,420

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$990,959	$—	$—	$990,959
Percentage lease revenue	23,576	—	169,886	(193,462)	—
Other revenue	7	—	72	—	79

Total revenue	23,583	990,959	169,958	(193,462)	991,038

Expenses:
Hotel operating expense	—	641,269	—	—	641,269
Taxes, insurance and lease expense	5,084	278,188	22,242	(193,462)	112,052
Corporate expenses	1,234	12,546	9,528	—	23,308
Abandoned projects	13	—	20	—	33
Depreciation	8,100	37,089	49,390	—	94,579

Total operating expenses	14,431	969,092	81,180	(193,462)	871,241
Operating income	9,152	21,867	88,778	—	119,797
Interest expense, net	(46,246)	(6,478)	(58,143)	—	(110,867)
Charge-off of deferred financing cost	(2,171)	(146)	(1,245)	—	(3,562)
Early extinguishment of debt	(9,525)	—	(2,946)	—	(12,471)
Gain on swap termination	1,715	—	—	—	1,715

Income (loss) before equity in income from unconsolidated entities, minority interests and sale of assets	(47,075)	15,243	26,444	—	(5,388)
Loss on sale of assets	—	(92)	—	—	(92)
Equity in income from consolidated entities	86,372	—	—	(86,372)	—
Equity in income from unconsolidated entities	11,764	(314)	87	—	11,537

Income (loss) from continuing operations	51,061	14,837	26,531	(86,372)	6,057
Discontinued operations from consolidated entities	263	(26,332)	69,452	—	43,383

Net income (loss)	51,324	(11,495)	95,983	(86,372)	49,440
Net income (loss) attributable to noncontrolling interests	—	2,339	(455)	—	1,884

Net income (loss) attributable to FelCor LP	51,324	(9,156)	95,528	(86,372)	51,324
Preferred distributions	(38,713)	—	—	—	(38,713)

Net income (loss) applicable to FelCor LP unitholders	$12,611	$(9,156)	$95,528	$(86,372)	$12,611

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2009
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor LP	Guarantors	Subsidiaries	Consolidated
Cash flows from operating activities	$(10,830)	$13,407	$73,832	$76,409
Cash flows from investing activities	2,299	(30,080)	(32,331)	(60,112)
Cash flows from financing activities	80,936	21,803	(42,521)	60,218
Effect of exchange rates changes on cash	—	1,361	—	1,361

Change in cash and cash equivalents	72,405	6,491	(1,020)	77,876
Cash and cash equivalents at beginning of period	7,719	40,018	2,450	50,187

Cash and equivalents at end of period	$80,124	$46,509	$1,430	$128,063

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2008
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor LP	Guarantors	Subsidiaries	Consolidated
Cash flows from operating activities	$(9,328)	$59,695	$91,753	$142,120
Cash flows from investing activities	17,989	(50,963)	(52,216)	(85,190)
Cash flows from financing activities	(13,698)	3,886	(45,045)	(54,857)
Effect of exchange rates changes on cash	—	(629)	—	(629)

Change in cash and cash equivalents	(5,037)	11,989	(5,508)	1,444
Cash and cash equivalents at beginning of period	7,889	43,351	6,369	57,609

Cash and equivalents at end of period	$2,852	$55,340	$861	$59,053

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2008
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor LP	Guarantors	Subsidiaries	Consolidated
Cash flows from (used in) operating activities	$(14,008)	$60,020	$107,151	$153,163
Cash flows from (used in) investing activities	18,617	(67,801)	(66,495)	(115,679)
Cash flows from (used in) financing activities	(4,779)	6,245	(44,575)	(43,109)
Effect of exchange rates changes on cash	—	(1,797)	—	(1,797)

Change in cash and cash equivalents	(170)	(3,333)	(3,919)	(7,422)
Cash and cash equivalents at beginning of period	7,889	43,351	6,369	57,609

Cash and equivalents at end of period	$7,719	$40,018	$2,450	$50,187

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2007
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor LP	Guarantors	Subsidiaries	Consolidated
Cash flows from (used in) operating activities	$(3,252)	$46,854	$93,735	$137,337
Cash flows from (used in) investing activities	(29,021)	(12,214)	(53,203)	(94,438)
Cash flows from (used in) financing activities	(29,566)	(39,904)	(41,648)	(111,118)
Effect of exchange rates changes on cash	—	1,649	—	1,649

Change in cash and cash equivalents	(61,839)	(3,615)	(1,116)	(66,570)
Cash and cash equivalents at beginning of period	69,728	46,966	7,485	124,179

Cash and equivalents at end of period	$7,889	$43,351	$6,369	$57,609

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2006
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor LP	Guarantors	Subsidiaries	Consolidated
Cash flows from (used in) operating activities	$(15,168)	$34,570	$128,298	$147,700
Cash flows from (used in) investing activities	(2,899)	(41,828)	185,327	140,600
Cash flows from (used in) financing activities	39,402	18,045	(316,121)	(258,674)
Effect of exchange rates changes on cash	—	(11)	—	(11)

Change in cash and cash equivalents	21,335	10,776	(2,496)	29,615
Cash and cash equivalents at beginning of period	48,393	36,190	9,981	94,564

Cash and equivalents at end of period	$69,728	$46,966	$7,485	$124,179

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
          The following discussion and analysis presents a review of us and should be read in conjunction with “Prospectus Summary—Summary Historical Consolidated Financial Information,” “Selected Historical Consolidated Financial and Operating Data,” and the financial statements and accompanying notes included in this prospectus. This discussion contains forward-looking statements. See “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties and risks associated with these statements.
General
          We expect the current economic conditions and increases in hotel supply will continue to negatively affect hospitality demand through the end of 2009. We believe hotel occupancy, currently near historical lows, will begin to improve in 2010 and hotel supply should drop below its long-term historical average in 2010, but we also expect continued pressure on average daily room rates, or ADR, until demand increases significantly. While we have experienced some slowing of negative trends in recent periods and an increase in transient demand, consumers are taking advantage of the historically high number of available rooms to shift pricing power and accordingly, lower ADR. Gross domestic product and capacity utilization have historically been highly correlated to travel demand. These indicators have recently started improving and we expect hotel demand to follow.
          In the first nine months of 2009, the lodging industry experienced nationwide decreases in revenue per available room, or RevPAR (U.S. upper-upscale average RevPAR decreased 19.8% in the first nine months of 2009). However, in spite of reduced RevPAR, our hotels increased portfolio market share by approximately 1.5% in the first nine months of 2009 and 1.8% for the quarter. We believe our market share gain is attributable largely to our recently completed comprehensive hotel renovation program, well-located high-quality hotels, asset management and strong brand affiliations.
          We are focused on increasing market share, protecting ADR, preserving margins and managing our balance sheet. With contracting lodging demand in 2009, we continue to work closely with our brand-managers on extensive cost containment initiatives in the face of a lower RevPAR environment. Many of our hotels have been able to reduce labor costs permanently, and all of our hotels have trimmed non-critical functions. These cost reductions have enabled us to minimize margin erosion at our hotels despite reduced hotel revenues.
          In light of the global recession, we have taken the following steps to build additional flexibility into our capital structure:
•	In October 2009, we completed the private placement of $636 million in aggregate principal amount of our 10% senior secured notes due 2014. Our net proceeds from these notes were approximately $558 million after original issue discount and other fees and expenses related to the offering. The proceeds of these notes were used to repurchase approximately $428 million in aggregate principal amount of our existing senior notes due in 2011 and for general corporate purposes.

•	In June 2009, we obtained a $201 million non-recourse term loan secured by nine hotels that matures in 2011. This loan can be extended for up to two years subject to satisfying certain conditions that we expect to satisfy.

•	In June 2009, we repaid and terminated our line of credit. By terminating our line of credit, we eliminated certain restrictive corporate debt covenants.

•	In March 2009, we refinanced our $116 million loan maturing in 2009, with a new non-recourse term loan secured by the same seven hotels that matures in 2014.

•	We are continuing our discussions with current and potential lenders to modify and/or refinance all of our remaining debt scheduled to mature in 2010.
          In June 2009, we completed the final phase of the comprehensive redevelopment of our San Francisco Marriott Union Square hotel. Third quarter RevPAR increased 53% at this hotel (which operated as Hotel 480 prior to April), compared to the prior year, and its market share increased by 98%, exceeding expectations. The market share index for this hotel was 107% in the third quarter compared to 80% for calendar year 2007 (before its renovation and rebranding).

          We suspended our common dividend in December 2008 and our preferred dividend in March 2009. Although dividends are not paid unless declared by FelCor’s Board of Directors, unpaid preferred dividends continue to accrue, and accrued and current preferred dividends must be paid in full prior to payment of any common dividends. FelCor’s Board of Directors will determine whether to declare future dividends based upon various factors, including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as FelCor’s minimum REIT distribution requirements.
Financial Comparison (in thousands of dollars, except RevPAR and Hotel EBITDA margin)

	Nine Months Ended			Year Ended December 31,
	September 30,		% Change			% Change		% Change
	2009	2008	2009-2008	2008	2007	2008-2007	2006	2007-2006
RevPAR	$82.00	$101.69	(19.4)%	$96.67	$95.71	1.0%	$92.80	3.1%
Hotel EBITDA(a)	$171,744	$254,490	(32.5)%	$315,957	$308,113	2.5%	$305,566	0.8%
Hotel EBITDA margin(a)	24.4%	29.1%	(16.2)%	28.0%	27.7%	1.1%	28.2%	(1.8)%
Net income (loss)
attributable to FelCor LP(b)	$(57,798)	$(32,131)	(79.9)%	$(121,678)	$90,133	(235.0)%	$51,324	75.6%
Net income (loss)
attributable to FelCor(b)	$(57,399)	$(30,851)	(86.1)%	$(119,245)	$89,039	(233.9)%	$51,045	74.4%

(a)	Hotel EBITDA and Hotel EBITDA margin are non—GAAP financial measures. A discussion of the use, limitations and importance of these non—GAAP financial measures and detailed reconciliations to the most comparable GAAP measure are found elsewhere in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the section “Non—GAAP Financial Measures.”

(b)	The following amounts are included in net loss attributable to FelCor LP and FelCor (in thousands):

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006

Impairment loss	$(3,448)	$(53,823)	$(107,963)	$—	$—
Impairment loss on unconsolidated hotels	(2,068)	(3,750)	(12,696)	—	—
Hurricane loss	—	(1,669)	(1,669)	—	—
Hurricane loss on unconsolidated hotels	—	(50)	(50)	—	—
Liquidated damages	—	—	(11,060)	—	—
Conversion costs	(447)	(481)	(507)	(491)	—
Severance costs	(572)	—	(944)	—	—
Charges related to debt extinguishment.	(594)	—	—	—	(14,318)
Abandoned projects	—	—	—	(22)	(33)
Loss on sale of assets	—	—	—	—	(92)
Gain on sale of condominiums	—	—	—	18,622	—
Gain on involuntary conversion	—	3,095	3,095	—	—
Lease termination costs	(469)	—	—	—	—
Results of Operations
Comparison of the Nine Months Ended September 30, 2009 and 2008
          For the nine months ended September 30, 2009, FelCor LP recorded a net loss applicable to common unitholders of $86.8 million, or $1.37 per unit, compared to a net loss applicable to common unitholders of $61.2 million, or $0.98 per unit, for the same period in 2008, and FelCor recorded an $86.4 million net loss applicable to common stockholders, or $1.37 per share, compared to a $59.9 million net loss applicable to common stockholders, or $0.99 per share, for the same period in 2008. The increase in current year loss is attributable primarily to a 19.3% decrease in revenue compared to the same period in 2008. Despite the decrease in revenue, we were able to limit our margin loss in the first nine months of 2009 compared to the first nine months of 2008, primarily by reducing hotel labor costs by $31.9 million and reducing other costs associated with non-critical functions. Hotel expenses decreased 13.9% compared to first nine months of 2008. The current year loss includes impairment charges of $5.5 million ($3.4 million related to two consolidated hotels and $2.1 million related to an unconsolidated entity), while the prior year loss included a $53.8 million impairment charge on four consolidated hotels, hurricane-related losses of $1.7 million, and a $3.1 million gain related to involuntary conversions from the final settlement of 2005 hurricane claims.

          In the first nine months of 2009:
•	Total revenue was $707.1 million, a 19.3% decrease compared to the same period in 2008. The decrease in revenue is attributed principally to a 19.4% decrease in RevPAR, which was driven by a 9.2% decrease in occupancy and an 11.2% decrease in ADR.

•	Hotel departmental expenses decreased $41.6 million (14.3%) compared to the same period in 2008. As a percentage of total revenue, hotel departmental expenses increased from 33.2% to 35.2% compared to the same period in 2008. This expense reduction reflects: (i) the 9.2% decrease in occupancy; (ii) a $21.9 million decrease in labor costs, which included permanent reductions related to a decrease in hotel employees; (iii) a decrease in non-critical room expenses, such as guest transportation, in-room amenities, bath linen quantities, and newspaper service; and (iv) menu modifications in food and beverage.

•	Other property related costs decreased $30.9 million (13.4%) compared to the same period in 2008, due to the decrease in revenues. As a percentage of total revenue, other property related costs increased from 26.3% to 28.2% compared to the same period in 2008. This expense reduction reflects: (i) a $10.0 million decrease in labor costs; (ii) a $8.5 million decrease in marketing assessments, credit card commissions and frequent guest expense (all of which reflect the decrease in revenue); (iii) a $5.2 million decrease in repairs and maintenance, partially attributable to our recently completed renovation program; and (iv) reductions in other non-critical expenses.

•	Management and franchise fees decreased $11.2 million compared to the same period in 2008. As a percent of total revenue, franchise fees and base management fees remained essentially unchanged from 2008 to 2009 (both fees are based on a percentage of revenue). Incentive management fees, which are based on the profitability of the hotels, decreased $3.6 million.

•	Taxes, insurance and lease expense decreased $12.5 million compared to the same period in 2008. This decrease relates primarily to: (i) a $10.6 million decrease in hotel lease expense, attributable to decreased revenue at our consolidated hotel lessees; (ii) a $1.8 million decrease in property and general liability insurance, attributable to improved insurance rates and liability claims experience; and (iii) a $1.8 million decrease in land leases, attributable to decreases in revenue. This was partially offset by a $1.8 million increase in real estate and other taxes, attributable to decreases in estimated accruals recorded in the first nine months of 2008. As a percentage of total revenue, taxes, insurance and lease expense increased from 10.0% to 10.7% compared to the same period in 2008.

•	Depreciation and amortization expense increased $7.1 million, compared to the same period in 2008, which is attributable to increased depreciation due to the $142.9 million of consolidated hotel capital expenditures completed in 2008.

•	Impairment charge. In 2008, we identified eight hotels as candidates to be sold. We recorded impairment charges of $3.4 million for two of these hotels in the first nine months of 2009 and $53.8 million for two of these hotels in the first nine months of 2008.

•	Hurricane loss. In the third quarter of 2008, we recorded $1.7 million in hurricane-related expenses, all of which related to remediation at 14 of our hotels affected by four hurricanes in 2008.

•	Other expenses increased $649,000, compared to the same period in 2008, primarily due to $572,000 of severance expenses (from a reduction in the number of employees at our hotels) and lease termination costs of $469,000 associated with the termination of one of our third-party restaurant lessees, this was partially offset by a decrease in condominium management fee expenses.

•	Net interest expense decreased $6.4 million compared to the same period in 2008. This decrease is primarily attributable to a 104 basis point decrease in our average interest rate for our floating-rate debt, which was partially offset by a $96 million increase in our average debt outstanding.

•	Charges related to debt extinguishment. In the second quarter of 2009, we terminated our line of credit and wrote off deferred loan costs of $594,000 associated with this facility.

•	Equity in loss of unconsolidated entities was $3.2 million compared to $1.1 million of equity in loss from unconsolidated entities for the same period in 2008. We recorded impairment charges of $2.1 million and $3.8 million on our equity method investments in the first nine months of 2009 and the first nine months of

2008, respectively. The remainder of the change is attributable to decreases in current year revenue at our unconsolidated hotels.
•	Discontinued operations in 2008 consisted of a $1.2 million adjustment to gain on sales resulting from a revision in the tax liability associated with gains of $71.2 million from hotel sales in 2006 and 2007.
Comparison of the Years Ended December 31, 2008 and 2007
          For the year ended December 31, 2008, FelCor LP recorded a net loss applicable to common unitholders of $160.3 million, compared to net income applicable to common unitholders of $51.4 million in 2007; and FelCor recorded net loss applicable to common stockholders of $158.0 million, compared to net income applicable to common stockholders of $50.3 million in 2007. Our 2008 loss included impairment charges of $120.7 million ($108.0 million related to consolidated hotels and $12.7 million related to equity method investments), accrued liquidated damages of $11.1 million and hurricane related expenses of $1.7 million. These charges were partially offset by a gain related to involuntary conversions from the final settlement of 2005 hurricane claims of $3.1 million and an adjustment to gains from prior year hotel sales of $1.2 million. Our 2007 net income included $65.7 million of: (i) gains from sale of hotels ($39 million, $28.0 million in discontinued operations and $11.0 million in income from unconsolidated entities), (ii) gain from the sale of condominiums ($18.6 million), and (iii) operating income from hotels sold in 2007 and included in discontinued operations ($8.1 million).
          Our 2008 results of operations include two hotels acquired in December 2007. As such, our 2008 financial statements reflect increases in revenues and expenses associated with these hotels that are not reflected in our 2007 financial statements.
          Our total revenues increased $107.9 million compared to 2007, of which $93.8 million related to the two hotels acquired in December 2007. The remainder of the increase is principally attributable to the 1% increase in RevPAR at our Consolidated Hotels from 2007 to 2008.
          Hotel departmental expenses increased $53.4 million compared to 2007, of which $47.7 million is attributable to the two hotels acquired in December 2007 and the remainder primarily reflects expenses associated with increased occupancy compared to 2007. As a percentage of total revenue, hotel departmental expenses increased from 32.2% to 33.9% compared to 2007. Rooms expense decreased as a percentage of total revenue from 20.0% to 19.2%, but food and beverage expense increased as a percent of total revenue from 10.2% to 12.1%, and other operating department expenses increased as a percent of total revenue from 2.0% to 2.5% compared to 2007. The increases in food and beverage expense and other department expenses as a percent of total revenue are primarily due to the mix and nature of the business of the two hotels acquired in December 2007, which are both resort properties. ADR at these hotels was nearly 40% higher than the remainder of the portfolio in 2008, which was the principal reason for the improvement in rooms expense as a percentage of total revenue. Food and beverage generally has significantly higher expenses as a percent of revenue than rooms, and those hotels contributed 24% of our food and beverage revenue during 2008.
          Other property-related costs increased $27.8 million, compared to 2007, of which $24.0 million related to the two hotels acquired in December 2007. As a percentage of total revenue, other property operating costs remained essentially unchanged at 26.8% in 2008 compared to 26.9% in 2007.
          Management and franchise fees increased $3.8 million, compared to 2007, of which $1.0 million resulted primarily from increases in revenue and $2.8 million related to the two hotels acquired in December 2007. There was essentially no change in management and franchise fees as a percentage of revenue in 2008 compared to 2007.
          Taxes, insurance and lease expense decreased $7.5 million compared to 2007, despite a $4.7 million increase related to the two hotels acquired in December 2007. The decrease from 2007 is primarily related to a decrease in percentage rent expense of $7.4 million, related to percentage leases reset in late 2007, a decrease in property taxes of $0.9 million, largely from reduced assessed values and successful resolution of prior year property taxes disputed, and a decrease in property insurance of $1.5 million.
          Depreciation and amortization expense increased $30.9 million compared to 2007, of which increase $8.2 million related to the two hotels acquired in December 2007. The remainder of the increase reflects increased depreciation associated with hotel capital expenditures ($142.9 million in 2008 and $227.5 million in 2007).
          In 2008, we identified eight hotels as candidates to be sold, of which five remain candidates for sale. We tested these hotels for impairment under the provisions of SFAS No. 144 using undiscounted estimated cash flows over a shortened estimated remaining hold period. Of the hotels tested, four hotels failed the test under SFAS No. 144, as a result of which we recorded impairment charges of $53.8 million through the nine months ended September 30, 2008, to write down these hotel assets to our then current estimate of their fair market value before selling expenses. As a result of the short-term hold period and the deteriorating market conditions, we recorded additional impairment charges totaling $15.7 million on two of these hotels in the fourth quarter of 2008.
          Because of triggering events in 2008 related to changes in the capital markets, dropping travel demand and the combined effect on our stock price, we tested all of our hotel assets to determine if further assessment for potential impairment was required for any of our hotels. We had one hotel with a short-term ground lease, in addition to the sale candidates noted above, fail this test. We determined that the book value of this hotel was not fully recoverable, and as such, recorded a $38.5 million impairment charge for this hotel under SFAS No. 144.
          Other expenses increased $3.7 million compared to 2007. This increase was primarily attributable to: (i) hurricane-related clean up expenses of $1.7 million related to 14 of our hotels affected by four hurricanes in 2008, (ii) severance costs of $0.9 million related to the staffing reductions at our hotels, and (iii) amortization of intangible assets of $0.8 million related to the hotels acquired in December 2007.
          Net interest expense increased $6.3 million compared to 2007. This change is primarily attributable to: (i) a decrease in interest income of $4.8 million due to lower cash balances and interest rates earned on those balances; (ii) an increase in interest expense of $7.7 million related to the mortgage debt on the two hotels acquired in December 2007; and (iii) a reduction in capitalized interest of $3.5 million related to lower renovation-related construction in progress, all of which was partially offset by lower interest expense of $9.7 million due to lower interest rates applicable to our floating-rate debt.
          Equity in income (loss) from unconsolidated entities decreased by $31.3 million compared to 2007, which decrease primarily reflects income received from the gain of $11.0 million, on the sale of an unconsolidated hotel during the first quarter of 2007, impairment charges of $12.7 million recorded in 2008, and resetting several percentage leases in late 2007. The impairment charges were comprised of $3.3 million (of which our share was $1.7 million) taken under SFAS No. 144 and $11.0 million taken under APB 18, related to other-than-temporary declines in value of certain equity method investments. The impairment under APB 18 includes a charge of $6.6 million for one investment related to a hotel that we do not intend to sell.
          In 2008, we settled insurance claims relating to 2005 hurricane losses and realized a related $3.1 million gain from involuntary conversion.
          In 2007, we finalized the sale of 179 of the 184 units at our Royale Palms condominium project and recognized a related $18.6 million gain on sale under the completed contract method.
          Discontinued operations included a $1.2 million adjustment to increase gains on sale related to a revision in taxes associated with gains aggregating $71.2 million from hotel sales in 2006 and 2007. Discontinued operations for 2007 included operating income of $8.1 million, and charges related to early debt repayment of $0.9 million. Discontinued operations also included gains of $28.0 million related to the sale of 10 hotels during the first six months of 2007.
Comparison of the Years Ended December 31, 2007 and 2006
          For the year ended December 31, 2007, FelCor LP recorded net income applicable to common unitholders of $51.4 million, compared to $12.6 million in 2006; and FelCor recorded net income applicable to common stockholders of $50.3 million, compared to $12.3 million in 2006. We had income from continuing operations of $54.7 million compared to a prior year income from continuing operations of $6.1 million. In 2007, income from continuing operations included an $18.6 million gain from the sale of condominium units at our Royale Palms condominium project in Myrtle Beach, South Carolina. Income from continuing operations in 2006 included an aggregate of $14.3 million of charges related to early retirement of debt.
          Total revenue from continuing operations increased $30.8 million, or 3.1%, compared to the prior year. The increase in revenue is principally attributed to a 3.3% increase in RevPAR. The increase in RevPAR resulted from a 6.5% increase in ADR, net of a 3.0% drop in occupancy, and represents both industry RevPAR increases in many of our major markets and improvements in RevPAR at our recently renovated hotels.
          Renovation-related disruption had an adverse effect on our ADR, occupancy and Hotel EBITDA margin in 2007. Our Hotel EBITDA margin decreased by 68 basis points compared to 2006.

          For 2007, total operating expenses increased by $42.5 million and increased as a percentage of total revenue from 87.9% to 89.4% compared to 2006. Hotel departmental expenses, which consist of rooms expense, food and beverage expense, and other operating departments, increased $9.7 million compared to 2006, and decreased slightly as a percentage of total revenue from 32.3% to 32.2%.
          Other property operating costs, which consist of general and administrative costs, marketing costs, repairs and maintenance, utilities expense, and other costs, increased by $4.9 million compared to 2006, but decreased as a percentage of total revenue from 27.3% to 26.9%. All of the other property operating costs remained constant or decreased as a percent of total revenue compared to 2006 except for repair and maintenance cost, which increased slightly as a percent of total revenue from 5.3% to 5.4%.
          Management and franchise fees increased by $2.3 million compared to 2006 but remained constant at 5.2% of total revenue.
          Taxes, insurance and lease expense increased by $9.2 million compared to 2006 and increased slightly from 11.3% to 11.9% of total revenue. We had increases as a percentage of total revenue in property insurance. Increased property insurance premiums reflect the nationwide trend of increased rates related to catastrophic coverage, but we are currently seeing a softening of property insurance costs.
          Corporate expenses decreased by $2.6 million compared to 2006 and decreased 32 basis points as a percentage of total revenue. The decrease in corporate expenses is principally attributed to 2006 expenses related to severance costs from executives who left the company in 2006 and a reduction in corporate bonus paid in 2007.
          Depreciation and amortization expense increased by $16.2 million compared to 2006, which reflects the significant capital expenditures spent in connection with our renovation program in 2006 and 2007.
          Net interest expense decreased by $18.4 million in 2007 compared to 2006. The principal reason for the reduction in interest expense is attributed to reduction in average debt outstanding from $1.4 billion in 2006 to $1.3 billion in 2007 and a 55 basis point decrease in our weighted average interest rate. During 2006, we refinanced $415 million of our senior notes and $138.9 million of our mortgage debt at lower interest rates, and we recognized a full year benefit from this in 2007.
          The early retirement of debt in 2006 resulted in net debt extinguishment costs of $15.6 million, of which $1.3 million was recorded in discontinued operations. The early retirement of debt in 2007 resulted in debt extinguishment costs of $0.9 million, all of which was recorded in discontinued operations.
          Equity in income from unconsolidated entities was $20.4 million in 2007 compared to $11.5 million in 2006. That increase reflects improved RevPAR and a $10.8 million net gain from the sale of two unconsolidated hotels in 2007.
          In 2007, we completed construction of our 184-unit Royale Palms condominium project in Myrtle Beach, South Carolina. Through December 31, 2007, we sold 179 of the units and recognized a gain of $18.6 million.
          Discontinued operations provided net income of $35.2 million in 2007 compared to $44.2 million in 2006. Included in discontinued operations at December 31, 2007 and 2006, are the operating income or loss, direct interest costs and gains on sale related to the 11 hotels sold in 2007 and 31 hotels sold in 2006. Gains on sale aggregating $28.0 million and $43.2 million were included in 2007 and 2006 income from discontinued operations, respectively.
Non-GAAP Financial Measures
          We refer in this report to certain “non-GAAP financial measures.” These measures, including Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with GAAP. The following tables reconcile these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and the limitations of such measures.

          The following tables detail our computation of Hotel EBITDA, Hotel EBITDA margin, hotel operating expenses and the reconciliation of hotel operating expenses to total operating expenses with respect to our Consolidated Hotels at the dates presented.
Hotel EBITDA and Hotel EBITDA Margin
(dollars in thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Total revenues	$707,065	$875,772	$1,129,776	$1,021,884	$991,038	$914,655	$842,612
Other revenue	(2,554)	(2,655)	(2,983)	(3,089)	(79)	(1,506)	(2,196)
Revenue from acquired hotels(a)	—	—	—	94,164	94,173	88,600	78,364

Hotel operating revenue	704,511	873,117	1,126,793	1,112,959	1,085,132	1,001,749	918,780
Hotel operating expenses	$(532,767)	(618,627)	(810,836)	(804,846)	(779,566)	(735,477)	(684,899)

Hotel EBITDA	$171,744	$254,490	$315,957	$308,113	$305,566	$266,272	$233,881

Hotel EBITDA margin(b)	24.4%	29.1%	28.0%	27.7%	28.2%	26.6%	25.5%

(a)	We have included amounts for two hotels acquired in December 2007, prior to our ownership of these hotels, for comparison purposes.

(b)	Hotel EBITDA as a percentage of hotel operating revenue.
Reconciliation of Total Operating Expenses to Hotel Operating Expense
(dollars in thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Total operating expenses	$693,360	$835,102	$1,144,817	$913,714	$871,241	$819,366	$758,017
Unconsolidated taxes, insurance and lease expense	6,041	6,328	8,212	7,314	6,273	5,881	5,900
Consolidated hotel lease expense	(31,805)	(42,444)	(54,266)	(61,652)	(61,054)	(54,689)	(49,414)
Corporate expenses	(15,829)	(17,079)	(20,698)	(20,718)	(23,308)	(19,025)	(17,033)
Depreciation and amortization	(112,024)	(104,909)	(141,668)	(110,751)	(94,579)	(84,448)	(78,116)
Impairment loss	(3,448)	(53,823)	(107,963)	—	—	—	—
Liquidated damages	—	—	(11,060)	—	—	—	—
Other expenses	(3,528)	(4,548)	(6,538)	(2,825)	(33)	(6,746)	(2,125)
Expenses from acquired hotels(a)	—	—	—	79,764	81,026	75,138	67,670

Hotel operating expenses	$532,767	$618,627	$810,836	$804,846	$779,566	$735,477	$684,899

(a)	We have included amounts for two hotels acquired in December 2007, prior to our ownership of these hotels, for comparison purposes.

          The following tables reconcile net loss attributable to FelCor, to Hotel EBITDA and the ratio of operating income to total revenue to Hotel EBITDA margin.
Reconciliation of Net Loss to Hotel EBITDA
(in thousands)

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Net income (loss)	$(57,864)	$(31,005)	$(120,487)	$89,824	$50,256	$(274,910)	$(107,502)
Discontinued operations	—	(1,180)	(1,180)	(35,164)	(44,199)	253,684	22,903
EBITDA from acquired hotels(a)	—	—	—	14,400	13,147	13,462	10,694
Equity in loss (income) from unconsolidated entities	3,197	1,064	10,932	(20,357)	(11,537)	(10,169)	(17,121)
Consolidated hotel lease expense	31,805	42,444	54,266	61,652	61,054	54,689	49,414
Unconsolidated taxes, insurance and lease expense	(6,041)	(6,328)	(8,212)	(7,314)	(6,273)	(5,881)	(5,900)
Interest expense, net	68,501	74,886	98,789	92,489	110,867	121,668	136,144
Impairment loss	3,448	53,823	107,963	—	—	—	—
Liquidated damages	—	—	11,060	—	—	—	—
Charges related to debt extinguishment	594	—	—	—	14,318	5,485	50,171
Corporate expenses	15,829	17,079	20,698	20,718	23,308	19,025	17,033
Depreciation and amortization	112,024	104,909	141,668	110,751	94,579	84,448	78,116
Retail space and other revenue	(2,554)	(2,655)	(2,983)	(3,089)	(79)	(1,506)	(2,196)
Other expenses	3,528	4,548	6,538	2,825	33	6,746	2,125
Gain on involuntary conversion	—	(3,095)	(3,095)	—	—	—	—
Gain on sale of condominiums	—	—	—	(18,622)	—	—	—
Loss (gain) on sale of assets	(723)	—	—	—	92	(469)	—

Hotel EBITDA	$171,744	$254,490	$315,957	$308,113	$305,566	$266,272	$233,881

(a)	We have included amounts for two hotels acquired in December 2007, prior to our ownership of these hotels, for comparison purposes.

Reconciliation of Ratio of Operating Income to Total Revenues to Hotel EBITDA Margin

	Nine Months Ended
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of operating income (loss) to total revenues	1.9%	4.6%	(1.3)%	10.6%	12.1%	10.4%	10.0%
Other revenue	(0.4)	(0.3)	(0.3)	(0.3)	—	(0.2)	(0.2)
Revenue from acquired hotels(a)	—	—	—	7.6	7.8	8.0	7.7
Unconsolidated taxes, insurance and lease expense	(0.8)	(0.7)	(0.7)	(0.7)	(0.6)	(0.6)	(0.6)
Consolidated hotel lease expense	4.5	4.9	4.8	5.5	5.6	5.5	5.4
Other expenses	0.5	0.5	0.6	0.3	—	0.7	0.2
Corporate expenses	2.3	2.0	1.8	1.9	2.1	1.9	1.8
Depreciation and amortization	15.9	12.0	12.5	9.9	8.7	8.4	8.5
Impairment loss	0.5	6.1	9.6	—	—	—	—
Liquidated damages	—	—	1.0	—	—	—	—
Expenses from acquired hotels(a)	—	—	—	(7.1)	(7.5)	(7.5)	(7.3)

Hotel EBITDA margin	24.4%	29.1%	28.0%	27.7%	28.2%	26.6%	25.5%

(a)	We have included amounts for two hotels acquired in December 2007, prior to our ownership of these hotels, for comparison purposes.
Hotel EBITDA and Hotel EBITDA Margin
          Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the hotel industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, using these measures facilitates comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating from continuing operations all revenues and expenses not directly associated with hotel operations including corporate-level expenses, depreciation and amortization and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information into the ongoing operational performance of our hotels and the effectiveness of management on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets and implicitly assume that the value of real estate assets diminishes predictably over time, accurately reflect an adjustment in the value of our assets. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by noncontrolling interests and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our hotels.
Limitations of Non-GAAP Measures
          Our management and Board of Directors use Hotel EBITDA and Hotel EBITDA margin to evaluate the performance of our hotels and to facilitate comparisons between us and other hotel owners, in evaluating hotel-level performance and the operating efficiency of our hotel managers.
          The use of these non-GAAP financial measures has certain limitations. Hotel EBITDA and Hotel EBITDA margin, as presented by us, may not be comparable to these measures as calculated by other companies. These measures do not reflect certain expenses that we incurred and will incur, such as depreciation and amortization, interest and capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.
          These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Hotel EBITDA and Hotel EBITDA margin reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
Pro Rata Share of Rooms Owned
          The following table sets forth, as of September 30, 2009, the pro rata share of hotel rooms owned by us after giving consideration to the portion of rooms owned by our partners in our consolidated and unconsolidated joint ventures:

		Room Count at
	Hotels	September 30, 2009
Consolidated Hotels	85	25,006
Unconsolidated hotel operations	2	264

Total hotels	87	25,270

50% joint ventures	15	(1,842)
60% joint venture	1	(214)
81% joint venture	1	(42)
90% joint ventures	3	(68)
97% joint venture	1	(10)

Total rooms owned by joint venture partners		(2,176)

Pro rata share of rooms owned		23,094

Liquidity and Capital Resources
Operating Activities
          During 2009, hotel operations have provided most of the cash needed to meet our cash requirements including paying normal-course, capital expenditures. For the nine months ended September 30, 2009, cash provided by operating activities (primarily hotel operations), was $76.4 million, which reflects a $65.7 million decrease, compared to the same period in 2008, due primarily to declining hotel revenues. At September 30, 2009, we had $128.1 million of cash on hand, including approximately $44.6 million held under management agreements to meet working capital needs.
          The global recession has resulted in considerable negative pressure on travel spending. As a result, lodging demand continued to be weak in the third quarter and contributed to further reductions of our Consolidated Hotel RevPAR. As a result, we expect RevPAR in 2009 to decline by 18% to 18.5% compared to 2008, and we expect to generate approximately $76 to $78 million of cash from operating activities for 2009.
          We are subject to increases in hotel operating expenses, including wage and benefit costs, repair and maintenance expenses, utilities and insurance expenses that can fluctuate disproportionately to revenues. Some of these operating expenses are difficult to predict and control, which lends volatility in our operating results. As a result of the current year decline in RevPAR and weak travel demand, we have implemented extensive cost containment initiatives at our hotels, including reducing headcount and improving productivity and energy efficiency. If RevPAR continues to decrease and/or Hotel EBITDA margins shrink, our operations, earnings and/or cash flow could be materially adversely affected.
Investing Activities
          For the nine months ended September 30, 2009, cash used in investing activities decreased $25.1 million, compared to the same period in 2008, due primarily to reduced spending on hotel capital expenditures.

          We made extensive capital investments in our hotels from 2006 to 2008, and now nearly all of our hotels are renovated. We expect to spend a normal amount of capital going forward to maintain the quality of our hotels. As a result, we have significantly curtailed capital spending in 2009. For 2009, we plan to complete approximately $84 million of capital improvements at our hotels. During the nine months ended September 30, 2009, we spent approximately $62.5 million on capital improvements at our hotels (of which $33.8 million was spent on renovation and redevelopment projects).
          Our liquidity-preservation efforts also extend to acquisitions and redevelopment projects. We have not acquired any hotels during 2008 or 2009 and do not expect to acquire any hotels during the remainder of this year. We have also postponed spending on redevelopment projects, other than to advance ongoing approval and entitlement processes.
          In order to enhance long-term shareholder value, as part of our strategic plan (as in the past and as market conditions allow), we sell lower-growth hotels that no longer meet our investment criteria, thereby freeing our capital for redeployment (e.g., reduce overall leverage, acquire other hotels or invest in remaining FelCor properties). We currently have five Consolidated Hotels identified for sale, with respect to which in October 2009, we executed agreements to sell two. We expect to identify additional hotels for sale as the hotel transaction market improves. We will evaluate demand and supply trends for each hotel, portfolio concentration risk and future capital needs.
Financing Activities
          For the nine months ended September 30, 2009, cash provided by financing activities increased by $115.1 million compared to the same period in 2008, due primarily to our new $201 million secured term loan. In October 2009, we issued $636 million in aggregate principal of our 10% senior secured notes due 2014. These notes are secured by a pledge of our limited partner interests in FelCor LP, first mortgages and related security interests on up to 14 hotels and pledges of equity interests in certain wholly owned subsidiaries. We received approximately $558 million of net proceeds from sale of these notes after original issue discount and other fees and expenses related to the offering. The proceeds were used to repurchase approximately $428 million of our existing senior notes ($215 million of our floating-rate senior notes and $213 million of our 8 1/2% senior notes) and for general corporate purposes. During 2009, we will pay $15 million in normally occurring principal payments, which have been and will be funded from operating cash flow and cash on hand.
          We suspended payment of our common dividend in December 2008 and our preferred dividend in March 2009 (we paid approximately $10 million of preferred dividends in January 2009). We do not expect to make any further common or preferred dividend payments during 2009. Dividends are not paid unless declared by our Board of Directors; however, any unpaid preferred dividends continue to accrue, and accrued and current preferred dividends must be paid in full prior to reinstatement of our common dividend. Our Board of Directors will determine whether to declare future dividends based upon various factors, including operating results, economic conditions, other operating trends, our financial condition including the outcome of refinancing our 2010 and 2011 debt maturities and capital requirements, as well as minimum REIT distribution requirements.
          We expect 2009 cash flow to be between $187 million and $189 million, after accounting for preferred dividends paid in January 2009, 2009 capital expenditures, repayment and termination of our line of credit, our $201 million secured term loan, the sale of our new senior notes, the repurchase of old notes, and after paying normally occurring principal payments.
          Capital markets, and our access to financing on reasonably acceptable terms, have historically been affected by external events and circumstances, such as recessions, major bank failures, rising unemployment, shrinking GDP, acts of terrorism, etc. Events, or circumstances of similar magnitude or impact, could adversely affect the availability and cost of our capital going forward. In addition, if the current recession continues, our operating cash flow and the availability and cost of capital for our business will continue to be adversely affected.
          Line of Credit. In June 2009, we repaid the $128 million balance under our line of credit, which was then terminated. By terminating our line of credit, we eliminated certain restrictive corporate debt covenants.
          Mortgage Debt. At September 30, 2009, we had consolidated mortgage debt totaling $1.1 billion, secured by 53 of our hotels that had an aggregate net book value of $1.6 billion. In connection with the issuance of our new 10% senior notes in October 2009, we agreed to grant mortgages and related security interests encumbering 14 additional, previously unencumbered hotels. Except in the case of our new senior notes, our mortgage debt is recourse solely to the specific hotels securing the debt, except in the case of fraud, misapplication of funds and other customary recourse carve-out provisions. Much of our hotel mortgage debt allows us to substitute collateral under certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment, yield maintenance or defeasance obligations.
          Loans secured by certain of our hotels provide for lock-box arrangements under certain circumstances. We generally are permitted to retain an amount required to cover our budgeted hotel operating expenses, taxes, insurance and capital expenditure reserves but the remaining revenues would flow through a lock-box if a specified debt service coverage ratio is not met. These hotels currently exceed the applicable minimum debt service coverage ratios; however, the lock-box provisions remain in place until the loans are repaid.
          2009 Secured Financings.
•	In October 2009, we completed a private placement of $636 million of senior secured notes. The new senior secured notes bear a fixed interest rate of 10%, mature in October 2014, and are secured by a pledge of our limited partner interests in FelCor LP, first mortgages and related security interests on up to 14 hotels and pledges of equity interests in certain wholly owned subsidiaries.

•	In June 2009, we obtained a $201 million non-recourse term loan secured by nine hotels. This loan bears interest at LIBOR (subject to a 2% floor) plus 350 basis points, and initially matures in 2011, but can extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy. The proceeds from this loan will be used for general corporate purposes.

•	In March 2009, we obtained a $120 million loan secured by seven hotels. The proceeds of the loan were used to repay the balance of an existing loan secured by the same properties that would have matured on April 1, 2009. The new loan matures in 2014 and bears interest at 9.02%.

          Maturing Debt. We have two non-recourse mortgage loans with an aggregate principal amount of $14 million (each secured by one hotel) that we allowed to go into default when they matured in June 2009. We have received term sheets from the special servicer to extend the maturity of these loans for two years, which we are currently evaluating.
          We have also begun preliminary discussions with various lenders to modify and/or refinance all of our mortgage debt that is scheduled to mature in 2010. Two pools of non-recourse mortgage loans, with a combined current balance of $273 million and secured by 14 of our hotels (eight of which are not cross-collateralized), are scheduled to mature in May 2010. With regard to these two pools, we believe that extending the maturity dates is in the best interests of the lenders and FelCor. As a consequence, we intend to seek such extensions. In addition, we intend to discuss other loan modification options, as well as explore other refinancing opportunities and potential asset sales as a means of satisfying our obligations as they mature. There is no assurance that we will be successful in such negotiations or be able to obtain extensions or other modifications on acceptable terms.
          Senior Notes. In October 2009, we issued $636 million in aggregate principal amount of our 10% senior secured notes due 2014. Our 10% senior notes require that we satisfy total leverage, secured leverage and interest coverage tests in order to: (i) incur additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; (ii) pay dividends in excess of the minimum distributions required to meet the REIT qualification test; (iii) repurchase capital stock; or (iv) merge. We are in compliance with those tests. If we were unable to continue to satisfy the debt incurrence test under the indentures governing our 10% senior notes, we may be prohibited from, among other things, incurring any additional indebtedness, except under certain specific exceptions, or paying dividends on our preferred or common stock, except to the extent necessary to satisfy the REIT qualification requirement that we distribute currently at least 90% of our taxable income. Our 10% senior notes are guaranteed by us, and payment of those obligations is currently secured by a pledge of the limited partner interests in FelCor LP owned by FelCor, a combination of first lien mortgages and related security interests on up to 14 hotels, and pledges of equity interests in certain subsidiaries of FelCor LP. In connection with the sale of our new senior notes, we amended the indentures governing both our floating-rate senior notes and 8 1/2% senior notes to eliminate substantially all of the restrictive covenants, guarantees, collateral and certain events of default provisions.
          Interest Rate Caps. To fulfill requirements under certain loans, we entered into interest rate cap agreements with aggregate notional amounts of $427.2 million at September 30, 2009 and December 31, 2008. These interest rate caps were not designated as hedges and had insignificant fair values at both September 30, 2009 and December 31, 2008, resulting in no significant net earnings impact.

Contractual Obligations
          We have obligations and commitments to make certain future payments under debt agreements and various contracts. The following schedule details these obligations at December 31, 2008 (in thousands):

	Total	Less Than 1 Year	1 - 3 Years		4 - 5 Years	After 5 Years
Debt(a)	$1,736,517	$218,590	$1,245,752	(b)	$194,775	$77,400
Operating leases	357,005	33,831	63,365		43,178	216,631
Purchase obligations	62,305	62,305	—		—	—
IHG liquidated damages	11,060	439	10,621		—	—

Total contractual obligations	$2,166,887	$315,165	$1,319,738		$237,953	$294,031

(a)	Our long-term debt consists of both secured and unsecured debt and includes both principal and interest. Interest expense for variable rate debt was calculated using the interest rate at December 31, 2008.

(b)	Assumes the extension through November 2011, at our option, of $250 million of debt with a current maturity of November 2009 and the extension through May 2012, at our option, of $176 million of debt with a current maturity of May 2009.
Off-Balance Sheet Arrangements
          At September 30, 2009, we had unconsolidated 50% investments in ventures that own an aggregate of 15 hotels (referred to as hotel joint ventures), and we had unconsolidated 50% investments in ventures that operates one of those 15 hotels (referred to as operating joint ventures). Of the remaining 14 joint venture hotels, we own approximately 51% of the lessees operating 13 hotels and one hotel joint venture is operated without a lease. We also owned a 50% interest in entities that provide condominium management services and develop condominiums in Myrtle Beach, South Carolina. None of our directors, officers or employees owns any interest in any of these joint ventures or entities. The hotel joint ventures had $216.2 million of non-recourse mortgage debt relating to these 15 hotels, of which our pro rata portion was $108.1 million, none of which is reflected as a liability on our consolidated balance sheet. Our liabilities with regard to non-recourse debt and the liabilities of our subsidiaries that are members or partners in joint ventures are generally limited to guarantees of the borrowing entity’s obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds by the venture and other typical exceptions from the non-recourse provisions in the mortgages, such as for environmental liabilities.
          We have recorded equity in income (loss) of unconsolidated entities of $(3.2) million and $(1.1) million for the nine months ended September 30, 2009 and 2008, respectively; and $(10.9) million; $20.4 million; and $11.5 million for the years ended December 31, 2008, 2007 and 2006, respectively, and received distributions of $5.6 million (of which $2.3 million was provided from operations) and $24.2 million of which $2.0 million was provided from operations) for the nine months ended September 30, 2009 and 2008, respectively; and $27.8 million (of which $3.0 million was provided from operations), $9.8 million (of which $0.9 million was provided from operations), and $9.3 million (of which $3.6 million was provided from operations) for the years 2008, 2007 and 2006, respectively. The principal source of income for our hotel joint ventures is percentage lease revenue from their operating lessees.
          Capital expenditures on the hotels owned by our hotel joint ventures are generally funded from the income from operations of these ventures. However, if a venture has insufficient cash flow to meet operating expenses or make necessary capital improvements, the venture may make a capital call upon the venture members or partners to fund such necessary improvements. It is possible that, in the event of a capital call, the other joint venture member or partner may be unwilling or unable to make the necessary capital contributions. Under such circumstances, we may elect to make the other party’s contribution as a loan to the venture or as an additional capital contribution by us. Under certain circumstances, a capital contribution by us may increase our equity investment to greater than 50% and may require that we consolidate the venture, including all of its assets and liabilities, into our consolidated financial statements.
          With respect to those ventures that are partnerships, the hotels owned by these ventures could perform below expectations and result in the insolvency of the ventures and the acceleration of their debts, unless the members or partners provide additional capital. In some ventures, the members or partners may be required to make additional capital contributions or have their interest in the venture be reduced or offset for the benefit of any party making the required investment on their behalf. We may be faced with the choice of losing our investment in a venture or investing additional capital under circumstances that do not assure a return on that investment.

Inflation
          Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competition may, however, require us to reduce room rates in the near term and may limit our ability to raise room rates in the future. We are also subject to the risk that inflation will cause increases in hotel operating expenses disproportionately to revenues. If competition requires us to reduce room rates or limits our ability to raise room rates in the future, we may not be able to adjust our room rates to reflect the effects of inflation in full, in which case our operating results and liquidity could be adversely affected.
Seasonality
          The lodging business is seasonal in nature. Generally, hotel revenues are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. Seasonal variations in revenue at our hotels can be expected to cause quarterly fluctuations in our revenues. Quarterly earnings also may be adversely affected by events beyond our control, such as extreme weather conditions, economic factors and other considerations affecting travel. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenues, we may utilize cash on hand or borrowings to satisfy our obligations.
Critical Accounting Policies and Estimates
          Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.
          On an on-going basis, we evaluate our estimates, including those related to bad debts, the carrying value of investments in hotels, litigation, and other contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
          We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our consolidated financial statements.
•	We are required by GAAP to record an impairment charge when we believe that an investment in one or more of our hotels held for investment has been impaired, such that future undiscounted cash flows would not recover the book basis, or net book value, of the investment. We test for impairment when certain events occur, including one or more of the following: projected cash flows are significantly less than recent historical cash flows; significant changes in legal factors or actions by a regulator that could affect the value of our hotels; events that could cause changes or uncertainty in travel patterns; and a current expectation that, more likely than not, a hotel will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. In the evaluation of impairment of our hotels, and in establishing impairment charges, we made many assumptions and estimates on a hotel by hotel basis, which included the following:
•	Annual cash flow growth rates for revenues and expenses;

•	Holding periods;

•	Expected remaining useful lives of assets;

•	Estimates in fair values taking into consideration future cash flows, capitalization rates, discount rates and comparable selling prices; and

•	Future capital expenditures.
          We are also required under GAAP to record an impairment charge when one or more of our investments in unconsolidated subsidiaries experiences an other-than-temporary decline in fair value. Any decline in fair value that is not expected to be recovered in the next 12 months is considered other-than-temporary. We record an impairment in our equity based investments as a reduction in the carrying value of the investment. Our estimates of fair values are based on future cash flow estimates, capitalization rates, discount rates and comparable selling prices.

          Changes in these estimates, future adverse changes in market conditions or poor operating results of underlying hotels could result in an inability to recover the carrying value of our hotels or investments in unconsolidated entities, thereby requiring future impairment charges.
•	We capitalize interest and certain other costs, such as property taxes, land leases, and property insurance and employee costs related to hotels undergoing major renovations and redevelopments. Such costs capitalized in the nine months ended September 30, 2009 and 2008, and the years ending 2008, 2007 and 2006 were $4.4 million, $5.2 million, $6.8 million, $12.5 million and $10.6 million, respectively. We make estimates with regard to when components of the renovated asset or redevelopment project are taken out of service or placed in service when determining the appropriate amount and time to capitalize these costs. If these estimates are inaccurate, we could capitalize too much or too little with regard to a particular project.

•	Depreciation expense is based on the estimated useful life of our assets and amortization expense for leasehold improvements is the shorter of the lease term or the estimated useful life of the related assets. The lives of the assets are based on a number of assumptions including cost and timing of capital expenditures to maintain and refurbish the assets, as well as specific market and economic conditions. While we believe our estimates are reasonable, a change in the estimated lives could affect depreciation and amortization expense and net income (loss) or the gain or loss on the sale of any of our hotels.

•	Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets and assumed debt and other liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Any remaining unallocated acquisition costs are treated as goodwill. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations prepared by management and/or independent third parties. Identifiable intangible assets (typically contracts including ground and retail leases and management and franchise agreements) are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources such as those obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations.

•	We make estimates with respect to contingent liabilities for losses covered by insurance in accordance with Financial Accounting Standard 5, “Accounting for Contingencies” (FAS 5). We record liabilities for self insured losses under our insurance programs when it becomes probable that an asset has been impaired or a liability has been incurred at the date of our financial statements and the amount of the loss can be reasonably estimated. We are self-insured for the first $250,000, per occurrence, of our general liability claims with regard to 60 of our hotels. We review the adequacy of our reserves for our self-insured claims on a regular basis. Our reserves are intended to cover the estimated ultimate uninsured liability for losses with respect to reported and unreported claims incurred at the end of each accounting period. These reserves represent estimates at a given date, generally utilizing projections based on claims, historical settlement of claims and estimates of future costs to settle claims. Estimates are also required since there may be delays in reporting. Because establishment of insurance reserves is an inherently uncertain process involving estimates, currently established reserves may not be sufficient. If our insurance reserves of $2.6 million, at September 30, 2009, for general liability losses are insufficient, we will record an additional expense in future periods. Property and catastrophic losses are event-driven losses and, as such, until a loss occurs and the amount of loss can be reasonably estimated, no liability is recorded. We had recorded no contingent liabilities with regard to property or catastrophic losses at September 30, 2009.

•	Our Taxable REIT Subsidiaries, or TRSs, have cumulative potential future tax deductions totaling $344.1 million. The net deferred income tax asset associated with these potential future tax deductions was $137.9 million. We have recorded a valuation allowance equal to 100% of our $137.9 million deferred tax asset related to our TRSs, because of the uncertainty of realizing the benefit of the deferred tax asset. SFAS 109, “Accounting for Income Taxes,” establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. In accordance with SFAS 109, we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. In the event we were to determine that we would be able to realize all or a portion of our deferred tax assets in the future, an adjustment to the deferred tax asset would increase operating income in the period such determination was made.
Quantitative and Qualitative Disclosures about Market Risk
          At September 30, 2009, approximately 48% of our consolidated debt had fixed interest rates and at December 31, 2008, approximately 51% of our consolidated debt had fixed interest rates. In some cases, market rates of interest are below the rates we are obligated to pay on our fixed-rate debt.
          The following table provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents scheduled maturities and weighted average interest rates, by maturity dates. The fair value debt indicates the estimated principal amount of debt having the same debt service requirements that could have been borrowed at the date presented, at then current market interest rates.

September 30, 2009
Expected Maturity Date
(dollars in thousands)
	2009	2010	2011	2012	2013	Thereafter	Total	Fair Value
Liabilities
Fixed-rate:
Debt	$17,985	$277,987	$306,695	$4,533	$4,907	$178,576	$790,683	$783,500
Average interest rate	6.65%	8.71%	8.99%	7.67%	7.69%	8.00%	8.60%
Floating-rate:
Debt	750	2,092	663,300	177,225	—	—	843,367	764,530
Average interest rate(a)	5.50%	5.30%	3.94%	4.83%	—	—	4.13%
Total debt	$18,735	$280,079	$969,995	$181,758	$4,907	$178,576	$1,634,050
Average interest rate	6.61%	8.68%	5.54%	4.90%	7.69%	8.00%	6.29%
Net discount							$(1,140)

Total debt							$1,632,910

(a)	The average floating interest rate represents the implied forward rates in the yield curve at September 30, 2009.

December 31, 2008
Expected Maturity Date
(dollars in thousands)
	2009	2010	2011	2012	2013	Thereafter	Total	Fair Value
Liabilities
Fixed-rate:
Debt	$142,427	$274,014	$303,029	$2,415	$2,590	$73,245	$797,720	$685,512
Average interest rate	7.27%	8.70%	8.49%	6.49%	6.49%	6.54%	8.15%
Floating-rate:
Debt	285	—	578,000	177,225	—	—	755,510	565,555
Average interest rate(a)	4.25%	—	3.91%	4.65%	—	—	4.08%
Total debt	$142,712	$274,014	$881,029	$179,640	$2,590	$73,245	$1,553,230
Average interest rate	7.27%	8.70%	5.48%	4.67%	6.49%	6.54%	6.17%
Net discount							$(1,544)

Total debt							$1,551,686

(a)	The average floating interest rate represents the implied forward rates in the yield curve at December 31, 2008.

December 31, 2007
Expected Maturity Date
(dollars in thousands)
	2008	2009	2010	2011	2012	Thereafter	Total	Fair Value
Liabilities
Fixed-rate:
Debt	$13,733	$142,240	$274,376	$303,030	$2,415	$75,820	$811,614	$846,556
Average interest rate	7.99%	7.27%	8.70%	8.49%	6.48%	6.53%	8.15%
Floating-rate:
Debt	273,850	177,225	—	215,000	—	—	666,075	666,075
Average interest rate(a)	4.90%	5.22%	—	6.48%	—	—	5.49%
Total debt	$287,583	$319,465	$274,376	$518,030	$2,415	$75,820	$1,477,689
Average interest rate	5.05%	6.13%	8.70%	7.65%	6.48%	6.53%	6.95%
Net discount							$(2,082)

Total debt							$1,475,607

(a)	The average floating interest rate represents the implied forward rates in the yield curve at December 31, 2007.
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure
          None.
Controls and Procedures
Evaluation of Disclosure Controls and Procedures
          Under the supervision and with the participation of FelCor’s management, including its chief executive officer and principal financial officer, we conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934) as of the end of the period covered by this report, or the Evaluation Date. Based on this evaluation, our chief executive officer and principal financial officer concluded, as of the Evaluation Date, that our disclosure controls and procedures were effective, such that the information relating to us required to be disclosed in our reports is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and is accumulated and communicated to our management, including our chief executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.
Changes in Internal Control over Financial Reporting
          There have not been any changes in our internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934) during the fourth quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Management’s Report on Internal Control over Financial Reporting
          Our management is responsible for establishing and maintaining adequate internal control over financial reporting. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
          Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment, we have concluded that, as of December 31, 2008, our internal control over financial reporting is effective, based on those criteria.
          The effectiveness of our internal control over financial reporting as of December 31, 2008, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm as stated in their reports, which appear on pages F-19 and F-71 of this prospectus.
Other Information
          None

BUSINESS AND PROPERTIES
FelCor and FelCor LP
          FelCor is a public lodging real estate investment trust, or REIT, with ownership interests in 87 hotels with approximately 25,000 rooms and suites at September 30, 2009. All of our operations are conducted solely through FelCor LP, which is the issuer of the Initial Notes, or its subsidiaries. FelCor is the sole general partner and owner of a greater than 99% interest in FelCor LP.
          Of the 87 hotels in which we had an ownership interest at September 30, 2009, we owned a 100% interest in 66 hotels, a 90% or greater interest in entities owning four hotels, an 81% interest in an entity owning one hotel, a 60% interest in an entity owning one hotel and a 50% interest in entities owning 15 hotels. We leased 86 of our hotels to operating lessees and one 50%-owned hotel is operated without a lease.
          We consolidate the operating lessees of 85 of our hotels (which we refer to as our Consolidated Hotels) in our statement of operations (i.e., we record 100% of hotel operating revenues and expenses before non-controlling interests) because we have controlling interests in these operating lessees. Our Consolidated Hotels include lessees for 13 of the 15 hotels in which we had a 50% ownership interest at September 30, 2009 (because we own majority ownership interests in the operating lessees for these 13 hotels). We do not consolidate hotel operating revenues and expenses of our other two 50% owned hotels.
          At September 30, 2009, our Consolidated Hotels were located in the United States (83 hotels in 23 states) and Canada (two hotels in Ontario), with concentrations in major metropolitan and resort areas. Our hotel portfolio consists primarily of upper upscale hotels and resorts, which are flagged under global brands such as Embassy Suites Hotels, Doubletree, Hilton, Marriott, Renaissance, Sheraton, Westin and Holiday Inn.
          Our business is conducted in one reportable segment: hospitality. During 2008, we derived 97% of our revenues from hotels located within the United States, with the balance derived from our Canadian hotels.
          We seek to increase operating cash flow through aggressive asset management and competitive repositioning of our hotels. We also seek to maintain a sound and flexible capital structure and to reposition our portfolio through capital expenditures and renovations at our existing hotels that we expect to provide a high return on our investment, redevelopment of existing assets to enhance returns on our invested capital, investments in high quality hotels in major urban and resort markets with high growth potential and dispositions of non-strategic hotels.
          At September 30, 2009, we had an aggregate of 64,893,330 shares and units outstanding, consisting of 64,687,487 shares of FelCor common stock and 295,843 units of limited partnership interest of FelCor LP not owned by FelCor.
          Additional information relating to our hotels and our business, including the charters of our Executive Committee, Corporate Governance and Nominating Committee, Compensation Committee and Audit Committee; our corporate governance guidelines; and our code of business conduct and ethics can be found on our website at http://www.felcor.com. Information relating to our hotels and our business can also be found in the Notes to Consolidated Financial Statements located elsewhere in this prospectus. Our annual, quarterly and current reports, and amendments to these reports, filed with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, or Exchange Act, are made available on our website, free of charge, under the “SEC Filings” tab on our “Investor Relations” page, as soon as practicable following their filing. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1 800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
Recent Developments
          In March 2009, we entered into a $119 million loan agreement, which is secured by seven hotels. The proceeds were used to repay the balance of an existing loan that would have matured on April 1, 2009 and was secured by the same properties. The new loan matures in 2014 and bears interest at 9.02%. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions.
          In June 2009, we obtained a $200 million non-recourse term loan secured by nine hotels. This loan bears interest at LIBOR (subject to a 2% floor) plus 350 basis points and matures in 2011. This loan can be extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions. The proceeds from this new loan are being used for general corporate purposes.
          In June 2009, we repaid the $128 million balance under our line of credit, which was then terminated. By terminating our line of credit, we eliminated certain restrictive corporate debt covenants.
          In September 2009, we commenced tender offers to purchase all of our outstanding 8 1/2% Senior Notes due 2011, or 8 1/2% Notes, and Senior Secured Floating Rate Notes due 2011, or Floating Rate Notes. Through October 15, 2009, when the tender offers expired, we received tenders for $213.3 million of the 8 1/2% Notes, or approximately 71% of the amount outstanding at the commencement of the tender offer, and $213.6 million of the Floating Rate Notes, or approximately 99% of the amount outstanding at the commencement of the tender offer. All of the tendered 8 1/2% Notes and Floating Rate Notes were accepted and purchased by FelCor LP.
          On October 1, 2009, our wholly-owned subsidiary, FelCor Escrow Holdings, L.L.C., or FelCor Escrow Sub, sold the Initial Notes at a discount to face value. As a consequence, we received approximately $558 million in net proceeds after original issue discount and accounting for fees and other expenses of the offering. All of the net proceeds from the sale of the Initial Notes were deposited into an escrow account pursuant to an escrow agreement entered into among us, FelCor Escrow Sub, the escrow agent, and others. The release of the net proceeds from the escrow account was subject to, among other things, the completion of the pending tender offers for the 8 1/2% Notes and the Floating Rate Notes.
          The Initial Notes are governed by an indenture, dated as of October 1, 2009, by and between FelCor Escrow Sub and U.S. Bank National Association, as Trustee (as supplemented through the October 13, 2009), or the Indenture. On October 12, 2009, FelCor Escrow Sub and the trustee entered into a first supplemental indenture that provided additional flexibility with respect to the incurrence of indebtedness by us upon our assumption of the issuer’s obligations under the Indenture. On October 13, 2009, we waived all remaining conditions to the consummation of the tender offers and, together with FelCor and certain of our subsidiaries, as guarantors, FelCor Escrow Sub, and FelCor Holdings Trust, as pledgor, entered into a second supplemental indenture in connection with our assumption of all of the issuer’s rights and obligations under the Indenture. When we entered into the second supplemental indenture, the net proceeds from the sale of the Initial Notes were released to us, and we accepted for purchase the 8 1/2% Notes and Floating Rate Notes previously tendered pursuant to our offers to purchase described above. The remaining net proceeds will be used by us for general corporate purposes.
          In November 2009, we redeemed all remaining Floating Rate Notes.
          The Initial Notes are, and the Exchange Notes will be, secured by a pledge of our direct or indirect limited partner interests in FelCor LP, and are expected to be further secured by a combination of first lien mortgages and related security interests on up to 14 hotels and pledges of equity interests in certain of our indirect subsidiaries. The trustee also has the right to purchase on behalf of the holders of the Notes, FelCor’s general partner interests in FelCor LP for an exercise price of $1.00, which right is only exercisable in connection with foreclosure on the limited partner interests in FelCor LP following an event of default under the Indenture. With respect to the first lien mortgages, we have agreed to use our commercially reasonable efforts to complete those actions required to create and perfect liens on the collateral hotels as soon as reasonably practicable during the 180-day period beginning October 1, 2009.
          The Indenture contains certain covenants limiting or prohibiting the ability of FelCor LP to: (i) pay dividends and other distributions with respect to equity interests and purchase, redeem or retire equity interests; (ii) incur incremental indebtedness or issue preferred equity interests; (iii) enter into certain asset sales; (iv) enter into transactions with affiliates; (v) incur liens on assets to secure certain debt; and (vi) engage in certain mergers or consolidations and transfers of assets. The Indenture also provides for customary events of default. Under certain circumstances, upon the occurrence of an event of default, the holders of the Notes or the trustee may declare the outstanding debt due and payable.
The Industry
          The reduction in demand for lodging accommodations due to the economic recession combined with the rise in supply has resulted in a decline in the hospitality industry’s fundamentals through the first nine months of 2009. These results follow the declines experienced in 2008, the first full-year decline in room revenue per available room (“RevPAR”) since 2002. According to Smith Travel Research (“STR”), a leading provider of industry data, U.S. RevPAR declined 18.1% during the first three quarters of 2009 caused by a decline in occupancy of 9.9% and average daily rate (“ADR”) of 9.1%.
          STR projects that U.S. lodging demand for the full year 2009 will decline 5.9%, while the supply growth of 3.2% remains above the long-term historical average of 2.0% (1977 — 2008). As such, U.S. occupancy is expected to drop to 55.0%, and ADR is projected to decline by 8.9% for 2009. As such, STR predicts that U.S. RevPAR will decline 17.0% in 2009. STR’s longer-term outlook for 2010 and 2011 estimates RevPAR will decline 3.6% in 2010 and grow 5.5% in 2011 as the economic recovery is expected to be underway during the second half of 2010.
          PKF Hospitality Research, or PKF, another leading provider of industry forecasts, predicts a more moderate RevPAR decline in 2010 (-2.7%) followed by a stronger recovery in 2011 (+8.2%). The projected RevPAR declines are not uniform across the country and assume that no major external events, such an act of terrorism or natural disaster, will occur or affect the U.S. economy and the travel and lodging industries. These assumptions also do not contemplate the impact from any potential government stimulus or other programs.
          STR classifies hotel chains into six distinct categories: Luxury, Upper Upscale, Upscale, Midscale with Food & Beverage, Midscale without Food & Beverage, and Economy. We own Upper Upscale (including Doubletree Guest Suites, Doubletree, Embassy Suites Hotels, Sheraton, Westin and Renaissance hotels), and Midscale with Food & Beverage (Holiday Inn) hotels, from which we derived 99% of our 2008 Hotel EBITDA. Approximately 63% of our 2008 Hotel EBITDA (Hotel EBITDA is a non-GAAP financial measure that is reconciled and further discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures”) was derived from Upper-Upscale all-suite hotels.
          STR also categorizes hotels based upon their relative market positions, as measured by ADR, as Luxury, Upscale, Midprice, Economy and Budget. The following table contains information with respect to average occupancy (determined by dividing occupied rooms by available rooms), ADR and RevPAR for our hotels, as well as all Upscale U.S. hotels, all Midprice U.S. hotels and all U.S. hotels, as reported by STR, for the periods indicated:

	Nine Months
	September 30,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Number of FelCor Hotels	85	85	85	83	83	125	142
Occupancy:
FelCor hotels(1)	66.9%	73.6%	70.9%	70.4%	72.6%	69.3%	65.5%
All Upscale U.S. hotels(2)	58.3%	64.8%	62.0	64.8	65.5	65.2	63.0
All Midprice U.S. hotels(3)	53.6%	59.8%	57.6	60.4	61.0	61.0	59.4
All U.S. hotels	56.6%	62.8%	60.4	63.2	63.4	63.1	61.3
ADR:
FelCor hotels(1)	$122.65	$138.14	$136.32	$134.21	$125.98	$107.18	$99.07
All Upscale U.S. hotels(2)	107.55	117.52	115.96	113.56	107.37	101.60	94.05
All Midprice U.S. hotels(3)	78.78	85.01	84.21	82.18	78.12	73.96	69.81
All U.S. hotels	98.01	107.83	106.55	103.64	97.31	90.95	86.20
RevPAR:
FelCor hotels(1)	$82.00	$101.69	$96.67	$94.48	$91.45	$74.29	$64.91
All Upscale U.S. hotels(2)	62.69	76.11	71.83	73.61	70.31	66.21	59.26
All Midprice U.S. hotels(3)	42.23	50.85	48.48	49.68	47.66	45.12	41.47
All U.S. hotels	55.48	67.72	64.37	65.50	61.69	57.39	52.88

(1)	Information is based on historical presentations.

(2)	This category includes hotels in the “upscale price level,” defined as hotels with ADRs in the 70th to 85th percentiles in their respective markets.

(3)	This category includes hotels in the “midprice level,” defined as hotels with ADRs in the 40th to 70th percentiles in their respective markets.

Business Strategy
          Our long-term strategic plan is to own a diversified portfolio of high quality, upscale hotels flagged under leading brands. We focus on maximizing stockholder value and return on invested capital by optimizing the use of our real estate and enhancing property cash flow. We employ a portfolio management philosophy whereby we continually examine our portfolio to address issues of market supply and demand, the capital needs of each hotel and concentration risk, after which analysis we sell hotels that no longer meet our investment criteria. In order to achieve our objectives, we are focused on the following areas:
          Asset Management. We seek to improve the competitive position of our hotels through aggressive asset management. We benefit from our brand-owner and manager alliances with Hilton Hotels Corporation, InterContinental Hotels Group PLC, Starwood Hotels & Resorts Worldwide, Inc., and Marriott International, Inc. These relationships enable us to work effectively with our managers to maximize Hotel EBITDA margins and operating cash flow from our hotels. While REIT requirements prohibit us from directly managing our hotels, we employ an intensive approach to asset management. We work closely with our brand-owner managers to monitor and review hotel operations. As part of our focus on controlling hotel operating margins, we continue to work with our operators to align the cost structure of our hotels with business levels. During the current downturn, this includes lowering hotel expenses by reducing headcount and improving productivity and energy efficiency, while maintaining guest satisfaction. At the same time, we are very focused on revenue management and enhancement. Our asset managers have exceptionally thorough knowledge of the markets where our hotels operate, as well as overall demand dynamics, which enables us to work closely with our brand-owner managers to optimize revenue generation. We press our brand-owner managers to implement best practices in expense and revenue management at our hotels, and we strive to influence brand strategy on marketing and revenue enhancement programs. Our asset management approach also entails looking for value-added enhancements at our hotels, such as maximizing use of public areas, new restaurant concepts, changing management of food and beverage operations and uncovering new revenue sources.
          Renovations. In 2008, we substantially completed a multi-year, portfolio-wide renovation program designed to enhance the competitive positioning and value of our hotels. We invested approximately $450 million of capital and successfully have generated expected returns through growth in market share. Our overall portfolio grew market share by an average of more than three percent during 2008, while the 70 hotels that completed renovations in 2007 or 2008 grew market share by more than five percent in 2008. During the third quarter of 2009, our portfolio increased market share by nearly two percent compared to prior year. Our ongoing capital expenditures will generally be consistent with ordinary course improvements and maintenance of our hotels.
          Redevelopment. During 2008, we completed a new 35,000 square foot convention center adjacent to our Hilton Myrtle Beach Resort, added meeting space at the Doubletree Guest Suites in Dana Point, California and added a spa and food and beverage areas at the Embassy Suites Hotel Deerfield Beach Resort & Spa. These new assets enhanced the properties’ competitiveness in a difficult environment, and the hotels averaged a five percent increase in market share during 2008. In June 30, 2009, we completed the final phase of the comprehensive redevelopment at our San Francisco Marriott Union Square hotel, which is situated in one of the premiere hotel markets in the United States. RevPAR during the second quarter (under the Marriott flag) increased 53% at this hotel, compared to the prior year period in 2008, and its market share increased by 98%. The market share index at this hotel was 107% in the third quarter compared to 80% for calendar year 2007 (prior to its renovation). We are moving forward with the approval and entitlement process for additional redevelopment projects, in the interest of building long-term value. However, we are committed to a disciplined approach toward capital allocation and will commit capital only to new projects when prudent, especially in the light of the current global recession.
          Balance Sheet Strategy. We are committed to strengthening our balance sheet to provide the necessary capacity to withstand lodging cycles and also provide us with capacity to take advantage of opportunities that may arise in the future. Although the economic downturn has resulted in an increase in our leverage, we expect to reduce our leverage when operating performance improves and with future asset sales. To preserve our liquidity, we have limited future capital expenditures, postponed further redevelopment projects, suspended dividend payments and reduced expenses at our corporate office. We strive to maintain a flexible balance sheet, utilizing a mix of preferred stock, public notes, mortgage debt and lines of credit, and utilizing floating rates on a portion of our debt as a hedge against economic cycles. We continue to look for additional opportunities to reduce our cost of debt and increase our flexibility on an economically sound basis.

          We have begun preliminary discussions with various lenders to modify and/or refinance all of our mortgage debt that is scheduled to mature in 2010. Two pools of non-recourse mortgage loans, with a combined current balance of $275 million and secured by 14 of our hotels (eight of which are not cross-collateralized), are scheduled to mature in May 2010. With regard to these two loans, we believe that extending the maturity dates is in the best interests of the lenders and FelCor. As a consequence, we intend to seek such extensions. In addition, we intend to discuss other loan modification options, as well as explore other refinancing opportunities and potential asset sales as a means of satisfying our obligations as they mature.
          Portfolio Review. We regularly review and evaluate our hotel portfolio, and will continually identify additional hotels to sell based upon strategic considerations such as future supply growth, changes in demand dynamics, concentration risk, strategic fit, return on future capital needs and return on invested capital. At September 30, 2009, five of our Consolidated Hotels were identified for sale, two of which we sold in December 2009. We intend to hold the remaining hotels as long as necessary to obtain satisfactory pricing. We expect to identify additional hotels for sale when the hotel transaction market improves and hotel cash flows recover in order to maximize proceeds.
          External Growth. While our focus in the current environment is preserving liquidity and reducing leverage, we may consider hotel acquisitions when conditions improve and acquisitions would be prudent We will only consider acquisitions that will improve the overall quality of our portfolio, further diversify our portfolio by market, customer type and brand, and improve future EBITDA growth. We may look for properties that have redevelopment opportunity to further enhance our return on investment. We take a highly disciplined approach to analyzing any potential acquisition, which must meet strict criteria, including minimum targeted rates of return. We expect potential future acquisitions will be restricted to high quality hotels in major urban and resort markets with high barriers to entry and high growth potential.
Properties
          We own a diversified portfolio of nationally branded, upscale hotels managed and branded by Hilton, IHG, Starwood and Marriott. We consider our hotels, generally, to be high quality lodging properties with respect to desirability of location, size, facilities, physical condition, quality and variety of services offered in the markets in which they are located. Our hotels are designed to appeal to a broad range of hotel customers, including frequent business travelers, groups and conventions, as well as leisure travelers. The hotels generally feature comfortable, modern guest rooms, meeting and convention facilities and full-service restaurant and catering facilities. Our Consolidated Hotels are located in the United States (83 hotels in 23 states) and Canada (two hotels in Ontario), and are situated primarily in major markets near suburban, downtown, airport or resort areas. The following tables illustrate the distribution of our 85 Consolidated Hotels at September 30, 2009.

			% of	% of 2008
Top Markets	Hotels	Rooms	Total Rooms	Hotel EBITDA(a)
South Florida	5	1,439	6	7
San Francisco area	6	2,138	8	6
Atlanta	5	1,462	6	6
Los Angeles area	4	899	4	6
Orlando	5	1,690	7	5
Dallas	4	1,333	5	4
Philadelphia	2	729	3	4
Northern New Jersey	3	756	3	4
Minneapolis	3	736	3	4
San Diego	1	600	2	4
Phoenix	3	798	3	3
San Antonio	3	874	4	3
Chicago	3	795	3	3
Boston	2	532	2	3
Washington, D.C.	1	443	2	2

Location
Suburban	35	8,781	35	34
Urban	20	6,358	25	26

			% of	% of 2008
Top Markets	Hotels	Rooms	Total Rooms	Hotel EBITDA(a)
Airport	18	5,788	24	24
Resort	12	4,079	16	16

(a)	Hotel EBITDA is a non-GAAP financial measure. A detailed reconciliation and further discussion of Hotel EBITDA is contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
          We are committed to maintaining the high standards of our hotels. Our hotels have an average of 294 rooms, with six hotels having 500 or more rooms. Although obsolescence arising from age and condition of facilities can adversely affect our hotels, we spent approximately $450 million on capital expenditures over a 30 month period commencing in 2006 to upgrade and renovate all of our hotels to enhance or maintain their competitive position. During 2008, our pro rata share of capital expenditures spent on consolidated and unconsolidated hotels, including renovations and redevelopment projects, was $156.2 million. We also spent 6.5% of our consolidated room revenue on maintenance and repair expense.
Hotel Brands
          Part of our business strategy is to have our hotels managed by some of the nation’s most recognized and respected hotel brand owners. The following table illustrates the distribution of our Consolidated Hotels among our brands at September 30, 2009.
Brand Distribution

			% of	% of 2008
Brand	Hotels	Rooms	Total Rooms	Hotel EBITDA(a)
Embassy Suites Hotels	47	12,132	49	55
Holiday Inn	17	6,306	25	19
Sheraton and Westin	9	3,217	13	12
Doubletree	7	1,471	6	7
Renaissance and Marriott	3	1,321	5	5
Hilton	2	559	2	2

(a)	Hotel EBITDA is a non-GAAP financial measure. A detailed reconciliation and further discussion of Hotel EBITDA is contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

Hotel Operating Statistics
          The following tables set forth average historical Occupancy (occupied rooms), ADR and RevPAR for the nine months ended September 30, 2009 and 2008, and the years ended December 31, 2008 and 2007, and the percentage changes therein for the periods presented for our Consolidated Hotels.
Operating Statistics by Brand

	Occupancy (%)
	Nine Months Ended			Year Ended
	September 30,			December 31,
	2009	2008	% Variance	2008	2007	% Variance
Embassy Suites Hotels	68.8	75.2	(8.5)	72.9	71.7	1.7
Holiday Inn	67.4	74.8	(9.8)	71.8	69.1	4.0
Sheraton and Westin	61.0	68.1	(10.5)	65.8	68.1	(3.3)
Doubletree	66.2	76.3	(13.3)	73.5	71.7	2.5
Renaissance and Marriott(a)	61.7	67.0	(7.9)	62.7	71.6	(12.3)
Hilton	65.1	64.8	0.5	60.6	60.2	0.7
Total hotels	66.9	73.6	(9.2)	70.9	70.3	0.9

	ADR ($)
	Nine Months Ended			Year Ended
	September 30,			December 31,
	2009	2008	% Variance	2008	2007	% Variance
Embassy Suites Hotels	129.79	145.69	(10.9)	143.54	143.10	0.3
Holiday Inn	106.93	121.64	(12.1)	120.18	117.59	2.2
Sheraton and Westin	109.39	125.19	(12.6)	124.61	126.77	(1.7)
Doubletree	125.87	144.39	(12.8)	141.62	143.11	(1.0)
Renaissance and Marriott(a)	164.91	178.25	(7.5)	173.98	175.21	(0.7)
Hilton	118.12	131.33	(10.1)	126.12	127.75	(1.3)
Total hotels	122.65	138.14	(11.2)	136.32	136.17	0.1

	RevPar ($)
	Nine Months Ended			Year Ended
	September 30,			December 31,
	2009	2008	% Variance	2008	2007	% Variance
Embassy Suites Hotels	89.28	109.58	(18.5)	104.57	102.54	2.0
Holiday Inn	72.11	90.94	(20.7)	86.34	81.22	6.3
Sheraton and Westin	66.70	85.28	(21.8)	82.05	86.33	(5.0)
Doubletree	83.32	110.21	(24.4)	104.03	102.55	1.4
Renaissance and Marriott(a)	101.79	119.44	(14.8)	109.17	125.37	(12.9)
Hilton	76.89	85.04	(9.6)	76.38	76.86	(0.6)
Total hotels	82.00	101.69	(19.4)	96.67	95.71	1.0

(a)	Decreases in occupancy, ADR and RevPAR for the year ended 2008 principally relate to renovation-related disruption at our Marriott hotel in San Francisco. For comparison purposes only, we have included historical room statistics for two hotels acquired in December 2007 for periods prior to our ownership.

Operating Statistics for Our Top Markets

	Occupancy (5)
	Nine Months Ended			Year Ended
	September 30,			December 31,
	2009	2008	% Variance	2008	2007	% Variance
South Florida	73.3	78.7	(6.9)	76.9	73.2	5.1
San Francisco area	69.5	78.1	(11.0)	74.5	76.6	(2.6)
Atlanta	70.8	75.4	(6.1)	72.4	73.2	(1.1)
Los Angeles area	72.9	77.7	(6.2)	74.5	74.5	—
Orlando	68.1	78.4	(13.2)	76.2	76.8	(0.7)
Dallas	59.5	68.6	(13.4)	65.9	65.0	1.3
Philadelphia	65.6	74.7	(12.2)	72.9	68.9	5.8
Northern New Jersey	62.4	72.5	(14.0)	71.1	72.0	(1.2)
Minneapolis	68.2	73.9	(7.7)	70.6	74.8	(5.7)
San Diego	71.7	81.3	(11.8)	78.5	74.5	5.4
Phoenix	54.1	66.0	(18.0)	62.6	67.3	(7.1)
San Antonio	72.8	82.1	(11.3)	78.1	73.7	6.0
Chicago	65.0	74.4	(12.6)	71.9	71.5	0.5
Boston	78.4	79.8	(1.8)	79.2	68.6	15.4
Washington, D.C.	59.1	58.9	0.4)	57.8	65.7	(11.9)

	ADR ($)
	Nine Months Ended			Year Ended
	September 30,			December 31,
	2009	2008	% Variance	2008	2007	% Variance
South Florida	132.67	152.82	(13.2)	148.82	151.23	(1.6)
San Francisco area	127.32	144.74	(12.0)	143.36	141.59	1.2
Atlanta	106.24	122.57	(13.3)	120.93	122.66	(1.4)
Los Angeles area	138.03	161.27	(14.4)	157.20	158.71	(1.0)
Orlando	97.31	107.41	(9.4)	106.46	105.62	0.8
Dallas	116.83	124.75	(6.4)	124.48	123.83	0.5
Philadelphia	133.86	148.84	(10.1)	151.60	138.88	9.2
Northern New Jersey	142.35	163.89	(13.1)	162.37	157.02	3.4
Minneapolis	129.03	147.34	(12.4)	144.82	144.24	0.4
San Diego	127.37	160.83	(20.8)	157.47	154.92	1.6
Phoenix	126.23	148.71	(15.1)	147.42	146.03	1.0
San Antonio	104.75	114.04	(8.1)	112.90	109.66	3.0
Chicago	108.66	127.88	(15.0)	126.75	131.68	(3.7)
Boston	134.62	156.12	(13.8)	154.30	158.52	(2.7)
Washington, D.C.	132.89	155.11	(14.3)	154.37	164.66	(6.2)

	RevPAR ($)
	Nine Months Ended			Year Ended
	September 30,			December 31,
	2009	2008	% Variance	2008	2007	% Variance
South Florida	97.21	120.33	(19.2)	114.42	110.67	3.4
San Francisco area	88.52	113.02	(21.7)	106.87	108.42	(1.4)
Atlanta	75.18	92.41	(18.6)	87.60	89.85	(2.5)
Los Angeles area	100.57	125.24	(19.7)	117.10	118.26	(1.0)
Orlando	66.25	84.25	(21.4)	81.16	81.11	0.1
Dallas	69.48	85.64	(18.9)	81.99	80.47	1.9
Philadelphia	87.76	111.19	(21.1)	110.55	95.68	15.5
Northern New Jersey	88.77	118.88	(25.3)	115.49	113.07	2.1
Minneapolis	87.96	108.87	(19.2)	102.21	107.91	(5.3)
San Diego	91.36	130.75	(30.1)	123.64	115.36	7.2
Phoenix	68.31	98.09	(30.4)	92.23	98.32	(6.2)
San Antonio	76.22	93.58	(18.6)	88.21	80.84	9.1
Chicago	70.61	95.10	(25.7)	91.11	94.18	(3.3)
Boston	105.51	124.59	(15.3)	122.15	108.72	12.4
Washington, D.C.	78.60	91.34	(13.9)	89.24	108.10	(17.4)
Embassy Suites Hotels
          Embassy Suites Hotels is the nation’s largest brand of upscale, all-suite hotels with more total suites than any of its competitors. Created in 1983, Embassy Suites Hotels was a pioneer in the all-suite concept and today is a market share leader with more than 190 hotels in the United States, Canada and Latin America. Embassy Suites

Hotels, part of the Hilton family of hotels, maintains a commanding presence in this segment in terms of system size, geographic distribution, brand-name recognition and operating performance. As part of the Hilton family, the hotels enjoy the advantages of the Hilton Honors frequent guest program. Each Embassy Suites Hotel features spacious two-room suites featuring a separate living area, private bedroom, a mini-kitchen and other convenient, value-added guest services and amenities.
Doubletree Hotels
          Doubletree hotels are a growing collection of upscale accommodations in more than 150 gateway cities, metropolitan areas and vacation destinations throughout the United States, Canada and Latin America. As part of the Hilton family, in addition to the advantages of the award winning Hilton Honors frequent guest program, these brands offer comfortable accommodations, meeting facilities, exceptional dining options, health and fitness facilities, state-of-the art technology, and other amenities and services to both business and leisure travelers.
Holiday Inn
          The Holiday Inn brand is one of the most widely recognized lodging brands in the world, with nearly 1,400 properties worldwide. The brand offers today’s business and leisure travelers dependability, friendly service and modern, attractive facilities at an excellent value. Holiday Inn is also a member of the award winning Priority Club frequent guest program. Holiday Inn guests enjoy amenities such as restaurants and room service, relaxing lounges, swimming pools and fitness centers, as well as 24-hour business services and meeting facilities.
Sheraton Hotels & Resorts
          With more than 400 hotels and resorts in approximately 70 countries, Sheraton Hotels & Resorts is the largest brand in the Starwood Hotels & Resorts Worldwide, Inc. system. Located in major cities and resort destinations, Sheraton hotels serve the needs of both business and leisure travelers. At all Sheraton hotels, guests find full-service dining facilities and room service, on-site fitness centers with a swimming pool, on-site business services, laundry/valet services and meeting facilities for groups of all sizes. Guestrooms include generous work desks and televisions with cable/satellite channels. Sheraton hotels are part of the Starwood Preferred Guest frequent traveler program.
Renaissance Hotels & Resorts
          Renaissance Hotels & Resorts is a distinctive and global quality-tier full-service brand that targets individual business and leisure travelers and group meetings seeking stylish and personalized environments. There are 143 Renaissance Hotels & Resorts with 75 United States locations and 68 international locations. Renaissance hotels participate in the Marriott Rewards frequent traveler program.
Other Hotels
          As of September 30, 2009, four of our hotels were operated under other flags: Hilton (two hotels), Marriott and Westin.

Hotel Portfolio
          The following table provides the name, location, number of rooms, our ownership interest and brand names of each of our hotels at September 30, 2009:

Consolidated Hotels	Brand	State	Rooms	% Owned(1)
Birmingham(2)	Embassy Suites Hotel	AL	242
Phoenix — Biltmore(2)	Embassy Suites Hotel	AZ	232
Phoenix — Crescent(2)	Sheraton	AZ	342
Phoenix — Tempe(2)	Embassy Suites Hotel	AZ	224
Anaheim — North(2)	Embassy Suites Hotel	CA	222
Dana Point — Doheny Beach	Doubletree Guest Suites	CA	196
Indian Wells — Esmeralda Resort & Spa(2)	Renaissance Resort	CA	560
Los Angeles — International Airport — South	Embassy Suites Hotel	CA	349	97%
Milpitas — Silicon Valley(2)	Embassy Suites Hotel	CA	266
Napa Valley(2)	Embassy Suites Hotel	CA	205
Oxnard — Mandalay Beach — Hotel & Resort(2)	Embassy Suites Hotel	CA	248
San Diego — On the Bay(4)	Holiday Inn	CA	600
San Francisco — Airport/Burlingame(4)	Embassy Suites Hotel	CA	340
San Francisco — Airport/South San Francisco(2)	Embassy Suites Hotel	CA	312
San Francisco — Fisherman’s Wharf(4)	Holiday Inn	CA	585
San Francisco Union Square(4)	Marriott(3)	CA	400
San Rafael — Marin County(2)	Embassy Suites Hotel	CA	235	50%
Santa Barbara — Goleta(2)	Holiday Inn	CA	160
Santa Monica Beach — at the Pier(2)	Holiday Inn	CA	132
Wilmington(2)	Doubletree	DE	244	90%
Boca Raton(2)	Embassy Suites Hotel	FL	263
Cocoa Beach — Oceanfront(5)	Holiday Inn	FL	500
Deerfield Beach — Resort & Spa(2)	Embassy Suites Hotel	FL	244
Ft. Lauderdale — 17th Street(2)	Embassy Suites Hotel	FL	361
Ft. Lauderdale — Cypress Creek(2)	Sheraton Suites	FL	253
Jacksonville — Baymeadows(2)	Embassy Suites Hotel	FL	277
Miami — International Airport(2)	Embassy Suites Hotel	FL	318
Orlando — International Airport(2)	Holiday Inn	FL	288
Orlando — International Drive Resort(5)	Holiday Inn	FL	652
Orlando — International Drive South/Convention(2)	Embassy Suites Hotel	FL	244
Orlando — North(4)	Embassy Suites Hotel	FL	277
Orlando — Walt Disney World Resort(4)	Doubletree Guest Suites	FL	229
St. Petersburg — Vinoy Resort & Golf Club(2)	Renaissance Resort	FL	361
Tampa — Tampa Bay(2)	Doubletree Guest Suites	FL	203
Atlanta — Airport(2)	Embassy Suites Hotel	GA	232
Atlanta — Buckhead(2)	Embassy Suites Hotel	GA	316
Atlanta — Galleria(2)	Sheraton Suites	GA	278
Atlanta — Gateway — Atlanta Airport(4)	Sheraton	GA	395
Atlanta — Perimeter Center(2)	Embassy Suites Hotel	GA	241	50%
Chicago — Lombard/Oak Brook(2)	Embassy Suites Hotel	IL	262	50%
Chicago — North Shore/Deerfield (Northbrook)(2)	Embassy Suites Hotel	IL	237
Chicago — Gateway — O’Hare(2)	Sheraton Suites	IL	296
Indianapolis — North(2)	Embassy Suites Hotel	IN	221	81%
Kansas City — Overland Park(2)	Embassy Suites Hotel	KS	199	50%
Lexington — Lexington Green(2)	Hilton Suites	KY	174
Baton Rouge(2)	Embassy Suites Hotel	LA	223
New Orleans — Convention Center(2)	Embassy Suites Hotel	LA	370
New Orleans — French Quarter(4)	Holiday Inn	LA	374
Boston — at Beacon Hill(4)	Holiday Inn	MA	303
Boston — Marlborough(2)	Embassy Suites Hotel	MA	229
Baltimore — at BWI Airport(2)	Embassy Suites Hotel	MD	251	90%

Consolidated Hotels	Brand	State	Rooms	% Owned(1)
Bloomington(2)	Embassy Suites Hotel	MN	218
Minneapolis — Airport(2)	Embassy Suites Hotel	MN	310
St. Paul — Downtown(2)	Embassy Suites Hotel	MN	208
Kansas City — Plaza	Embassy Suites Hotel	MO	266	50%
Charlotte(2)	Embassy Suites Hotel	NC	274	50%
Charlotte — SouthPark(2)	Doubletree Guest Suites	NC	208
Raleigh/Durham(2)	Doubletree Guest Suites	NC	203
Raleigh — Crabtree(2)	Embassy Suites Hotel	NC	225	50%
Parsippany(2)	Embassy Suites Hotel	NJ	274	50%
Piscataway — Somerset(2)	Embassy Suites Hotel	NJ	221
Secaucus — Meadowlands(2)	Embassy Suites Hotel	NJ	261	50%
Philadelphia — Historic District(2)	Holiday Inn	PA	364
Philadelphia — Society Hill(2)	Sheraton	PA	365
Pittsburgh — at University Center (Oakland)(2)	Holiday Inn	PA	251
Charleston — Mills House(2)	Holiday Inn	SC	214
Myrtle Beach — Oceanfront Resort(4)	Embassy Suites Hotel	SC	255
Myrtle Beach Resort(2)	Hilton	SC	385
Nashville — Airport — Opryland Area(2)	Embassy Suites Hotel	TN	296
Nashville — Opryland — Airport (Briley Parkway)(4)	Holiday Inn	TN	383
Austin(2)	Doubletree Guest Suites	TX	188	90%
Austin — Central(2)	Embassy Suites Hotel	TX	260	50%
Corpus Christi(2)	Embassy Suites Hotel	TX	150
Dallas — DFW International Airport South(2)	Embassy Suites Hotel	TX	305
Dallas — Love Field(2)	Embassy Suites Hotel	TX	248
Dallas — Market Center(4)	Embassy Suites Hotel	TX	244
Dallas — Park Central	Westin	TX	536	60%
Houston — Medical Center(2)	Holiday Inn	TX	287
San Antonio — International Airport(2)	Embassy Suites Hotel	TX	261	50%
San Antonio — International Airport(2)	Holiday Inn	TX	397
San Antonio — NW I-10(2)	Embassy Suites Hotel	TX	216	50%
Burlington Hotel & Conference Center(2)	Sheraton	VT	309
Vienna — Premiere at Tysons Corner(2)	Sheraton	VA	443	50%
Canada
Toronto — Airport(4)	Holiday Inn	Ontario	446
Toronto — Yorkdale(4)	Holiday Inn	Ontario	370

Unconsolidated Hotels	Brand	State	Rooms	% Owned(1)
Salina — I-70(2)	Holiday Inn Express	KS	93	50%
New Orleans — French Quarter — Chateau LeMoyne(2)	Holiday Inn	LA	171	50%

(1)	We own 100% of the real estate interests unless otherwise noted.

(2)	This hotel was encumbered by mortgage debt or a capital lease obligation at September 30, 2009.

(3)	On April 1, 2009, this hotel was rebranded as a Marriott.

(4)	In the fourth quarter of 2009, this hotel was encumbered by a mortgage or other restriction to secure our 10% senior notes due 2014.

(5)	In the fourth quarter of 2009, we sold this hotel.
Management Agreements
          At September 30, 2009, of our 85 Consolidated Hotels, (i) Hilton subsidiaries managed 54 hotels, (ii) IHG subsidiaries managed 17 hotels, (iii) Starwood subsidiaries managed nine hotels, (iv) Marriott subsidiaries managed three hotels, and (v) independent management companies managed two hotels.

          The management agreements governing the operation of 37 of our Consolidated Hotels contain the right and license to operate the hotels under the specified brands. No separate franchise agreements or payment of separate franchise fees are required for the operation of these 37 hotels. These hotels are managed by (i) IHG under the Holiday Inn brand, (ii) Starwood under the Sheraton and Westin brands, (iii) Hilton under the Doubletree and Hilton (this applies to our Hilton Myrtle Beach; our Hilton Suites Lexington has separate franchise fees) brands and (iv) Marriott under the Renaissance brand and, as of April 2009, the Marriott brand.
          Management Fees. Minimum base management fees generally range from 1% to 3% of total revenue, with the exception of our IHG-managed hotels, whose base management fees are 2% of total revenue plus 5% of room revenue. Our management agreements also allow for a incentive management fees that are subordinated to a return on our investment basis (generally ranging from 8.5% to 12%). Incentive management fees are generally capped at 2 — 2.5% of total revenue (except for incentive management fees payable to Marriott, which are not subject to a cap).
          The management fees we paid with respect to our Consolidated Hotels during each of the past three years and the nine months ended September 30, 2009, are as follows (in thousands):

Management Fees Paid During
	Nine Months Ended	Year Ended December 31,
	September 30, 2009	2008	2007	2006
Base fees	$21,306	$33,690	$29,865	$28,055
Incentive fees	869	4,720	5,532	5,695

Total management fees	$22,175	$38,410	$35,197	$33,750

          Term and Termination. The management agreements with IHG terminate in 2010 for two hotels, 2025 for 14 hotels and 2018 for one hotel. The management agreements with Marriott terminate in 2025 for our Renaissance hotels and 2029 for our San Francisco hotel, and these agreements may be extended to 2055 and 2039, respectively, at Marriott’s option. The management agreements with our other managers generally have initial terms of between five and 20 years, and the agreements are generally renewable beyond the initial term only upon the mutual written agreement of the parties. At September 30, 2009, the management agreements covering our hotels expire, subject to any renewal rights, as follows:

	Number of Management Agreements Expiring in
Brand	2009	2010	2011	2012	2013	Thereafter
Embassy Suites	1	1	1	—	—	44
Sheraton — Westin	—	—	—	—	—	9
Doubletree	—	—	—	—	—	7
Holiday Inn	—	2	—	—	—	15
Renaissance — Marriott	—	—	—	—	—	3
Other	—	—	—	—	—	2

Total	1	3	1	—	—	80

          Management agreements are generally terminable upon the occurrence of standard events of default or if the hotel subject to the agreement fails to meet certain financial expectations. Upon termination by either party for any reason, we generally will pay all amounts due and owing under the management agreement through the effective date of termination. If an agreement is terminated as a result of a default by us, we may also be liable for damages suffered by the manager. Under the IHG management agreements, we may be required to pay IHG a monthly replacement management fee equal to the existing fee structure for up to one year and, thereafter, liquidated damages or reinvest the sale proceeds into another hotel to be branded under an IHG brand. In addition, if we breach the agreement, resulting in a default and its termination, or otherwise cause or suffer a termination for any reason other than an event of default by IHG, we may be liable for liquidated damages under the terms of the management agreement.
          In December 2009, we sold two Holiday Inn hotels in Florida operating under management agreements with IHG. These hotels were originally designated for redevelopment with condominiums, but market conditions in Florida no longer make these condominium projects feasible. We also determined that the major capital expenditures necessary to retain the Holiday Inn flags at these hotels were not in the best interests of our stockholders, given the shortened hold period for these hotels. We will be required to pay replacement management fees for up to one year and liquidated damages (net of any replacement management fees previously paid) at the end of that year; or reinvest in another hotel to be managed by IHG and carrying an IHG brand. Given the current state of the economy and the market for hotel acquisitions, substitution of a replacement hotel appears unlikely prior to the relevant dates, and we will likely have to pay IHG at least some portion of replacement management fees and/or liquidated damages. Liquidated damages are computed based on operating results of a hotel prior to termination. The aggregate liability related to these hotels, if paid, will be approximately $11 million. We accrued the full amount of liquidated damages in 2008.
          Assignment. Generally, neither party to a management agreement has the right to sell, assign or transfer the agreement to an unaffiliated third party without the prior written consent of the other party to the agreement, which consent shall not be unreasonably withheld. A change in control of FelCor will generally require each manager’s consent.
Franchise Agreements
          Forty-eight of our Consolidated Hotels operate under franchise or license agreements that are separate from our management agreements. Of these hotels, 47 are operated as Embassy Suites Hotels and one is operated as a Hilton Suites.
          The Embassy Suites Hotels franchise license agreements to which we are a party grant us the right to the use of the Embassy Suites Hotels name, system and marks with respect to specified hotels and establish various management, operational, record-keeping, accounting, reporting and marketing standards and procedures with which the licensed hotel must comply. In addition, the franchisor establishes requirements for the quality and condition of the hotel and its furnishings, furniture and equipment, and we are obligated to expend such funds as may be required to maintain the hotel in compliance with those requirements. Typically, our Embassy Suites Hotels franchise license agreements provide for payment to the franchisor of a license fee or royalty of 4% to 5% of suite revenues. In addition, we pay approximately 3.5% to 4% of suite revenues as marketing and reservation system contributions for the systemwide benefit of Embassy Suites Hotels. We paid $10.0 million, $16.9 million, $17.0 million and $17.4 million of marketing and reservation system contributions for the nine months ended September 30, 2009 and the years ended December 31, 2008, 2007 and 2006, respectively. We paid license fees with respect to our Consolidated Hotels, during the nine months ended September 30, 2009, and each of the past three years and are as follows (in thousands):

License Fees Paid During
	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2009	2008	2007	2006
Embassy Suites Hotels	$11,916	$18,569	$18,047	$17,183
Hilton Suites	187	299	263	304

Total	$12,103	$18,868	$18,310	$17,487

          Our typical Embassy Suites Hotels franchise license agreement provides for a term of ten to 20 years, but for the 20 year agreements, we have a right to terminate the license for any particular hotel on the 10th or 15th anniversary of the agreement upon payment by us of an amount equal to the fees paid to the franchisor with respect to that hotel during the two preceding years. The agreements provide us with no renewal or extension rights. The agreements are not assignable by us, and a change in control of the franchisee will constitute a default on our part. In the event we breach one of these agreements, in addition to losing the right to use the Embassy Suites Hotels name for the operation of the applicable hotel, we may be liable, under certain circumstances, for liquidated damages equal to the fees paid to the franchisor with respect to that hotel during the three preceding years. All franchise license agreements covering our hotels all expire after 2013.

Competition
          The lodging industry is highly competitive. Each of our hotels is located in a developed area that includes other hotel properties and competes for guests primarily with other full service and limited service hotels in its immediate vicinity and secondarily with other hotel properties in its geographic market. We believe that location, brand recognition, the quality of the hotel, the services provided, and price are the principal competitive factors affecting our hotels.
Environmental Matters
          Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real property may be liable for the removal or remediation of hazardous or toxic substances on, under or in a property. These laws may impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials, and third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to related asbestos-containing materials. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require corrective or other expenditures. In connection with our current or prior ownership of hotels or other real estate, we may be potentially liable for various environmental costs or liabilities.
          We customarily obtain a Phase I environmental survey from an independent environmental consultant before acquiring a hotel. The principal purpose of a Phase I survey is to identify indications of potential environmental contamination and, secondarily, to assess, to a limited extent, the potential for environmental regulatory compliance liabilities. The Phase I surveys of our hotels were designed to meet the requirements of the then current industry standards governing Phase I surveys, and consistent with those requirements, none of the surveys involved testing of groundwater, soil or air. Accordingly, they do not represent evaluations of conditions at the studied sites that would be revealed only through such testing. In addition, Phase I assessments of environmental regulatory compliance issues is general in scope and not a detailed determination of a hotel’s environmental compliance. Similarly, Phase I reports do not involve comprehensive analysis of potential offsite liability. Our Phase I reports have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such liability. Nevertheless, it is possible that these reports do not reveal or accurately assess all material environmental conditions and that there are material environmental conditions of which we are unaware.
          We believe that our hotels are in compliance, in all material respects, with all federal, state, local and foreign laws and regulations regarding hazardous substances and other environmental matters, the violation of which could have a material adverse effect on us. We have not been notified by any governmental authority or private party of any noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of our current or former properties that we believe would have a material adverse effect on our business, assets or results of operations. However, obligations for compliance with environmental laws that arise or are discovered in the future may adversely affect our financial condition.
Tax Status
          We elected to be taxed as a REIT under the federal income tax laws. As a REIT, we generally are not subject to federal income taxation at the corporate level on taxable income that is distributed to our stockholders. We may, however, be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income. Our taxable REIT subsidiaries, or TRSs, formed to lease our hotels are subject to federal, state and local income taxes. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income to its stockholders. If we fail to qualify as a REIT in any taxable year for which the statute of limitations remains open, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for at least four years after the failure is remedied. In connection with our election to be taxed as a REIT, our charter imposes restrictions on the ownership and transfer of shares of our common stock. FelCor LP expects to make distributions on its units sufficient to enable us to meet our distribution obligations as a REIT. At September 30, 2009, our TRSs had a federal income tax loss carry-forward of $336.3 million.

Employees
          At September 30, 2009, we had 68 full-time employees. All persons employed in the day-to-day operation of our hotels are employees of the management companies engaged by us and are not our employees.
Legal Proceedings
          At September 30, 2009, there was no litigation pending or known to be threatened against us or affecting any of our hotels, other than claims arising in the ordinary course of business or that are not material. Furthermore, most of these ordinary course of business claims are substantially covered by insurance. We do not believe that any claims known to us, individually or in the aggregate, if resolved adversely to us, would have a material adverse effect on us.

COLLATERAL HOTELS
          We have agreed to secure the Notes with, among other things, first lien mortgages on 10 hotels owned by us and certain of our subsidiaries. In addition, the Initial Notes have, and the Exchange Notes will have, the benefit of a negative pledge with respect to these 10 hotels and four additional hotels owned by our wholly-owned subsidiaries. With respect to the subsidiaries that own the four additional hotels, these subsidiaries have only a leasehold interest in such underlying real estate and are currently unable to grant liens on those leaseholds. The following table and narrative information describes the 14 hotels that we sometimes refer to as Collateral Hotels, including the San Francisco Marriott Union Square, which completed an extensive multi-year renovation in June 2009. That hotel began operating as a Marriott hotel in April 2009; prior to that time, that hotel was operating without the benefit of a national brand. Consequently, we are providing separate data for that hotel.
Description of Collateral Hotels

						Book Value at
Hotel	Brand	Location	Rooms	Ownership	Interest(1)	June 30, 2009(3)(4)	Recent Renovations(4)
Sheraton Gateway Hotel — Atlanta Airport	Sheraton	Atlanta, GA	395	100%	Fee GL = 2038	$42,244	$5,335
Holiday Inn Boston at Beacon Hill	Holiday Inn	Boston, MA	303	100%	GL = 2028	63,814	7,317
Embassy Suites Dallas — Market Center	Embassy Suites Hotel	Dallas, TX	244	100%	Fee	38,016	6,707
Embassy Suites Myrtle Beach — Oceanfront Resort	Embassy Suites Hotel	Myrtle Beach, SC	255	100%	Fee	57,928	14,236
Holiday Inn Nashville — Opryland Airport/Briley Parkway	Holiday Inn	Nashville, TN	383	100%	GL = 2027	40,449	5,509
Holiday Inn New Orleans — French Quarter	Holiday Inn	New Orleans, LA	374	100%	GL = 2065	72,555	4,044
Embassy Suites Orlando — North	Embassy Suites Hotel	Altamonte Springs, FL	277	100%	Fee	36,668	6,626
Doubletree Guest Suites — Walt Disney World Resort	Doubletree Guest Suites	Orlando, FL	229	100%	GL = 2057	43,428	5,153
Holiday Inn San Diego — on the Bay	Holiday Inn	San Diego, CA	600	100%	GL = 2029	98,311	8,858
Embassy Suites San Francisco Airport — Burlingame	Embassy Suites Hotel	Burlingame, CA	340	100%	GL = 2038 GL = 2018 GL = 2028	57,125	6,348
Holiday Inn San Francisco — Fisherman’s Wharf	Holiday Inn	San Francisco, CA	585	100%	Fee	82,740	6,645
Holiday Inn Select Toronto — International Airport	Holiday Inn	Toronto, Ontario, Canada	446	100%	Fee	41,577	6,358
Holiday Inn Toronto — Yorkdale	Holiday Inn	Toronto, Ontario, Canada	370	100%	Fee	33,031	5,423

Sub-Total			4,801			$707,886	$88,559
San Francisco Marriott Union Square	Marriott	San Francisco, CA	400	100%	Fee	137,592	43,824

Total			5,201			$845,478	$132,383

(1)	GL = Ground lease (date represents final maturity of ground lease, including all renewals).

(2)	Capital expenditures from January 1, 2006 through June 30, 2009.

(3)	Book value represents historical amounts invested in these properties before depreciation and is presented to illustrate compliance with the terms of our 8 1/2% Notes and Floating Rate Notes where we are required to have unencumbered assets with undepreciated book value greater than or equal to 150% of our total unsecured indebtedness. Book value does not equate to current market value.

(4)	Amounts in thousands.
          The Sheraton Gateway Hotel — Atlanta Airport is less than one-half mile from Hartsfield-Jackson Atlanta International Airport, and is minutes from all the major attractions in the area, including downtown Atlanta, the new Georgia Aquarium, Atlantic station and Turner Field — home of the Atlanta Braves. The Georgia International Convention Center is only two miles away. Major corporate accounts include Porsche, Volkswagen, UPS, Siemens, DHL, Cox Enterprises and Raytheon.

          This 395-room hotel recently underwent a renovation, including all guestrooms, bathrooms, public areas, including meeting space and the new Link@Sheraton experience in the lobby. The hotel has 17,289 square feet of flexible meeting space, including a 9,000 square foot ballroom, offering the best meeting space to guest room ratio in its competitive set and can accommodate groups of up to 1,200 people. Amenities include the indoor/outdoor heated pools with Jacuzzi, as well as state-of-the-art exercise equipment in our health club.
          The Holiday Inn Boston at Beacon Hill is located in downtown Boston at the foot of historic Beacon Hill. Massachusetts General Hospital and Shriners Burns Institute are located across the street. Given its superior location, the hotel caters to both corporate and leisure customers. Guests have easy access to all major attractions in Boston, including, Faneuil Hall, Quincy Market, TD Garden, the Boston Common and Public Garden, as well as the shops and restaurants of the elegant Back Bay and Beacon Hill neighborhoods. Almost 6,000 square feet of meeting space includes the Commonwealth Room, which has stunning unobstructed views of the State House and the Charles River and is a prime locale for weddings and corporate events.
          This 303-room hotel completed a renovation in 2007, which included upgrades to guestrooms, bathrooms, corridors, meeting rooms and infrastructure.
          The Embassy Suites Dallas — Market Center is conveniently located near a wealth of local businesses and demand generators. The hotel is across from the Southwestern Medical district, which encompasses the UT Southwestern Medical Center, one of the country’s leading academic medical centers, Zale Lipshy University Hospital, St. Paul University Hospital, Parkland Memorial Hospital and Children’s Medical Center Dallas. The hotel is only three-and-a-half miles from downtown Dallas, the Convention Center and the Arts District. Dallas Love Field Airport is less than two miles from the hotel. American Airlines Center — the home of the Dallas Mavericks and the Dallas Stars — and Victory Plaza are only two-and-a-half miles from the hotel.
          This 244-room all-suite hotel completed a renovation in 2007. All major guest-impact areas of the hotel, including guest rooms, lobby, atrium and meeting space were upgraded.
          The Embassy Suites Myrtle Beach — Oceanfront Resort, located in Kingston Plantation, features a 20-story, oceanfront all-suite hotel. Each of the hotel’s suites has views of the Atlantic Ocean. The hotel provides guests with access to Kingston Plantation’s recreational amenities, including nine pools, nine tennis courts, a 50,000 square foot Sport & Health Club and SPLASH! water park. In addition, the 70,000 square feet of meeting space can accommodate anything from small family gatherings to an 1,800-person reception. Located on the South Carolina coast only 10 miles northeast of the Myrtle Beach International Airport, the hotel is an ideal drive-to destination for summer vacationers along the eastern seaboard, as well as for corporate and incentive groups.
          This 255 all-suite hotel was renovated in 2009. Guestrooms, bathrooms, corridors, meeting space, pools, restaurants, lobby and other public space were all upgraded.
          The Holiday Inn Nashville — Opryland Airport/Briley Parkway is only two miles from Nashville International Airport. The 8,000 square feet of meeting space can accommodate groups of up to 400 people. The customer profile is well diversified by government, consulting, insurance and medical businesses. The hotel is surrounded by class “A” office space and is close to the Nashville Convention Center, the Country Music Hall of Fame and Ryman Auditorium, the former home of the Grand Ole Opry. Downtown Nashville is only five miles away, and Gaylord Entertainment Center, Music Row and the Cumberland Science Museum are less than ten miles away.
          This 383-room hotel was renovated in 2006. Guestrooms, bathrooms, corridors, public areas, exterior and signage were all upgraded.
          The Holiday Inn New Orleans — French Quarter is located in the heart of the famed French quarter with easy access to the Central Business District, the Convention Center, Louisiana Superdome and New Orleans Arena, which are all less than one mile from the property.
          This 374-hotel was renovated in 2008. In 2001, we completed the addition of 98 guest rooms. All guest rooms and bathrooms were upgraded, and the restaurant was converted to the Checkered Parrot sports bar and restaurant. Amenities include an indoor pool and fitness center.
          The Embassy Suites Orlando — North, located on Cranes Roost Lake in Uptown Altamonte near the Altamonte Mall, has easy access on Highway 4 to downtown Orlando, Walt Disney World, the Epcot Center,

SeaWorld and Universal Studios. IBM, Coca Cola and Verizon Wireless all have nearby offices. The hotel has over 5,700 square feet of meeting space.
          This 277-room all-suite hotel completed a renovation in 2007. In 1998, we completed the addition of 67 guest suites. Guestrooms and bathrooms, the restaurant (Omaha Steakhouse) and hotel infrastructure were all upgraded.
          The Doubletree Guest Suites — Walt Disney World Resort is the only all-suite official Disney hotel. The hotel is located inside the resort; so, guests have access to both early and late hours and the Disney transportation system. The hotel is also near Downtown Disney, which features The Downtown Disney Marketplace, Pleasure Island and Disney’s West Side.
          This 229-room hotel underwent a renovation in 2007. All of the suites, public space, meeting space, pool, fitness center and restaurant were all significantly upgraded. The renovation allows the hotel to capitalize fully on its unique location and the benefits to the guests associated with it.
          The Holiday Inn San Diego - on the Bay is located on the waterfront in San Diego, near the Gaslamp Quarter and the cruise ship terminal. This hotel is close to PETCO Park (home of the San Diego Padres) and just seven miles away from Qualcomm Stadium (home of the San Diego Chargers). The hotel offers several dining options on-site, including Ruth’s Chris Steakhouse and the Elephant & Castle Pub, and has over 24,000 square feet of meeting space.
          This 600-room hotel underwent a renovation at the end of 2007, including significant upgrades to guestrooms and bathrooms, as well as infrastructure.
          The Embassy Suites San Francisco Airport — Burlingame is located directly on San Francisco Bay, two miles south of San Francisco International Airport. The area is home to many diversified companies, including Boeing, California Teachers Association, Franklin Templeton, Genentech, Hewlett Packard, IBM and Oracle, and is in the heart of the Biotech region. This full service all-suite hotel has ready access to Monster Park (home of the San Francisco 49ers), AT&T Park (home of the San Francisco Giants), downtown San Francisco, the Moscone Convention Center, Union Square, Chinatown and the Golden Gate Bridge.
          This 340-room all-suite hotel underwent a renovation in 2007. Guestrooms and infrastructure were significantly upgraded.
          The Holiday Inn San Francisco — Fisherman’s Wharf is a located in the heart of San Francisco, blocks away from the Cable Car lines, Pier 39, ferries to Alcatraz, The Cannery Shops and Ghirardelli Square. The hotel has two restaurants and over 5,000 square feet of meeting space.
          This 585-room hotel underwent a renovation in 2007, including upgrades to guest rooms, public spaces, restaurant/lounge and meeting space.
          The Holiday Inn Select Toronto — International Airport is located adjacent to Toronto Pearson International Airport, Canada’s largest airport. The hotel is close to Toronto Congress Centre and International Centre, major hosts for area events, as well as Woodbine Entertainment Centre. Easy access to Hwy 401 and 427 puts Toronto’s world-class attractions just minutes away. The hotel offers over 21,000 square feet of meeting space and award-winning catering.
          This 444-room hotel recently underwent a renovation in 2007, including exteriors, guest rooms, bathrooms, restaurant, lounge and meeting rooms.
          The Holiday Inn Toronto — Yorkdale is conveniently located across the street from the city’s premier upscale shopping mall. In addition to the local attractions, the hotel’s adjacent proximity to Ontario’s major highway also contributes to its premium locale. The hotel boasts over 11,000 square feet of meeting space on one level.
          This 370-room hotel underwent a renovation in 2007, including upgrading corridors, guestroom soft goods, bathrooms and back-of-the-house systems.
          The San Francisco Marriott Union Square is situated in one of the most valuable hotel locations in the U.S. The property is located at the corner of Sutter and Powell Street in the heart of San Francisco and directly on the historic Powell Street Cable Car line. World-class shopping, restaurants and theaters are just steps away. The Moscone Center, the Financial District, Chinatown and AT&T Park (the home of the San Francisco Giants) are within walking distance, while the rest of the Bay Area is easily accessible.

          In addition to its 400 guest rooms and suites (including three floors of concierge rooms) that offer spectacular views of the city and the bay, this 30-story full-service hotel has a concierge lounge, fitness center, restaurant, Marriott Great Room and dynamic meeting space. The hotel was re-branded as a Marriott in April 2009 with approximately $44 million in multi-year renovations completed in June 2009.

MANAGEMENT
Executive Officers
          FelCor LP has no officers or other employees. All management of FelCor LP is conducted by and through FelCor, its general partner. FelCor has identified the following officers as “executive officers” as contemplated by the rules and regulations of the SEC:

Name	Age	Position(s) With FelCor	Officer Since
Richard A. Smith	47	President, Chief Executive Officer and Director	2004
Michael A. DeNicola	51	Executive Vice President and Chief Investment Officer	2001
Troy A. Pentecost	48	Executive Vice President, Director of Asset Management	2006
Andrew J. Welch	48	Executive Vice President and Chief Financial Officer	1998
Jonathan H. Yellen	42	Executive Vice President, General Counsel and Secretary	2006
Business Experience of Executive Officers
          Richard A. Smith became President, Chief Executive Officer and a director of FelCor in February 2006. Mr. Smith joined FelCor in November 2004 as its Executive Vice President and Chief Financial Officer and served as such until his promotion in February 2006. Mr. Smith previously served as Executive Vice President and Chief Financial Officer of Wyndham International, Inc. since April 2000. Mr. Smith joined Wyndham International in September 1999 as Senior Vice President and Treasurer, overseeing capital markets activity, corporate banking relationships, cash management, risk management and debt compliance. Prior to his tenure at Wyndham International, Mr. Smith was Vice President, Corporate Finance at Starwood Hotels & Resorts Worldwide, Inc. He also previously worked for Atlantic Richfield Company and Coopers & Lybrand.
          Michael A. DeNicola joined FelCor in December 2001 as its Executive Vice President and Chief Investment Officer. Mr. DeNicola has more than 20 years experience in the hospitality industry. Prior to joining FelCor, he was a Principal and the Head of the Lodging and Leisure Group for Lend Lease Real Estate Investments. From 1992 to 2000, Mr. DeNicola held a number of leadership positions with Carlson Hospitality Worldwide, including Executive Vice President of Carlson Vacation Ownership, Senior Vice President of Planning, Mergers and Acquisitions, and Vice President of Operations. Prior to 1992, he served as Senior Manager and Director of Hospitality Services for Kenneth Leventhal and Company and Vice President of Hotel Investments for VMS Realty Partners.
          Troy A. Pentecost, a hospitality veteran with more than a quarter century of industry experience, joined FelCor as Executive Vice President and Director of Asset Management in March 2006. He was Senior Vice President of Operations and Divisional Vice President of Operations for Remington Hotel Corporation from 2004 to 2006, where he was responsible for that company’s operational and sales activity. Prior to joining Remington, Mr. Pentecost was employed by Wyndham International, Inc. in various management roles, including Regional Vice President, Area Director and General Manager, from 1993 to 2004. Mr. Pentecost also previously worked with Guild Hotel Management Company, where he served as Regional Vice President and Director of Operations.
          Andrew J. Welch joined FelCor in July 1998 as its Vice President and Treasurer. He was named Senior Vice President and Treasurer in March 2001 and Executive Vice President, Chief Financial Officer and Treasurer in February 2006. Prior to joining FelCor, Mr. Welch had served as Vice President and Treasurer of Bristol Hotel Company from August 1997. Prior to joining Bristol, Mr. Welch held investment banking positions with Bank of America, N.A. and Citibank, N.A.
          Jonathan H. Yellen joined FelCor in July 2006 as its Executive Vice President, General Counsel and Secretary. Prior to joining FelCor, Mr. Yellen was engaged in the private practice of law, from 2003 to 2006, with Damon & Morey LLP in Buffalo, New York, and from 2001 to 2003 in solo practice in New York City, specializing in mergers and acquisitions, corporate finance and securities law. Mr. Yellen previously served as Vice President and Associate General Counsel of Starwood Hotels & Resorts Worldwide, Inc. and Executive Vice President and General Counsel of Digital Lighthouse Corporation, as well as engaged in the private practice of law in New York with Fried Frank Harris Shriver & Jacobson LLP, and in New York and California with Latham & Watkins LLP.

Terms of Office and Relationships
          Our named executive officers, or NEOs, are elected annually by our Board of Directors, typically at its first meeting held after each annual meeting and otherwise as necessary and convenient in order to fill vacancies or newly created offices. Each NEO holds office until a successor is duly elected and qualified or, if earlier, until retirement, death, resignation or removal. Any duly elected or appointed officer or agent may be removed by the Board of Directors whenever, in its judgment, our best interests will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.
          There are no family relationships among any of our current directors or executive officers. Except as described under “—Board of Directors” below, none of our director nominees or continuing directors hold directorships in any company with a class of securities registered pursuant to Section 12 or Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.
          There are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.
Board of Directors
          Our Board of Directors oversees the management of our Company on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations and the evaluation of his performance.
          Our corporate charter and bylaws provide for three classes of directors who serve staggered three-year terms expiring at the annual meeting three years following their election to a full term. The individuals currently serving on the board are Melinda J. Bush, Glenn A. Carlin, Thomas J. Corcoran, Jr., Robert F. Cotter, Thomas C. Hendrick, Charles A. Ledsinger, Jr., Robert H. Lutz, Jr., Robert A. Mathewson, Mark D. Rozells and Richard A. Smith.
          Ms. Bush, age 69, has served as a director of FelCor since May 2000. Since March 2002, Ms. Bush has served as the Chairman and Chief Executive Officer of HRW Holdings/Hospitality Resources Worldwide, LLC, a company that provides investment, market development and advisory services to the lodging and travel industry. From September 1996 until March 2002, she served as the Executive Vice President, Editorial and Publishing Director of Premier Hotels & Resorts, a division of Advanstar Communications. Prior to September 1996, Ms. Bush served as the Executive Vice President of Reed Elsevier’s Reed Travel Group/Hotel & Travel Index, which was engaged in hotel industry marketing and publishing activities on a global basis. Ms. Bush is a former director and trustee of the American Hotel Foundation. She has honorary degrees from Cornell University’s School of Hotel Administration and Johnson & Wales University and carries the CHA (Certified Hotel Administrator) designation awarded by the industry to hotel operators and general managers. She was also named Woman of the Year in Travel by the Travel Industry of America and is the recipient of several other awards for her achievements in the industry.
          Mr. Carlin, age 49, began serving his first term as a director of FelCor in 2009. He is co-founder and partner of GCET Capital Partners, LLC, a real estate investment and advisory firm. From 1992 to 2009, Mr. Carlin was employed by J.P. Morgan Securities Inc. and its predecessors, serving in a variety of capacities, most recently as a Managing Director and Head of Lodging & Gaming — Real Estate Investment Banking. Mr. Carlin previously worked at HVS Financial Services, Morgan Stanley Realty Incorporated and Arthur Andersen & Co.
          Mr. Corcoran, age 61, is the Chairman of the Board of FelCor. He served as the President and Chief Executive Officer of FelCor from its formation in 1994 until February 2006, when he became the Chairman of the Board. From 1991 to 1994, Mr. Corcoran served as the President and Chief Executive Officer of the general partner of the partnerships that were merged into FelCor at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.), an operator and franchisor of family entertainment center/pizza restaurants, and with Integra — A Hotel and Restaurant Company (formerly Brock Hotel Corporation). He served as the President and Chief Executive Officer of Integra from 1986 to 1990. Mr. Corcoran currently serves as the Immediate Past Chairman of the American Hospitality & Lodging Association.
          Mr. Cotter, age 57, was elected as a director of FelCor in July 2006. He was, until his retirement in 2008, President and a director of Kerzner International Holdings Limited, a developer and operator of luxury hotels and resorts, since March 2007. Prior to joining Kerzner, Mr. Cotter served as President and Chief Operating Officer for Starwood Hotels & Resorts Worldwide, Inc. from 2003 through his retirement from Starwood in December 2005. He spent most of his 33-year career with Starwood Hotels & Resorts and was named Chief Operating Officer in 2000, after serving as President, International Operations, and President and Chief Operating Officer, Europe. In addition to his expertise drawing from his career in the hotel industry, Mr. Cotter is a member of the Board of Trustees of the American Hotel & Lodging Educational Foundation. He is also a member of the Board of Trustees of Boston College.
          Mr. Hendrick, age 63, was elected as a director of FelCor in February 2007. He is currently President and a partner at Sagewood Partners, LLC, a developer of luxury, mixed-use commercial real estate projects in the U.S., Mexico, Caribbean and Latin America. Mr. Hendrick was formerly the Executive Vice President of Acquisitions and Development for the Kor Group, a privately held real estate investment, development and management firm, serving since November 2006, where he oversaw hotel and resort acquisitions, development opportunities and third-party management agreements on a worldwide basis. Prior to his work with Kor, Mr. Hendrick served in senior development positions for Mandarin Oriental Hotel Group from 2002 to 2006, Rosewood Hotels & Resorts from 1998 to 2002, and prior to that, Regent International Hotels as Vice President of Development, Mariner Hotels (currently Remington Hotels) as Executive Vice President of Development and Wyndham Hotels & Resorts as Regional Vice President of Development.
          Mr. Ledsinger, age 60, has served as a director of FelCor since November 1997. Mr. Ledsinger is currently Vice Chairman of Choice Hotels International, Inc., or Choice, from which he retired as Chief Executive Officer in 2008. Mr. Ledsinger was named the President and Chief Executive Officer of Choice in August 1998 and was promoted to Vice Chairman and Chief Executive Officer in 2006. Prior to August 1998, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of St. Joe Corporation from May 1997 until his election as President and Chief Operating Officer of that corporation in February 1998. From June 1995 until May 1997, Mr. Ledsinger was Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc. For more than three years prior to that, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, the former parent of Harrah’s Entertainment, Inc. He is also a director of Choice Hotels International, Inc. and Darden Restaurants, Inc.
          Mr. Lutz, age 60, has served as a director of FelCor since our merger with Bristol Hotel Company in July 1998. Mr. Lutz is currently the President of Lutz Investments LP through which he holds and manages a variety of investments. From 1994 through 2000, Mr. Lutz served as the Chairman and Chief Executive Officer, and a member of the executive committee, of Amresco, Inc., a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company engaged in real estate ownership and management.
          Mr. Mathewson, age 45, has served as a director of FelCor since May 2002. Since 1992, Mr. Mathewson has been the President of RGC, Inc., a privately-owned real estate investment company that invests primarily in hotels and other commercial real estate. RGC, Inc. and its affiliates have been significant investors in FelCor and its predecessors since 1993. In addition, from 1999 to 2000, Mr. Mathewson served as the Vice President of Business Development for Televoke Inc., an internet application service provider focusing on web, wireless and telephony integration. Mr. Mathewson currently serves as a director of International Game Technology.
          Mr. Rozells, age 48, was appointed as a director of FelCor in March 2008. He is the founder and President of Inversiones Latinoamericanas S.A., a private real estate investment and development company. From September 2005 to October 2006, Mr. Rozells served as Managing Director of Procinea Management LLC, a privately-held start-up investment firm focused on developing investment and financing strategies for non-traditional assets, including motion picture, television and electronic game content. From June 2003 to July 2005, Mr. Rozells served as President and Chief Executive Officer of DMX Music, Inc., a leading provider of music and in-store entertainment services via cable, satellite and the internet. In February 2005, DMX Music, Inc. and certain of its subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to an agreement to sell all of the assets of DMX Music. From April 2000 to June 2003, Mr. Rozells served as Executive Vice President and Chief Financial Officer of Liberty Digital, Inc., a publicly-held new media and music content production and distribution company that was majority- owned by Liberty Media Corporation. From March 1998 to April 2000, Mr. Rozells was Senior Vice President, Finance and Treasurer of Starwood Hotels & Resorts Worldwide, Inc., and prior to his service at Starwood, Mr. Rozells held treasury and finance positions with The Walt Disney Company, Imperial Corporation of America and Allied Signal, Inc. Mr. Rozells is a Chartered Financial Analyst.

          Mr. Smith’s biographical information can be found under “—Executive Officers.”
Board Committees
          The Board appoints committees to help carry out its duties. In particular, committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its deliberations with the full Board.
          The Board’s standing committees currently consist of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Current copies of the charters for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, may be found on the Investor Relations page of our website at www.felcor.com. A more detailed description of each of these committees is set forth below.
The Audit Committee
          The Audit Committee oversees audits, accounting, financial reporting and internal control matters. The committee appoints, compensates, evaluates and terminates the independent registered public accounting firm that audits our financial statements. The committee consults with our independent registered public accounting firm and reviews their audit and other work. The committee also consults with our Chief Financial and Chief Accounting Officers and reviews our internal controls and compliance with corporate policies.
          During 2008 and through November 30, 2009, the committee met prior to each earnings release to review the information to be reported and to examine any issues relating to the report of earnings. The committee also reviewed each Quarterly Report on Form 10-Q and the Annual Report on Form 10-K before filing. The directors currently serving on the Audit Committee are Messrs. Rozells (Chairman), Carlin, Hendrick, and Mathewson, each of whom is independent in accordance with the listing standards of the NYSE. Richard Ellwood served on the Audit Committee until his retirement in May 2009 and David Kloeppel served on the Audit Committee until his resignation in March 2008; during their tenure, they were also independent in accordance with the listing standards of the NYSE. The Board has reviewed the education, experience and other qualifications of each member of the Audit Committee. After review, the Board has determined that Mr. Rozells meet, and Mr. Kloeppel met during his tenure, the U.S. Securities and Exchange Commission’s, or SEC’s, definition of an “audit committee financial expert” and would be considered to be independent under the applicable rules of the SEC.
          Currently, none of the members of our Audit Committee serve on the audit committees of three or more public companies.
The Compensation Committee
          The Compensation Committee reviews and recommends the compensation to be paid to our senior executive officers and advises the Board on the adoption of, and administers, employee benefit and compensation plans. The Compensation Committee currently consists of Ms. Bush and Messrs. Ledsinger (Chairman), Cotter, and Lutz. Each member is independent in accordance with the listing standards of the NYSE.
          Scope of Authority
          In accordance with its charter, the Compensation Committee:
•	reviews and approves on an annual basis the corporate goals and objectives relevant to the compensation of our President and Chief Executive Officer and other executive officers, and evaluates such officers’ performance in light of these goals and objectives;

•	meets annually with our President and Chief Executive Officer to receive his recommendations concerning performance goals, his evaluation of our progress toward meeting these goals, and recommendations regarding compensation with respect to other executives and determines and approves, in consultation with our President and Chief Executive Officer, the compensation of our other executive officers;

•	oversees and administers all equity-based incentive plans, establishes guidelines, rules and interpretations for such plans, approves and ratifies awards, and amendments thereto, made under any such plans, and reviews and monitors awards under such plans, and makes recommendations to our Board with respect to the establishment or amendment of incentive-compensation and equity-based plans;

•	reviews the Compensation Discussion and Analysis as required by the SEC for inclusion in our annual proxy statement together with the committee’s report;

•	reviews annually director compensation levels and practices and, if determined to be appropriate, recommends changes in such compensation levels and practices to the Board, taking into account the considerations set forth in our Corporate Governance Guidelines;

•	recommends to the Board guidelines or agreements with respect to severance, change in control or other termination payments to be made to executive officers, other officers and key employees and exceptions to those guidelines or agreements with respect to executive officers;

•	approves any special or supplemental benefits provided to any director or any of our executive officers; and

•	makes recommendations with respect to and, together with our other independent directors, determines and approves the compensation of, the President and Chief Executive Officer.
          The committee’s charter is reviewed annually by the committee and any recommended modifications or revisions are submitted to the Board for review and approval. For a further description of the committee’s role, processes and procedures in determining or recommending the amount and form of executive and director compensation, see “—Compensation Discussion and Analysis” and “—Director Compensation.”
          Committee Composition
          Each member of the committee has been determined by the Board to be “independent” under the rules of the NYSE. Additionally, no director may serve on the Compensation Committee unless that director (1) is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.
          The members of the committee were appointed by the Board at the recommendation of the Corporate Governance and Nominating Committee, and each member serves until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the committee may be removed, with or without cause, by a majority vote of the Board. Mr. Ledsinger was elected chairman of the committee by the Board, and, in that capacity, he chairs all regular sessions of the committee and sets the agendas for committee meetings.
          In accordance with its charter, the committee has the exclusive right to engage or terminate independent compensation consultants; management has no such authority.
The Corporate Governance and Nominating Committee
          The Corporate Governance and Nominating Committee recommends to the Board candidates for election as directors, develops and recommends our Corporate Governance Guidelines, including criteria for membership on the Board and its committees, to the Board and considers other corporate governance issues. This committee currently consists of Messrs. Lutz (Chairman), Ledsinger, and Rozells, each of whom is independent in accordance with the listing standards of the NYSE.
Other Committees
          The Board has also established two other committees: an Executive Committee and a Finance Committee.
          The Executive Committee was established to exercise broad powers on behalf of the Board. In practice, the Executive Committee generally meets when it is impractical to call a meeting of the full Board. In addition, the Executive Committee is often asked by the Board to undertake a preliminary investigation of any issue or question. The Executive Committee currently consists of Messrs. Corcoran (Chairman), Cotter, Lutz, and Smith.
          The Finance Committee was established in 2009 to exercise broad powers on behalf of the Board as it relates to finance matters and financial transactions, in particular where the matters at hand may require more frequent meetings and consultation than practical for the full Board. The Finance Committee currently consists of Messrs. Smith (Chairman), Carlin, Ledsinger, and Rozells.

Compensation Discussion and Analysis
          This section contains a discussion and analysis of information regarding the compensation program in place for 2008 for Messrs. Smith, DeNicola, Pentecost, Welch and Yellen (our NEOs). FelCor’s independent directors, upon the recommendation of the Compensation Committee, approve the compensation of Mr. Smith (our President and Chief Executive Officer). In addition, in consultation with Mr. Smith, the committee determines and approves the compensation of our other NEOs.
Objectives of Our Compensation Program
          Our compensation program has three primary objectives:
•	Attracting, retaining and motivating exemplary executive talent with a fair and attractive executive compensation program;

•	Holding our executives accountable and rewarding them appropriately for successful business results; and

•	Aligning the interests of our executives with our stockholders’ long-term interests.
          Our compensation program is comprised largely of fixed base salary, annual cash bonus compensation and annual grants of restricted shares of our common stock. Our program is designed so that each of these elements is generally viewed as equally significant in our total compensation package to reflect different, but equally important, purposes. The total compensation opportunities offered to our NEOs are sufficient to reduce the need for anything more than very limited executive perquisites or enhanced benefit programs beyond those that are typically available to all of our employees. The compensation program for our NEOs is intended to reinforce our business strategy and core values by ensuring that:
•	Executive compensation levels are strongly dependent on realized performance results, appropriately balancing corporate and individual performance;

•	Executive compensation levels take into account both the competitive market for the best executive talent and the relative internal contributions of each executive;

•	Executive compensation practices reflect best practices in corporate governance; and

•	Our executive compensation program is straightforward and easy to communicate and explain to our employees and stockholders.
Our Compensation Decision Process
          General. The Compensation Committee, or the committee, meets regularly in advance of meetings of our Board of Directors and otherwise as our business requires throughout the year. Under a policy adopted by our Board of Directors, all committee meetings are generally open to all independent directors. In addition, from time to time, the committee invites other directors, management and such other persons as it deems appropriate to attend its meetings in order to assist it in carrying out its responsibilities. In discharging its duties, the committee has full access to all of our books, records, facilities, personnel, legal counsel and independent auditors. In addition, the committee has the power and authority to retain, at FelCor’s expense, outside counsel or other experts as the committee may deem appropriate.
          Customarily in the first quarter of each year, the committee reviews and approves any annual salary increases and restricted stock grants to our officers for the prospective year, including related performance-based vesting criteria, and annual cash bonus compensation for the prior year. The committee also establishes cash bonus performance criteria for the prospective year at that time. As part of this annual process, the committee reviews corporate performance relative to established criteria and circumstances and events that arose during the preceding period; the committee evaluates the individual performance of Mr. Smith (in his absence) and the other NEOs (together with Mr. Smith) and reports on these assessments to our other independent directors in executive session.
          In addition to its routine activities, from time to time, the committee conducts reviews of our compensation policies and practices as they relate to executive compensation. The basic structure of our compensation program — for all officers and for NEOs — reflects findings and analyses in the FPL 2004 Report (as defined below). In addition, in 2006, the committee undertook a review of the competitiveness of our compensation program within the marketplace. The committee seeks to ensure that the compensation we provide to all of our employees, including our NEOs, is competitive with compensation offered by a group of similarly-situated companies with which we compete

(our “Peer Group,” identified in further detail below). To assist in making its comparison to the Peer Group, the committee may engage compensation consulting firms from time to time to provide information regarding the compensation practices of the Peer Group.
          2006 Review — Competitive Compensation. During 2006, the committee engaged Bard Consulting, Inc. to review our overall compensation program and make recommendations in respect thereof to the committee, or the Bard Report. At that time, our Peer Group consisted of other real estate investment trusts and hotel companies of similar size, including:
Ashford Hospitality Trust, Inc.
Crescent Real Estate Equities Company2
Equity Inns, Inc.2
Host Hotels & Resorts, Inc.3
LaSalle Hotel Properties
Strategic Hotel Capital Inc.4
Sunstone Hotel Investors, Inc.
          The Bard Report noted that our annual equity compensation and cash bonuses paid to our NEOs were not competitive, as they fell below the midpoint for our Peer Group. According to the Bard Report, these components did not achieve the committee’s stated objectives of providing competitive compensation that attracts and retains talented executives over the long-term and ensures that our NEOs’ interests are sufficiently aligned with those of our stockholders. The Bard Report recommended the following changes to our NEO compensation:
•	Equity Compensation: The value of restricted stock granted annually to NEOs other than the Chief Executive Officer should increase from 100% to 125% of base salary. For our Peer Group, the Bard Report noted that average target equity grants for similarly situated executives were 124% of base salary. Moreover, certain companies in our Peer Group pay long-term cash-based incentive compensation. The Bard Report noted that for our Peer Group, average long-term compensation, including cash and equity, was 140% of base salary.

•	Annual Cash Bonuses: Annual cash bonuses should increase from a range of 20% to 80% of base salary, with a target amount equal to 50% of base salary, to a range of 37.5% to 112.5% of base salary, with a target amount equal to 75% of base salary. For our Peer Group, the Bard Report noted that average target annual cash bonuses for similarly situated executives were 69% of base salary.
          The committee approved these recommendations in 2007, but deferred implementation until after we had substantially completed our portfolio-wide renovation program and our strategic plan had been fully articulated and approved in its final form, which occurred in 2008. Those recommendations are now fully implemented, effective with respect to 2008 and thereafter, for NEOs other than Mr. Smith. Changes to Mr. Smith’s compensation were implemented in connection with the execution of his new employment agreement in 2007, as discussed further below.
          Bard Consulting, Inc. did not provide any other services for us or the committee during the engagement. In addition, Bard Consulting, Inc. served exclusively at the direction of the committee, through its chairman, and took no direction from our management, although our management did provide relevant data and comments.
          Mr. Smith’s Compensation. In 2007, the committee undertook a review of Mr. Smith’s expiring employment agreement. The committee took note of Mr. Smith’s significant accomplishments since joining us in 2004 and his promotion to chief executive officer in 2006. The independent members of our Board of Directors (at the committee’s recommendation) approved a new multi-year employment agreement with Mr. Smith based on:
•	the importance of retaining a talented and experienced Chief Executive Officer;
•	the importance of retaining a talented and experienced Chief Executive Officer;

[2]	This company is no longer an independent public company.

[3]	Data from Host Hotels & Resorts, Inc. was excluded from the analysis of base salary for NEOs (other than our CEO) because that company’s base salaries for comparable executives were substantially above the average of the rest of the Peer Group.

[4]	Now known as Strategic Hotels & Resorts, Inc.

•	Mr. Smith’s contributions to date including the successful completion of our disposition program, the development and implementation of a multi-year strategic plan, and the well-executed leadership transition from Mr. Corcoran, our founder; and

•	the need to ensure that Mr. Smith remained focused and committed to the successful execution of our long-term strategic plan.
          Generally, Mr. Smith’s employment agreement created a stronger emphasis on our long-term corporate performance relative to the other elements of his compensation and relative to our CEO Peer Group (defined below). The details of the terms of Mr. Smith’s current employment agreement are described in further detail under the heading “—Employment Agreement with Richard A. Smith.”
          The terms of Mr. Smith’s employment agreement were established based on negotiations between Mr. Smith and Mr. Lutz, on behalf of the committee. Mr. Lutz negotiated the agreement based on the parameters approved by the committee and/or our Board of Directors. In connection with these negotiations, the committee authorized Mr. Lutz to engage FPL Associates Compensation to serve as compensation consultant. FPL Associates Compensation, which did not provide any other services for us or the committee during that engagement, served exclusively at the direction of the committee, through its chairman, and took no direction from our management.
          At the direction of the committee, FPL Associates Compensation provided certain analyses of the proposed compensation arrangements and compared Mr. Smith’s proposed compensation arrangements to the compensation arrangements currently provided to chief executive officers at comparable companies, or the FPL 2007 Report. The following companies were used to evaluate the proposed compensation arrangements for Mr. Smith, or the CEO Peer Group:
Ashford Hospitality Trust, Inc.
Choice Hotels Internationals, Inc.
Eagle Hospitality Properties Trust, Inc.5
Equity Inns, Inc.5
Hersha Hospitality Trust
Highland Hospitality Corporation5
Host Hotels & Resorts, Inc.
LaSalle Hotel Properties
Lodgian, Inc.
Strategic Hotels & Resorts, Inc.
Sunstone Hotel Investors, Inc.
          The companies comprising the CEO Peer Group were selected based upon their (i) ownership of and/or operation of similar real estate assets with a particular focus on public real estate investment trusts and (ii) similar market capitalizations.
          In reviewing the information provided in the FPL 2007 Report, the committee determined that it would be appropriate to enter into a new agreement with Mr. Smith that would provide him with the opportunity to earn compensation at a level consistent with the 75th percentile of the CEO Peer Group, assuming certain levels of performance are achieved, and the committee authorized Mr. Lutz to negotiate an agreement on that basis. From time to time, Mr. Corcoran participated in discussions with the committee and FPL Associates Compensation to provide a perspective on historical and industry compensation practices. The committee believed an agreement that provided an opportunity to earn compensation at that level was appropriate given Mr. Smith’s significant accomplishments, and the value we believed he brought us.
          Delegation of Authority. In fulfilling its responsibilities, the committee may delegate any or all of its responsibilities to a member of the committee or to a subcommittee consisting of members of the committee. In 2008, in connection with reviewing the vesting period for restricted stock grants and the effective and fair use of performance criteria in connection with restricted stock grants, the committee delegated to Mr. Lutz, its chairman, the authority to engage Towers Perrin to provide its advice, analysis and input to the committee. That delegation

[5]	This company is no longer an independent public company.

terminated upon approval of certain modifications to our annual restricted stock grant program. In addition, after the committee approved our discretionary cash bonus pool for 2008, it delegated to Mr. Lutz the authority to approve bonus allocations ultimately submitted by Mr. Smith, subject to certain limitations. Currently, the committee has made no other delegation.
          Role of Our Executive Officers in Compensation Decisions. In 2008, Mr. Smith attended each general meeting of the committee, except where the committee considered his individual compensation arrangements. In particular, Mr. Smith regularly provided the committee with input concerning our compensation policies as they relate to all of our employees, including our other NEOs. Mr. Smith provided input to the committee based on his annual performance evaluation of each NEO. Mr. Smith also discussed with the committee a compensation budget applicable to all of our employees. Mr. Yellen typically attended committee meetings, acting as its secretary. In addition, Mr. Yellen provided the committee with legal advice concerning compliance with corporate, securities and tax laws and regulations relevant to the committee’s activities and/or our compensation programs, as well as the committee’s charter. Mr. Welch provided sensitivity and accounting analyses to assist the committee in its deliberations. The committee did not, however, make any adjustments to our executive compensation program solely on the basis of these analyses or evaluations. In 2008, the committee did not delegate any of its authority to anyone not on the committee.
Our Executive Compensation Program
          Our executive compensation program is comprised primarily of cash compensation (base salary, annual performance-based cash bonuses and discretionary cash bonuses) and equity compensation (annual grants of restricted stock), as well as certain other benefits discussed below. The committee has relied heavily on analyses and recommendations contained in a report prepared by FPL Associates Compensation in 2004, or the FPL 2004 Report, in establishing the basic structure of our equity compensation program. Because the committee places similar weight on each of the three principal components of our program, compensation for our NEOs is inherently weighted more heavily toward cash compensation. The committee regularly reviews the amount and mix of compensation and may make changes to the compensation program that are designed to keep our compensation competitive with members of our Peer Group. To ensure our competitiveness with our Peer Group, the committee aims to provide the opportunity for our NEOs (other than Mr. Smith) to earn compensation at a competitive level consistent with the 50th percentile of our Peer Group, assuming they achieve certain levels of performance. As previously mentioned, the committee strives to provide the opportunity for Mr. Smith to earn a compensation level consistent with the 75th percentile of our CEO Peer Group, assuming certain levels of performance are achieved.
          Cash Compensation: Base Salary. The committee believes a significant portion of the compensation that is provided to NEOs should be provided in the form of a fixed and liquid base salary because it provides executives with a base level of monthly income. Base salary for NEOs for any given year is generally fixed by the committee at its first meeting each calendar year, with any raises effective retroactive to the first day of that year. Currently, only Mr. Smith has an employment agreement that provides for a minimum level of salary. For the other NEOs, the committee is free to set base salary at any level it deems appropriate. In setting base salary, however, the committee generally adheres to our past practice with respect to all of its employees of increasing base salary to reflect only increases in the cost-of-living over prior year. Increases in base salary above a cost-of-living adjustment on a year-over-year basis are generally driven by exceptional performance, the promotion of an employee or retention concerns with respect to an employee. In addition to the foregoing considerations, the committee is mindful of its overall goal to keep cash compensation for NEOs competitive. For the NEOs, other than Mr. Smith, 2008 base salaries were increased by four percent to reflect increases in the cost-of-living over prior year. Mr. Smith’s base salary was increased in 2007 as a result of the negotiation of his employment agreement.
          Despite the committee’s historical practice of approving annual salary increases to reflect increases in cost of living, the committee took note of the extraordinary economic circumstances that affected the U.S. and global markets in 2008, which continue to challenge FelCor and the lodging industry as a whole. Because of these economic challenges, management recommended, and the committee agreed, that the base salaries of our NEOs and our other officers should not be increased in 2009.

          Base salaries for each of our NEOs for 2009, which are the same as they were for 2008, are as follows:

2009 Salary
Richard A. Smith	$600,000
Michael A. DeNicola	321,360
Troy A. Pentecost	321,360
Andrew J. Welch	321,360
Jonathan H. Yellen	321,360
          Cash Compensation: Performance-Based Annual Bonus
          Philosophy. The committee has two underlying philosophies that it generally adheres to in administering the annual bonus program. First, the committee believes that a substantial portion of the compensation we pay should be “at risk” based on progress toward achieving annual performance criteria. Second, the committee believes that all employees should be eligible to participate in the program and be subject to the same Company-wide objective performance criteria and evaluation. At the beginning of each year, the committee approves the objective performance goals that are applicable to every one of our employees. When determining an employee’s annual cash bonus, these objective performance goals are weighted roughly the same as an employee’s satisfaction of individual performance goals approved either by the committee or the employee’s supervisor, as the case may be. The committee may also consider circumstances and events that arose throughout the year that it determined were relevant, in addition to the pre-determined performance criteria.
          In all cases, certain levels of performance — first, at the corporate level and second, at the individual level — are required to achieve any bonus under this program, and the failure to meet these levels of performance can result in no cash bonus being awarded. The committee has the discretion to adjust performance criteria to the extent actual performance is adversely affected by circumstances outside management’s control. In addition, the committee, at all times, retains the discretion, separate and apart from the customary annual bonus program, to award greater or lesser bonuses if pre-determined criteria are exceeded or not achieved, depending on circumstances.
          Annual performance-based bonuses are included in our NEO compensation because they permit the committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the committee believes are consistent with our overall goals and the strategic direction set by our Board of Directors. Target bonuses are set each year by the committee, and bonuses are paid after performance is reviewed by the committee following year-end.
          Potential Bonus Ranges; Setting Performance Criteria. For 2008, the committee approved a potential annual cash bonus range (on a sliding scale) for each NEO, other than Mr. Smith, equal to 37.5% to 112.5% of base salary, with a target amount equal to 75% of base salary, which, based upon the Bard Report, more closely reflects annual cash bonus opportunities for similarly-situated executives within our Peer Group. In accordance with the terms of his employment agreement, Mr. Smith’s potential 2008 bonus ranged on a sliding-scale from 50% to 200% of base salary, with a target amount equal to 100% of base salary.5
          The actual percentage of base salary paid depended upon the achievement of corporate performance criteria for 2008, as described below; however, a portion of each NEO’s potential bonus was also “at-risk” based on the committee’s assessment of individual performance, as well as the committee’s review of circumstances and events that arose throughout 2008.
•	Corporate Performance: For 2008, consistent with past practice, the committee adopted a target level of funds from operations, or FFO,[6] as adjusted by the committee, or adjusted FFO, of $2.35 per share as the

[6]	Mr. Smith’s cash bonus range differs from the cash bonus range applicable to each other NEO because Mr. Smith’s bonus range was determined as a result of negotiating his employment agreement in 2007 and reflects, in part, the advice to the committee set out in the 2007 FPL Report and not the earlier studies. In the course of negotiating Mr. Smith’s employment agreement, the committee confirmed that the proposed bonus range was consistent with its goal to have Mr. Smith’s total compensation opportunity target the 75th percentile of the CEO Peer Group.

[7]	FFO is a recognized industry measure of performance for REITs. FFO is defined as net income or loss (computed in accordance with generally accepted accounting principles), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Please see Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for further discussion and a detailed reconciliation of FFO to our financial statements found elsewhere in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

relevant corporate performance criterion for the year, which was recommended by management based upon the 2008 budget approved by the Board of Directors. The committee selected FFO as its benchmark for operating performance because it is helpful in evaluating a real estate company’s operations. FFO takes into account our capital structure, excludes gains and losses on the sale of properties and adds back depreciation and amortization. Our independent directors ratified the corporate performance benchmark insofar as it is applicable to Mr. Smith.
          For 2008, the applicable bonus range for all of our employees corresponded to the achievement of 90% to 110% of our FFO benchmark. That range extends from a minimum, or threshold, level of achievement that, based on the budget approved in February each year, merits payment of a bonus (which the committee expects us to achieve), to a realistic target performance based on our projections (which the committee believes we should achieve), to superior, or stretch, performance criteria that could be achieved if strategic initiatives are particularly well-implemented (which the committee believes would require extraordinary efforts on the part of our executives and other employees). The following table represents the range of potential cash bonuses, based on corporate performance, and actual corporate performance in 2008 for our NEOs other than Mr. Smith:

Level of FFO	Percentage of	Corresponding FFO	Potential Bonus, as a
Benchmark	Target FFO	per Share ($)	Percentage of Base Salary
Threshold	90.0%	$2.11	37.5%
Target	100.0	2.35	75.0
Stretch	110.0	2.57	112.5
2008 FFO per share	84.7%	$1.99	0.0%
•	Individual Performance: Specific individual performance objectives are developed annually through an iterative process. For 2008, each NEO (other than Mr. Smith) submitted proposed individual performance plans to Mr. Smith, who reviewed each proposal with the relevant NEO. Mr. Smith then recommended those proposals, as modified based on his review, to the committee for its consideration; at the same time, Mr. Smith submitted his own proposed individual performance plan to the committee for its consideration. In both general and executive session, the committee undertook substantive discussions of each NEO’s proposed performance plan and consulted with Mr. Smith concerning proposals for the other NEOs. The committee considered whether the plans accurately reflected the role of the particular NEOs and the nature of their responsibilities in general and in the overall context of our near-term and long-term corporate strategy. In addition, when approving individual performance plans, the committee strove to ensure that:
•	the incentives provided to the NEOs are consistent with the strategic goals set by our Board of Directors;

•	the performance standards are sufficiently ambitious so as to put the bonus compensation “at-risk”;

•	performance standards are sufficiently objective and permit an objective review of achievement at year-end; and

•	bonus payments will be consistent with the overall NEO compensation program established by the committee.
          Performance Reviews and Determination of Cash Bonuses. The committee reviews the individual performance of each NEO against his individual performance plan, taking into consideration facts and circumstances that arose during the year, shortly after the end of each year and the role and function of each of our NEOs, including the interplay between function and corporate strategy.

          The following table summarizes the actual bonuses paid in respect of 2008 to our NEOs under our annual cash bonus program, relative to salary and to potential bonuses:

	2008 Base	Potential Bonus ($)
	Salary ($)	Threshold	Target	Stretch	2008 Bonus ($)
Richard A. Smith	600,000	300,000	600,000	1,200,000	—
Michael A. DeNicola	321,360	120,510	241,020	361,530	—
Troy A. Pentecost	321,360	120,510	241,020	361,530	—
Andrew J. Welch	321,360	120,510	241,020	361,530	—
Jonathan H. Yellen	321,360	120,510	241,020	361,530	—
          Because we failed to achieve our corporate performance benchmark FFO for 2008, none of our NEOs were paid annual cash bonuses under our performance-based annual bonus program. However, as noted in the following discussion, the committee did award modest non-plan discretionary bonuses to all of our employees, including our NEOs, for 2008 based on actual performance.
          Cash Compensation: Discretionary Bonuses
          The following table summarizes the discretionary bonuses paid in respect of 2008 to our NEOs:

	Discretionary Bonus ($)	Percent of Threshold Bonus
Richard A. Smith	73,837	24.6%
Michael A. DeNicola	45,873	38.1%
Troy A. Pentecost	45,873	38.1%
Andrew J. Welch	45,873	38.1%
Jonathan H. Yellen	45,873	38.1%
          The committee recognized that corporate performance benchmarks established in February 2008 could not have taken into consideration the deep global recession that took hold in 2008 following the failures or near failures of major financial institutions, including Bear Stearns, Lehman Brothers, Merrill Lynch and AIG, among others, and related circumstances, such as gridlock in the capital markets (especially with respect to financing commercial real estate) and steeply rising unemployment. The committee recognized that these circumstances and events imposed adverse conditions entirely outside the control of FelCor, its management and employees, and also recognized the combined efforts of FelCor’s employees to minimize the adverse impact as the recession set in. In particular, the committee noted that, in the face of such adverse conditions, FelCor had surpassed nearly every other North American lodging REIT and hotel company in terms of RevPAR performance and achieved significant market share gains and exceptional operating margin preservation.
          In that light, the committee considered and approved an $829,190 discretionary bonus pool (which amount is equal to ten percent of the aggregate 2008 base salaries of our employees and is approximately 22% of the aggregate bonuses that could have been paid in respect of 2008 under our annual performance-based bonus plan at the target performance level) to be paid to our employees as initially allocated by Mr. Smith and subsequently approved by Mr. Lutz, on behalf of the committee. (Messrs. Corcoran’s and Smith’s participation in this discretionary bonus pool was ratified by our independent directors.) With regard to our NEOs, their respective discretionary bonuses represented smaller percentages of the threshold amounts they would have received had we achieved the 2008 threshold performance target under our annual bonus plan, as compared to our other employees, who generally received discretionary bonuses equal to 40% of their respective 2008 threshold amounts under our annual bonus plan. The committee determined that the discretionary bonuses to be paid to our NEOs should be adjusted to reflect their greater responsibility for FelCor’s overall performance during 2008.
          Equity Compensation: Restricted Stock Awards
          General. The committee believes that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our stockholders. Under our equity compensation plans, we may issue restricted stock, stock options or both; however, since 2001, we have issued shares of restricted stock (as opposed to stock options) as equity compensation, which reflects the trend among other REITs and the committee’s conclusion that, because REITs must pay out a higher portion of earnings than a typical company, increases in stock price alone (which is required to realize the value of stock options) are not a completely accurate measure of success. Recipients of shares of our restricted stock are entitled to distributions on such shares, whether or not such shares have vested.
          In 2005, the committee recognized that most of our competitors for executive talent had restricted stock programs with some grants subject to time-based vesting only and some subject to additional performance-based vesting elements. The committee determined to implement a hybrid structure using performance-based vesting elements in addition to time-based vesting. Within this structure, one-half of each annual restricted stock grant was time-based and vests at the end of four years if the grantee is still employed by us at that time, and the remainder of each annual grant was based on corporate performance and vests over four years in equal parts subject to (i) continued employment with us on each vesting date and (ii) achievement of performance criteria that the committee determines annually (described in detail below).
          Setting Corporate Performance-Based Vesting Criteria. Annual performance measures apply to all shares of restricted stock that are subject to performance-based vesting and are eligible for vesting in that year, including those shares vesting in that year from prior years’ grants. In addition, if performance goals are missed in any year, the affected shares are not immediately forfeited, but remain outstanding with another opportunity to vest on the fourth annual vesting date based upon a four-year performance measure determined by the committee at the time of the original grant, subject to continued employment by us on that later vesting date. The one-year and four-year vesting periods were implemented to avoid penalizing our executives if corporate performance failed to satisfy the performance-based conditions in any given year, but we still met our long-term performance objectives.
          Accelerated Annual Vesting Criteria
          The committee believes the accelerated annual vesting criteria should reflect a realistic expectation of performance based on our projections, and the committee expects that our executives should achieve these measures.
          In 2008, the committee established a single performance-based vesting criterion — adjusted FFO per share — applicable to annual accelerated vesting of restricted stock. Annual accelerated vesting was also modified so that vesting of shares eligible for accelerated vesting occurs on a sliding scale, with 100% of the shares vesting if we achieve at least our target adjusted FFO (for 2008, $2.35 per share), decrementing on a straight-line basis to 75% of those shares vesting for achievement at or below a minimum threshold of adjusted FFO (for 2008, $2.11 per share). (Our actual adjusted FFO for 2008, $1.99 per share, was below the minimum threshold; consequently, only 75% of the shares eligible to vest in respect of 2008 on an accelerated basis vested.) This change is applicable to shares eligible to vest on an annual accelerated basis beginning in 2009, regardless of the grant date.
          Prior to 2008, annual performance-based vesting was subject to two separate measures: achievement of (i) at least targeted adjusted FFO per share and (ii) a minimum total annual stockholder return, including dividends, of at least 15%. Those criteria, set annually, were equally applicable to grants made in prior years to the extent those grants provided for accelerated performance-based vesting that could occur in the following year.
          The committee concluded in 2008 that correlating a range of adjusted FFO to the number of shares that vest rather than using an “all-or-nothing” adjusted FFO vesting threshold would enhance the performance incentive sought by the committee. At the same time, the committee eliminated the use of a one-year total stockholder return metric in order to avoid the unintended emphasis on external factors (such as broad trends in the overall economy) that are outside of management’s control or direct influence and do not necessarily relate to management’s progress toward achieving operating or strategic objectives as defined by our Board. The committee expects that, for future accelerated annual vesting, the methodology established in 2008 will be similarly utilized with reference to targets established by the Board each year.
          Four-Year Vesting Criteria. To the extent shares fail to vest on an accelerated basis, they can still vest at the end of a four-year vesting period based upon the achievement of separate performance criteria established for that period when the grant is made. These criteria may be modified by the committee at any time; however, the committee has never exercised its discretion in that regard.
          For grants made prior to 2008, the four-year performance-based vesting criterion was achievement of at least a 10% total stockholder return, calculated as annually compounding appreciation of our share price plus dividends paid.

          In 2008, the committee established two four-year performance vesting criteria, considered in order:
•	Relative stockholder return, which is determined by reference to stockholder returns achieved (including dividends paid) during the four calendar years immediately preceding the vesting date, relative to other lodging REITs that, throughout that four-year period, have had publicly-traded equity. The committee determined that relative stockholder return provides a meaningful link to market performance, while limiting the impact of the cyclical swings in the market and the lodging industry over the reference period.

•	Cumulated adjusted FFO, which is determined by combining actual adjusted FFO achieved for the four calendar years immediately preceding the vesting date. The committee determined that achievement of a range of adjusted FFO correlates closely to strategic and operating objectives established by our Board, management’s progress toward achieving those objectives and overall progress toward achieving long-term strategic goals.
          Shares will vest, first ¸ on a sliding-scale basis, depending on whether the Company’s relative stockholder return for the relevant years meets or exceeds that of the 25th percentile of the Company’s peer group (in which case, 50% of the shares eligible to vest will vest) to at least that of the 75th percentile of the Company’s peer group (in which case, 100% of the shares eligible to vest will vest). Second, any remaining shares will vest on a sliding-scale basis depending on whether our cumulative adjusted FFO for the relevant years meets or exceeds the cumulative targeted adjusted FFO for those four years (in which case, 100% of the remaining shares eligible to vest will vest), decrementing to at least cumulative “doable” adjusted FFO for those four years (in which case, 50% of the remaining shares eligible to vest will vest). As with prior year grants, any shares that fail to vest because neither criterion is satisfied will be forfeited automatically and immediately by the grantee and will no longer be outstanding.
          2008 Grants of Restricted Stock. In February 2008, the committee recommended, and the Board authorized, that we grant 98,400, 33,000, 33,000, 33,000 and 33,000 shares of restricted stock to Messrs. Smith, DeNicola, Pentecost, Welch and Yellen, respectively, under our equity compensation plans, based on the closing price of our common stock, $12.20, on February 21, 2008. Award numbers were rounded upward to the nearest whole lot of 100 shares. These shares will vest based upon the formulas and criteria described above.
          2008 Vesting of Prior-Year Grants. Certain shares of restricted stock, which were granted in years prior to 2008 subject to time-based and performance-based vesting, vested in 2008 as follows:

		Performance-Based
	Time-Based Vesting	Vesting[6]	Total
Richard A. Smith	32,500	—	32,500
Michael A. DeNicola	10,771	3,194	13,965
Troy A. Pentecost	4,000	—	4,000
Andrew J. Welch	5,523	1,595	7,118
Jonathan H. Yellen	4,000	—	4,000
          2008 Revisions to our Annual Restricted Stock Grant Program. In 2008, the committee revisited this structure and confirmed the importance of retaining a significant performance factor in our equity compensation program. However, after a preliminary review of trends and prevailing practices within our Peer Group and other public companies, the committee undertook a review of how performance affects the program and individual grantees. With the guidance of Towers Perrin, an independent consulting firm engaged to evaluate our current structure both relative to our peers and on an absolute basis to ensure we were achieving our desired goals, the committee determined to modify our long-term incentive strategy to incorporate performance measures exclusively in connection with determining the number of shares of restricted stock to be granted and to provide for three-year time-based vesting. The number of shares to be granted will continue to be determined by value, based upon

[8]	We failed to achieve our 2007 FFO target of $2.13 per share or a minimum stockholder return, including dividends, of 15%; consequently, shares of restricted stock subject to annual vesting based on those criteria did not vest in 2008. However, shares granted in 2004 that were subject to four-year performance-based vesting and had not previously vested pursuant to accelerated annual performance-based vesting nonetheless did vest in 2008 because we achieved the four-year performance-based vesting criteria applicable to those grants, a 10% total stockholder return, calculated as annually compounding appreciation of our share price plus dividends paid.

percentages of grantees’ base salaries (which percentages remain unchanged for our NEOs — 200% for Mr. Smith and 125% for our other NEOs), as previously adopted by the committee upon recommendations set out in the FPL 2004 Report and the Bard Report. One half of the shares granted are exclusively time-based, granted without reference to performance, and vest ratably over a three-year period. The other half of the shares are performance-based awards that, once granted, also vest ratably over three years. With regard to the performance-based portion of the grants, the committee has decided to look exclusively to achievement of FFO for the prior year, along the same scale used for our annual performance-based cash bonus plan because FFO correlates closely to the strategic and operating objectives established by our Board:
•	If the Company achieves its targeted performance, grantees are granted 100% of potential performance-based awards.

•	If performance is at or below the threshold level, grantees are granted 50% of potential performance-based awards.

•	If performance meets or exceeds the stretch level, grantees are granted 150% of potential performance-based awards.

•	If performance falls between threshold and stretch, the performance-based awards are determined by linear interpolation between 50% and 150% of the target award.
          The committee concluded that by using performance to adjust the number of shares granted as described above, grantees share equally in the downside risk and upside reward if we fall below or exceed targeted performance. The committee also determined that three-year ratable vesting is more consistent with trends and prevailing practices among our Peer Group.
          The committee determined that the foregoing changes would become effective for annual grants commencing in 2009.
          2009 Restricted Stock Grants: Impact of the Global Recession — Alternative Grants. When the committee met in February 2009, it reconfirmed its fundamental philosophy that our officers should receive a significant portion of their compensation in the form of long-term compensation, the amount of which is determined (in part) based upon performance and which would be subject to multi-year vesting. At the same time, in light of historically low trading prices for our common stock (due largely to the extraordinary circumstances affecting the worldwide economy that arose in 2008 and are continuing), the committee considered whether issuing the full number of shares of restricted stock — at these historically low trading prices — under our equity compensation plans pursuant to the previously adopted program would be unduly dilutive to our stockholders. Further, the committee took into consideration that the number of shares authorized under our equity compensation plans was intended to provide sufficient shares for annual grants to be made through 2011. The issuance of the full number of restricted shares at current prices would exhaust the shares available under our equity compensation plans this year.
          In light of these considerations, the committee concluded that, in lieu of issuing the full number of shares of restricted stock at abnormally low prices, we would instead limit the number of shares to be issued (the value of which was calculated based upon $1.01 per share (the closing price of our common stock on February 19, 2009)) and pay cash to our officers in an amount equal to the balance of the value of restricted stock that would otherwise have been granted under the program. The number of shares issued (564,810 shares) is approximately one-third of the shares available for issuance under our equity incentive plans after issuing 16,000 shares, in the aggregate, to our independent directors as a portion of the consideration for their 2008 service. The committee determined that because the remaining shares under equity compensation plans were originally intended to be sufficient for three more years, granting one-third of those shares this year would be consistent with the stockholders’ original expectations. At the same time, given that the program contemplates that grantees would be granted shares of restricted stock having a set value, as of the grant date, the committee determined that the difference in the value of the shares granted in 2009 to each grantee and the value of the restricted stock that would have customarily been granted under normal conditions would be made up with cash payments. These cash payments would be our contingent obligations and would be paid by us in accordance with the same vesting and forfeiture provisions applicable to our restricted stock grant program and our change in control and severance agreements. Consequently, the cash payment obligation would be contingent upon continued employment and not be payable until the scheduled vesting dates beginning next year, thereby preserving cash for more immediate needs.

          The following table summarizes the grant-date value, number of shares of restricted stock grants and total contingent cash payments granted to our NEOs with respect to the 2009 hybrid grants:

	Grant-Date Value ($)	Shares Granted (#)	Total Contingent Cash Payments ($)
Richard A. Smith	900,000	122,590	776,184.10
Michael A. DeNicola	301,275	41,037	259,827.63
Troy A. Pentecost	301,275	41,037	259,827.63
Andrew J. Welch	301,275	41,037	259,827.63
Jonathan H. Yellen	301,275	41,037	259,827.63
          In December 2009, FelCor’s compensation committee re-examined the restricted cash payments it awarded in February 2009. The committee determined that deferral of such cash payments in lieu of granting restricted stock deprives our officers of the incremental value that they would obtain as the price of our common stock recovers. Accordingly, the following changes to the 2009 grants were approved by our Board of Directors. In addition, similar restricted cash grants would also be made in 2010 in lieu of the annual grants of restricted stock:

•	Deferred cash payments granted in 2009 and scheduled to vest in 2011 and 2012 will be paid currently but remain subject to restrictions; in particular, those funds, or the securities purchased with those funds (only cash equivalents and/or FelCor securities are permitted), will be subject to a “claw-back” agreement that substantively mirrors the remaining vesting schedule ( i.e. , the claw-back would expire in 2011 and 2012 with respect to ratable portions of the cash and/or securities).

•	In the absence of shares available under the Company’s equity compensation plan sufficient to make normal annual restricted stock grants, additional restricted cash payments are to be made in 2010 to grantees, with the amount of such payments being equal to the value of the restricted stock that would otherwise have been granted; provided that those funds, or the securities permitted to be purchased with those funds (only cash equivalents and/or FelCor securities), will be subject to a “claw-back” agreement that substantively mirrors the customary three-year vesting schedule (i.e., the claw-back would expire in with respect to three ratable portions of the cash and/or securities March 1st of the next three calendar years).

We will take into consideration market conditions, the best interests of our stockholders and other relevant circumstances in future years to determine when we will return to our customary annual restricted stock grant program.
Grant of Additional Shares of Restricted Stock
          In December 2009, the committee also authorized one-time grants of 400,000 shares of restricted stock to Richard A. Smith, FelCor’s President and Chief Executive Officer, and 120,000 shares of restricted stock to each of our other named executive officers. These shares generally vest, subject to continued employment, in equal increments on January 1, 2012, 2013 and 2014 and are otherwise governed by the same terms as our annual restricted stock grants. These grants are designed to ensure that FelCor is at no competitive disadvantage in terms of retaining its executives and were determined by the committee to be appropriate under the circumstances and consistent with the committee’s overall objectives for FelCor’s compensation program.
          Perquisites
          We provide limited perquisites to our NEOs, although the committee reviews perquisites provided to NEOs and to executives at companies within our Peer Group to ensure that our executive compensation remains competitive and fair. Each of our NEOs participates in the health and welfare benefit plans and fringe benefit programs generally available to all of our employees. In addition to these health and welfare benefit plans, each of our NEOs is eligible to participate in our supplemental health insurance program. We pay the $13,000 deductible for each NEO that participates in this program. Please see the Summary Compensation Table for a summary of the amounts paid on behalf of each NEO pursuant to this program.
Deferred Compensation
          Our deferred compensation plan was terminated by our Board in February 2009 due to lack of participation. Prior to that time, the plan allowed certain employees, including our NEOs, to defer receipt of salary and/or bonus compensation and our directors to defer receipt of their fees. No deferrals of compensation were made by any eligible officers or directors in 2008, and our deferred compensation plan made a final distribution to Mr. DeNicola, the sole remaining participant, in January 2009.
Post-Termination Compensation
          Change in Control and Severance Agreements. We have entered into change in control and severance agreements with certain employees, including each NEO. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the agreements. In 2007, the committee authorized revisions to these agreements to ensure that they conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and to provide that the cash severance payments to be made under certain circumstances reflect current compensation levels. Under the change in control and severance agreements with respect to each NEO, upon the termination of his employment by us other than for Cause, Retirement or Disability (each as defined in the agreements) or by him for Good Reason (as defined in the agreements), the NEO would receive, among other benefits, a severance payment in an amount equaling 2.99 multiplied by the sum of his current base salary plus the greater of current year target cash bonus or average cash bonus for the preceding three years. Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2008, is found under the heading “—Change-in-Control and Severance Payments.”
          The committee believes that these arrangements are an important part of overall compensation for our NEOs. The committee believes that these arrangements will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The committee also believes that these arrangements are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
401(k) and Savings Plan
          We maintain a 401(k) Plan, which is generally available to all employees. We make “matching” contributions to the 401(k) Plan equal to 150% of amounts contributed by participating employees, subject to specified limits. Each of our NEOs contributed $15,500 (except for Mr. DeNicola, who contributed $20,500) to our 401(k) plan in 2008. In 2008, we made the maximum matching contribution ($23,250) to our 401(k) plan on behalf of each NEO.
Other Retirement Benefits
          We have no formal pension or retirement plan other than our 401(k) plan. The committee believes that providing such benefits to our NEOs at this time would be inconsistent with prevailing practices in the marketplace and difficult to justify to our other employees and investors. Moreover, those companies that do provide formal pensions and other retirement benefits often do so as a means of retaining employees over the long-term. The committee believes that our current compensation program and benefits are sufficiently attractive to our current executive team as to make implementing such other benefits in order to retain such employees over the long-term unnecessary at this time.
Stock Ownership Guidelines
          In 2007, the Corporate Governance and Nominating Committee established stock ownership guidelines for our NEOs to ensure that they each share the same risks with respect to their FelCor stock as our other stockholders. Mr. Smith, as our chief executive officer, is expected to hold shares of our common stock worth at least five times his base salary, and Messrs. DeNicola, Pentecost, Welch and Yellen are each expected to hold shares worth at least three times their respective base salaries, in each case to be accumulated over a five-year period and maintained thereafter. The Corporate Governance and Nominating Committee reviews each NEO’s holdings at least once annually. Shares of restricted stock are included in determining whether our executive officers’ holdings are consistent with established ownership guidelines. In addition, we have a strict policy that prohibits our executive officers from engaging in selling our common stock short or engaging in hedging or offsetting transactions regarding our common stock.

Director Compensation
          Our director compensation program is as follows: each non-management director receives for his or her annual service a base amount of $35,000, or $40,000 in the case of members of the Audit Committee, other than the Chairman, and $45,000 in the case of the Chairman of the Audit Committee, customarily payable in shares of common stock. In addition, each non-management director receives $1,000 for each Board meeting attended in person and $500 for each telephonic meeting in which he or she participates, payable in shares of common stock or cash, at each director’s election.
          Each of our non-management directors receives additional compensation for service on particular committees, payable in either shares of common stock or cash, at each director’s election. If a member of the Audit Committee attends more than five Audit Committee meetings during the year, he or she receives $1,000 for each additional meeting attended in person and $500 for each additional telephonic meeting in which he or she participated. Members of other committees receive $1,000 for each meeting of the respective committees attended in person and $500 for each telephonic meeting of the respective committees in which he or she participated.
          Finally, each of our non-management directors receives for his or her service an annual equity award equal to the lesser of:
•	2,000 shares of our common stock; or

•	the number of shares of our common stock having a value, on the date of grant, equal to $35,000 for 2008 or $40,000 for 2009 and thereafter.
          The compensation payable for the prior fiscal year to non-management directors is determined at the first meeting of the Board following the end of the fiscal year. With respect to compensation payable in common stock, all shares of common stock are issued under one or more of our restricted stock and stock option plans, but shares are fully vested upon the date of grant. The number of shares to be issued are determined by dividing the applicable dollar amount, including amounts for which the director has elected to receive common stock, by the closing price of shares of our common stock on the date of grant, and rounding up to the next whole lot of 100 shares.
          Each director is reimbursed for out-of-pocket expenses incurred in connection with his or her service on our Board.
          Mr. Smith, who received compensation as an employee in 2008, did not receive any additional or separate compensation for his services as a director in 2008. Mr. Corcoran received compensation pursuant to an employment agreement with the Company, but did not receive any additional or separate compensation for his services as a director in 2008.
          In 2008, the Compensation Committee undertook a comprehensive review of independent director compensation. In connection with that review, the committee engaged Towers Perrin to provide advice concerning the structure and competitiveness of FelCor’s current program relative to independent director compensation programs at other similarly sized companies, including lodging REITs, with publicly-traded stock. Towers Perrin performed certain analyses and concluded that FelCor’s current director compensation program provides under-market compensation to FelCor’s independent directors, and submitted certain recommendations that would ensure that FelCor’s independent director compensation program is competitive, appropriately compensates independent directors for their service on behalf of our stockholders and further aligns the interests of our independent directors with those of our stockholders. Nevertheless, in light of current economic circumstances, including the impact of the ongoing recession and capital market issues, the committee and the Board determined to make no changes to FelCor’s independent director compensation program for 2009.
          The compensation provided to each independent director for his or her services during all or part of 2008 (including David C. Kloeppel, who resigned from the Board in March 2008) is set forth below:
2008 Director Compensation Table(a)

	Fees Earned		Non-Equity	All Other
	or Paid in	Stock	Incentive Plan	Compensation
Name	Cash ($)(b)	Awards($)(b)	Compensation ($)	($)	Total ($)
Melinda J. Bush	43,000	2,020	—	—	45,020
Robert F. Cotter	43,500	2,020	—	—	45,520

	Fees Earned		Non-Equity	All Other
	or Paid in	Stock	Incentive Plan	Compensation
Name	Cash ($)(b)	Awards($)(b)	Compensation ($)	($)	Total ($)
Richard S. Ellwood	48,000	2,020	—	—	50,020
Thomas C. Hendrick	45,000	2,020	—	—	47,020
David C. Kloeppel(c)	11,863	498	—	—	12,361
Charles A. Ledsinger, Jr.	55,000	2,020	—	—	57,020
Robert H. Lutz, Jr.	46,500	2,020	—	—	48,520
Robert A Mathewson	45,000	2,020	—	—	47,020
Mark D. Rozells(c)	33,637	1,522	—	—	35,159

(a)	Mr. Smith, our President and Chief Executive Officer, and Mr. Corcoran, our Chairman received compensation as employees in 2008 and did not receive any additional or separate compensation for their services as directors in 2008. They are not included in this table because their compensation is described elsewhere in this prospectus.

(b)	For 2008, the Board of Directors determined that all independent director compensation, other than the annual equity award, would be paid in cash rather than stock because the issuance of shares of common stock at historically low trading prices in lieu of paying cash would have been unfairly dilutive to our stockholders.

(c)	Compensation reflects partial year service in 2008.
Executive Compensation
          The following tables show the compensation of our Chief Executive Officer, Chief Financial Officer and our three other most highly paid executive officers.
Summary Compensation Table

								Non-Equity
							Stock	Incentive Plan	All Other
							Awards	Compensation	Compensation
Name and Principal Position	Year		Salary ($)		Bonus ($)		($)(a)	($)(b)	($)(c)	Total ($)
Richard A. Smith	2008		600,000		73,837	(d)	1,985,042	—	36,250	2,695,129
President	2007		536,250		—		1,068,783	438,670	36,250	2,079,953
Chief Executive Officer(e)	2006		500,000		—		800,197	400,000	22,500	1,722,697

Andrew J. Welch	2008		321,360		45,873	(d)	236,233	—	36,250	639,716
Executive Vice President	2007		309,000		—		210,195	104,649	36,250	660,094
Chief Financial Officer(f)	2006		300,000		—		152,634	240,000	22,500	715,134

Michael A. DeNicola	2008		321,360		45,873	(d)	259,362	—	36,250	662,845
Executive Vice President	2007		309,000	(g)	—		275,754	161,800	36,250	782,804
Chief Investment Officer	2006		287,278	(g)	—		271,853	283,530	22,500	865,161

Troy A. Pentecost	2008		321,360		45,873	(d)	235,368	—	36,250	638,851
Executive Vice President	2007		309,000		—		146,265	184,649	36,250	676,164
Director of Asset Management	2006	(h)	205,449		—		91,042	164,384	11,250	472,125

Jonathan H. Yellen	2008		321,360		45,873	(d)	235,368	—	36,250	638,851
Executive Vice President	2007		309,000		—		146,265	104,649	36,250	596,164
General Counsel and Secretary	2006	(i)	150,000		79,106	(j)	36,417	120,000	119,991	505,514

(a)	Aggregate amounts recognized as compensation cost under FAS 123R including both service condition and performance condition. We applied a fair-value-based measurement method in accounting for share-based payment transactions and to record compensation costs for all awards granted after January 1, 2006. For grants awarded prior to 2006, we recorded compensation expense for the unvested portion of previously granted awards that remain outstanding as such awards continue to vest using the modified prospective method under FAS 123R. In valuing the grants awarded after 2005 with market performance conditions, we used a Monte Carlo simulation to compute the contract’s value based on the payout and vesting schedules. The model assumes that FelCor’s stock price follows a geometric Brownian motion. Volatility was calculated using historical stock price data over the last four years preceding the date of the grant.

(b)	For a more complete description of the amounts awarded please see the discussion in “—Compensation Discussion and Analysis—Cash Compensation: Performance-Based Annual Bonus.”

(c)	See “—All Other Compensation from Summary Compensation Table” for information as to items in this column.

(d)	Discretionary bonus approved by the Compensation Committee with respect to 2008.

(e)	In February 2006, the Board of Directors appointed Mr. Smith as President and Chief Executive Officer. Prior to that time Mr. Smith served as Executive Vice President, Chief Financial Officer.

(f)	In February 2006, the Board of Directors appointed Mr. Welch as Executive Vice President, Chief Financial Officer.

(g)	Includes $49,960 and $54,346 of cash compensation that Mr. DeNicola deferred during 2007 and 2006, respectively, and contributed to our non-qualified deferred compensation plan.

(h)	Includes compensation only during the period from the date Mr. Pentecost’s employment with FelCor commenced, March 6, 2006, through December 31, 2006.

(i)	Includes compensation only during the period from the date Mr. Yellen’s employment with FelCor commenced, July 1, 2006, through December 31, 2006.

(j)	Represents a signing bonus paid to Mr. Yellen upon commencement of his employment.
All Other Compensation from Summary Compensation Table
          The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” in the Summary Compensation Table above.

		Company Contributions to
		Retirement	Tax Gross-Up
Name	Year	and 401(k) Plans ($)(a)	Payment ($)	Perquisites ($)		Total ($)
Richard A. Smith	2008	23,250	—	13,000	(b)	36,250
	2007	23,250	—	13,000	(b)	36,250
	2006	22,500	—	—		22,500

Andrew J. Welch	2008	23,250	—	13,000	(b)	36,250
	2007	23,250	—	13,000	(b)	36,250
	2006	22,500	—	—		22,500

Michael A. DeNicola	2008	23,250	—	13,000	(b)	36,250
	2007	23,250	—	13,000	(b)	36,250
	2006	22,500	—	—		22,500

Troy A. Pentecost	2008	23,250	—	13,000	(b)	36,250
	2007	23,250	—	13,000	(b)	36,250
	2006	11,250	—	—		11,250

Jonathan H. Yellen	2008	23,250	—	13,000	(b)	36,250
	2007	23,250	—	13,000	(b)	36,250
	2006	22,500	17,526 (c)	79,965	(d)	119,991

(a)	Represents FelCor’s 150% match of employee contributions to FelCor’s 401(k) plan up to $23,250 in 2007 and 2008, and $22,500 in 2006. This 401(k) matching contribution is available to all FelCor employees.

(b)	Represents a supplemental health insurance benefit, which is not available to all FelCor employees.

(c)	Represents a tax gross-up payment that relates to our payment of $75,632 of relocation costs for Mr. Yellen in 2006.

(d)	Perquisites for Mr. Yellen in 2006 included $75,632 of relocation expenses and $4,333 related to a supplemental health insurance benefit.
Employment Agreement with Richard A. Smith
          In 2007, we entered into an employment agreement with Mr. Smith (which was modified in 2008 to take into account changes in our annual restricted stock grant program). The terms of Mr. Smith’s new employment agreement reflect extensive iterative negotiations between Mr. Smith and Mr. Lutz (as authorized by the Compensation Committee) and include:
•	A four-year term, expiring January 1, 2012, which term is subject to automatic 12-month renewal periods unless terminated upon prior notice;

•	Base salary of $600,000 per year, which may be adjusted upward annually (Mr. Smith’s annual base salary has not been increased since November 2007 and remains $600,000 per year);

•	Eligibility for annual cash bonuses of up to 200% of his base salary;

•	Eligibility for annual grants of restricted stock worth no less than 150% to 250% (depending on corporate performance for the prior year) of his then-current base salary that will vest on the same basis as for all of our other employees; and

•	A one-time grant of 250,000 shares of restricted stock, of which (x) 125,000 shares will vest incrementally from 2009 through 2012 on January 1st of each year as follows: 10% in 2009, 15% in 2010, 25% in 2011 and 50% in 2012; and (y) 125,000 shares will vest from 2009 through 2012 on January 1st of each year in increments ranging from 10,146 to 31,250 shares per year, subject to the attainment of the annual performance criteria established by our Board of Directors for our annual cash bonus program (any of these latter 125,000 shares that initially fail to vest as the result of the failure to attain relevant thresholds of achievement will not be immediately forfeited but will remain outstanding and may vest upon the fulfillment of additional conditions based upon our performance or at the discretion of the Compensation Committee or the Board of Directors).
          Mr. Smith’s employment agreement incorporates the terms of his change in control and severance agreement, which continues in force.
          Other than Mr. Smith, none of our other executive officers has an employment agreement.
2008 Grants of Plan Based Awards
          The following table sets forth information concerning grants of incentive plan awards and other stock awards to our NEOs during the fiscal year ended December 31, 2008, as well as possible payouts under cash incentive plans:

										Grant
										Date
										Fair
										Value of
			Estimated Future Payouts Under						All	Stock
			Non-Equity Incentive Plan			Estimated Future Payouts Under			Other	and
			Awards(a)			Equity Incentive Plan Awards(b)			Stock	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(c)	($)(d)
Richard A. Smith	2/21/2008	2/21/2008	300,000	600,000	1,200,000	—	—	—	49,200	600,240
	5/2/2008	5/2/2008	—	—	—	36,900	49,200	49,200	—	651,900

Andrew J. Welch	2/21/2008	2/21/2008	120,510	241,020	361,530	—	—	—	16,500	201,300
	5/2/2008	5/2/2008	—	—	—	12,375	16,500	16,500	—	218,625

Michael A. DeNicola	2/21/2008	2/21/2008	120,510	241,020	361,530	—	—	—	16,500	201,300
	5/2/2008	5/2/2008	—	—	—	12,375	16,500	16,500	—	218,625

Troy A. Pentecost	2/21/2008	2/21/2008	120,510	241,020	361,530	—	—	—	16,500	201,300
	5/2/2008	5/2/2008	—	—	—	12,375	16,500	16,500	—	218,625

Jonathan H. Yellen	2/21/2008	2/21/2008	120,510	241,020	361,530	—	—	—	16,500	201,300
	5/2/2008	5/2/2008	—	—	—	12,375	16,500	16,500	—	218,625

(a)	The amounts set forth the non-equity incentive plan compensation that could have been earned by our NEOs, except for Mr. Smith, in respect of 2008 depending on satisfaction of established performance criteria. The amounts, which are formulaic, represent 37.5% (threshold), 75% (target) and 125% (maximum) of the relevant NEO’s salary paid in 2008. Mr. Smith’s bonus compensation, based on his employment contract, which is formulaic, represents 50% (threshold), 100% (target) and 200% (maximum) of his salary paid in 2008.

(b)	Shares subject to performance-based vesting can vest in one of two ways: (i) annually over four years in equal increments, based on achieving annual performance criteria, and (ii) at the end of four years following the grant (to the extent not vested earlier), based on FelCor achieving separate, longer-range performance criteria. The threshold amounts shown on the table represent 75% of performance based shares eligible to vest. The targeted and maximum amounts shown both assume we achieve all of the performance criteria targeted by our Compensation Committee. The recipients of shares of our restricted stock are entitled to distributions on such shares until such time that the shares are either forfeited or vested.

(c)	These restricted shares will vest on the fourth anniversary of the grant date if we employ the grantee at that time.

(d)	Grant date fair value of stock grant awards is based on closing stock price at grant date.

2008 Outstanding Equity Awards At Fiscal Year-End
          The following table sets forth information concerning stock options and shares of unvested restricted stock held by our NEOs at December 31, 2008:

					Stock Awards
									Equity
									Incentive
							Market	Equity	Plan
	Option Awards (a)						Value of	Incentive	Awards:
	Number of Securities						Shares of	Plan	Market
	Underlying Unexercised				Shares of		Stock That	Awards:	Value of
	Options (#)		Option	Option	Stock That		Have Not	Shares That	Shares that
		Un-	Exercise	Expiration	Have Not		Vested ($)	Have Not	Have Not
Name	Exercisable	exercisable	Price ($)	Date	Vested (#)		(b)	Vested (#)	Vested ($)
Richard A. Smith	—	—	—	—	304,500	(c)	560,280	224,125 (d)	412,390
Andrew J. Welch	15,000	—	15.620	11/7/2011	37,050	(e)	68,172	31,925 (f)	58,742
Michael A. DeNicola	—	—	—	—	41,550	(g)	76,452	34,175 (h)	62,882
Troy A. Pentecost	—	—	—	—	35,050	(i)	64,492	23,050 (j)	42,412
Jonathan H. Yellen	—	—	—	—	35,050	(k)	64,492	23,050 (l)	42,412

(a)	No options held by any NEO were unexercisable or unearned at December 31, 2008.

(b)	We computed the market value of unvested shares using the closing stock price at December 31, 2008 of $1.84 per share.

(c)	These shares will vest according to the following schedule: 45,000 shares on January 1, 2009; 18,000 shares on April 26, 2009; 51,250 shares on January 1, 2010; 25,500 shares on February 17, 2010; 31,250 shares on January 1, 2011; 21,800 shares on March 1, 2011; 62,500 shares on January 1, 2012; and 49,200 shares on March 1, 2012.

(d)	These shares will vest according to the following schedule subject to meeting performance criteria: 31,250 shares on January 1, 2009; 6,375 shares on February 17, 2009; 17,750 shares on March 1, 2009; 9,000 shares on April 26, 2009; 31,250 shares on January 1, 2010; 12,750 shares on February 17, 2010; 17,750 shares on March 1, 2010; 31,250 shares on January 1, 2011; 23,200 shares on March 1, 2011; 31,250 shares on January 1, 2012; and 12,300 shares on March 1, 2012.

(e)	These shares will vest according to the following schedule: 6,500 shares on April 26, 2009; 7,500 shares on February 17, 2010; 6,550 shares on March 1, 2011; and 16,500 shares on March 1, 2012.

(f)	These shares will vest according to the following schedule subject to meeting performance criteria: 1,875 shares on February 17, 2009; 5,762 shares on March 1, 2009; 3,250 shares on April 26, 2009; 3,750 shares on February 17, 2010; 5,763 shares on March 1, 2010; 7,400 shares on March 1, 2011; and 4,125 shares on March 1, 2012.

(g)	These shares will vest according to the following schedule: 11,000 shares on April 26, 2009; 7,500 shares on February 17, 2010; 6,550 shares on March 1, 2011; and 16,500 shares on March 1, 2012.

(h)	These shares will vest according to the following schedule subject to meeting performance criteria: 1,875 shares on February 17, 2009; 5,762 shares on March 1, 2009; 5,500 shares on April 26, 2009; 3,750 shares on February 17, 2010; 5,763 shares on March 1, 2010; 7,400 shares on March 1, 2011; and 4,125 shares on March 1, 2012.

(i)	These shares will vest according to the following schedule: 4,000 shares on March 6, 2009; 4,000 shares on March 6, 2010; 6,550 shares on March 1, 2011; 4,000 shares on March 6, 2011; and 16,500 shares on March 1, 2012.

(j)	These shares will vest according to the following schedule subject to meeting performance criteria: 5,762 shares on March 1, 2009; 5,763 shares on March 1, 2010; 7,400 shares on March 1, 2011; and 4,125 shares on March 1, 2012.

(k)	These shares will vest according to the following schedule: 4,000 shares on July 28, 2009; 4,000 shares on July 28, 2010; 6,550 shares on March 1 2011; 4,000 shares on July 28, 2011; and 16,500 shares on March 1, 2012.

(l)	These shares will vest according to the following schedule subject to meeting performance criteria: 5,762 shares on March 1, 2009; 5,763 shares on March 1, 2010; 7,400 shares on March 1, 2011; and 4,125 shares on March 1, 2012.
2008 Option Exercises and Stock Vested
          The stock options exercised by, and the restricted stock vested in, each of our NEOs during the fiscal year ended December 31, 2008, are summarized in the table below:

	Option Awards		Stock Awards
	Shares		Shares	Value
	Acquired on	Value	Acquired on	Realized on
Name	Exercise (#)	Realized	Vesting (#)	Vesting ($)(a)
Richard A. Smith	—	—	32,500	506,675
Andrew J. Welch	—	—	7,118	92,349
Michael A. DeNicola	—	—	13,695	180,406
Troy A. Pentecost	—	—	4,000	48,480
Jonathan H. Yellen	—	—	4,000	31,880

(a)	Value determined based on the closing price of our common stock on the date of vesting.
2008 Nonqualified Deferred Compensation
          The follow table sets forth the nonqualified deferred compensation of our NEOs:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	(Withdrawals)/	Balance At
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Last Fiscal
Name	Year ($)	Year ($)	Year ($)	($)	Year-End ($)
Richard A. Smith	—	—	—	—	—
Andrew J. Welch	—	—	—	—	—
Michael A. DeNicola	—	—	(36,762)	(211,901)	32,848
Troy A. Pentecost	—	—	—	—	—
Jonathan H. Yellen	—	—	—	—	—
Change-in-Control and Severance Payments
          We have entered into change-in-control and severance agreements with each of our executive officers and certain other key employees. Each of these agreements automatically renews at calendar year end for successive one-year terms unless terminated. In the event of a potential change-in-control, each covered employee agrees to remain in our employ until the earlier of one year following the “potential change-in-control” or six months following an actual “change-in-control.” Following a “change-in-control,” a covered employee will be entitled to the immediate vesting of all stock options, awards of restricted stock and other benefits previously awarded or credited to his or her account (which is also required by the terms of our restricted stock grants). In addition, if a covered employee’s employment is terminated by us other than for disability, retirement, or “cause” (or by the employee for “good reason”), the covered employee also will be entitled to a lump sum severance payment equal, in the case of our NEOs, to 2.99 multiplied by the sum of a covered employee’s then-current base salary, plus the greater of (i) his average cash bonus (annualized for partial years of service) paid over the preceding three years of employment (or a shorter period, if employed less than three years) or (ii) his target cash bonus for the current year. We are required to “gross-up” the severance payment to cover excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise taxes. For purposes of these agreements, a change-in-control occurs whenever:
•	any person or group is or becomes the beneficial owner of 35% or more of our outstanding voting securities

•	a majority of the Board is comprised of persons designated by any person who has entered into an agreement with us to become a 35% or more beneficial owner or to effect a merger or consolidation transaction, or of persons other than those persons constituting the Board on the date of these agreements

•	our stockholders approve either a merger or consolidation of us with any other corporation or a plan or agreement under which all or substantially all of our assets would be liquidated, distributed, sold or otherwise disposed of

•	our Compensation Committee adopts a resolution to the effect that, in the judgment of the committee, a change in control has effectively occurred

          “Good reason,” for purposes of these agreements, means, among other things and subject to certain limitations, any of the following events following a change-in-control:
•	the assignment to the employee of any duties inconsistent with his or her status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his or her responsibilities or authority as compared to immediately prior to the change-in-control

•	a reduction in the employee’s annual base salary, as in effect immediately prior to the change-in-control, except for across-the-board salary reductions similarly affecting all of our executives and all executives of any person then in control of FelCor

•	the relocation of our principal executive offices, or the office where the employee is required to perform his or her duties, to a location more than 25 miles away

•	our failure to pay the employee any portion of his or her then-current compensation, or any portion or installment of deferred compensation, within five days of the date the payment is due

•	our failure to continue any compensation or benefit plan that the employee was participating in immediately prior to the change-in-control
          Under our standard form of restricted stock grant, if the Company undergoes a change in control or upon the death or disability of the employee, all restrictions on the restricted stock granted by the agreement are deemed to have expired as of the date preceding such event. (The conditional cash payments amortized in 2009 accelerate on substantially the same terms.) Similarly, all restrictions on the restricted stock granted by the agreement are deemed to have expired as of the date preceding the retirement of that employee, provided that he or she is at least age 60 or older at the time of retirement. None of our current NEOs are age 60 or older. No other benefits are required to be paid by us upon any other voluntary resignation or termination.
          As discussed above, we have entered into an employment agreement with Mr. Smith. His employment agreement provides that, upon termination due to death or disability, or for termination by the Company with “cause” or upon resignation for “good reason:”
•	Mr. Smith (or his estate) will be entitled to receive an amount equal to his base salary payable during the remainder of the term;

•	any outstanding stock options, awards of restricted stock and other benefits previously awarded or credited to his account will immediately vest;

•	Mr. Smith, and his covered dependents, as applicable, will be entitled to continued medical and dental benefits for the remainder of the term and COBRA benefits beyond that; and

•	Mr. Smith (or his estate) will be entitled to a gross-up payment for federal, state and local taxes resulting from such medical and dental benefits.
          In addition, for termination by FelCor without “cause” or upon resignation for “good reason,” Mr. Smith will be entitled to payment for accrued but unused vacation. If he is terminated for cause, he will only be entitled to the restricted shares that had vested prior to the date of termination. Any outstanding stock options on the date of termination will terminate on the 90th day after the date of such termination for cause.
          Under Mr. Smith’s employment agreement,
•	“good reason” means: (i) the assignment to Mr. Smith of any duties inconsistent with his status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his responsibilities; (ii) a reduction by us in Mr. Smith’s base salary, except for across-the-board reductions similarly affecting all of our executives; and (iii) any circumstance constituting a “good reason” following a “change-in-control” under our standard form of change-in-control and severance agreement described above.

•	“change-in-control” has the same meaning as in our standard change-in-control and severance agreement described above.
          To the extent that any transaction would result in Mr. Smith being entitled to exercise rights or receive benefits under both his employment agreement and his change-in-control and severance agreement, he is entitled to elect the rights and benefits he wishes to receive but may not receive the same rights or benefits under both agreements.
Termination or Change In Control Payments
          The following table shows the payments upon termination or a change-in-control that each of our NEOs would have received had a termination occurred on December 31, 2008:

		Before	After
		Change in	Change in
		Control	Control
		Termination	Termination
		w/o Cause or	w/o Cause							Change
		for Good	or for Good	Voluntary						in
Name	Benefit	Reason	Reason	Termination		Death		Disability		Control

Richard A. Smith	Salary and Bonus	1,800,000	3,588,000	—		1,800,000		1,800,000		—
	Acceleration of Stock Vesting(a)	972,670	972,670	—		972,670		972,670	(b)	972,670
	Benefit Plans(b)	124,640 (b)	59,859 (c)	—		124,640	(b)	—		—
	Excise Tax Gross Up	—	120,753	—		—		—		—

Andrew J. Welch	Salary and Bonus	—	1,681,516	—		—		—		—
	Acceleration of Stock Vesting(a)	—	126,914	—		126,914		126,914		126,914
	Benefit Plans	—	58,979 (c)	—		—		—		—
	Excise Tax Gross Up	—	33,018	—		—		—		—

Michael A. DeNicola	Salary and Bonus	—	1,681,516	—		—		—		—
	Acceleration of Stock Vesting(a)	—	139,334	—		139,334		139,334		139,334
	Benefit Plans	—	58,979 (c)	—		—		—		—
	Excise Tax Gross Up	—	—	—		—		—		—

Troy A. Pentecost	Salary and Bonus	—	1,681,516	—		—		—		—
	Acceleration of Stock Vesting(a)	—	106,904	—		106,904		106,904		106,904
	Benefit Plans	—	58,979 (c)	58,979	(c)	—		—		—
	Excise Tax Gross Up	—	226,293	226,293		—		—		—

Jonathan H. Yellen	Salary and Bonus	—	1,681,516	1,681,516		—		—		—
	Acceleration of Stock Vesting(a)	—	106,904	106,904		106,904		106,904		106,904
	Benefit Plans	—	58,979 (c)	58,979	(c)	—		—		—
	Excise Tax Gross Up	—	171,275	171,275		—		—		—

(a)	Represents unvested restricted stock grants at December 31, 2008 valued at the closing price.

(b)	Benefit plans include health, dental and supplemental health insurance coverage for the individual and his family, through the expiration of Mr. Smith’s employment contract, plus the period of continuation coverage under COBRA.

(c)	Benefits plans include, for a period of 24 months following termination health and dental insurance coverage for the individual and his family; group term life insurance equal to annual base salary; disability insurance; and supplemental health insurance coverage.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than 10% of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
          Based solely on a review of the copies furnished to us and representations from the officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2008, applicable to our officers, directors and greater than 10% beneficial owners were satisfied, except that two Form 4 reports were filed after expiration of the prescribed two business days after the transactions. One was a redemption by Thomas J. Corcoran, Jr. and FelCor, Inc. of limited partnership units in FelCor Lodging Limited Partnership for shares of restricted common stock, which occurred on September 29, 2008, and with respect to which the Form report was filed October 6, 2008; and the other was a redemption by RGC, Inc.(an entity controlled by Mr. Mathewson) of limited partnership units in FelCor Lodging Limited Partnership for shares of restricted common stock, which occurred on September 24, 2008, and with respect to which the Form 4 was also filed October 6, 2008.
          Based on written representations from the officers and directors, we believe that all Forms 5 for directors, officers and greater than 10% beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Stockholders
          The following table shows how much of our common stock was beneficially owned on November 30, 2009, by each person known to us to beneficially own more than 5% of our common stock.

			Amount of
Name and Address	Nature of Beneficial		Percent of
of Beneficial Owner	Ownership		Class(1)

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	6,371,715	(2)	9.8%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,215,013	(3)	6.5%

Zhengxu He Institute of Math, AMSS, CAS, Zhongguancun, Haidian District, Beijing 10080, PRC	3,872,894	(4)	6.0%

(1)	Based upon 64,687,841 shares outstanding as of November 30, 2009.

(2)	Based upon a Schedule 13G (Amendment No. 13) filed on February 6, 2009. As set forth in this Schedule, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts that are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc., and the securities are held for the economic benefit of the clients of those investment advisory subsidiaries and other managed accounts.

(3)	Based upon a Schedule 13G (Amendment No. 3) filed on February 13, 2009. As set forth in this Schedule, The Vanguard Group, Inc., an investment advisor, reported that it had sole voting power with respect to 83,293 shares, and sole dispositive power with respect to 4,215,013 shares, and that it held all of these shares on behalf of its advisory clients.

(4)	Based upon a Schedule 13G filed on September 18, 2009. As set forth in this Schedule, Zhengxu He reported that they had shared voting and dispositive power with respect to 3,872,894 shares.
Security Ownership of Management
          The following table shows how much of our common stock, Series A Preferred Stock and Series C Preferred Stock was beneficially owned on November 30, 2009 by the executive officers named in “Management—Summary Compensation Table” beginning on page 95, each nominee and continuing director, and all current directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the number of shares shown after his or her name in the table below. None of the shares owned by such persons are subject to any pledge. The address of each of the persons listed below is c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062-3933.

Amount and
Amount and	Nature of
Amount and	Nature of	Beneficial
Nature of	Beneficial	Ownership of
Beneficial	Percent	Ownership of	Percent	Series C	Percent
Name of	Ownership of	of	Series A	of	Preferred	of
Beneficial Owner	Common Stock	Class(1)	Preferred Stock	Class(1)	Stock(2)	Class(1)
Melinda J. Bush	14,600	(3)	*	—	*	—	*
Thomas J. Corcoran, Jr.	409,733	(4)	*	4,000	*	1,000	*
Robert F. Cotter	14,300	*	—	*	—	*
Michael A. DeNicola	147,818	(5)	*	—	*	—	*
Thomas C. Hendrick	15,200	*	—	*	—	*
Charles A. Ledsinger, Jr.	33,175	*	—	*	—	*
Robert H. Lutz, Jr.	36,700	(6)	*	—	*	—	*
Robert A. Mathewson	431,317	(7)	*	10,000	*	—	*
Troy A. Pentecost	102,551	(8)	*	—	*	—	*
Mark D. Rozells	1,507	*	—	*	—	*
Richard A. Smith	734,458	(9)	1.1%	—	*	10,000	*
Andrew J. Welch	144,111	(10)	*	—	*	—	*
Jonathan H. Yellen	103,314	(11)	*	1,000	(12)	*	—	*
All executive officers and directors, as a group (14 persons)(13)	2,188,784	3.5%	22,000	*	11,000	*

*	Represents less than 1% of the outstanding shares of such class.

(1)	Based upon 64,687,841 shares of common stock, 12,880,475 shares of Series A Preferred Stock and 6,798,000 Depository Shares representing 67,980 shares of Series C Preferred Stock outstanding as of November 30, 2009.

(2)	Reflects the number of Depository Shares held. Each Depository Share represents 1/100th of a share of Series C Preferred Stock.

(3)	The shares beneficially owned by Ms. Bush include (i) 7,700 shares of common stock held by Ms. Bush’s IRA, and (ii) 2,000 shares held by a trust of which Ms. Bush is the beneficiary.

(4)	The shares beneficially owned by Mr. Corcoran include (i) 25,000 shares of common stock issuable pursuant to stock options that are currently exercisable; (ii) 3,101 shares of common stock issuable upon the conversion of 4,000 shares of Series A preferred stock; (iii) 30,000 shares of common stock held by TCOR Holdings, LLC, of which he is the sole beneficial owner; (iv) 2,310 shares of common stock held by his IRA; and (v) 137,802 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three or four-year period from the date of grant, subject to the satisfaction of certain conditions.

(5)	The shares beneficially owned by Mr. DeNicola include (i) 94,534 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three or four-year period from the date of grant, subject to satisfaction of certain conditions, and (ii) 10 shares held for his minor children.

(6)	The shares beneficially owned by Mr. Lutz include (i) 34,200 shares owned by Lutz Investments LP, a family partnership of which Mr. Lutz is a beneficiary, and (ii) 2,500 shares owned by Mr. Lutz’s spouse.

The shares beneficially owned by Mr. Pentecost include 9053,815778 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three to five-year period from the date of grant, subject to satisfaction of certain conditions.

(7)	The shares beneficially owned by Mr. Mathewson include (i) 208,333 shares of common stock held by RGC Leasing, Inc., of which Mr. Mathewson serves as President and is a stockholder, and (ii) 7,752 shares of common stock issuable upon conversion of 10,000 shares of Series A preferred stock.

The shares beneficially owned by Mr. Smith include 561465,121531 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three to five-year period from the date of grant, subject to satisfaction of certain conditions.

(8)	The shares beneficially owned by Mr. Pentecost include 90,815 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three to five-year period from the date of grant, subject to satisfaction of certain conditions.

The shares beneficially owned by Mr. Welch include (i) 15,000 shares of common stock issuable pursuant to stock options that are currently exercisable, (ii) 2,237 shares held by his IRA, (iii) 3,000 shares held in custodial accounts for his minor children, and (iv) 9463,534247 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three to four-year period from the date of grant, subject to satisfaction of certain conditions.

(9)	The shares beneficially owned by Mr. Smith include 561,121 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three to five-year period from the date of grant, subject to satisfaction of certain conditions.

The shares beneficially owned by Mr. Yellen include (i) 115,724872 shares of common stock held by trusts of which Mr. Yellen is not the trustee for the benefit of Mr. Yellen’s minor children, (ii) 9053,815778 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three to five-year period from the date of grant, subject to satisfaction of certain conditions, and (iii) 775 shares of common stock issuable upon the conversion of 1,000 shares of Series A preferred stock.

(10)	The shares beneficially owned by Mr. Welch include (i) 15,000 shares of common stock issuable pursuant to stock options that are currently exercisable, (ii) 2,237 shares held by his IRA, (iii) 3,000 shares held in custodial accounts for his minor children, and (iv) 94,534 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three to four-year period from the date of grant, subject to satisfaction of certain conditions.

These shares are held by Mr. Yellen’s IRA.

(11)	The shares beneficially owned by Mr. Yellen include (i) 11,724 shares of common stock held by trusts of which Mr. Yellen is not the trustee for the benefit of Mr. Yellen’s minor children, (ii) 90,815 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three to five-year period from the date of grant, subject to satisfaction of certain conditions, and (iii) 775 shares of common stock issuable upon the conversion of 1,000 shares of Series A preferred stock.

See footnotes (3)-(14) above.

(12)	These shares are held by Mr. Yellen’s IRA.

(13)	See footnotes (3)-(13) above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Employment Arrangement with Thomas J. Corcoran, Jr.
          We entered into an employment agreement with Mr. Corcoran as of February 7, 2006, in connection with his appointment as our Chairman of the Board of Directors. The employment agreement is for a five-year term, with automatic renewals for terms of one year each, subject to termination upon prior notice by either party. Under the agreement, Mr. Corcoran received an annual base salary, for the initial year of the term, of no less than $473,434, and for each subsequent year (including any renewal periods), Mr. Corcoran is to be paid an annual salary of no less than $362,250. Mr. Corcoran also participates in our cash and restricted stock incentive programs, as established by our Compensation Committee from year to year. Mr. Corcoran’s current employment agreement incorporates the terms of his change in control and severance agreement, which continues in force. In 2008, Mr. Corcoran received total compensation of $1,018,371, which includes $388,042 in salary, $541,538 in stock awards (representing the aggregate amount recognized as compensation cost in 2008 under FAS 123R), $52,541 in non-equity incentive plan compensation, $23,250 for FelCor’s 150% match of employee contributions to FelCor’s 401(k) plan and $13,000 in supplemental insurance benefits.
Sharing of Offices and Employees
          We share our executive offices and certain employees with TCOR Holdings, LLC, successor to FelCor, Inc., an entity controlled by Mr. Corcoran. TCOR Holdings, LLC bears its share of the costs thereof, including an allocated portion of the rent, salaries of certain personnel, office supplies, telephones and depreciation of office furniture, fixtures and equipment. Any allocation of these shared expenses to us must be approved by a majority of our independent directors. During 2008, TCOR Holdings, LLC paid approximately $60,000 of such expenses. Mr. Corcoran’s salary is paid solely by us, and he receives no salary from TCOR Holdings, LLC. Mr. Corcoran is the former President and Chief Executive Officer and the current Chairman of the Board and a director of our Company.
Our Policy Regarding Related Party Transactions
          As they arise, we review all relationships and transactions in which we and our directors or executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Although we do not have a formal policy specifically addressing all related party transactions, our Code of Business Conduct and Ethics does cover conflicts of interest generally and applies to all of our officers, directors and employees, but not directly to 10% or greater stockholders. Under this Code, conflicts of interest are prohibited as a matter of policy. If any officer, director or employee becomes aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, that person is required to report the transaction or relationship in writing to our president or general counsel. The Code also provides guidelines on what may constitute conflicts of interest and sets forth standards to be followed in common situations where potential conflicts of interest may arise.

DESCRIPTION OF MATERIAL INDEBTEDNESS
Outstanding Senior Notes
          At September 30, 2009, we had issued and outstanding an aggregate of $515 million of senior notes, issued in two series, as follows:
•	$300 million aggregate principal amount of 8 1/2% Notes, issued under an indenture dated June 4, 2001; and

•	$215 million aggregate principal amount of Floating Rate Notes, issued under an indenture dated October 31, 2006.
          In September 2009, we commenced tender offers to purchase all of our outstanding 8 1/2% Notes and Floating Rate Notes. Through October 15, 2009, when the tender offers expired, we received tenders for $213.3 million of the 8 1/2% Notes, or approximately 71% of the amount outstanding at the commencement of the tender offer, and $213.6 million of the Floating Rate Notes, or approximately 99% of the amount outstanding at the commencement of the tender offer. All of the tendered 8 1/2% Notes and Floating Rate Notes were accepted and purchased by FelCor LP. In November 2009, we redeemed all of our remaining Floating Rate Notes. Therefore, as of the date of this prospectus, we have remaining outstanding approximately $87 million in aggregate principal amount of 8 1/2% Notes and no Floating Rate Notes.
          In connection with the tender offers, we also engaged in consent solicitations to amend the indentures governing the 8 1/2% Notes and Floating Rate Notes. As a result of these consent solicitations, we received the requisite consents to amend the indentures for 8 1/2% Notes and Floating Rate Notes to remove substantially all of the covenants and restrictions that were contained in those indentures.
Mortgage Debt
          At September 30, 2009, we had a total of $1.1 billion of mortgage debt, secured by 53 of our consolidated hotels with an aggregate net book value of $1.6 billion. In connection with the issuance of our Notes in October 2009, we agreed to grant mortgages and related security interests encumbering up to 14 additional, previously unencumbered hotels. Except in the case of our Notes, our mortgage debt is recourse solely to the specific hotels securing the debt, except in the case of fraud, misapplication of funds, and other customary recourse carve-out provisions. Much of our hotel mortgage debt contains provisions allowing for the substitution of collateral upon satisfaction of certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment, yield maintenance or defeasance obligations.
          Loans secured by certain of our hotels provide for lock-box arrangements under certain circumstances. We generally are permitted to retain an amount required to cover our budgeted hotel operating expenses, taxes, insurance and capital expenditure reserves but the remaining revenues would become subject to a lock-box arrangement if a specified debt service coverage ratio is not met. These hotels currently exceed the applicable minimum debt service coverage ratios; however, the lock-box provisions remain in place until the loans are repaid.

DESCRIPTION OF THE NOTES AND GUARANTEES
          The Initial Notes were, and the Exchange Notes will be, issued under an indenture, dated as of October 1, 2009, as amended and supplemented, among FelCor LP, as issuer, FelCor, as a guarantor, the Subsidiary Guarantors, and U.S. Bank National Association, as trustee. The terms of the Initial Notes and the Exchange Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The terms of the Exchange Notes will be substantially identical to the terms of the Initial Notes, except for certain transfer restrictions and registration rights relating to the Initial Notes.
          The following description of certain provisions of the indenture is a summary only. It does not restate the indenture in its entirety. Because this is a summary, we urge you to read the indenture and the relevant portions of the Trust Indenture Act of 1939 because they, and not this description, define your rights. More specific terms as well as definitions of relevant terms can be found in the indenture and the Trust Indenture Act of 1939. We have filed a copy of the indenture with the SEC as an exhibit to the registration statement, of which this prospectus constitutes a part. You may request a copy of the indenture by contacting us at the address set forth under “Where You Can Find More Information.”
          You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” For purposes of this section, we refer to FelCor Lodging Trust Incorporated as FelCor and FelCor Lodging Limited Partnership as FelCor LP. Unless otherwise indicated or the context otherwise requires, the words “we,” “our,” and “us” refer to FelCor, FelCor LP and their respective subsidiaries, collectively.
General
          The Initial Notes are in the aggregate principal amount of $636 million. The Initial Notes are, and the Exchange Notes will be, senior secured obligations of FelCor LP. The Notes will mature on October 1, 2014. The Notes will be secured by (i) a pledge of the limited partner interests in FelCor LP owned by FelCor, (ii) first lien mortgages on 10 hotels owned by FelCor LP and certain subsidiaries of FelCor LP and (iii) pledges of the equity interests of certain wholly-owned subsidiaries of FelCor LP that own all but two of the 10 hotels upon which first lien mortgages will be granted. The Notes will be secured only by the foregoing collateral and certain related operating assets, and will not be secured by any other assets of FelCor, FelCor LP or any of their subsidiaries. In addition, the Notes will have the benefit of a negative pledge with respect to the foregoing assets and four additional hotels owned by wholly-owned subsidiaries of FelCor LP that only have a leasehold interest in the underlying real estate and currently are unable to grant liens on those leaseholds or pledge the equity interest of the property owner, subject to limited exceptions. The Notes will be guaranteed by FelCor and those subsidiaries of FelCor LP that own the hotels as described below.
          Principal of, premium, if any, and interest on the Notes will be payable, and the Initial Notes may be exchanged or transferred, at the office or agency of FelCor LP in the Borough of Manhattan, The City of New York, which initially will be the corporate trust office of the trustee c/o SunTrust Robinson Humphrey Capital Markets, 125 Broad Street, 3rd Floor, New York, New York 10004, as agent for the trustee; provided that, at the option of FelCor LP, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register for the Notes.
          The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple. No service charge will be made for any registration of transfer or exchange of Notes, but FelCor LP may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.
          Subject to the covenants described below under “—Covenants” and applicable law, FelCor LP may issue additional notes under the indenture. The Initial Notes, the Exchange Notes, and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture.
Interest
          Interest on the Notes will be payable semi-annually in cash on each April 1 and October 1 commencing on April 1, 2010, to the persons who are registered Holders at the close of business on March 15 and September 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.
          The Notes will bear interest at a rate of 10% per annum.

Guarantees
          The Notes offered hereby will be fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by FelCor and the Subsidiary Guarantors, which are indentified under “—Certain Definitions.” If we default in the payment of principal of, or premium, if any, or interest on, any of the Notes when and as the same become due, whether upon maturity, acceleration, call for redemption, Change of Control, offer to purchase or otherwise, without the necessity of action by the Trustee or any holder, FelCor and the Subsidiary Guarantors shall be required promptly to make such payment in full. The indenture provides that FelCor and the Subsidiary Guarantors will be released from their obligations as guarantors under the Notes under certain circumstances. The guarantees are unconditional regardless of the enforceability of the Notes or the indenture. The obligations of FelCor and the Subsidiary Guarantors are limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.
          Each of our current and future Restricted Subsidiaries that subsequently guarantees any Indebtedness, or the Guaranteed Indebtedness, of FelCor LP, FelCor, or any Subsidiary Guarantor, or each a Future Subsidiary Guarantor, will be required to guarantee the Notes and any other series of senior securities guaranteed by the Subsidiary Guarantors. If the Guaranteed Indebtedness is (A) equal in right of payment with the Notes, then the guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.
          Subject to compliance with the preceding paragraph, the indenture also provides that any guarantee by a Subsidiary Guarantor will be automatically and unconditionally released upon (1) the sale or other disposition of all of the Capital Stock of the Subsidiary Guarantor or the sale or disposition of all or substantially all of the assets of the Subsidiary Guarantor , (2) the consolidation or merger of any such Subsidiary Guarantor with any person other than FelCor LP or a Subsidiary of FelCor LP, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be a subsidiary of FelCor LP, (3) a legal defeasance or covenant defeasance of the indenture, (4) the unconditional and complete release of such Subsidiary Guarantor in accordance with the Modification and Waiver provisions of the indenture, or (5) the designation of a Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under and in compliance with the indenture.
Security
          The Notes will be secured by (i) a pledge of the limited partner interests in FelCor LP owned by FelCor, (ii) first lien mortgages on 10 hotels owned by FelCor LP and certain subsidiaries of FelCor LP, and (iii) pledges of the equity interests of certain wholly-owned subsidiaries of FelCor LP that own all but two of the 10 hotels upon which first lien mortgages will be granted (collectively, and together with related operating assets and any Additional Pari Passu Collateral (as defined herein), the “Collateral”). The Notes will be secured only by the foregoing Collateral and certain related operating assets (which shall be deemed not to include any personal property that requires perfection other than by the filing of a financing statement), and are not be secured by any other assets of FelCor, FelCor LP or any of their subsidiaries. The Collateral securing the Notes will be pledged in favor of either the trustee or a collateral agent, or the Collateral Agent, appointed under the indenture. In addition to the Collateral, the Notes will have the benefit of a negative pledge with respect to the Collateral and four additional hotels owned by wholly-owned subsidiaries of FelCor LP that only have a leasehold interest in the underlying real estate and currently are unable to grant liens on those leaseholds or pledge the equity interest of the property owner, subject to limited exceptions.
          In the future, certain Indebtedness, including additional notes issued under the indenture, may be equally and ratably secured by the Collateral if additional assets of greater value are added to the Collateral (any such Indebtedness is referred to herein as “Additional Pari Passu Indebtedness.”) If Additional Pari Passu Indebtedness is issued that is equally and ratably secured by the Collateral, an intercreditor arrangement will be entered into between the applicable creditors and trustees, including the Collateral Agent, acting on behalf of all of the holders of our debt secured by the Collateral, for the purpose of establishing the sharing provisions with respect to the rights and remedies in respect of the Collateral; provided that in any event, the Collateral Agent shall maintain all possessory Collateral and shall control the disposition of any portion of the Collateral. The rights of the trustee or the Collateral Agent, as applicable, or the holders to foreclose upon and sell the Collateral upon the occurrence of an event of default will also be subject to the intercreditor arrangement and the limitations under bankruptcy laws.

          At any time upon or following the foreclosure by the Collateral Agent on the Collateral consisting of the limited partnership interests in FelCor LP, the Collateral Agent will have the right to require FelCor to transfer its general partner interest in FelCor LP to the Collateral Agent for a purchase price of $1.00. Such transfer right shall be the exclusive right of the Collateral Agent. FelCor has agreed that so long as any Notes are outstanding under the indenture it will not directly or indirectly create, incur, assume, or pledge or suffer to exist any Lien on its general partner interest in FelCor LP.
          The Liens on the Collateral and the right to require FelCor to transfer its general partner interest in FelCor LP will be released in the following situations: (1) upon payment in full of all amounts due in respect of the Notes; (2) upon satisfaction and discharge of the indenture in accordance with the terms of the indenture as described below; or (3) upon a legal defeasance or covenant defeasance in accordance with the terms of the indenture as described below. Upon such release with respect to the Notes, the security interests in the Collateral, and the associated option to purchase the general partner interests in FelCor LP from FelCor, will be automatically released and terminated.
          The hotels included in the Collateral, the hotels included as Additional Restricted Assets and, for the avoidance of doubt, any future hotels that constitute Replacement Property Collateral, collectively, the Restricted Hotels, are described in the following table.

Hotel	Security / Pledge Assignment
DoubleTree Guest Suites, in the Walt Disney World Resort	Mortgage Equity pledge

Embassy Suites Dallas — Market Center	Mortgage Equity pledge

Embassy Suites Myrtle Beach — Oceanfront Resort	Mortgage Equity pledge

Embassy Suites San Francisco Airport — Burlingame	NA

Holiday Inn Boston at Beacon Hill	NA

Holiday Inn New Orleans — French Quarter	Mortgage Equity pledge

San Francisco Marriott Union Square	Mortgage

Sheraton Gateway Hotel Atlanta Airport	Mortgage Equity pledge

Embassy Suites Orlando — North	Mortgage Equity pledge

Holiday Inn Select Toronto International Airport	Mortgage Equity pledge

Holiday Inn San Diego on the Bay	NA

Holiday Inn Toronto Yorkdale	Mortgage Equity pledge

Holiday Inn San Francisco —Fisherman’s Wharf	NA

Holiday Inn Opryland Airport/Briley Parkway	Mortgage

Limitations on Stock Collateral
          The Capital Stock and other securities of a Subsidiary of FelCor LP that are owned by FelCor LP or any Subsidiary Guarantor will constitute Collateral only to the extent that such Capital Stock and other securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the Commission (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary of FelCor LP due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement and only for so long as such financial statement requirement would otherwise have been applicable to such Subsidiary). In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral. Notwithstanding the foregoing, neither FelCor LP nor any subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any Capital Stock pursuant to this paragraph.
          In the event that Rule 3-16 of Regulation S-X under the Securities Act permits or is amended, modified or interpreted by the Commission to permit (or its replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Collateral Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to subject to the Liens under the Collateral Documents such additional Capital Stock and other securities.
          In accordance with the limitations set forth in the two immediately preceding paragraphs, the Collateral will include shares of Capital Stock and other securities of Subsidiaries of FelCor LP only to the extent that the applicable value of such Capital Stock and other securities (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. Therefore, following the Closing Date, the portion of the Capital Stock and other securities of Subsidiaries constituting Note Collateral may decrease or increase as described above. See “Risk Factors— The capital stock securing the Notes will automatically be released from the collateral to the extent the pledge of such collateral would require the filing of separate financial statements for any of our subsidiaries with the Commission.”
Release of Collateral
          The Grantors will be entitled to the releases of the assets and properties included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:
•	to enable the disposition of such assets and properties to the extent not prohibited under the covenants described under “—Covenants—Limitation on Collateral Asset Sales”; or

•	as described under “—Modification and Waiver” below.
          The security interests in all the Collateral securing the Notes and the applicable Subsidiary Guarantees and the right to require FelCor to transfer its general partner interests in FelCor LP will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including Additional Interest, if any) on, the Notes and all other obligations under the indenture, the Subsidiary Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including Additional Interest, if any), is paid or (ii) a legal defeasance or covenant defeasance under the indenture or a discharge of the indenture, each as described under “—Defeasance and Discharge.”
          The Collateral Agent’s ability to foreclose upon the Collateral is limited by applicable bankruptcy laws. See “Risk Factors— Your interest in the collateral may be adversely affected by the failure to record and/or perfect security interests in certain collateral.”

Sufficiency of Collateral
          In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the obligations under the Notes. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets or properties that may only be usable, and thus retain value, as part of the operations of one or more of the Grantors. Accordingly, any such sale of such Collateral separate from the sale of the operation of one or more of the Grantors may not be feasible or of significant value.
          Grant of Liens Post-Closing. With respect to our real properties to be mortgaged as security for the Notes, we do not expect that any mortgages, surveys or title insurance policies will be delivered prior to the issuance of the Exchange Notes and, additionally, we may in any event be prevented from granting leasehold mortgages with respect to at least four of our hotels. With respect to the portion of the Collateral for which a valid and perfected security interest in favor of the Collateral Agent was not created on or prior to the Closing Date, we have agreed to use our commercially reasonable efforts to complete those actions required to create and perfect substantially all of such Liens on such Collateral as soon as reasonably practicable and in any event within 180 days of the Closing Date. However, there will be no independent assurance that all hotels contemplated to be mortgaged as security for the Notes will be mortgaged, or that we will hold the real property interest we represent we hold or that we may mortgage such interest, or that there will be no lien encumbering such real property interest other than those permitted by the indenture. See “Risk Factors.”
Further Assurances; Third-Party Agreement; Operations
          FelCor LP, FelCor and their Restricted Subsidiaries will use their commercially reasonable efforts to do or cause to be done all things reasonably necessary to preserve, renew, and keep in full force and effect their existing rights, licenses, permits, and insurances that are material to any Collateral Hotel to the extent consistent with their ordinary course ownership and asset management of a hotel and comply in all material respects with all of their material agreements applicable to all Collateral Hotels. FelCor LP and its Restricted Subsidiaries will promptly notify the Trustee and the Collateral Agent of the giving or receipt of any notice of any material default under any material agreement applicable to the Collateral Hotels. FelCor, FelCor LP and the Restricted Subsidiaries will do or cause to be done all acts and things which may be reasonably required, or which the Collateral Agent may reasonably request, to assure and confirm the Collateral Agent holds enforceable and perfected first priority liens (subject to permitted liens) upon all real and personal property (including after-acquired property relating to the Collateral Hotels) that is subject to any Lien securing the Notes to the extent required by the Collateral Documents.
Optional Redemption
          Optional Redemption. Except as described below, FelCor LP does not have the right to redeem any Notes prior to maturity.
          Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to October 1, 2012, FelCor LP may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the Notes at a redemption price of 110% of the principal amount thereof, together with accrued and unpaid interest and Additional Interest, if any, to the date of redemption; provided that:
(1)	at least 65% of the principal amount of the Notes issued under the indenture remains outstanding immediately after such redemption; and

(2)	FelCor LP makes such redemption not more than 90 days after the consummation of any such equity offering.
          Make-Whole Premium. In addition, at any time and from time to time prior to October 1, 2014, FelCor LP and FelCor may, at their option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the Notes plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date. Notice of such redemption must be mailed to holders of the Notes called for redemption not less than 15 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The indenture provides that, with respect to any such redemption, FelCor LP and FelCor will notify the trustee of the Applicable Premium with respect to the Notes promptly after the calculation and that the trustee will not be responsible for such calculation.

          “Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the Notes called for redemption (if no maturity is within three months before or after October 1, 2014, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.
          “Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the Notes on October 1, 2014 (such redemption price being described above in the second paragraph of this “—Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on the Notes through October 1, 2014 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the Notes on such redemption date.
          “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to October 1, 2014, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to October 1, 2014.
          “Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the applicable trustee, Reference Treasury Dealer Quotations for the redemption date.
          “Quotation Agent” means the Reference Treasury Dealer selected by the applicable trustee after consultation with FelCor LP and FelCor.
          “Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by FelCor LP and FelCor that are primary dealers of Government Securities.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue with respect to the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.
Selection and Notice of Redemption
          In the event that FelCor LP chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the trustee either:
(1)	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

(2)	on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.
          No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited. Notice of redemption will be mailed by first-class mail at least 15 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Unless FelCor LP defaults in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

Sinking Fund
          There are no sinking fund payments for the Notes, except with respect to any Mandatory Redemption.
Registration Rights
          FelCor LP and FelCor agreed with the initial purchasers of the Initial Notes, for the benefit of the holders, that FelCor LP and FelCor would use their commercially reasonable efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered exchange offer to exchange the Initial Notes for an issue of notes that will be senior notes of FelCor LP with terms identical to the Initial Notes tendered, including the guarantee by FelCor and the Subsidiary Guarantors, except that such notes would not have legends restricting transfer. The exchange offer made by this prospectus and the registration statement, of which this prospectus constitutes a part, is intended to satisfy the foregoing obligations of FelCor LP and FelCor. The agreements with the initial purchaser require this exchange offer to remain open for at least 20 business days after the date notice of the exchange offer is mailed to the holders of the Initial Notes. For each Initial Note surrendered to FelCor LP under the exchange offer, the holder will receive an Exchange Note of equal principal amount.
          In the event that applicable interpretations of the SEC staff do not permit FelCor LP and FelCor to effect the exchange offer, or under certain other circumstances, FelCor LP and FelCor will, at their cost, use their best efforts to cause a shelf registration statement with respect to resales of the notes to become effective and to keep such shelf registration statement effective until the one year anniversary thereof or an earlier date when all of the notes have been sold under the shelf registration statement. FelCor LP and FelCor shall, in the event of a shelf registration, provide each holder copies of the prospectus, notify each holder when the shelf registration statement for the notes has become effective and take other actions that are required to permit resales of the notes. A holder that sells its notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by those provisions of the registration rights agreement that are applicable to that holder, including certain indemnification obligations.
          Based on an interpretation by the Commission’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exception set forth below, the Exchange Notes issued pursuant to the exchange offer in exchange for Initial Notes may be offered for resale, resold, and otherwise transferred by their holders, other than any holder which is our “affiliate” within the meaning of Rule 405 promulgated under the Securities Act or a broker-dealer who purchased Initial Notes directly from FelCor LP to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of business of the holder and the holder does not have any arrangement or understanding with any person to participate in the distribution of the Exchange Notes. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on this interpretation by the Commission’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes that were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.” Broker-dealers who acquired Initial Notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in this exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the Initial Notes, unless an exemption is available.
          If the exchange offer is not consummated by March 30, 2010, the annual interest rate borne by the Notes will be increased by 0.5% until the exchange offer is consummated or the SEC declares a shelf registration statement covering the resale of the Initial Notes effective.
          FelCor LP and FelCor are entitled to close the exchange offer 20 business days after its commencement; provided that, FelCor LP has accepted all Initial Notes validly tendered in accordance with the terms of the exchange offer. Initial Notes not tendered in this exchange offer will bear interest at the rate set forth on the cover page of this prospectus and will be subject to all of the terms and conditions specified in the indenture and to the transfer restrictions described in “Notice to Investors” in the offering memorandum relating to the Initial Notes.

          This description of some of the provisions of the registration rights agreement is a summary only. We urge you to read the registration rights agreement because it defines your rights regarding registration of the Initial Notes. A copy of the registration rights agreement has been filed with the SEC as an exhibit to the registration statement, of which this prospectus constitutes a part. You may request a copy of this agreement by contacting us at the address set forth under “Where You Can Find More Information.”
Ranking
          The Initial Notes are, and the Exchange Notes will be, our senior secured obligations. As to right to payments, the Notes will rank (i) on par with our other existing and any future senior secured debt to the extent that any such senior secured debt has a pari passu lien in the Collateral, (ii) senior to any future senior debt that is not secured by the Collateral to the extent of the value of the Collateral, (iii) senior to any future subordinated debt and (iv) effectively subordinated to any of our debt that is secured by assets other than Collateral including our existing mortgaged assets, to the extent of the value of the mortgaged assets. The Notes will be structurally subordinated, and effectively rank junior, to any liabilities of our subsidiaries that do not guarantee the Notes. As of September 30, 2009, on a pro forma basis after giving effect to this offering and the application of the proceeds therefrom, we and our consolidated Subsidiaries would have had approximately $1.8 billion of Indebtedness and our non-guarantor Subsidiaries would have had approximately $1.1 billion of Indebtedness and other liabilities, all of which is effectively senior to the Notes and the Subsidiary Guarantees.
Certain Definitions
          Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definition of other capitalized terms used in this description that are not defined below.
          “Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary and not incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.
          “Additional Pari Passu Indebtedness” means any Indebtedness incurred by FelCor LP, FelCor or any Subsidiary Guarantor so long as (i) such Indebtedness, together with the Exchange Notes, are secured equally and ratably on first priority basis by additional owned or leased real property and related operating assets (“Additional Pari Passu Collateral”) which have an appraisal value (as determined by the report or analysis of an independent appraiser selected by or reasonably satisfactory to the trustee and delivered to the trustee and the Collateral Agent) of not less than (x) 120% of the aggregate principal amount of such Indebtedness if so incurred prior to the second anniversary of the Closing Date and (y) 150% of the aggregate principal amount of such Indebtedness if so incurred on or after the second anniversary of the Closing Date, (ii) the holders of such Indebtedness will enter into an intercreditor agreement with respect to such Additional Pari Passu Collateral and the Collateral on terms reasonably satisfactory to the Collateral Agent and (iii) such Indebtedness is otherwise permitted to be incurred under clause (G) of paragraph (4) of the “Limitation on Indebtedness” covenant.
          “Additional Restricted Assets” means the assets and properties (including the related operating assets) of each Grantor/Guarantor relating to the following hotels: (i) the Embassy Suites San Francisco Airport — Burlingame; (ii) the Holiday Inn Boston at Beacon Hill; (iii) the Holiday Inn San Diego — on the Bay; (iv) Holiday Inn San Francisco — Fisherman’s Wharf; and (v) Replacement Collateral, if applicable.
          “Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of FelCor, FelCor LP and their respective Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP (without taking into account Unrestricted Subsidiaries) plus the minority interest in FelCor LP, if applicable; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:
(1)	the net income (or loss) of any Person, other than FelCor LP, FelCor or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to FelCor LP, FelCor or any of their respective Restricted Subsidiaries by such Person during such period;

(2)	the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(3)	any after-tax gains or losses attributable to Asset Sales;

(4)	any after-tax gains or losses from the extinguishment of debt including gains and losses from the termination of interest rate hedge transactions;

(5)	for so long as the Exchange Notes are not rated Investment Grade, any amount paid or accrued as dividends on Preferred Stock of FelCor LP, FelCor or any Restricted Subsidiary owned by Persons other than FelCor or FelCor LP and any of their respective Restricted Subsidiaries;

(6)	all extraordinary gains and extraordinary losses including, without limitation, gains and losses from any Casualty;

(7)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(8)	any non-cash goodwill or intangible asset impairment changes resulting from the application of Statement of Financial Accounting Standards Nos. 141, 141R or 142, as applicable, and non-cash charges relating to the amortization of intangibles resulting from the application of Statement of Financial Accounting Standards Nos. 141 or 141R, as applicable; and

(9)	all non-cash expenses related to stock-based compensation plans or other non-cash compensation, including stock option non-cash expenses.
          “Adjusted Consolidated Net Tangible Assets” means the total amount of assets of FelCor LP, FelCor and their respective Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting from the total amount of assets:
(1)	all current liabilities of FelCor LP, FelCor and their respective Restricted Subsidiaries, excluding intercompany items, and

(2)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of FelCor LP or FelCor and their respective Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant.

“Adjusted Total Assets” means, for any Person, the sum of:

(1)	Total Assets for such Person as of the end of the calendar quarter preceding the Transaction Date as set forth on the most recent quarterly or annual consolidated balance sheet of FelCor LP or FelCor and their respective Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant; and

(2)	any increase in Total Assets following the end of such quarter including, without limitation, any increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          “Asset Acquisition” means:
(1)	an investment by FelCor LP or FelCor or any of their respective Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with FelCor LP or FelCor or any of their respective Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such investment; or

(2)	an acquisition by FelCor LP or FelCor or any of their respective Restricted Subsidiaries from any other Person that constitutes substantially all of a division or line of business, or one or more hotel properties, of such Person; provided that the property and assets acquired are related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such acquisition.
          “Asset Disposition” means the sale or other disposition by FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than to FelCor LP, FelCor or another Restricted Subsidiary, of:
(1)	all or substantially all of the Capital Stock of any Restricted Subsidiary, or

(2)	all or substantially all of the assets that constitute a division or line of business, or one or more hotel properties, of FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
          “Asset Sale” means a Collateral Asset Sale or a Non-Collateral Asset Sale, as the case may be.
          “Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:
(1)	the sum of the products of:

•	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

•	the amount of such principal payment; by

(2)	the sum of all such principal payments.
          “Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.
          “Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
          “Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.
          “Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.
          “Change of Control” means such time as:
(1)	a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of FelCor or, other than by FelCor, of FelCor LP on a fully diluted basis; or

(2)	individuals who on the Closing Date constitute the Board of Directors (together with any new or replacement directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by FelCor’s shareholders was approved by a vote of at least a majority of the members of the Board of Directors then still in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.
          “Closing Date” means October 1, 2009.
          “Collateral Asset Sale” means the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of Collateral or Additional Restricted Assets.
          “Collateral Documents” means, collectively, one or more mortgages or deeds of trust, assignments of rents, security agreements and fixture filings concerning the fee interests or leasehold estate, as applicable, in certain of the Grantors, including all additions, improvements and component parts related thereto and all rents, issues and profits therefrom (collectively, the “Deeds of Trust”), a pledge agreement covering Capital Stock of certain of the Grantors, mortgages, intercreditor agreements, if any, and any other security agreement, financing statement or other document applicable to the Collateral, each as amended from time to time and any other instruments of assignment or other instruments or agreements executed pursuant to the foregoing.
          “Collateral Hotel EBITDA” means Consolidated EBITDA derived solely from the Restricted Hotels.
          “Collateral Hotel Interest Coverage Ratio” means, on any date a certificate is required to be delivered to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant (a “Report Date”), the ratio of:
•	the aggregate amount of Collateral Hotel EBITDA for the then most recent four fiscal quarters prior to such Report Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant (a “Four Quarter Period”); to

•	the aggregate Collateral Hotel Interest Expense during such Four Quarter Period.
          In making the foregoing calculation, the following, to the extent they apply to any Restricted Hotel, shall be taken into account:
          (1) pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Report Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of FelCor LP or FelCor (as evidenced by an Officers’ Certificate), to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; and
          (2) Collateral Hotel Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Report Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.
          “Collateral Hotel Interest Expense” means Consolidated Interest Expense derived solely from the Restricted Hotels.
          “Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.
          “Condemnation” means any taking by a Governmental Authority of assets or property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.
          “Consolidated EBITDA” means, for any period, without duplication, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:
(1)	Consolidated Interest Expense, and to the extent not reflected in Consolidated Interest Expense but otherwise deducted in calculating Adjusted Consolidated Net Income, (i) amortization of original issue discount with respect to (x) the Exchange Notes and (y) any other Indebtedness incurred after the Closing Date and (ii) the interest portion of any deferred payment obligation, calculated in accordance with GAAP;

(2)	income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets);

(3)	depreciation expense;

(4)	amortization expense; and

(5)	all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for FelCor LP, FelCor and their respective Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:
•	the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

•	the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
          “Consolidated Interest Expense” means, for any period, without duplication, the aggregate amount of interest expense, in respect of Indebtedness during such period, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP including, without limitation:
•	for all purposes other than the covenant “Limitation on Restricted Payments,” (i) the amount of any original issue discount with respect to Indebtedness incurred after the Closing Date that reflects the excess, if any, of the original issue discount with respect to such Indebtedness over the then-unamortized original issue discount of the Exchange Notes and (ii) the interest portion of any deferred payment obligation not incurred in the ordinary course of business, calculated in accordance with GAAP;

•	solely for the purposes of the covenant “Limitation on Restricted Payment,” (i) amortization of original issue discount with respect to (x) the Exchange Notes and (y) any other Indebtedness incurred after the Closing Date and (ii) the interest portion of any deferred payment obligation, calculated in accordance with GAAP;

•	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

•	the net costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of FelCor LP, FelCor or any of their respective Restricted Subsidiaries; and

•	all but the principal component of rentals in respect of capitalized lease obligations paid, accrued or scheduled to be paid or to be accrued by FelCor LP, FelCor and their respective Restricted Subsidiaries;
excluding (A) the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof), (B) any premiums, fees and expenses (and any amortization thereof) paid in connection with the incurrence of any Indebtedness, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and (C) any non-cash interest expense arising from the application of Statement of Financial Accounting Standards No. 133 or the adoption of FASB Staff Position No. APB 14-1.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.
          “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
          “Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:
(1)	required to be redeemed prior to the Stated Maturity of the Exchange Notes;

(2)	redeemable at the option of the holder of such class or series of Capital Stock, other than Units, at any time prior to the Stated Maturity of the Exchange Notes; or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Exchange Notes,

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Exchange Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Non-Collateral Asset Sales” and “Repurchase of Exchange Notes upon a Change of Control” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to FelCor LP’s repurchase of the Exchange Notes as are required to be repurchased pursuant to the “Limitation on Non-Collateral Asset Sales” and “Repurchase of Exchange Notes upon a Change of Control” covenants described below.
          “Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of FelCor or FelCor LP; provided that, the proceeds received by FelCor or FelCor LP directly or indirectly from such offering are not less than $50 million.
          “Event of Loss” means, with respect to any Collateral or Additional Restricted Asset (each an “Event of Loss Asset”) having a fair market value in excess of $15 million, any (1) Casualty of such Event of Loss Asset, (2) Condemnation or seizure of such Event of Loss Asset (other than pursuant to foreclosure or confiscation or requisition of the use of such Event of Loss Asset) or (3) settlement in lieu of clause (2) above; provided that an “Event of Loss” shall not include any of the foregoing if the Net Loss Proceeds therefrom are not in excess of $3 million in any occurrence or series of related occurrences.
          “Existing Senior Notes” means our outstanding 81/2% senior notes due 2011 and senior secured floating rate notes due 2011.
          “Fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.
          “Funds From Operations” for any period means the consolidated net income of FelCor LP, FelCor and their respective Restricted Subsidiaries for such period in conformity with GAAP (without taking into account Unrestricted Subsidiaries) excluding gains or losses from debt restructurings and sales of depreciable operating property, plus depreciation of real property (including furniture and equipment) and amortization related to real property and other non-cash charges related to real property, after adjustments for unconsolidated partnerships and joint ventures plus the minority interest in FelCor LP, if applicable.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect as of July 1, 2009, including without limitation, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to:
•	the amortization of any expenses incurred in connection with the offering of the Notes; and

•	except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 and 17.
          “Government Securities” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.
          “Grantors” means each of FelCor Lodging Limited Partnership, FelCor Hotel Asset Company, L.L.C., FelCor TRS Borrower 1, L.P., FelCor Lodging Holding Company, L.L.C., FelCor TRS Borrower 4, L.L.C., FelCor/CSS Holdings, L.P., FelCor Canada Co., DJONT Operations, L.L.C., DJONT Leasing, L.L.C., FCH/SH Leasing, L.L.C., FelCor TRS Holdings, L.L.C., BHR Operations, L.L.C., BHR Lodging Tenant Company and BHR Canada Tenant Company.

          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) a guarantee by FelCor LP or FelCor of Indebtedness of a Subsidiary of FelCor LP that is recourse (except upon the occurrence of certain events set forth in the instruments governing such Indebtedness, including, without limitation, fraud, misapplication of funds or other customary recourse provisions) solely to assets pledged to secure such Indebtedness, for so long as such guarantee may not be enforced against FelCor LP or FelCor by the holder of such Indebtedness (except upon the occurrence of such an event), provided that upon the occurrence of such an event, such guarantee shall be deemed to be the incurrence of a “Guarantee” and at the time of such incurrence and during such period as such guarantee may be enforced against FelCor LP or FelCor by the holder of such Indebtedness with respect to such Incurrence, such guarantee shall be deemed to be a “Guarantee” for all purposes under the indenture. The term “Guarantee” used as a verb has a corresponding meaning.
          “Guarantors” means FelCor and the Subsidiary Guarantors, collectively.
          “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.
          “Indebtedness” means, with respect to any Person at any date of determination (without duplication):
(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, Exchange Notes or other similar instruments;

(3)	the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4)	all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)	all Capitalized Lease Obligations;

(6)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8)	to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Currency Agreements and Interest Rate Agreements.

          The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:
•	the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP; and

•	Indebtedness shall not include any liability for federal, state, local or other taxes.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

•	the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant (“Four Quarter Period”); to

•	the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation,

(1)	pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of FelCor LP or FelCor (as evidenced by an Officers’ Certificate), to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2)	Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3)	pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period but subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(4)	pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into FelCor LP or FelCor or any of their respective Restricted Subsidiaries during such Reference Period but subsequent to the end of the related Four Quarter Period and that would have constituted Asset Dispositions or Asset Acquisitions during such Reference Period but subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period; provided that to the extent that clause (3) or (4) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more hotel properties, of the Person that is acquired or disposed of to the extent that such financial information is available.
          “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

          “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of FelCor LP, FelCor and their respective Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:
(1)	the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2)	the fair market value of the Capital Stock (or any other Investment), held by FelCor LP or FelCor or any of their respective Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant;
provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below:
•	“Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to FelCor LP or FelCor or any of their respective Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

•	the fair market value of the assets (net of liabilities (other than liabilities to FelCor LP or FelCor or any of their respective Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

•	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
          “Investment Grade” means a rating of the Exchange Notes by both S&P and Moody’s, each such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e. BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the Exchange Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by FelCor LP and FelCor, notice of which shall be given to a Responsible Officer of the Trustee.
          “Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).
          “Line of Credit” means one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).
          “Moody’s” means Moody’s Investors Service, Inc. and its successors.
          “Net Cash Proceeds” means:
(1)	with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents and, other than in the case of Collateral Asset Sales, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to FelCor LP or FelCor or any of their respective Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

•	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

•	provisions for all taxes actually paid or payable as a result of such Asset Sale by FelCor LP, FelCor and their respective Restricted Subsidiaries, taken as a whole;

•	payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale (other than in the case of any Collateral Asset Sale) that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale; and

•	amounts reserved by FelCor LP, FelCor and their respective Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(2)	with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, and, other than in the case of Collateral Asset Sales, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to FelCor LP or FelCor or any of their respective Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.
          “Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Temporary Cash Investments, (b) insurance proceeds, (c) all proceeds of any Condemnation or (d) damages awarded by any judgment, in each case received by FelCor LP, FelCor or any of their Restricted Subsidiaries from such Event of Loss, net of:
(1)	reasonable out-of-pocket expenses and fees relating to such Event of Loss (including without limitation legal, accounting and appraisal or insurance adjuster fees); and

(2)	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements.
          “Non-Collateral Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction, in one transaction or a series of related transactions by FelCor LP or FelCor or any of their Restricted Subsidiaries to any Person other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries of any assets or properties other than Collateral consisting of:
(1)	all or any of the Capital Stock of any Restricted Subsidiary other than (a) any such Capital Stock of any Grantor that constitutes Collateral and (b) sales permitted under clause (4) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant described below;

(2)	all or substantially all of the property and assets of an operating unit or business of FelCor LP or FelCor or any of their respective Restricted Subsidiaries other than such property or assets of any Grantor that constitute Collateral; or

(3)	any other property and assets of FelCor LP or FelCor or any of their respective Restricted Subsidiaries outside the ordinary course of business of FelCor LP or FelCor or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture (a) applicable to Collateral and the Collateral Documents and (b) applicable to mergers, consolidations and sales of assets of FelCor LP and FelCor;
provided that “Non-Collateral Asset Sale” shall not include:
•	sales or other dispositions of inventory, receivables and other current assets;

•	sales, transfers or other dispositions of assets with a fair market value not in excess of $2.5 million in any transaction or series of related transactions;

•	sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy the requirements set forth in the second bullet of clause (1) of the second paragraph of the “Limitation on Non-Collateral Asset Sales” covenant;

•	the sale or other disposition of cash or Cash Equivalents;

•	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

•	a Restricted Payment that is permitted by the covenant described above under the caption “Covenants—Limitation on Restricted Payments”; or

•	the creation of a Lien not prohibited by the Indenture and the sale of assets received as a result of the foreclosure upon a Lien.
          “Note Guarantee” means a Guarantee by FelCor and the Subsidiary Guarantors for payment of the Exchange Notes by such Person. The Exchange Note Guarantees will be unsecured senior obligations of each such Person and will be unconditional regardless of the enforceability of the Exchange Notes or the indenture.
          “Offer to Purchase” means an offer to purchase Exchange Notes by FelCor LP, from the holders commenced by mailing a notice to the trustee and each holder stating:
          (1) the covenant pursuant to which the offer is being made and that all Exchange Notes validly tendered will be accepted for payment on a pro rata basis;
          (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 15 days nor later than 60 days from the date such notice is mailed) (“Payment Date”);
          (3) that any Exchange Note not tendered will continue to accrue interest pursuant to its terms;
          (4) that, unless FelCor LP defaults in the payment of the purchase price, any Exchange Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
          (5) that holders electing to have a Exchange Note purchased pursuant to the Offer to Purchase will be required to surrender the Exchange Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Exchange Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;
          (6) that holders will be entitled to withdraw their election if the Payment Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of Exchange Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Exchange Notes purchased; and
          (7) that holders whose Exchange Notes are being purchased only in part will be issued new Exchange Notes equal in principal amount to the unpurchased portion of the Exchange Notes surrendered; provided that each Exchange Note purchased and each new Exchange Note issued shall be in a principal amount of $1,000 or integral multiples thereof.
          On the Payment Date, FelCor LP shall
•	accept for payment on a pro rata basis Exchange Notes or portions thereof tendered pursuant to an Offer to Purchase;

•	deposit with the Paying Agent money sufficient to pay the purchase price of all Exchange Notes or portions thereof so accepted; and

•	and shall promptly thereafter deliver, or cause to be delivered, to the trustee all Exchange Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Exchange Notes or portions thereof accepted for payment by FelCor LP.

          The Paying Agent shall promptly mail to the holders of Exchange Notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new Exchange Note equal in principal amount to any unpurchased portion of any Exchange Note surrendered; provided that each Exchange Note purchased and each new Exchange Note issued shall be in a principal amount of $1,000 or integral multiples thereof. FelCor LP shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. FelCor LP shall comply with Rule 14e 1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that FelCor LP is required to repurchase Exchange Notes pursuant to an Offer to Purchase.
          “Permitted Investment” means:
(1)	an Investment in FelCor LP or FelCor or any of their Restricted Subsidiaries or a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, FelCor LP or FelCor or any of their Restricted Subsidiaries; provided that such person’s primary business is related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such Investment;

(2)	Temporary Cash Investments;

(3)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Covenants—Limitation on Non-Collateral Asset Sales” or any disposition of assets or rights not constituting an Asset Sale by reason of the threshold contained in the definition thereof;

(5)	stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;

(6)	any Investment of FelCor, FelCor LP or any of their Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Closing Date; and

(7)	Guarantees of Indebtedness permitted to be incurred by the primary obligor pursuant to the covenant described under “Covenants—Limitation on Indebtedness.”

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation or regulatory requirements, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith; deposits made in the ordinary course of business to secure liability to insurance carriers; good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party; deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure bid, surety or appeal bonds to which such Person is a party; deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; and deposits made by FelCor LP, FelCor or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(2)	Liens and landlord’s liens imposed by law or the provisions of Leases, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet delinquent or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	(i) survey exceptions, encumbrances, easements, reservations, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar matters, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, (ii) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of FelCor LP, FelCor or any of their Restricted Subsidiaries and do not secure any Indebtedness and (iii) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by FelCor LP, FelCor and their Restricted Subsidiaries in the ordinary course of business;

(5)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to FelCor LP, FelCor or a Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Covenants—Limitation on Indebtedness” or Liens in favor of FelCor LP, FelCor or any Subsidiary Guarantor;

(6)	Liens existing on the Closing Date (other than Liens securing Indebtedness);

(7)	Liens on assets or properties or shares of stock of a Person at the time such Person becomes a Subsidiary or Liens on assets or properties at the time FelCor LP, FelCor or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into FelCor LP, FelCor or any of their Restricted Subsidiaries; provided, however, that in each case such Liens do not secure Indebtedness and are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary or such acquisition, as the case may be; and provided, further, that in each case such Liens may not extend to any other property owned by FelCor LP, FelCor or any of their Restricted Subsidiaries;

(8)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (5), (6) and (7); provided, however, that (a) such new Lien shall be substantially limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (5), (6) and (7) at the time the original Lien became a Permitted Lien under the indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(9)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (6) under the caption “—Events of Default” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (ii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by FelCor LP, FelCor or any of their Restricted Subsidiaries in the ordinary course of business; and (iii) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of FelCor LP, FelCor or any of their Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of FelCor LP, FelCor and their Restricted Subsidiaries;

(12)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(13)	Liens securing the Notes and the related Subsidiary Guarantees of the Notes (and Exchange Notes in respect thereof), and Liens securing Additional Pari Passu Indebtedness;

(14)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Issuer or any Subsidiary thereof on deposit with or in possession of such bank;

(15)	deposits in the ordinary course of business to secure liability to insurance carriers; and

(16)	Liens securing Indebtedness incurred in connection with acquisitions of or improvements on furniture, fixtures & equipment (“FF&E”) in respect of any Restricted Hotel; provided that the aggregate principal amount of all Indebtedness secured by such Liens in respect of any individual Restricted Hotel shall not exceed $500,000 at any one time outstanding.
          For purposes of this definition, the term “Indebtedness” shall be deemed to include interest, fees, expenses and other similar obligations on such Indebtedness. The foregoing notwithstanding, the Liens set forth in (5) above shall not apply to any assets or properties that constitute Collateral or Additional Restricted Assets.
          “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or other entity.
          “Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.
          “Restricted Subsidiary” means any Subsidiary of FelCor LP or FelCor other than an Unrestricted Subsidiary.
          “Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than (i) Indebtedness represented by the Exchange Notes and any Additional Pari Passu Indebtedness and (ii) Indebtedness secured solely by a Stock Pledge to the extent such Indebtedness does not exceed 50% of Adjusted Total Assets.
          “Senior Indebtedness” means the following obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, whether outstanding on the Closing Date or thereafter Incurred:
(1)	all Indebtedness and all other monetary obligations (including expenses, fees and other monetary obligations) of FelCor LP and FelCor under a Line of Credit;

(2)	all Indebtedness and all other monetary obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries (other than the Exchange Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued is expressly subordinated in right of payment to the Exchange Notes; and

(3)	Subsidiary Debt.
          Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of FelCor LP and FelCor and their respective Restricted Subsidiaries at the rate provided for the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under bankruptcy law.
          “Significant Subsidiary” means, at any determination date, any Restricted Subsidiary that, together with its Subsidiaries:
(1)	for the most recent fiscal year of FelCor LP and FelCor, accounted for more than 10% of the consolidated revenues of FelCor LP, FelCor and their respective Restricted Subsidiaries; or

(2)	as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of FelCor LP, FelCor and their respective Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements thereof for such fiscal year, provided that from the Closing Date until the third anniversary thereof, the reference to 10% in clauses (1) and (2) above shall be deemed to be 15%.
          “S&P” means Standard & Poor’s and its successors.
          “Stated Maturity” means:
(1)	with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2)	with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.
          “Stock Pledge” means a security interest in the equity interests of subsidiaries of FelCor and/or FelCor LP.
          “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.
          “Subsidiary Debt” means all unsecured Indebtedness of which a Restricted Subsidiary is the primary obligor.
          “Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of the Exchange Notes by such Subsidiary Guarantor. The Subsidiary Guarantee will be an unsecured senior obligation of each Subsidiary Guarantor and will be unconditional regardless of the enforceability of the Exchange Notes and the indenture. Notwithstanding the foregoing, each Subsidiary Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of FelCor LP or FelCor, of all of the Capital Stock owned by FelCor LP, FelCor and their respective Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not then prohibited by the indenture), (ii) satisfaction or discharge of the obligations under the indenture or a legal defeasance or covenant defeasance under the indenture, each as described under “Defeasance” and (iii) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness.
          “Subsidiary Guarantor” means FelCor/CSS Holdings, L.P., FelCor Lodging Holding Company, L.L.C., FelCor TRS Borrower 1, L.P., FelCor TRS Borrower 4, L.L.C., FelCor TRS Holdings, L.L.C., FelCor Canada Co., FelCor/St. Paul Holdings, L.P., FelCor Hotel Asset Company, L.L.C., any other Restricted Subsidiary that owns a Restricted Hotel and any Restricted Subsidiary that executes a Subsidiary Guaranty in compliance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant below.
          “Temporary Cash Investment” means any of the following:
(1)	direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

(2)	time deposits accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of FelCor LP or FelCor) organized and in existence under the laws of the United States of America, any state of the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(5)	securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6)	money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (5) of this definition;

(7)	repurchase obligations of any commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $500.0 million, having a term of not more than 30 days, with respect to securities referred to in clause (2) of this definition; and

(8)	instruments equivalent to those referred to in clauses (1) to (7) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by a Restricted Subsidiary organized in such jurisdiction.

“Total Assets” means the sum of:

(1)	Undepreciated Real Estate Assets; and

(2)	all other assets of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis determined in conformity with GAAP (but excluding intangibles and accounts receivables).

“Total Unencumbered Assets” as of any date means the sum of:

(1)	those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and

(2)	all other assets (but excluding intangibles and accounts receivable) of FelCor LP, FelCor and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.
          “Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.
          “Transaction Date” means, with respect to the Incurrence of any Indebtedness by FelCor LP or FelCor or any of their respective Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.
          “Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to FelCor LP or FelCor or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of FelCor LP, FelCor and their Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.
          “Units” means the limited partnership units of FelCor LP, that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of FelCor are redeemable for cash or Common Stock of FelCor.
          “Unrestricted Subsidiary” means
(1)	any Subsidiary of FelCor LP or FelCor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.
          The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of FelCor LP or FelCor) to be an Unrestricted Subsidiary unless such Subsidiary owns any

Capital Stock of, or owns or holds any Lien on any property of, FelCor LP or FelCor or any of their respective Restricted Subsidiaries (other than Capital Stock of any Subsidiaries of such Subsidiary); provided that:
•	any Guarantee by FelCor LP or FelCor or any of their respective Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by FelCor LP or FelCor or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

•	either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described below; and

•	if applicable, the Incurrence of Indebtedness and the Investment referred to in the first bullet of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described below.
          The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
•	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

•	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture.
          Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
          “Unsecured Indebtedness” means any Indebtedness of FelCor LP or FelCor or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.
          “Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
          “Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.
Covenants
          The indenture contains, among others, the following covenants; provided that, the indenture provides that the “Limitation on Liens,” the “Limitation on Sale-Leaseback Transactions,” the “Limitation on Restricted Payments,” the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries,” the “Limitation on Issuances of Guarantees by Restricted Subsidiaries,” clauses (3) and (4) of “Consolidation, Merger and Sale of Assets,” and the “Limitation on Transactions with Affiliates” covenants will not be applicable in the event, and only for so long as, the Notes are rated Investment Grade and no Default or Event of Default has occurred and is continuing.
Limitation on Indebtedness
(1)	Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of Adjusted Total Assets.

(2)	Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Subsidiary Debt or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such additional Subsidiary Debt or Secured Indebtedness, the aggregate principal amount of all outstanding Subsidiary Debt and Secured Indebtedness of FelCor LP, FelCor and

their respective Restricted Subsidiaries on a consolidated basis is greater than 45% of Adjusted Total Assets.

(3)	Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness; provided that FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis would be greater than (i) prior to the second anniversary of the Closing Date, 1.5 to 1, (ii) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, 1.75 to 1 and (iii) thereafter 2.0 to 1.

(4)	Notwithstanding paragraphs (1), (2) or (3), FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur each and all of the following:
(A)	Indebtedness outstanding under any Line of Credit at any time in an aggregate principal amount not to exceed the greater of (a) $125 million or (b) 1.5 times Consolidated EBITDA for the then most recent four fiscal quarters calculated prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, less any amount of such Indebtedness under any Line of Credit permanently repaid as provided under the “Limitation on Non-Collateral Asset Sales” covenant described below;

(B)	Indebtedness owed to:
•	FelCor LP or FelCor evidenced by an unsubordinated promissory note; or

•	to any Restricted Subsidiary,
provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to FelCor LP or FelCor or any other Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);
(C)	Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, outstanding Indebtedness (other than Indebtedness Incurred under clause (A), (B), (D), (F) or (G) of this paragraph (4)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that ranks equally with or subordinate in right of payment to, the Notes shall only be permitted under this clause (C) if:
•	in case the Notes are refinanced in part or the Indebtedness to be refinanced ranks equally with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, ranks equally with or is expressly made subordinate in right of payment to the remaining Notes;

•	in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes; and

•	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and
provided further that in no event may Indebtedness of FelCor LP or FelCor or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the Notes be refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (C);
(D)	Indebtedness:
•	in respect of performance, surety or appeal bonds provided in the ordinary course of business,

•	under Currency Agreements and Interest Rate Agreements; provided that such agreements (i) are designed solely to protect FelCor LP or FelCor or any of their respective Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and

•	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis in connection with such disposition;
(E)	Indebtedness of FelCor LP or FelCor, to the extent the net proceeds thereof are promptly:
•	used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control; or

•	deposited to defease the Notes as described below under “Defeasance;”
(F)	Guarantees of the Notes and Guarantees of Indebtedness of FelCor LP or FelCor by any of their respective Restricted Subsidiaries provided the guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant described below; or

(G)	Additional Pari Passu Indebtedness so long as (i) immediately prior to, and after giving effect to, such incurrence a Default or an Event of Default shall not have occurred and be continuing and (ii) such incurrence is otherwise permitted under paragraphs (1), (2) and (3) above.
(5)	Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(6)	For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant,
•	Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; and

•	any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant described below shall not be treated as Indebtedness.
          For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in second bullet in this paragraph (6)), each of FelCor LP and FelCor, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that FelCor LP and FelCor must classify such item of Indebtedness in an identical fashion; provided further that FelCor LP and FelCor may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this covenant.
Limitation on Liens
          Neither FelCor LP nor FelCor shall, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or otherwise cause to exist any Lien (except a Permitted Lien) that secures obligations under any Indebtedness (any such Lien, an “Additional Lien”) on any asset or properties of FelCor LP or FelCor or any Restricted Subsidiary that constitutes Collateral, Additional Restricted Assets or any income or profits therefrom, or assign or convey any right to receive income therefrom other than (i) the Notes and the Exchange Note Guarantee of any Guarantor, (ii) any Additional Pari Passu Indebtedness to the extent the incurrence of such Indebtedness is permitted under the covenant “Limitation on Indebtedness;” provided that the indenture shall not prohibit FelCor LP or FelCor or any Restricted Subsidiary from, directly or indirectly, creating, incurring, assuming or otherwise causing to exist any such Additional Lien with respect to any asset or property that does not constitute Collateral or Additional Restricted Assets (or any income or profits therefrom, or right to receive income therefrom).
Limitation on Sale-Leaseback Transactions
          Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby any of them sells or transfers such assets or properties and then or thereafter leases such assets or properties or any substantial part thereof.
          The foregoing restriction does not apply to any sale-leaseback transaction with respect to any assets or properties, other than Collateral and Additional Restricted Assets, if:
(1)	the lease is for a period, including renewal rights, of not in excess of three years;

(2)	the lease secures or relates to industrial revenue or pollution control bonds;

(3)	the transaction is solely between FelCor LP or FelCor and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

(4)	FelCor LP or FelCor or any of their respective Restricted Subsidiaries, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (1) or (2) of the second paragraph of the “Limitation on Non-Collateral Asset Sales” covenant described below.
Limitation on Restricted Payments
          Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, directly or indirectly:
(1)	declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than:
•	dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock; and

•	pro rata dividends or distributions on Common Stock of FelCor LP or any Restricted Subsidiary held by minority stockholders;
(2)	purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:
•	FelCor LP, FelCor or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries unless in connection with such purchase the Unrestricted Subsidiary is designated as a Restricted Subsidiary; or

•	a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by an Affiliate of FelCor LP or FelCor (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of FelCor LP or FelCor;
(3)	make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of FelCor LP or FelCor that is subordinated in right of payment to the Notes; or

(4)	make an Investment, other than a Permitted Investment, in any Person
(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A)	a Default or Event of Default shall have occurred and be continuing;

(B)	FelCor LP or FelCor could not Incur at least $1.00 of Indebtedness under paragraphs (1), (2) and (3)(iii) of the “Limitation on Indebtedness” covenant (for the avoidance of doubt, clause (iii) of such paragraph 3 will be deemed operative at the time of any Restricted Payment).

(C)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after September 30, 2009 shall exceed the sum of:
•	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by FelCor LP or FelCor or any of their respective Restricted Subsidiaries to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 2009 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, plus

•	the aggregate Net Cash Proceeds received by FelCor LP or FelCor after September 30, 2009 from the issuance and sale permitted by the indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of FelCor LP or FelCor, including an issuance or sale permitted by the indenture of Indebtedness of FelCor LP or FelCor for cash subsequent to September 30, 2009 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor, or from the issuance to a Person who is not a Subsidiary of FelCor LP or FelCor of any options, warrants or other rights to acquire Capital Stock of FelCor LP or FelCor (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable for cash at the option of the holder, or are required to be redeemed for cash, prior to the Stated Maturity of the Notes), plus

•	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to FelCor LP or FelCor or any of their respective Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by FelCor LP, FelCor and their respective Restricted Subsidiaries in such Person or Unrestricted Subsidiary, plus

•	the purchase price of noncash tangible assets acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor subsequent to September 30, 2009.
          Notwithstanding the foregoing, FelCor LP or FelCor may declare or pay any dividend or make any distribution, so long as FelCor believes in good faith that FelCor qualifies as a REIT under the Code and the declaration or payment of any dividend or the making of any distribution is necessary either to maintain FelCor’s status as a REIT under the Code for any calendar year or to enable FelCor to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by FelCor to its shareholders, with such distribution to be made as and when determined by FelCor, whether during or after the end of, the relevant calendar year, if:
•	the aggregate principal amount of all outstanding Indebtedness of FelCor LP or FelCor on a consolidated basis at such time is less than 80% of Adjusted Total Assets; and

•	no Default or Event of Default shall have occurred and be continuing.

The foregoing provisions shall not be violated by reason of:

(1)	the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(2)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (C) of paragraph (4) of the “Limitation on Indebtedness” covenant;

(3)	the repurchase, redemption or other acquisition of Capital Stock of FelCor LP or FelCor or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent issuance of, shares of Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor (or options, warrants or other rights to acquire such Capital Stock);

(4)	the making of any principal payment on, or the repurchase, redemption, retirement, defeasance or other acquisition for value of, Indebtedness of FelCor LP or FelCor which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent issuance of, shares of the Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor (or options, warrants or other rights to acquire such Capital Stock);

(5)	payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of FelCor LP or FelCor;

(6)	the payment of cash (i) in lieu of the issuance of fractional shares of Equity Interests upon conversion, redemption or exchange of securities convertible into or exchangeable for Equity Interests of FelCor and (ii) in lieu of the issuance of whole shares of Equity Interests upon conversion, redemption or exchange of securities convertible into or exchangeable for Equity Interests of FelCor in an aggregate amount not to exceed $1 million;

(7)	the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll withholding tax obligations, of Capital Stock of FelCor or FelCor LP in connection with the administration of their equity compensation programs in the ordinary course of business;

(8)	declaration or payment of any cash dividend or other cash distribution in respect of Capital Stock of FelCor, FelCor LP or its respective Restricted Subsidiaries constituting Preferred Stock, so long as the Interest Coverage Ratio contemplated by paragraph (3) of the “Limitation on Indebtedness” covenant shall be greater than or equal to 1.7 to 1;

(9)	Investments in any Person or Persons in an aggregate amount not to exceed $100 million;

(10)	Restricted Payments in an aggregate amount not to exceed $50 million; provided that at the time of, and after giving effect to, the proposed Restricted Payment FelCor LP and FelCor could have incurred at least $1.00 of Indebtedness under paragraphs (1), (2) and (3)(iii) of the “Limitation on Indebtedness” covenant (for the avoidance of doubt, clause (iii) of such paragraph 3 will be deemed operative at the time of any Restricted Payment); or

(11)	the repayment, defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness or Disqualified Stock of FelCor or FelCor LP (a) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary) of, the Disqualified Stock of FelCor or FelCor LP, or (b) pursuant to a required change of control offer or asset sale offer arising from a Change of Control or Asset Sale, as the case may be, provided that such repayment, repurchase, redemption, acquisition or retirement occurs after all Notes tendered by holders in connection with a related Offer to Purchase have been repurchased, redeemed or acquired for value, provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.
          Each Restricted Payment permitted pursuant to this paragraph (other than the Restricted Payment referred to in clause (2) of this paragraph, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) of this paragraph, an Investment referred to in clause (9) of this paragraph or a Restricted Payment referred to in clause (10) of this paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
          Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:
•	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by FelCor LP or FelCor or any of their respective Restricted Subsidiaries,

•	pay any Indebtedness owed to FelCor LP, FelCor or any other Restricted Subsidiary,

•	make loans or advances to FelCor LP, FelCor or any other Restricted Subsidiary, or

•	transfer its property or assets to FelCor LP, FelCor or any other Restricted Subsidiary.

•	The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)	existing on the Closing Date in the indenture and any other agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2)	existing under or by reason of applicable law;

(3)	existing with respect to any Person or the property or assets of such Person acquired by FelCor LP, FelCor or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

(4)	in the case of the last bullet in the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:
•	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

•	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of FelCor LP, FelCor or any Restricted Subsidiary not otherwise prohibited by the indenture, or

•	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of FelCor LP, FelCor or any Restricted Subsidiary in any manner material to FelCor LP, FelCor and their respective Restricted Subsidiaries taken as a whole;
(5)	with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or

(6)	contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:
•	the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by FelCor LP and FelCor), and

•	each of FelCor LP and FelCor determines that any such encumbrance or restriction will not materially affect such Persons’ ability to make principal or interest payments on the Notes.
          Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent FelCor LP, FelCor or any Restricted Subsidiary from:
•	creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant, or

•	restricting the sale or other disposition of property or assets of FelCor LP or FelCor or any of their respective Restricted Subsidiaries that secure Indebtedness of FelCor LP, FelCor or any of their respective Restricted Subsidiaries.
Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries
          Neither FelCor LP nor FelCor shall sell, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:
(1)	to FelCor LP, FelCor or a Wholly Owned Restricted Subsidiary;

(2)	issuances of director’s qualifying shares or sales to individuals of shares of Restricted Subsidiaries, to the extent required by applicable law or to the extent necessary to obtain local liquor licenses;

(3)	if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or

(4)	sales of not greater than 20% of the Capital Stock of a newly-created Restricted Subsidiary made in connection with, or in contemplation of, the acquisition or development by such Restricted Subsidiary of one or more properties to any Person that is, or is an Affiliate of, the entity that provides, franchise management or other services, as the case may be, to one or more properties owned by such Restricted Subsidiary.
Limitation on Issuances of Guarantees by Restricted Subsidiaries
          Neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of FelCor LP, FelCor or any Subsidiary Guarantor (“Guaranteed Indebtedness”), unless:
(1)	such Restricted Subsidiary substantially simultaneously executes and delivers a supplemental indenture to the indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary; and

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against FelCor LP, FelCor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;
provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness:
•	ranks equally in right of payment with the Notes or Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or subordinate to, the Subsidiary Guarantee; or

•	is subordinate in right of payment to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes or Subsidiary Guarantee.
          Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:
(1)	any sale, exchange or transfer, to any Person not an Affiliate of FelCor LP or FelCor, of all of Capital Stock held by FelCor LP, FelCor and their respective Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture); or

(2)	the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Affiliates
          Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of FelCor LP or FelCor or with any Affiliate of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, except upon fair and reasonable terms no less favorable to FelCor LP, FelCor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.
          The foregoing limitation does not limit, and shall not apply to:
(1)	transactions (A) approved by a majority of the independent directors of FelCor or (B) for which FelCor LP, FelCor or any Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to FelCor LP, FelCor or such Restricted Subsidiary from a financial point of view;

(2)	any transaction solely between FelCor LP or FelCor and any of their respective Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

(3)	the payment of reasonable and customary fees and expenses to directors of FelCor who are not employees of FelCor;

(4)	any payments or other transactions pursuant to any tax-sharing agreement between FelCor LP or FelCor and any other Person with which FelCor LP or FelCor files a consolidated tax return or with which FelCor LP or FelCor is part of a consolidated group for tax purposes;

(5)	any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(6)	transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to FelCor, FelCor LP and their Restricted Subsidiaries than the original agreement or arrangement in existence on the Closing Date;

(7)	any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by FelCor, FelCor LP or any of their Restricted Subsidiaries with officers and employees of FelCor or any of its Restricted Subsidiaries that are Affiliates of FelCor or FelCor LP and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been approved by the Board of Directors of FelCor;

(8)	commission, payroll, travel and similar advances or loans (including payment or cancellation thereof) to officers and employees of FelCor or any of its Restricted Subsidiaries;

(9)	any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; or

(10)	any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity.
          Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Affiliates” covenant and not covered by (2) through (10) of the immediately foregoing paragraph,
•	the aggregate amount of which exceeds $5 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above, and

•	the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on Collateral Asset Sales
          Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, consummate any Collateral Asset Sale, unless:
(1)	FelCor LP, FelCor or such Restricted Subsidiary, as the case may be, receives cash consideration at the time of such Collateral Asset Sale at least equal to the fair market value of the Collateral sold or disposed of; or

(2)	FelCor LP, FelCor or such Restricted Subsidiary pledges to the Collateral Agent as replacement collateral owned or leased real property (such pledge of owned or leased real property consisting of either (i) the pledge to the Collateral Agent of owned or leased real property already owned thereby as replacement collateral or (ii) the purchase and subsequent pledge of new owned or leased real property, in each case within 60 days of such sale) (in each case, the “Replacement Property Collateral”), so long as (a) the Replacement Property Collateral in such Collateral Asset Sale has a fair market value (as determined by the report or analysis of a nationally recognized independent appraiser selected by FelCor LP and delivered to the trustee within 30 days of such substitution) at least equal to the value of the Collateral as of the date of disposition of such Collateral, (b) the Replacement Property Collateral in such Collateral Asset Sale has a Collateral Hotel EBITDA that is no worse than the Collateral Hotel EBITDA of the Collateral sold for the then most recent four fiscal quarters prior to such Collateral Asset Sale for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant (c) the Replacement Property Collateral is owned by a Subsidiary Guarantor that is a Wholly-Owned Subsidiary of FelCor LP or FelCor and all the equity interests in any such Wholly-Owned Subsidiary (the “Replacement Pledged Equity”), along with the Replacement Property Collateral, are pledged to the Collateral Agent for the benefit of the holders, (d) the Collateral Agent has a first priority Lien in the Replacement Property Collateral and the Replacement Pledged Equity (collectively, the “Replacement Collateral”) and receives such Collateral Documents, title insurance, surveys, environmental reports, legal opinions and other documents and instruments as the Collateral Agent may commercially reasonably request (or in lieu thereof, such Replacement Collateral will be encumbered for the benefit of the Notes in a manner that is not materially worse than the manner in which the Collateral sold or disposed of was so encumbered, so long as (x) after giving effect to such sale or disposition no more than six Restricted Hotels would not constitute Collateral and (y) commercially reasonable efforts are taken with respect to such Replacement Collateral in order for it to constitute Collateral) and (e) the granting of a Lien on such Replacement Collateral is permitted by the terms of all other material Indebtedness of FelCor LP and FelCor and their Restricted Subsidiaries and the trustee receives a legal opinion to that effect; provided that in the case of clause (d) and (e) above, the Collateral Agent and/or the Trustee will have received the deliverables required thereby within 60 days of such sale; provided, further, that a binding commitment from FelCor, FelCor LP and their Restricted Subsidiaries with respect to all of the foregoing shall be deemed compliance therewith, so long as such commitment is satisfied within 60 days thereof.
          Notwithstanding the foregoing, in the event that any Net Cash Proceeds from a Collateral Asset Sale are not invested or applied as provided in clause (2)(ii) of the preceding paragraph within 60 days of such sale, FelCor LP or FelCor or any of their Restricted Subsidiaries will, within 15 Business Days thereafter, apply any Net Cash Proceeds not so applied (the “Collateral Excess Proceeds”) to either (i) together with any additional cash that may be required, defease or discharge all the Notes and any Additional Pari Passu Indebtedness secured by a lien on such Collateral permitted hereby required to be paid as described below under “—Defeasance” or (ii) make the Offer to Purchase described in the next paragraph with such Collateral Excess Proceeds; provided that such application of the Collateral Excess Proceeds shall not be required until the aggregate amount thereof exceeds $20 million.
          The indenture provides that if FelCor LP or FelCor or a Subsidiary Guarantor makes an Offer to Purchase the Notes after the consummation of a Collateral Asset Sale it will offer to purchase all the Notes and any Additional Pari Passu Indebtedness at a price in cash (the “Collateral Asset Sale Payment”), in each case pro rata in proportion to the respective principal amounts of the Notes and such Additional Pari Passu Indebtedness required to be repaid, equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 15 Business Days after the expiration of the 60-day period described in the immediately preceding paragraph, FelCor LP or FelCor will send a notice describing such Collateral Asset Sale and the Offer to Purchase pursuant to the procedures required by the indenture, which notice will include the date of consummation for such Offer to Purchase (which date may be extended in accordance with applicable law), which shall be a date no earlier than 20 Business Days and no later than 60 calendar days from the date such notice is mailed (the “Collateral Asset Sale Offer Payment Date”).
          FelCor LP and FelCor will comply with the requirements of Rule 14e-1 and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to such an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, FelCor LP and FelCor will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the indenture by virtue thereof. On the Collateral Asset Sale Payment Date, FelCor LP and FelCor will:
(1)	accept for payment all Notes and Additional Pari Passu Indebtedness issued by them or portions thereof properly tendered pursuant to the Offer to Purchase;

(2)	deposit with the paying agent an amount equal to the aggregate Collateral Asset Sale Payment in respect of all Notes and Additional Pari Passu Indebtedness or portions thereof so tendered; and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to, and purchased by, FelCor LP and FelCor.
          If the aggregate principal amount of Notes and such other Additional Pari Passu Indebtedness tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the Notes and such other Additional Pari Passu Indebtedness will be purchased on a pro rata basis based on the principal amount of Notes and such other Additional Pari Passu Indebtedness tendered. Upon completion of each Offer to Purchase, any remaining Collateral Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Collateral Excess Proceeds.
Limitation on Non-Collateral Asset Sales
          Neither FelCor LP nor FelCor shall, and neither FelCor LP or FelCor shall permit any of their respective Restricted Subsidiaries to, consummate any Non-Collateral Asset Sale, unless:
(1)	the consideration received by FelCor LP, FelCor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, and

(2)	at least 75% of the consideration received consists of cash or Temporary Cash Investments; provided, with respect to the sale of one or more hotel properties, that up to 75% of the consideration may consist of indebtedness of the purchaser of such hotel properties; provided, further, that such indebtedness is secured by a first priority Lien on the hotel property or properties sold.
          In the event and to the extent that the Net Cash Proceeds received by FelCor LP, FelCor or such Restricted Subsidiary from one or more Non-Collateral Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of FelCor LP, FelCor and their respective Restricted Subsidiaries has been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant), then FelCor LP or FelCor shall or shall cause the relevant Restricted Subsidiary to:
(1)	within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:
•	apply an amount equal to such excess Net Cash Proceeds to permanently reduce Senior Indebtedness of FelCor LP, FelCor, or any Restricted Subsidiary or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than FelCor LP, FelCor or any of their respective Restricted Subsidiaries, or

•	invest an equal amount, or the amount not so applied pursuant to the foregoing bullet (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a Restricted Subsidiary having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, FelCor LP or FelCor or any of their respective Restricted Subsidiaries existing on the date of such investment, and

(2)	apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this “Limitation on Non-Collateral Asset Sales” covenant.
          The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this “Limitation on Non-Collateral Asset Sales” covenant totals at least $10 million, FelCor LP must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of Notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes and such other Indebtedness plus, in each case, accrued interest and Additional Interest (if any) to the Payment Date.
          If the aggregate principal amount of the Notes and the other Indebtedness that is pari passu with the Notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the Notes and the other Indebtedness that is pari passu with the Notes will be purchased on a pro rata basis based on the principal amount of the Notes and the other Indebtedness that is pari passu with the Notes tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds.
Events of Loss
          In the case of an Event of Loss with respect to any Event of Loss Asset, FelCor LP, FelCor or the affected Restricted Subsidiary, as the case may be, shall, within 360 days after the receipt of any Net Loss Proceeds received from such Event of Loss, either:
(1)	grant a Lien in favor of the Collateral Agent on Replacement Collateral so long as (a) the Replacement Collateral has a fair market value (as determined by the report or analysis of an independent appraiser selected by or reasonably satisfactory to the Trustee delivered to the Trustee within such 360-day period) at least equal to the lesser of (i) the value of the Event of Loss Asset immediately prior to the date of the Event of Loss or (ii) the value of the Event of Loss Asset as of the Closing Date, (b) the Replacement Collateral is owned by a Subsidiary Guarantor that is a Wholly-Owned Subsidiary of FelCor LP or FelCor and Replacement Collateral (subject to clause (c) below) is pledged to the Collateral Agent for the benefit of the Holders, and (c) the Collateral Agent has a first priority Lien in the Replacement Collateral and receives such Collateral Documents, title insurance, surveys, environmental reports, legal opinions and other documents and instruments as the Collateral Agent may commercially reasonably request (or in lieu thereof, such Replacement Collateral will be encumbered for the benefit of the Notes in a manner that is not materially worse than the manner in which the Event of Loss Asset was so encumbered, so long as (x) after giving effect to such Event of Loss no more than six Restricted Hotels would not constitute Collateral and (y) commercially reasonable efforts are taken with respect to such Replacement Collateral in order for it to constitute Collateral); or

(2)	rebuild, repair, replace or construct improvements to the affected property or facility (or enter into a binding agreement to do so within 360 days after the execution of such agreement) (an “Acceptable Event of Loss Commitment”);
provided that in either of clauses (1) and (2) above, any such action shall be permitted by the terms of all other material Indebtedness of FelCor LP, FelCor and their Restricted Subsidiaries and the Trustee receives a legal opinion to that effect; provided, further, that in the event any Acceptable Event of Loss Commitment is later cancelled or terminated for any reason before the Net Loss Proceeds are applied in connection therewith, or such Net Loss Proceeds are not actually so invested or paid in accordance with clause (2) above by the end of such 360-day period, then such Net Loss Proceeds shall be applied in accordance with the immediately succeeding paragraph.
          In the event that FelCor LP, FelCor or any of their Restricted Subsidiaries is not able to, or for any reason does not, comply with the immediately preceding paragraph, FelCor LP or FelCor will use any remaining Net Loss Proceeds (the “Excess Net Loss Proceeds”) to make an offer (a “Loss Proceeds Offer”) to Holders and to holders of Additional Pari Passu Indebtedness to purchase the maximum principal amount of Notes and Additional Pari Passu

Indebtedness, in each case pro rata in proportion to the respective principal amount thereof outstanding, that may be purchased from the Excess Net Loss Proceeds at a price in cash equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase; provided that such application of Excess Net Loss Proceeds shall not be required until the aggregate amount thereof exceeds $30 million.
          The indenture provides that if FelCor LP or FelCor makes a Loss Proceeds Offer, within 15 Business Days after the earlier of (i) the election to make the Loss Proceeds Offer and (ii) the expiration of the 360-day period described in the first paragraph of this section (or, if applicable, within 15 Business Days after the cancellation or termination of any Acceptable Event of Loss Commitment before the Net Proceeds are applied in connection therewith), FelCor LP or FelCor will send a notice describing such Event of Loss, the Loss Proceeds Offer and the date of consummation for such Loss Proceeds Offer (which date may be extended in accordance with applicable law), which shall be a date no earlier than 20 Business Days and no later than 60 calendar days from the date such notice is mailed (the “Loss Proceeds Offer Payment Date”) pursuant to the procedures required by the indenture and described in such notice.
          FelCor LP and FelCor will comply with the requirements of Rule 14e-1 and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Loss Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, FelCor LP and FelCor will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the indenture by virtue thereof.
          On the Loss Proceeds Offer Payment Date, FelCor LP or FelCor will
(1)	accept for payment such principal amount of Notes and Additional Pari Passu Indebtedness or portions thereof required to be purchased by it under to the Loss Proceeds Offer or portions thereof properly tendered pursuant to the Loss Proceeds Offer;

(2)	deposit with the paying agent an amount equal to the aggregate Loss Proceeds Offer Payment in respect of all Notes and Additional Pari Passu Indebtedness accepted for payment in to the Loss Proceeds Offer; and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to, and purchased by, FelCor LP or FelCor.
Repurchase of Notes upon a Change of Control
          FelCor LP must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest and Additional Interest (if any) to the Payment Date.
          There can be no assurance that FelCor LP will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of FelCor LP or FelCor that might be outstanding at the time). The above covenant requiring FelCor LP to repurchase the Notes will, unless consents are obtained, require FelCor LP to repay all indebtedness then outstanding which by its terms would prohibit such Exchange Note repurchase, either prior to or concurrently with such Exchange Note repurchase.
          Subject to the following paragraph, the provisions described above that require FelCor to make an Offer to Purchase following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that FelCor repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, holders of Notes may not be entitled to require the Issuer to purchase their Notes in certain circumstances involving a significant change in the composition of FelCor’s Board of Directors, including in connection with a proxy contest where FelCor’s Board of Directors does not approve a dissident slate of directors but approves them as Continuing Directors.
          FelCor will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Offer to Purchaser. Notwithstanding anything to the contrary herein, an Offer to Purchaser may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase.
          FelCor will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws or regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
SEC Reports and Reports to Holders
          Whether or not FelCor LP or FelCor is then required to file reports with the SEC, FelCor LP and FelCor shall file with the SEC all such reports and other information as they would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if they were subject thereto; provided that, if filing such documents by FelCor LP or FelCor with the SEC is not permitted under the Exchange Act, FelCor LP or FelCor shall provide such documents to the trustee and upon written request supply copies of such documents to any prospective holder within the time period specified by the SEC as if FelCor LP and FelCor were then permitted to file such documents with the SEC; provided, further, that if the rules and regulations of the SEC permit FelCor LP and FelCor to file combined reports or information pursuant to the Exchange Act, FelCor LP and FelCor may file combined reports and information. FelCor LP and FelCor shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.
          In addition, substantially concurrently with the filing of the reports and other information with the SEC and/or delivery thereof to the Trustee, in each case as set forth in the paragraph above, FelCor LP shall deliver to the Trustee a certificate of the chief financial officer or treasurer of FelCor LP setting forth in reasonable detail the calculation of the Collateral Hotel EBITDA, the Collateral Hotel Interest Expense and the Collateral Hotel Interest Coverage Ratio as of the end of such year or period, as the case may be.
Events of Default
          Events of Default under the indenture include the following:
(1)	default in the payment of principal of, or premium, if any, on any Exchange Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any Exchange Note when they are due and payable, and such default continues for a period of 30 days;

(3)	default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of FelCor LP and FelCor or the failure by FelCor LP to make or consummate an Offer to Purchase in accordance with the “Limitations on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenants;

(4)	FelCor LP or FelCor defaults in the performance of or breaches any other covenant or agreement of FelCor LP or FelCor in the indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(5)	there occurs with respect to any issue or issues of Indebtedness of FelCor LP or FelCor or any Significant Subsidiary having an outstanding principal amount of $20 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created:
•	an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

•	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6)	any final judgment or order (not covered by insurance) for the payment of money in excess of $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance):
•	shall be rendered against FelCor LP or FelCor or any Significant Subsidiary and shall not be paid or discharged; and

•	there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(7)	a court having jurisdiction in the premises enters a decree or order for:
•	relief in respect of FelCor LP or FelCor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

•	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of FelCor LP or FelCor or any Significant Subsidiary or for all or substantially all of the property and assets of FelCor LP or FelCor or any Significant Subsidiary; or

•	the winding up or liquidation of the affairs of FelCor LP or FelCor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;
(8)	FelCor LP or FelCor or any Significant Subsidiary:
•	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;

•	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of FelCor LP or FelCor or Significant Subsidiary or for all or substantially all of the property and assets of FelCor LP or FelCor or any Significant Subsidiary;

•	effects any general assignment for the benefit of its creditors;
(9)	any Exchange Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Exchange Note Guarantee and the indenture) or any Guarantor notifies the trustee in writing that it denies or disaffirms its obligations under its Exchange Note Guarantee; or

(10)	(a) there shall be a default in the performance, or breach, of any covenant or agreement of FelCor, FelCor L.P. or any Subsidiary Guarantor, in any material respect, under any Collateral Document or any management or franchise agreement related thereto and such default or breach shall continue for a period of 45 days after written notice has been given, by certified mail, (1) to FelCor by the Trustee or (2) to FelCor and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes or (b) any Collateral Document shall for any reason cease to be, or any Collateral Document shall for any reason be asserted in writing by the Issuer or any Guarantor, not to be, in full force and effect and enforceable in accordance with its terms or ceases to give the Holders the first priority Liens purported to be created thereby, except to the extent contemplated by the Indenture and any such Collateral Document.
          If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to FelCor LP or FelCor) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to FelCor LP and FelCor (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by FelCor LP, FelCor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

          If an Event or Default specified in clause (7) or (8) above occurs with respect to FelCor LP or FelCor, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to FelCor LP, FelCor and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:
•	all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
          As to the waiver of defaults, see “—Modification and Waiver.”
          The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the indenture or the Notes unless:
(1)	the holder gives the trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4)	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.
          However, such limitations do not apply to the right of any holder of a Exchange Note to receive payment of the principal of, premium, if any, or interest on, such Exchange Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.
          The indenture requires certain officers of FelCor LP and FelCor to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of FelCor LP and FelCor and their respective Restricted Subsidiaries and of their performance under the indenture and that FelCor LP and FelCor have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof FelCor LP and FelCor will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.
Consolidation, Merger and Sale of Assets
          Neither FelCor LP nor FelCor will merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into FelCor LP or FelCor unless:
(1)	FelCor LP or FelCor shall be the continuing Person, or the Person (if other than FelCor LP or FelCor) formed by such consolidation or into which FelCor LP or FelCor is merged or that acquired or leased such property and assets of FelCor LP or FelCor shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of FelCor LP or FelCor on the Notes and under the indenture;

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction on a pro forma basis FelCor LP or FelCor, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the “Limitation on Indebtedness” covenant; provided that this clause (3) shall not apply to a consolidation or merger among Wholly Owned Restricted Subsidiaries of FelCor or FelCor LP with or into one or more Wholly Owned Restricted Subsidiaries or of one or more Wholly Owned Subsidiaries with or into FelCor or FelCor LP; provided that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or FelCor LP or FelCor) shall be issued or distributed to the holders of Capital Stock of FelCor LP or FelCor; and

(4)	FelCor LP or FelCor delivers to the trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3), if applicable) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided that clause (3) above does not apply if, in the good faith determination of the Board of Directors of FelCor LP or FelCor, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of FelCor LP or FelCor; and provided, further, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.
Defeasance
          Defeasance and Discharge. The indenture provides that FelCor LP, FelCor and the Subsidiary Guarantors will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes or any Subsidiary Guarantee on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the Notes (except for, among other things: certain obligations to register the transfer or exchange of the Notes; to replace stolen, lost or mutilated Notes; to maintain paying agencies and to hold monies for payment in trust) if, among other things:
(1)	FelCor LP has deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the Notes;

(2)	FelCor LP has delivered to the trustee:
(A)	either
•	an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of FelCor LP’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required, or

•	a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and
(B)	an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;
(3)	immediately after giving effect to such deposit on a pro forma basis, no Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which FelCor LP, FelCor or any of their respective

Restricted Subsidiaries is a party or by which FelCor LP, FelCor or any of their respective Restricted Subsidiaries are bound; and
(4)	if at such time the Notes are listed on a national securities exchange, FelCor LP has delivered to the trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.
          Defeasance of Certain Covenants and Certain Events of Default. The indenture further provides that the provisions of the indenture will no longer be in effect with respect to clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (3) under “Events of Default” with respect to such clauses (3) and (4) under “Consolidation, Merger and Sale of Assets,” clause (4) under “Events of Default” with respect to such other covenants and clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default upon, among other things:
(1)	the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the Notes;

(2)	the satisfaction of the provisions described in clauses (2)(B), (3) and (4) of the preceding paragraph titled “Defeasance and Discharge;” and

(3)	the delivery by FelCor LP to the trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.
          Defeasance and Certain Other Events of Default. In the event FelCor LP exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, FelCor LP, FelCor and the Subsidiary Guarantors will remain liable for such payments.
Modification and Waiver
          Subject to certain limited exceptions, modifications and amendments of the indenture or Collateral Documents may be made by FelCor LP, FelCor and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes (except that any amendment or supplement to the provisions relating to Collateral shall require consents from holders of not less than 66 ?% of the aggregate principal amount of the outstanding Notes); provided that no such modification or amendment may, without the consent of each holder affected thereby:
(1)	change the Stated Maturity of the principal of, or any installment of interest on, any Notes;

(2)	reduce the principal amount of, or premium, if any, or interest on, any Notes;

(3)	change the place of payment of principal of, or premium, if any, or interest on, any Notes;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Exchange Note;

(5)	reduce the above-stated percentages of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(7)	voluntarily release a Guarantor of the Notes;

(8)	release the Liens created by the Collateral Documents on all or substantially all the Collateral (other than in accordance with the terms of the indenture and the Collateral Documents);

(9)	make any change in the provisions of the indenture or any Collateral Document dealing with the application of proceeds of the Collateral that would have a materially adverse affect on the Holders;

(10)	after the time an Offer to Purchase is required to have been made under “—Repurchase of Notes upon a Change of Control,” “—Covenants—Limitation on Non-Collateral Asset Sales” or “—Limitation on Collateral Asset Sales” or after a Loss Proceeds Offer is required to have been made under “—Events of Loss,” reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder; or

(11)	reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.
No Personal Liability of Incorporators, Partners, Stockholders, Officers, Directors, or Employees
          The indenture provides that no recourse for the payment of the principal of premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of FelCor LP or FelCor in the indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person of FelCor LP, FelCor or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.
Concerning the Trustee
          The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
          The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of FelCor LP or FelCor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Book Entry; Delivery and Form
          We will issue the Exchange Notes in the form of one or more global notes, or Global Exchange Note. The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee.
          Initial Notes sold in offshore transactions in reliance on Regulation S under the Securities Act are represented by one or more permanent global notes in definitive, fully registered form without interest coupons, each an Old Regulation S Global Note, and were deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC. Initial Notes sold in reliance on Rule 144A are represented by one or more permanent global notes in definitive, fully registered form without interest coupons, each an Old 144A Global Note, and together with the Old Regulation S Global Note, the Old Global Notes, and were deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC. The Exchange Notes issued in the exchange for the Old Global Notes will also be issued in the form of one or more Global Exchange Notes and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC.
          Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
          DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
          So long as DTC’s nominee is the registered owner of a Global Exchange Note, that nominee will be considered the sole owner or holder of the Exchange Notes represented by that Global Exchange Note for all purposes under the indenture. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a Global Exchange Note:
•	will not be entitled to have Exchange Notes represented by the Global Exchange Note registered in their names;

•	will not receive or be entitled to receive physical, certificated Exchange Notes; and

•	will not be considered the owners or holders of the Exchange Notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.
          As a result, each investor who owns a beneficial interest in a Global Exchange Note must rely on the procedures of DTC to exercise any rights of a holder of Exchange Notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
          Payments of principal, premium (if any) and interest with respect to the Exchange Notes represented by a Global Exchange Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that the DTC, as the holder of the Global Exchange Note, is entitled to take, the DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
          We will make payments of principal of, premium, if any, and interest on Exchange Notes represented by the Global Exchange Note registered in the name of and held by the DTC or its nominee to the DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note. We expect that the DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of the DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Note owning through such participants. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
          Although the DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of the DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Notes
          If DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Notes and a successor depositary is not appointed by FelCor LP within 90 days, FelCor LP will issue new certificated notes, or Certificated Notes, which, in the case of Old Global Notes, may bear a legend with respect to the restrictions on transfer thereof, in exchange for the Old Global Notes and the Global Exchange Notes.
          Holders of interests in an Old Global Note or a Global Exchange Note may receive Certificated Notes, which, in the case of Old Global Notes, may bear a legend with respect to the restrictions on transfer thereof, in accordance with the DTC’s rules and procedures in addition to those provided for under the indenture.

MATERIAL U.S. INCOME TAX CONSEQUENCES
          The following is a summary of material U.S. federal income tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to the exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.
          This summary is limited to the tax consequences of those persons who are original beneficial owners of the Initial Notes, who exchange Initial Notes for Exchange Notes in the exchange offer, and that will hold the Exchange Notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as Holders. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who Initial Notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
          If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Initial Notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Initial Notes, you should consult your tax advisor regarding the tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to the exchange offer.
          This summary is for general information only. Persons considering the exchange of Initial Notes for Exchange Notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the Initial Notes, as well as the application of state, local and foreign income and other tax laws.
Exchange of an Initial Note for an Exchange Note Pursuant to the Exchange Offer
          The Exchange Notes described herein will not differ materially in kind or extent from the Initial Notes. Your exchange of Initial Notes for Exchange Notes will not constitute a taxable disposition of the Initial Notes for United States federal income tax purposes. As a result, (1) you will not recognize taxable income, gain or loss on such exchange, (2) your holding period for the Exchange Notes will generally include the holding period for the Initial Notes so exchanged, and (3) your adjusted tax basis in the Exchange Notes will generally be the same as your adjusted tax basis in the Initial Notes so exchanged.
Accounting Treatment
          The Exchange Notes will be recorded at the same carrying value as the Initial Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss will be recognized by us for accounting purposes. The expenses related to the exchange offer and the unamortized debt issue costs related to the issuance of the Initial Notes will be amortized over the remaining term of the Exchange Notes.
Certain ERISA Considerations
          The following is a summary of certain considerations associated with the purchase of Exchange Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or collectively Similar Laws, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement referred to herein as a Plan.

General Fiduciary Matters
          ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
          In considering an investment in the Exchange Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
          Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Exchange Notes by an ERISA Plan with respect to which we or our guarantors or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Exchange Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided, further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
          Because of the foregoing, the Exchange Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
Representation
          Accordingly, by acceptance of an Exchange Notes, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Exchange Notes constitutes assets of any Plan or (ii) the purchase and holding of the Exchange Notes (and the exchange of Initial Notes for Exchange Notes) by such purchaser or transferee will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
          The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Exchange Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Exchange Notes.

PLAN OF DISTRIBUTION
          Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued under the exchange offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:
•	you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you do not intend to participate in the distribution of the Exchange Notes.
          If you tender Initial Notes in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:
•	you cannot rely on the above interpretations of the SEC; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.
          Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-marking activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of this prospectus, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
          We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
          We have agreed, in connection with the exchange offer, to indemnify the holders of Notes against certain liabilities, including liabilities under the Securities Act.
          By acceptance of the exchange offer, each broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

LEGAL MATTERS
          Certain legal matters with respect to the legality of the Exchange Notes will be passed upon for FelCor and FelCor LP by Akin Gump Strauss Hauer & Feld L.L.P., Dallas, Texas.
EXPERTS
          The consolidated financial statements of FelCor Lodging Limited Partnership and FelCor Lodging Trust Incorporated as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting (which are included in management’s report on internal control over financial reporting) as of December 31, 2008 included in this registration statement, have been included in the reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm.

FELCOR LODGING LIMITED PARTNERSHIP,
FELCOR LODGING TRUST INCORPORATED,
AND SUBSIDIARIES

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Investment in hotels, net of accumulated depreciation of $921,197 at September 30, 2009 and $816,271 at December 31, 2008	$2,228,839	$2,279,026
Investment in unconsolidated entities	86,690	94,506
Cash and cash equivalents	128,063	50,187
Restricted cash	19,774	13,213
Accounts receivable, net of allowance for doubtful accounts of $274 at September 30, 2009 and $521 at December 31, 2008	30,894	35,240
Deferred expenses, net of accumulated amortization of $12,676 at September 30, 2009 and $13,087 at December 31, 2008	9,957	5,556
Other assets	36,805	34,541

Total assets	$2,541,022	$2,512,269

LIABILITIES AND CAPITAL
Debt, net of discount of $1,140 at September 30, 2009 and $1,544 at December 31, 2008	$1,632,910	$1,551,686
Preferred distributions payable	27,902	8,545
Accrued expenses and other liabilities	137,419	132,604

Total liabilities	1,798,231	1,692,835

Commitments and contingencies
Redeemable units at redemption value, 296 units issued and outstanding at September 30, 2009 and December 31, 2008	1,340	545

Capital:
Preferred units, $0.01 par value, 20,000 units authorized:
Series A Cumulative Convertible Preferred Units, 12,880 units issued and outstanding at September 30, 2009 and December 31, 2008	309,362	309,362
Series C Cumulative Redeemable Preferred Units, 68 units issued and outstanding at September 30, 2009 and December 31, 2008	169,412	169,412
Common units 69,413 units issued and outstanding at September 30, 2009 and December 31, 2008	216,888	300,913
Accumulated other comprehensive income	22,575	15,418

Total FelCor LP partners’ capital	718,237	795,105
Noncontrolling interests	23,214	23,784

Total capital	741,451	818,889

Total liabilities and capital	$2,541,022	$2,512,269

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2009 and 2008
(unaudited, in thousands, except for per unit data)

	Nine Months Ended
	September 30,
	2009	2008
Revenues:
Hotel operating revenue	$704,511	$873,117
Other revenue	2,554	2,655

Total revenues	707,065	875,772

Expenses:
Hotel departmental expenses	249,131	290,765
Other property related costs	199,711	230,646
Management and franchise fees	34,278	45,448
Taxes, insurance and lease expense	75,411	87,884
Corporate expenses	15,829	17,079
Depreciation and amortization	112,024	104,909
Impairment loss	3,448	53,823
Hurricane loss	—	1,669
Other expenses	3,528	2,879

Total operating expenses	693,360	835,102

Operating income (loss)	13,705	40,670
Interest expense, net	(68,501)	(74,886)
Charges related to debt extinguishment	(594)	—

Loss before equity in income (loss) from unconsolidated entities	(55,390)	(34,216)
Equity in income (loss) from unconsolidated entities	(3,197)	(1,064)
Gain on sale of assets	723	—
Gain on involuntary conversion	—	3,095

Loss from continuing operations	(57,864)	(32,185)
Discontinued operations	—	1,180

Net loss	(57,864)	(31,005)
Net loss (income) attributable to noncontrolling interests	66	(1,126)

Net loss attributable to FelCor LP	(57,798)	(32,131)
Preferred distributions	(29,034)	(29,034)

Net loss attributable to FelCor LP common unitholders	$(86,832)	$(61,165)

Basic and diluted per common unit data:
Net loss from continuing operations attributable to FelCor common unitholders	$(1.37)	$(1.00)

Net loss attributable to FelCor LP common unitholders	$(1.37)	$(0.98)

Basic and diluted weighted average common units outstanding	63,417	63,178

Cash distributions declared on common units	$—	$0.85

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Nine Months Ended September 30, 2009 and 2008
(unaudited, in thousands)

	Nine Months Ended September 30,
	2009	2008
Net loss	$(57,864)	$(31,005)
Foreign currency translation adjustment	7,157	(4,169)

Comprehensive loss	(50,707)	(35,174)
Comprehensive loss (income) attributable to noncontrolling interests	66	(1,126)

Comprehensive loss attributable to FelCor LP	$(50,641)	$(36,300)

The accompanying notes are an integral part of these consolidated financial statements

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF CAPITAL
For the Year Ended December 31, 2008 and the Nine Months Ended September 30, 2009
(unaudited, in thousands)

			Accumulated Other
	Preferred	Partnership	Comprehensive	Noncontrolling	Comprehensive	Total
	Units	Units	Income (Loss)	Interests	Income (Loss)	Capital
Balance at December 31, 2007	$478,774	$490,979	$27,450	$25,264		$1,022,467
FelCor restricted stock compensation	—	4,956	—	—		4,956
Contributions	—	—	—	565		565
Distributions	—	(93,868)	—	(3,236)		(97,104)
Allocation to redeemable units	—	20,562	—	—		20,562
Costs related to FelCor’s shelf registration	—	(38)	—	—		(38)
Comprehensive loss:
Foreign exchange translation	—	—	(12,032)	—	$(12,032)
Net income (loss)	—	(121,678)	—	1,191	(120,487)

Comprehensive loss					$(132,519)	(132,519)

Balance at December 31, 2008	478,774	300,913	15,418	23,784		818,889
FelCor restricted stock compensation	—	3,810	—	—		3,810
Contributions	—	—	—	469		469
Distributions	—	(29,034)	—	(1,141)		(30,175)
Allocation to redeemable units	—	(795)	—	—		(795)
Other	—	(208)	—	168		(40)
Comprehensive loss:
Foreign exchange translation	—	—	7,157	—	$7,157
Net loss	—	(57,798)	—	(66)	(57,864)

Comprehensive loss					$(50,707)	(50,707)

Balance at September 30, 2009	$478,774	$216,888	$22,575	$23,214		$741,451

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2009 and 2008
(unaudited, in thousands)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(57,864)	$(31,005)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	112,024	104,909
Gain on involuntary conversion	—	(3,095)
Gain on sale of assets	(723)	(1,193)
Amortization of deferred financing fees and debt discount	3,089	2,221
Amortization of unearned officers’ and directors’ compensation	3,924	3,795
Equity in loss from unconsolidated entities	3,197	1,064
Distributions of income from unconsolidated entities	2,256	2,044
Charges related to debt extinguishment	594	—
Impairment loss	3,448	53,823
Changes in assets and liabilities:
Accounts receivable	1,214	(2,859)
Restricted cash — operations	(1,587)	(1,786)
Other assets	(4,827)	(3,726)
Accrued expenses and other liabilities	11,664	17,928

Net cash flow provided by operating activities	76,409	142,120

Cash flows from investing activities:
Improvements and additions to hotels	(62,465)	(108,899)
Additions to condominium project	(115)	(666)
Proceeds received from property insurance	—	2,005
Change in restricted cash — investing	(2,507)	1,519
Redemption of investment securities	1,719	4,738
Distributions from unconsolidated entities	3,700	22,108
Contributions to unconsolidated entities	(444)	(5,995)

Net cash flow used in investing activities	(60,112)	(85,190)

Cash flows from financing activities:
Proceeds from borrowings	418,390	141,267
Repayment of borrowings	(340,037)	(97,210)
Payment of deferred financing fees	(7,785)	(16)
Distributions paid to noncontrolling interests	(1,141)	(2,858)
Contributions from noncontrolling interests	469	565
Distributions paid to preferred unitholders	(9,678)	(29,034)
Distributions paid to common unitholders	—	(67,571)

Net cash flow provided by (used in) financing activities	60,218	(54,857)

Effect of exchange rate changes on cash	1,361	(629)

Net change in cash and cash equivalents	77,876	1,444
Cash and cash equivalents at beginning of periods	50,187	57,609

Cash and cash equivalents at end of periods	$128,063	$59,053

Supplemental cash flow information — interest paid	$87,395	$67,441

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
          FelCor Lodging Limited Partnership, or FelCor LP, held ownership interests in 87 hotels with approximately 25,000 rooms and suites, at September 30, 2009. The sole general partner of FelCor LP is FelCor Lodging Trust Incorporated (NYSE:FCH), or FelCor, a Maryland corporation operating as a real estate investment trust, or REIT. All of FelCor’s operations are conducted solely through FelCor LP and at September 30, 2009, FelCor owned a greater than 99% partnership interest in FelCor LP.
          Of the 87 hotels in which we had an ownership interest at September 30, 2009, we owned a 100% interest in 66 hotels, a 90% or greater interest in entities owning four hotels, an 81% interest in an entity owning one hotel, a 60% interest in an entity owning one hotel and a 50% interest in entities owning 15 hotels. We consolidate our real estate interests in the 72 hotels in which we held greater than 50% ownership interests and we record the real estate interests of the 15 hotels in which we held 50% ownership interests using the equity method.
          We leased 86 of our hotels to operating lessees and one 50%-owned hotel is operated without a lease. We held greater than 50% ownership interests and had direct or indirect controlling interests in the lessees of 85 of our hotels. Because we owned controlling interests in these lessees (including 13 of the 15 hotels in which we had a 50% ownership interest), we consolidated our lessee interests in these hotels (we refer to these 85 hotels as our Consolidated Hotels). We also owned 50% of the real estate interests in each of two hotels, one was leased to a lessee in which we owned a 50% interest (our lessee interest in this hotel is not consolidated because we do not have a controlling interest) and the other was operated without a lease.
          At September 30, 2009, we had an aggregate of 64,983,330 redeemable and common units of FelCor LP outstanding.
          The following table illustrates the distribution of our 85 Consolidated Hotels among our various brands at September 30, 2009:

Brand	Hotels	Rooms
Embassy Suites Hotels®	47	12,132
Holiday Inn®	17	6,306
Sheraton® and Westin®	9	3,217
Doubletree®	7	1,471
Marriott® and Renaissance®	3	1,321
Hilton®	2	559

Total hotels	85

          At September 30, 2009, our Consolidated Hotels were located in the United States (83 hotels in 23 states) and Canada (two hotels in Ontario), with concentrations in California (15 hotels), Florida (14 hotels) and Texas (11 hotels). Approximately 51% of our hotel room revenues were generated from hotels in these three states during the first nine months of 2009.
          At September 30, 2009, of our 85 Consolidated Hotels: (i) subsidiaries of Hilton Hotels Corporation, or Hilton, managed 54 hotels, (ii) subsidiaries of InterContinental Hotels Group, or IHG, managed 17 hotels, (iii) subsidiaries of Starwood Hotels & Resorts Worldwide Inc., or Starwood, managed nine hotels, (iv) subsidiaries of Marriott International Inc., or Marriott, managed three hotels, and (iv) independent management companies managed two hotels.
          Our hotels managed by Marriott are accounted for on a fiscal year comprised of 52 or 53 weeks ending on the Friday closest to December 31. Our nine-month period ending September 30, 2009 includes the results of operations for our Marriott-managed hotels for the thirty-six week period ending September 11, 2009.
          The information in our consolidated financial statements for the nine months ended September 30, 2009 and 2008 is unaudited. Preparing financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The accompanying financial statements for the nine months ended September 30, 2009 and 2008, include adjustments based on management’s estimates (consisting of normal and recurring accruals), which we consider necessary for a fair presentation of the results for the periods. The financial information should be read in conjunction with the consolidated financial statements for the year ended December 31, 2008. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of actual operating results for the entire year.
2. Investment in Unconsolidated Entities
          We owned 50% interests in joint ventures that owned 15 hotels at September 30, 2009 and 17 hotels at December 31, 2008. We also own a 50% interest in joint ventures that own real estate in Myrtle Beach, South Carolina, provide condominium management services and lease one hotel. We account for our investments in these unconsolidated entities under the equity method. We do not have any majority-owned subsidiaries that are not consolidated in our financial statements. We make adjustments to our equity in income from unconsolidated entities related to the depreciation of our excess basis in investment in unconsolidated entities when compared to the historical basis of the assets recorded by the joint ventures.
          The following table summarizes combined financial information for our unconsolidated entities (in thousands):

	September 30, 2009	December 31, 2008
Balance sheet information:
Investment in hotels, net of accumulated depreciation	$268,918	$290,504
Total assets	$290,655	$317,672
Debt	$216,206	$224,440
Total liabilities	$223,062	$233,296
Equity	$67,593	$84,376
          Our unconsolidated entities’ debt at September 30, 2009 and December 31, 2008 consisted entirely of non-recourse mortgage debt.
          The combined statement of operations information for our unconsolidated entities is summarized as follows (in thousands):

	Nine Months Ended September 30,
	2009		2008
Total revenues	$53,845		$72,994
Net income (loss)	$(2,683	)(a)	$4,858	(a)
Net income (loss) attributable to FelCor LP	$(1,342)		$2,429
Impairment charge	(476	)(c)	(2,092	)(b)
Depreciation of cost in excess of book value	(1,379)		(1,401)

Equity in income (loss) from unconsolidated entities	$(3,197)		$(1,064)

(a)	Net income (loss) includes impairment charges of $3.2 million for the nine months ended September 30, 2009, and $3.3 million for the nine months ended September 30, 2008. These impairments were based on sales contracts (a Level 2 input) for two hotels owned by one of our joint ventures.

(b)	Impairment charge in 2008 reflects a $2.1 million impairment charge related to an unrecoverable investment in an unconsolidated entity.

(c)	As a result of an impairment charge recorded by one of our joint ventures, the net book value of the joint venture’s assets no longer supported the recovery of our investment. Therefore, we recorded an additional impairment charge to reduce our investment in this joint venture to zero. We have no obligation to provide this joint venture with future funding.
     The components of our investment in unconsolidated entities are summarized as follows (in thousands):

	September 30, 2009	December 31, 2008
Hotel-related investments	$22,618	$28,762
Cost in excess of book value of hotel investments	52,894	54,273
Land and condominium investments	11,178	11,471

	$86,690	$94,506

          The components of our equity in income (loss) from unconsolidated entities are summarized as follows (in thousands):

	Nine Months Ended September 30,
	2009	2008
Hotel investments	$(3,204)	$1,401
Other investments	7	(2,465)

Equity in income (loss) from unconsolidated entities	$(3,197)	$(1,064)

          In 2009, a 50%-owned joint venture entity sold the Ramada Hotel in Hays, Kansas and the Holiday Inn in Salina, Kansas, for aggregate gross proceeds of $5.3 million. All proceeds from this sale were used to repay the associated mortgage debt.
3. Debt
          Debt at September 30, 2009 and December 31, 2008 consisted of the following (in thousands):

					Balance Outstanding
	Encumbered	Interest Rate at			September 30,	December 31,
	Hotels	September 30, 2009		Maturity Date	2009	2008
Senior term notes(a)	none	9.00	%(b)	June 2011	$299,602	$299,414
Senior term notes(a)	none	L + 1.875		December 2011	215,000	215,000
Line of credit(c)	none	—		—	—	113,000

Total line of credit and senior debt		6.29	(d)		514,602	627,414

Mortgage debt	12 hotels	L + 0.93	(e)	November 2011(f)	250,000	250,000
Mortgage debt(g)	9 hotels	L + 3.50	(h)	August 2011(i)	200,800	—
Mortgage debt	2 hotels	L + 1.55	(j)	May 2012(k)	176,483	176,267
Mortgage debt(l)	8 hotels	8.70		May 2010	159,205	162,250
Mortgage debt(m)	7 hotels	9.02		April 2014	118,415	117,131
Mortgage debt	6 hotels	8.73		May 2010	113,628	116,285
Mortgage debt	5 hotels	6.66		June-August 2014	71,331	72,517
Mortgage debt	2 hotels	6.15		June 2009(n)	14,277	14,641
Mortgage debt	1 hotel	5.81		July 2016	11,843	12,137
Capital lease and other	1 hotel	9.58		various	2,326	3,044

Total mortgage debt	53 hotels	5.20	(d)		1,118,308	924,272

Total		5.54	%(d)		$1,632,910	$1,551,686

(a)	In October 2009, we issued $636 million in aggregate principal amount of our 10% senior notes due 2014. The new notes are secured by mortgages and related security interests on up to 14 hotels. A portion of the net proceeds from the sale of these notes was used to repurchase $215 million of our floating-rate senior notes and $213 million of our 8 1/2% senior notes.

(b)	As a result of a rating down-grade in February 2009, the interest rate on our 8 1/2% fixed-rate senior notes due 2011 increased by 50 basis points to 9.0%.

(c)	We terminated and repaid all outstanding obligations under our line of credit in the second quarter of 2009.

(d)	Interest rates are calculated based on the weighted average debt outstanding at September 30, 2009.

(e)	We have purchased an interest rate cap that caps LIBOR at 7.8% and expires in November 2010 for this notional amount.

(f)	The maturity date assumes that we will exercise the remaining one-year extension option that is exercisable, at our sole discretion, and would extend the current November 2010 maturity to 2011.

(g)	In June 2009, we obtained a $201 million non-recourse term loan secured by nine hotels.

(h)	LIBOR for this loan is subject to a 2% floor.

(i)	This loan can be extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy.

(j)	We have purchased interest rate caps that cap LIBOR at 6.5% and expire in May 2010 for aggregate notional amounts of $177 million.

(k)	We have exercised the first of three successive one-year extension options that extend, at our sole discretion, maturity to 2012.

(l)	The hotels under this debt are subject to separate loan agreements and are not cross collateralized.

(m)	This debt was refinanced in March 2009.

(n)	We allowed these loans to go into default when they matured in June 2009. We have received term sheets from the special servicer to extend the maturity of these loans for two years, which we are currently evaluating.

          We reported interest expense of $68.5 million and $74.9 million for the nine months ended September 30, 2009 and 2008, respectively, which is net of: (i) interest income of $0.6 million and $1.2 million, respectively, and (ii) capitalized interest of $0.6 million and $1.1 million, respectively.
          In October 2009, we completed a private placement of $636 million in aggregate principal amount of our 10% senior secured notes due 2014. The new notes are secured by a pledge of our limited partner interests in FelCor LP, first mortgages and related security interests on up to 14 hotels and pledges of equity interests in certain wholly-owned subsidiaries. Net proceeds from the new notes were approximately $558 million after original issue discount and other fees and expenses related to the offering. The proceeds of these notes were used to retire approximately $428 million of other corporate debt ($215 million of our floating-rate senior secured notes and $213 million of our 8 1/2% senior notes) and for general corporate purposes.
          In June 2009, we obtained a $201 million non-recourse term loan secured by nine hotels. This loan bears interest at LIBOR (subject to a 2% floor) plus 350 basis points and matures in 2011. This loan can be extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions. The proceeds from this new loan will be used for general corporate purposes.
          In June 2009, we repaid the $128 million balance under our line of credit, which was then terminated. By terminating our line of credit, we eliminated certain restrictive corporate debt covenants. We wrote off loan costs of $594,000 associated with this facility.
          In March 2009, we entered into a loan agreement secured by seven hotels. The proceeds of the loan were used to repay the balance of an existing loan secured by the same properties that would have matured on April 1, 2009. The new loan matures in 2014 and bears interest at 9.02%. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions.
4. Hotel Operating Revenue, Departmental Expenses and Other Property Operating Costs
          Hotel operating revenue was comprised of the following (in thousands):

	Nine Months Ended
	September 30,
	2009	2008
Room revenue	$557,491	$693,789
Food and beverage revenue	103,786	131,875
Other operating departments	43,234	47,453

Total hotel operating revenue	$704,511	$873,117

          For the nine-month periods ended September 30, 2009 and 2008, nearly all of our revenue was comprised of hotel operating revenue, which included room revenue, food and beverage revenue, and revenue from other hotel operating departments (such as telephones, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts, which are recorded as a bad debt expense. The remainder of our revenue was derived from other sources.
          Hotel departmental expenses were comprised of the following (in thousands):

	Nine Months Ended September 30,
	2009		2008
		% of Total Hotel		% of Total Hotel
	Amount	Operating Revenue	Amount	Operating Revenue
Room	$145,741	20.7%	$167,085	19.1%
Food and beverage	84,133	11.9	102,289	11.7
Other operating departments	19,257	2.8	21,391	2.5

Total hotel departmental expenses	$249,131	35.4%	$290,765	33.3%

          Other property operating costs were comprised of the following (in thousands):

	Nine Months Ended September 30,
	2009		2008
		% of Total Hotel		% of Total Hotel
	Amount	Operating Revenue	Amount	Operating Revenue
Hotel general and administrative expense	$63,310	9.0%	$74,526	8.5%
Marketing	58,792	8.3	70,330	8.0
Repair and maintenance	38,168	5.4	43,324	5.0
Utilities	39,441	5.6	42,466	4.9

Total other property operating costs	$199,711	28.3%	$230,646	26.4%

          Hotel departmental expenses and other property operating costs include hotel employee compensation and benefit expenses of $220.6 million and $252.5 million for the nine months ended September 30, 2009 and 2008, respectively.
5. Taxes, Insurance and Lease Expense
          Taxes, insurance and lease expense were comprised of the following (in thousands):

	Nine Months Ended September 30,
	2009	2008
Hotel lease expense(a)	$31,805	$42,444
Ground lease expense(b)	7,215	9,022
Real estate and other taxes	27,213	25,434
Property insurance, general liability insurance	9,178	10,984

Total taxes, insurance and lease expense	$75,411	$87,884

(a)	Hotel lease expense represents 100% of the lease expense related to 13 of our 50% owned unconsolidated hotels (because we own majority ownership interests in their operating lessees) and paid to 13 of our unconsolidated, 50%-owned ventures. Hotel lease expense includes percentage rent (based on operating results) of $10.7 million and $21.2 million for the nine months ended September 30, 2009 and 2008, respectively.

(b)	Ground lease expense includes percentage rent (based on operating results) of $4.9 million and $6.4 million for the nine months ended September 30, 2009 and 2008, respectively.
6. Impairment Charge
          Our hotels comprise operations and cash flows that can clearly be distinguished, operationally and for financial reporting purposes, from the remainder of our operations. Accordingly, we consider our hotels to be components for purposes of determining impairment charges and reporting discontinued operations.
          During 2008, we identified eight hotels as candidates to be sold and tested them for impairment (three no longer are identified as candidates for sale and five hotels remain sale candidates). Of the hotels tested, two failed the test. Accordingly, we wrote down these hotel assets to our then current estimate of their fair market value before selling expenses, which resulted in a $17.1 million impairment charge in the quarter ended March 31, 2008. During the quarters ended September 30, 2009 and March 31, 2009, we recorded a $2.1 million and a $1.4 million impairment charge, respectively. The first quarter 2009 impairment is related to one of our sale candidates and the third quarter 2009 impairment is related to another sale candidate. Both of these valuations are based on third-party offers to purchase (a Level 2 input) at a price less than our previously estimated fair value. We consider a sale to be probable within the next twelve months (for purposes of determining whether a hotel is held for sale) in the period the buyer completes its due diligence review of the asset, we have an executed contract for sale, and we have received a substantial non-refundable deposit. The hotels identified as sale candidates continue to be depreciated over their remaining useful lives.

          In October 2009, we received a substantial non-refundable deposit under contracts for the sale of two of our sale candidate hotels. These hotels had a net book value of $25.4 million at September 30, 2009. We do not anticipate a significant gain or loss from the sale of these hotels.
7. Gain on Involuntary Conversion
          During the second quarter of 2008, we settled insurance claims related to 2005 hurricane losses and realized a $3.1 million gain from involuntary conversion, as the final proceeds received exceeded our estimated basis in the assets requiring replacement.
8. Discontinued Operations
          Results of operations of eleven hotels sold in 2007 are included in discontinued operations. The following table summarizes the condensed financial information for those hotels (in thousands):

Nine Months Ended
September 30, 2008
Operating expenses	$(13)
Gain on sale of hotels, net of income tax	1,193

Income from discontinued operations	$1,180

          In the third quarter of 2008, we recorded a revision in income tax related to prior year gains on sales of hotels that resulted in additional gains of $1.2 million related to these sales.
9. Loss Per Unit
          The computation of basic and diluted loss per unit is as follows (in thousands, except per unit data):

	Nine Months Ended
	September 30,
	2009	2008
Numerator:
Loss from continuing operations	$(57,864)	$(32,185)
Net loss (income) attributable to noncontrolling interests in other partnerships	66	(1,126)

Loss from continuing operations attributable to FelCor LP	(57,798)	(33,311)
Less: Preferred distributions	(29,034)	(29,034)

Loss from continuing operations attributable to FelCor LP common unitholders	(86,832)	(62,345)
Discontinued operations	—	1,180

Loss attributable to FelCor LP common unitholders	(86,832)	(61,165)
Less: Dividends declared on FelCor’s unvested restricted stock compensation	—	(1,041)

Numerator for basic and diluted loss attributable to FelCor LP common unitholders	$(86,832)	$(62,206)

Denominator:
Denominator for basic and diluted loss	63,417	63,178

Basic and diluted loss per unit data:
Loss from continuing operations	$(1.37)	$(1.00)

Discontinued operations	$—	$0.02

Net loss	$(1.37)	$(0.98)

          The following securities, which could potentially dilute basic earnings per unit in the future, were not included in the computation of diluted loss per unit because they would have been antidilutive for the periods presented (in thousands):

	Nine Months Ended
	September 30,
	2009	2008
Series A convertible preferred units	9,985	9,985

          Series A preferred distributions that would be excluded from net loss applicable to FelCor LP common unitholders, if these Series A preferred units were dilutive, were $18.8 million for the nine months ended September 30, 2009 and 2008.
10. Suspension of Distributions
          We suspended our common distributions in December 2008 and our preferred distributions in March 2009. Although distributions are not paid unless declared by FelCor’s Board of Directors, unpaid preferred distributions continue to accrue, and accrued and current preferred distributions must be paid in full prior to payment of any common distributions. FelCor’s Board of Directors will determine whether to declare future distributions based upon various factors, including operating results, economic conditions, other operating trends, its financial condition and capital requirements, as well as minimum FelCor’s REIT distribution requirements.
11. Fair Value of Financial Instruments
          Disclosures about fair value of our financial instruments are based on pertinent information available to management as of September 30, 2009. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value amounts.
          Our estimates of the fair value of (i) accounts receivable, accounts payable and accrued expenses approximate carrying value due to the relatively short maturity of these instruments (ii) our publicly-traded debt is based on observable market data and (iii) our debt that is not traded publicly is based on estimated effective borrowing rates for debt with similar terms, loan to estimated fair value and remaining maturities (the estimated fair value of all our debt was $1.5 billion at September 30, 2009).
12. Recently Issued Accounting Standards
          The FASB recently amended its guidance surrounding a company’s analysis to determine whether any of its variable interests constitute controlling financial interests in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.
          Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The guidance is effective for the first annual reporting period that begins after November 15, 2009 and, accordingly, we will reevaluate our interests in variable interest entities for the period beginning on January 1, 2010 to determine that the entities are reflected properly in the financial statements as investments or consolidated entities. We do not anticipate that the implementation of this guidance will have a material effect on our financial statements.
13. Subsequent Events
          We have performed an evaluation of subsequent events through January 28, 2010 (which is the date the financial statements were reissued), and the results of this evaluation are appropriately reflected in these financial statements.
14. Consolidating Financial Information
          Certain of our wholly-owned subsidiaries (FelCor/CSS Holdings, L.P.; FelCor Pennsylvania Company, L.L.C.; FelCor Lodging Holding Company, L.L.C.; Myrtle Beach Hotels, L.L.C.; FelCor TRS Borrower 1, L.P.; FelCor TRS Borrower 3, L.P.; FelCor TRS Borrower 4, L.L.C.; FelCor TRS Guarantor, L.P.; Center City Hotel Associates; FelCor Lodging Company, L.L.C.; FelCor TRS Holdings, L.P.; FHAC Texas Holdings, L.P.; FelCor Omaha Hotel Company, L.L.C.; FelCor Canada Co.; FelCor/St. Paul Holdings, L.P. and FelCor Hotel Asset Company, L.L.C., collectively, “Subsidiary Guarantors”), together with FelCor, guarantee, fully and unconditionally, and jointly and severally, our senior debt. The following tables present consolidating information for the Subsidiary Guarantors.

CONSOLIDATING BALANCE SHEET
September 30, 2009
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
ASSETS
Net investment in hotel properties	$64,351	$492,335	$1,672,153	$—	$2,228,839
Equity investment in consolidated entities	1,057,735	—	—	(1,057,735)	—
Investment in unconsolidated entities	71,050	15,640	—	—	86,690
Cash and cash equivalents	80,124	46,509	1,430	—	128,063
Restricted cash	—	2,692	17,082	—	19,774
Accounts receivable	1,331	29,563	—	—	30,894
Deferred expenses	1,265	—	8,692	—	9,957
Other assets	8,245	26,787	1,773	—	36,805

Total assets	$1,284,101	$613,526	$1,701,130	$(1,057,735)	$2,541,022

LIABILITIES AND CAPITAL
Debt	$514,602	$2,327	$1,115,981	$—	$1,632,910
Distributions payable	27,902	—	—	—	27,902
Accrued expenses and other liabilities	22,020	95,848	19,551	—	137,419

Total liabilities	564,524	98,175	1,135,532	—	1,798,231

Redeemable units, at redemption value	1,340	—	—	—	1,340

Preferred units	478,774	—	—	—	478,774
Common units	239,463	492,187	542,973	(1,057,735)	216,888
Accumulated other comprehensive income	—	22,575	—	—	22,575

Total FelCor LP partners’ capital	718,237	514,762	542,973	(1,057,735)	718,237
Noncontrolling interests	—	589	22,625	—	23,214

Total capital	718,237	515,351	565,598	(1,057,735)	741,451

Total liabilities and capital	$1,284,101	$613,526	$1,701,130	$(1,057,735)	$2,541,022

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2008
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
ASSETS
Net investment in hotel properties	$124,752	$888,925	$1,265,349	$—	$2,279,026
Equity investment in consolidated entities	1,230,038	—	—	(1,230,038)	—
Investment in unconsolidated entities	77,106	17,400	—	—	94,506
Cash and cash equivalents	7,719	40,018	2,450	—	50,187
Restricted cash	—	2,104	11,109	—	13,213
Accounts receivable	4,576	30,664	—	—	35,240
Deferred expenses	2,660	49	2,847	—	5,556
Other assets	9,061	24,588	892	—	34,541

Total assets	$1,455,912	$1,003,748	$1,282,647	$(1,230,038)	$2,512,269

LIABILITIES AND CAPITAL
Debt	$627,414	$120,175	$804,097	$—	$1,551,686
Distributions payable	8,545	—	—	—	8,545
Accrued expenses and other liabilities	24,303	95,221	13,080	—	132,604

Total liabilities	660,262	215,396	817,177	—	1,692,835

Redeemable units, at redemption value	545	—	—	—	545

Preferred units	478,774	—	—	—	478,774
Common units	316,331	772,383	442,237	(1,230,038)	300,913
Accumulated other comprehensive income	—	15,418	—	—	15,418

Total FelCor LP partners’ capital	795,105	787,801	442,237	(1,230,038)	795,105
Noncontrolling interests	—	551	23,233	—	23,784

Total capital	795,105	788,352	465,470	(1,230,038)	818,889

Total liabilities and capital	$1,455,912	$1,003,748	$1,282,647	$(1,230,038)	$2,512,269

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2009
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$704,511	$—	$—	$704,511
Percentage lease revenue	12,876	—	131,273	(144,149)	—
Other revenue	5	2,527	22	—	2,554

Total revenue	12,881	707,038	131,295	(144,149)	707,065

Expenses:
Hotel operating expenses	—	483,120	—	—	483,120
Taxes, insurance and lease expense	1,987	194,609	22,964	(144,149	75,411
Corporate expenses	603	9,224	6,002	—	15,829
Depreciation and amortization	7,732	35,502	68,790	—	112,024
Impairment loss	—	3,448	—	—	3,448
Other expenses	75	3,481	(28)	—	3,528

Total operating expenses	10,397	729,384	97,728	(144,149)	693,360

Operating income	2,484	(22,346)	33,567	—	13,705
Interest expense, net	(26,648)	(2,579)	(39,274)	—	(68,501)
Charges related to debt extinguishment	(594)	—	—	—	(594)

Loss before equity in income from unconsolidated entities and noncontrolling interests	(24,758)	(24,925)	(5,707)	—	(55,390)
Equity in loss from consolidated entities	(32,196)	—	—	32,196	—
Equity in loss from unconsolidated entities	(844)	(2,353)	—	—	(3,197)
Gain on sale of assets	—	—	723	—	723

Net loss	(57,798)	(27,278)	(4,984)	32,196	(57,864)
Net (income) loss attributable to noncontrolling interests	—	(252)	318	—	66

Net loss attributable to FelCor LP	(57,798)	(27,530)	(4,666)	32,196	(57,798)
Preferred distributions	(29,034)	—	—	—	(29,034)

Net loss applicable to unitholders	$(86,832)	$(27,530)	$(4,666)	$32,196	$(86,832)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2008
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$873,117	$—	$—	$873,117
Percentage lease revenue	20,794	—	138,371	(159,165)	—
Other revenue	9	1,375	1,271	—	2,655

Total revenue	10,803	874,492	139,642	(159,165)	875,772

Expenses:
Hotel operating expenses	—	566,859	—	—	566,859
Taxes, insurance and lease expense	2,627	224,645	19,777	(159,165)	87,884
Corporate expenses	895	10,225	5,959	—	17,079
Depreciation and amortization	8,022	45,172	51,715	—	104,909
Impairment loss	—	36,692	17,131	—	53,823
Hurricane loss	29	1,575	65	—	1,669
Other expenses	2	1,395	1,482	—	2,879

Total operating expenses	11,575	886,563	96,129	(159,165)	835,102

Operating income	9,228	(12,071)	43,513	—	40,670
Interest expense, net	(29,061)	(7,832)	(37,993)	—	(74,886)

Income (loss) before equity in income from unconsolidated entities and noncontrolling interests	(19,833)	(19,903)	5,520	—	(34,216)
Equity in loss from consolidated entities	(16,174)	—	—	16,174	—
Equity in income (loss) from unconsolidated entities	1,023	(2,051)	(36)	—	(1,064)

Gain on involuntary conversion	2,005	145	945	—	3,095
Income (loss) from continuing operations	(32,979)	(21,809)	6,429	16,174	(32,185)
Discontinued operations from consolidated entities	848	332	—	—	1,180

Net income (loss)	(32,131)	(21,477)	6,429	16,174	(31,005)
Net loss attributable to noncontrolling interests	—	(675)	(451)	—	(1,126)

Net income (loss) attributable to FelCor LP	(32,131)	(22,152)	5,978	16,174	(32,131)
Preferred distributions	(29,034)	—	—	—	(29,034)

Net income (loss) applicable to FelCor LP unitholders	$(61,165)	$(22,152)	$5,978	$16,174	$(61,165)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2009
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor LP	Guarantors	Subsidiaries	Consolidated
Cash flows from operating activities	$(10,830)	$12,827	$74,412	$76,409
Cash flows from investing activities	2,299	(33,479)	(28,932)	(60,112)
Cash flows from financing activities	80,936	25,782	(46,500)	60,218
Effect of exchange rates changes on cash	—	1,361	—	1,361

Change in cash and cash equivalents	72,405	6,491	(1,020)	77,876
Cash and cash equivalents at beginning of period	7,719	40,018	2,450	50,187

Cash and equivalents at end of period	$80,124	$46,509	$1,430	$128,063

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Nine Months Ended September 30, 2008
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor LP	Guarantors	Subsidiaries	Consolidated
Cash flows from operating activities	$(9,328)	$68,150	$83,298	$142,120
Cash flows from investing activities	17,989	(55,861)	(47,318)	(85,190)
Cash flows from financing activities	(13,698)	375	(41,534)	(54,857)
Effect of exchange rates changes on cash	—	(629)	—	(629)

Change in cash and cash equivalents	(5,037)	12,035	(5,554)	1,444
Cash and cash equivalents at beginning of period	7,889	43,305	6,415	57,609

Cash and equivalents at end of period	$2,852	$55,340	$861	$59,053

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of FelCor Lodging Trust Incorporated
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows present fairly, in all material respects, the financial position of FelCor Lodging Limited Partnership and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The General Partner is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under on page 58 of this prospectus. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Partnership’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
As discussed in Note 2 to the consolidated financial statements, the Partnership changed the manner in which it computes earnings per unit and the manner in which it accounts for noncontrolling interests effective January 1, 2009.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
February 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for noncontrolling interests, in the computation of earnings per unit and of subsequent events discussed in Notes 2, 17, and 25 as to which the date is August 11, 2009.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007
(in thousands)

	2008	2007
ASSETS
Investment in hotels, net of accumulated depreciation of $816,271 at December 31, 2008 and $694,464 at December 31, 2007	$2,279,026	$2,400,057
Investment in unconsolidated entities	94,506	127,273
Cash and cash equivalents	50,187	57,609
Restricted cash	13,213	14,846
Accounts receivable, net of allowance for doubtful accounts of $521 at December 31, 2008 and $307 at December 31, 2007	35,240	37,871
Deferred expenses, net of accumulated amortization of $13,087 at December 31, 2008 and $10,820 at December 31, 2007	5,556	8,149
Other assets	34,541	38,030

Total assets	$2,512,269	$2,683,835

LIABILITIES AND CAPITAL
Debt, net of discount of $1,544 at December 31, 2008 and $2,082 at December 31, 2007	$1,551,686	$1,475,607
Distributions payable	8,545	30,493
Accrued expenses and other liabilities	132,604	134,159

Total liabilities	1,692,835	1,640,259

Commitments and contingencies
Redeemable units at redemption value, 296 and 1,354 units issued and outstanding at December 31, 2008 and 2007, respectively	545	21,109
Capital:
Preferred units, $0.01 par value, 20,000 units authorized:
Series A Cumulative Convertible Preferred Units, 12,880 units, issued and outstanding at December 31, 2008 and 2007	309,362	309,362
Series C Cumulative Redeemable Preferred Units, 68 units, issued and outstanding at December 31, 2008 and 2007	169,412	169,412
Common units, 69,413 units issued and outstanding at December 31, 2008 and 2007	300,913	490,979
Accumulated other comprehensive income	15,418	27,450

Total FelCor LP partners’ capital	795,105	997,203

Noncontrolling interests	23,784	25,264

Total capital	818,889	1,022,467

Total liabilities and capital	$2,512,269	$2,683,835

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2008, 2007 and 2006
(in thousands, except per unit data)

	2008	2007	2006
Revenues:
Hotel operating revenue	$1,126,793	$1,018,795	$990,959
Other revenue	2,983	3,089	79

Total revenues	1,129,776	1,021,884	991,038

Expenses:
Hotel departmental expenses	382,825	329,436	319,731
Other property operating costs	302,978	275,217	270,301
Management and franchise fees	57,278	53,508	51,237
Taxes, insurance and lease expense	113,809	121,259	112,052
Corporate expenses	20,698	20,718	23,308
Depreciation and amortization	141,668	110,751	94,579
Impairment loss	107,963	—	—
Liquidated damages	11,060	—	—
Other expenses	6,538	2,825	33

Total operating expenses	1,144,817	913,714	871,241

Operating income (loss)	(15,041)	108,170	119,797
Interest expense, net	(98,789)	(92,489)	(110,867)
Charge-off of deferred financing costs	—	—	(3,562)
Loss on early extinguishment of debt	—	—	(12,471)
Gain on swap termination	—	—	1,715

Income (loss) before equity in income of unconsolidated entities, noncontrolling interests and gain on sale of assets	(113,830)	15,681	(5,388)
Equity in income (loss) from unconsolidated entities	(10,932)	20,357	11,537
Gain on involuntary conversion	3,095	—	—
Loss on sale of other assets	—	—	(92)
Gain on sale of condominiums	—	18,622	—

Income (loss) from continuing operations	(121,667)	54,660	6,057
Discontinued operations	1,180	35,164	44,199

Net income (loss)	(120,487)	89,824	50,256
Net loss (income) attributable to noncontrolling interests	(1,191)	309	1,068

Net income (loss) attributable to FelCor LP	(121,678)	90,133	51,324
Preferred distributions	(38,713)	(38,713)	(38,713)

Net income (loss) attributable to FelCor LP common unitholders	$(160,391)	$51,420	$12,611

Basic and diluted per common unit data:
Income (loss) from continuing operations	$(2.57)	$0.24	$(0.51)

Net income (loss)	$(2.56)	$0.80	0.19

Basic weighted average common units outstanding	63,178	62,955	62,598

Diluted weighted average common units outstanding	63,178	62,973	62,598

Cash distributions declared on partnership units	$0.85	$1.20	$0.80
The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the years ended December 31, 2008, 2007 and 2006
(in thousands)

	2008	2007	2006
Net income (loss)	$(120,487)	$89,824	$50,256
Unrealized holding gains (loss) from interest rate swaps	—	—	(507)
Realized gain from interest rate swaps	—	—	(1,715)
Foreign currency translation adjustment	(12,032)	11,611	(1,541)

Comprehensive income (loss)	(132,519)	101,435	46,493
Comprehensive loss (income) attributable to noncontrolling interests	(1,191)	309	1,068

Comprehensive income (loss) attributable to FelCor LP	$(133,710)	$101,744	$47,561

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF CAPITAL
For the years ended December 31, 2008, 2007, and 2006
(in thousands)

			Accumulated
			Other
		Partnership	Comprehensive	Noncontrolling	Comprehensive
	Preferred Units	Units	Income (Loss)	Interests	Income (Loss)	Total Capital
Balance at December 31, 2005	$478,774	$511,267	$19,602	$40,014		$1,049,657
FelCor restricted stock compensation	—	4,626	—	—		4,626
Exercise of FelCor stock options	—	2,188	—	—		2,188
Contributions	—	—	—	2,519		2,519
Distributions	—	(88,992)	—	(13,167)		(102,159)
Allocation to redeemable units	—	17,950	—	—		17,950
Other	—	—	—	(126)		(126)
Comprehensive income (loss):
Unrealized loss on hedging transaction	—	—	(507)	—	$(507)
Realized gain on hedging transaction	—	—	(1,715)	—	(1,715)
Foreign exchange translation	—	—	(1,541)	—	(1,541)
Net income	—	51,324	—	(1,068)	50,256

Comprehensive income	—	—	—	—	$46,493	46,493

Balance at December 31, 2006	478,774	498,363	15,839	28,172		1,021,148
FelCor restricted stock compensation	—	2,822	—	—		2,822
Exercise of FelCor stock options	—	6,300	—	—		6,300
Contributions	—	—	—	2,431		2,431
Distributions	—	(115,123)	—	(5,030)		(120,153)
Allocation to redeemable units	—	8,484	—	—		8,484
Comprehensive income (loss):
Foreign exchange translation	—	—	11,611	—	$11,611
Net income	—	90,133	—	(309)	89,824

Comprehensive income	—	—	—	—	$101,435	101,435

Balance at December 31, 2007	478,774	490,979	27,450	25,264		1,022,467
FelCor restricted stock compensation	—	4,956	—	—		4,956
Contributions	—	—	—	565		565
Distributions	—	(93,868)	—	(3,236)		(97,104)
Allocation to redeemable units	—	20,562	—	—		20,562
Costs related to FelCor’s shelf registration	—	(38)	—	—		(38)
Comprehensive income (loss):
Foreign exchange translation	—	—	(12,032)	—	$(12,032)
Net loss	—	(121,678)	—	1,191	(120,487)

Comprehensive loss	—	—	—	—	$(132,519)	(132,519)

Balance at December 31, 2008	$478,774	$300,913	$15,418	$23,784		$818,889

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008, 2007 and 2006
(in thousands)

	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(120,487)	$89,824	$50,256
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	141,668	110,765	110,274
Gain on involuntary conversion	(3,095)	—	—
Gain on sale of assets	(1,193)	(47,195)	(48,802)
Amortization of deferred financing fees and debt discount	2,959	2,663	4,456
Amortization of unearned officers’ and directors’ compensation	4,451	4,239	5,080
Equity in (income) loss from unconsolidated entities	10,932	(20,357)	(11,537)
Distributions of income from unconsolidated entities	2,973	947	3,632
Charges related to early debt extinguishment	—	901	17,344
Impairment loss hotels	107,963	—	16,474
Changes in assets and liabilities:
Accounts receivable	3,675	(19)	12,571
Restricted cash-operations	(71)	3,787	(2,687)
Other assets	(386)	6,564	(9,076)
Accrued expenses and other liabilities	3,774	(14,782)	(285)

Net cash flow provided by operating activities	153,163	137,337	147,700

Cash flows provided by (used in) investing activities:
Acquisition of hotels	—	(50,424)	—
Improvements and additions to hotels	(142,897)	(227,518)	(168,525)
Additions to condominium project	(752)	(8,299)	(51,200)
Proceeds from sale of hotels	—	165,107	346,332
Proceeds from sale of condominiums	—	20,669	—
Proceeds received from property damage insurance	2,005	2,034	7,535
Purchase of investment securities	—	(8,246)	—
Decrease in restricted cash-investing	1,705	7,334	1,008
Redemption of investment securities	5,397	743	—
Cash distributions from unconsolidated entities	24,858	8,812	5,700
Capital contributions to unconsolidated entities	(5,995)	(4,650)	(250)

Net cash flow provided by (used in) investing activities	(115,679)	(94,438)	140,600

Cash flows provided by (used in) financing activities:
Proceeds from borrowings	187,285	25,492	540,494
Repayment of borrowings	(111,744)	(30,312)	(716,006)
Payment of debt issuance costs	(21)	(1,187)	(3,985)
Decrease in restricted cash-financing	—	—	2,825
Exercise of FelCor stock options	—	6,280	2,188
Distributions paid to other partnerships’ noncontrolling interests	(3,236)	(5,030)	(13,167)
Contribution from noncontrolling interest holders	565	2,431	2,519
Distributions paid to preferred unitholders	(38,713)	(38,712)	(38,713)
Distributions paid to common unitholders	(77,245)	(70,080)	(34,829)

Net cash flow used in financing activities	(43,109)	(111,118)	(258,674)

Effect of exchange rate changes on cash	(1,797)	1,649	(11)
Net change in cash and cash equivalents	(7,422)	(66,570)	29,615
Cash and cash equivalents at beginning of periods	57,609	124,179	94,564

Cash and cash equivalents at end of periods	$50,187	$57,609	$124,179

Supplemental cash flow information — Interest paid	$100,505	$101,657	$118,502

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING LIMITED PARTNERSHIP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
          FelCor Lodging Limited Partnership, or FelCor LP, held ownership interests in 89 hotels with more than 25,000 rooms and suites at December 31, 2008. The sole general partner of FelCor LP is FelCor Lodging Trust Incorporated (NYSE:FCH), or FelCor, a Maryland corporation operating as a real estate investment trust, or REIT. All of FelCor’s operations are conducted solely through FelCor LP and at December 31, 2008, FelCor owned greater than 99% partnership interest in FelCor LP.
          Of the 89 hotels in which we had an ownership interest at December 31, 2008, we owned a 100% interest in 66 hotels, a 90% or greater interest in entities owning four hotels, a 75% interest in an entity owning one hotel, a 60% interest in an entity owning one hotel and a 50% interest in entities owning 17 hotels. We consolidate our real estate interests in the 72 hotels in which we held greater than 50% ownership interests and we record the real estate interests of the 17 hotels in which we held 50% ownership interests using the equity method.
          At December 31, 2008, we leased 88 of our hotels to operating lessees and one 50%-owned hotel is operated without a lease. We held greater than 50% ownership interests and had direct or indirect controlling interests in the lessees of 85 of our hotels. Because we owned controlling interests in these lessees (including 13 of the 17 hotels in which we had a 50% ownership interest), we consolidated our lessee interests in these hotels (we refer to these 85 hotels as our Consolidated Hotels). We also owned 50% of the real estate interests in each of four hotels that were either leased to lessees in which we owned 50% interests (our lessee interest in these hotels is not consolidated because we do not have controlling interests) or operated without a lease.
          At December 31, 2008, we had an aggregate of 64,519,661 redeemable and common units of FelCor LP outstanding.
          The following table illustrates the distribution of our 85 Consolidated Hotels among our premier brands at December 31, 2008:

Brand	Hotels	Rooms
Embassy Suites Hotels	47	12,132
Holiday Inn	17	6,306
Sheraton and Westin	9	3,217
Doubletree	7	1,471
Renaissance and Hotel 480(a)	3	1,324
Hilton	2	559

Total hotels	85

(a)	On April 1, 2009, Hotel 480 is scheduled to be rebranded as a Marriott.
          At December 31, 2008, our Consolidated Hotels were located in the United States (83 hotels in 23 states) and Canada (two hotels in Ontario), with concentrations in California (15 hotels), Florida (14 hotels) and Texas (11 hotels). Approximately 51% of our hotel room revenues were generated from hotels in these three states during 2008.
          At December 31, 2008, of our 85 Consolidated Hotels (i) subsidiaries of Hilton Hotels Corporation, or Hilton, managed 54 hotels, (ii) subsidiaries of InterContinental Hotels Group, or IHG, managed 17 hotels, (iii) subsidiaries of Starwood Hotels & Resorts Worldwide Inc., or Starwood, managed nine hotels, (iv) subsidiaries of Marriott International Inc., or Marriott, managed three hotels, and (iv) independent management companies managed two hotels.
          Our hotels managed by Marriott are accounted for on a fiscal year comprised of 52 or 53 weeks ending on the Friday closest to December 31. Their 2008 and 2007 fiscal years ended on January 2, 2009 and December 28, 2007, respectively.

2. Summary of Significant Accounting Policies
          Principles of Consolidation — Our accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation. Investments in unconsolidated entities (consisting entirely of 50 percent owned ventures) are accounted for by the equity method. None of our less than wholly owned subsidiaries are considered variable interest entities. We follow the voting interest model and consolidate entities in which we have greater than 50% ownership interest and report entities in which we have 50% or less ownership interest under the equity method.
          Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
          Investment in Hotels — Our hotels are stated at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings, 15 to 30 years for improvements and three to seven years for furniture, fixtures, and equipment.
          We periodically review the carrying value of each of our hotels to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotel or modification of depreciation periods. If facts or circumstances support the possibility of impairment of a hotel, we prepare a projection of the undiscounted future cash flows, without interest charges, over the shorter of the hotel’s estimated useful life or the expected hold period, and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, we make an adjustment to reduce the carrying value of the hotel to its then fair value. We use recent operating results and current market information to arrive at our estimates of fair value.
          Maintenance and repairs are expensed and major renewals and improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from our accounts and the related gain or loss is included in operations.
          Acquisition of Hotels — Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets and assumed debt and other liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Any remaining unallocated acquisition costs are treated as goodwill. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations prepared by management and/or independent third parties. Identifiable intangible assets (typically contracts including ground and retail leases and management and franchise agreements), are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources such as those obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations.
          Investment in Unconsolidated Entities — We own a 50% interest in various real estate ventures in which the partners or members jointly make all material decisions concerning the business affairs and operations. Additionally, we also own a preferred equity interest in one of these real estate ventures. Because we do not control these entities, we carry our investment in unconsolidated entities at cost, plus our equity in net earnings or losses, less distributions received since the date of acquisition and any adjustment for impairment. Our equity in net earnings or losses is adjusted for the straight-line depreciation, over the lower of 40 years or the remaining life of the venture, of the difference between our cost and our proportionate share of the underlying net assets at the date of acquisition. We periodically review our investment in unconsolidated entities for other-than-temporary declines in fair value. Any decline that is not expected to be recovered in the next 12 months is considered other-than-temporary and an impairment is recorded as a reduction in the carrying value of the investment. Estimated fair values are based on our projections of cash flows, market capitalization rates and sales prices of comparable assets. We track inception-to-date contributions, distributions and earnings for each of our unconsolidated investments. We determine the character of cash distributions from our unconsolidated investments for purposes of our consolidated statements of cash flows as follows:

•	Cash distributions up to the aggregate historical earnings of the unconsolidated entity are recorded as an operating activity (i.e. a distribution of earnings); and

•	Cash distributions in excess of aggregate historical earnings are recorded as an investing activity (i.e. a distribution of contributed capital).

          Hotels Held for Sale — We consider each individual hotel to be an identifiable component of our business. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we do not consider hotels as “held for sale” until it is probable that the sale will be completed within one year. Once a hotel is held for sale the operations related to the hotel are included in discontinued operations. We had no hotels held for sale at December 31, 2008 or 2007.
          We do not depreciate hotel assets that are classified as held for sale. Upon designating a hotel as held for sale, and quarterly thereafter, we review the carrying value of the hotel and, as appropriate, adjust its carrying value to the lesser of depreciated cost or fair value, less cost to sell, in accordance with SFAS 144. Any adjustment in the carrying value of a hotel classified as held for sale is reflected in discontinued operations. We include in discontinued operations the operating results of hotels classified as held for sale or that have been sold.
          Cash and Cash Equivalents — All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.
          We place cash deposits at major banks. Our bank account balances may exceed the Federal Depository Insurance Limits; however, management believes the credit risk related to these deposits is minimal.
          Restricted Cash — Restricted cash includes reserves for capital expenditures, real estate taxes, and insurance, as well as cash collateral deposits for mortgage debt agreement provisions and capital expenditure obligations on sold hotels.
          Deferred Expenses — Deferred expenses, consisting primarily of loan costs, are recorded at cost. Amortization is computed using a method that approximates the interest method over the maturity of the related debt.
          Other Assets — Other assets consist primarily of hotel operating inventories, prepaid expenses and deposits.
          Revenue Recognition — Nearly 100% of our revenue is comprised of hotel operating revenues, such as room revenue, food and beverage revenue, and revenue from other hotel operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests as earned. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remainder of our revenue is from condominium management fee income and other sources.
          We do not have any time-share arrangements and do not sponsor any frequent guest programs for which we would have any contingent liability. We participate in frequent guest programs sponsored by the brand owners of our hotels and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest) as incurred. When a guest redeems accumulated frequent guest points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. We have no loss contingencies or ongoing obligation associated with frequent guest programs beyond what is paid to the brand owner following a guest’s stay.
          We recognize revenue from the sale of condominium units using the completed contract method.
          Foreign Currency Translation — Results of operations for our Canadian hotels are maintained in Canadian dollars and translated using the weighted average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. Resulting translation adjustments are reflected in accumulated other comprehensive income and were $15.4 million and $27.5 million as of December 31, 2008 and 2007, respectively.

          Capitalized Cost — We capitalize interest and certain other costs, such as property taxes, land leases, and property insurance and employee costs relating to hotels undergoing major renovations and redevelopments. We cease capitalizing these costs to projects when construction is substantially complete. Such costs capitalized in 2008, 2007 and 2006, were $6.8 million, $12.5 million and $10.6 million, respectively.
          Net Income (Loss) Per Common Unit — In 2009, we adopted FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment awards are participating securities prior to vesting, and therefore, need to be included in the earnings allocation when computing earnings per share under the two-class method as described in FASB Statement No. 128, “Earnings per Share” (“FAS 128”). In accordance with FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. All prior-period earnings per share data presented below were adjusted retrospectively.
          We compute basic earnings per unit by dividing net income (loss) available to common unitholders less dividends declared on FelCor’s unvested restricted stock (adjusted for forfeiture assumptions) by the weighted average number of common units outstanding. We compute diluted earnings per unit by dividing net income (loss) available to common unitholders less dividends declared on FelCor’s unvested restricted stock (adjusted for forfeiture assumptions) by the weighted average number of common units and equivalents outstanding. Common unit equivalents represent units issuable upon exercise of FelCor’s stock options.
          For all years presented, our Series A cumulative preferred units, or Series A preferred units, if converted to common units, would be antidilutive; accordingly, we do not assume conversion of the Series A preferred units in the computation of diluted earnings per unit.
          Stock Compensation — FelCor LP has no employees. FelCor as our sole general partner performs all our management functions. In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS 123(R), “Share-Based Payment”. SFAS 123(R) requires companies to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees and to record compensation cost for (i) all stock awards granted after the required date of adoption and to (ii) awards modified, repurchased, or cancelled after that date. In addition, FelCor is required to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption as such previous awards continue to vest. FelCor adopted SFAS 123(R) on January 1, 2006 using the modified prospective application. FelCor’s adoption of this standard did not have a material impact on our consolidated financial statements.
          Derivatives — We record derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either partner’s capital or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and the nature of the hedging activity.
          Segment Information — SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment.
          Distributions — We declared aggregate common distributions of $0.85 and $1.20 per unit in 2008 and 2007, respectively. We suspended payment of our quarterly common distributions in December 2008 in light of the deepening recession, the attendant impact on our industry and FelCor LP, and the severe contraction in the capital markets. FelCor’s Board of Directors will determine the amount of future common and preferred distributions for each quarter, based upon various factors including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as FelCor’s minimum REIT distribution requirements. We have paid regular quarterly distributions on our preferred units in accordance with our preferred unit distribution requirements. FelCor’s ability to make distributions is dependent on its receipt of quarterly distributions from us, and our ability to make distributions is dependent upon the results of operations of our hotels.
          Noncontrolling Interests — Effective January 1, 2009, we adopted the provisions of SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements,” which establishes and expands accounting and reporting standards for minority interests (which are recharacterized as noncontrolling interests) in a subsidiary and the deconsolidation of a subsidiary. As a result of our adoption of this standard, amounts previously reported as minority interests in other partnerships on our balance sheets are now presented as noncontrolling interests within partners’ capital. The revised presentation and measurement required by SFAS 160 has been adopted retrospectively.
          Also effective with the adoption of SFAS 160, previously reported minority interests have been recharacterized on the accompanying statement of operations to noncontrolling interests and placed below net income (loss) before arriving at net income (loss) attributable to FelCor LP.
          Noncontrolling interests in other consolidated partnerships represent the proportionate share of the equity in consolidated partnerships not owned by us. We allocate income and loss to noncontrolling interests based on the weighted average percentage ownership throughout the year.
          Income Taxes — We are a partnership under the Internal Revenue Code. As a partnership, generally our taxable income or loss, or tax credits are passed through to our partners. However, we generally lease our hotels to wholly-owned taxable REIT subsidiaries, or TRSs, that are subject to federal and state income taxes. Through these lessees we record room revenue, food and beverage revenue and other revenue related to the operations of our hotels. We account for income taxes in accordance with the provisions of SFAS 109. Under SFAS 109, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded for net deferred tax assets that are not expected to be realized.
          On January 1, 2007 we adopted the provisions of FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48) which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. Under FIN 48, we determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement 109, “Accounting for Income Taxes.” We recorded no cumulative effect as a result of our adoption of FIN 48 on January 1, 2007.
3. Investment in Hotels
          Investment in hotels at December 31, 2008 and 2007 consisted of the following (in thousands):

	2008	2007
Building and improvements	$2,251,052	$2,307,726
Furniture, fixtures and equipment	580,797	502,348
Land	233,558	235,058
Construction in progress	29,890	49,389

	3,095,297	3,094,521
Accumulated depreciation	(816,271)	(694,464)

	$2,279,026	$2,400,057

          In 2008, we wrote off fully depreciated furniture, fixtures and equipment aggregating approximately $14.6 million.
          We invested $143 million and $228 million in additions and improvements to our consolidated hotels during the years ended December 31, 2008 and 2007, respectively.
4. Acquisitions of Hotels
          In December 2007, we acquired the Renaissance Esmeralda Resort & Spa in Indian Wells, California and the Renaissance Vinoy Resort & Golf Club in St. Petersburg, Florida. The fair values, at the date of acquisition, of the assets acquired and liabilities assumed were based on appraisals and valuation studies performed by management. The following summarizes the fair values of assets acquired and liabilities assumed in connection with these acquisitions:

Assets
Investment in hotels(a)	$220,583
Cash	2,228
Restricted cash	3,707
Accounts receivable	4,267
Other assets	6,009

Total assets acquired	236,794

Liabilities
Debt, net of a $1,258 discount	175,967
Accrued expenses and other liabilities	8,175

Total liabilities assumed	184,142

Net assets acquired	52,652

Net of cash	$50,424

(a)	Investment in hotels was allocated to land ($30.9 million), building and improvements ($174.3 million) and furniture, fixtures, and equipment ($15.3 million).
     The following unaudited pro forma financial data for the years ended 2007 and 2006 are presented to illustrate the estimated effects of these acquisitions as if they had occurred as of the beginning of each of the periods presented. The pro forma information includes adjustments for the results of operations for operating properties (operating expenses, depreciation and amortization and interest expense). The following unaudited pro forma financial data is not necessarily indicative of the results of operations if the acquisition had been completed on the assumed date (in thousands):

	Year Ended December 31,
	(unaudited)
	2007	2006
Total revenues	$1,115,482	$1,085,409
Net income	82,780	42,511
Earnings per unit — basic	0.69	0.07
Earnings per unit — diluted	0.69	0.07
5. Impairment Charges
          Our hotels are comprised of operations and cash flows that can clearly be distinguished, operationally and for financial reporting purposes, from the remainder of our operations. Accordingly, we consider our hotels to be components as defined by SFAS 144 for purposes of determining impairment charges and reporting discontinued operations.
          A hotel held for investment is tested for impairment whenever changes in circumstances indicate its carrying value may not be recoverable. The test is conducted using the undiscounted cash flows for the shorter of the estimated remaining holding periods or the useful life of the hotel. When testing for recoverability of hotels held for investment, we use projected cash flows over the expected hold period. Those hotels held for investment that fail the impairment test described in SFAS 144 are written down to their then current estimated fair value, before any selling expense, and continue to be depreciated over their remaining useful lives.
          We test hotels held for sale for impairment each reporting period and record them at the lower of their carrying amounts or fair value less costs to sell. Once we designate a hotel as held for sale it is not depreciated. We did not have any hotels designated as held for sale at December 31, 2008 or 2007.
          When determining fair value for purposes of determining impairment we use a combination of historical and projected cash flows and other available market information, such as recent sales prices for similar assets in specific markets. The cash flows used for determining fair values are discounted using a reasonable capitalization rate, or as earlier noted, based on the local market conditions using recent sales of similar assets. In some cases, we are able to establish fair value based on credible offers received from prospective buyers.
          In 2008, we identified eight hotels as candidates to be sold (of which three no longer are identified as candidates for sale and five hotels remain sale candidates), thereby reducing our estimated remaining hold period for these hotels. We tested these eight hotels for impairment under the provisions of SFAS No. 144 using undiscounted estimated cash flows over a shortened estimated remaining hold period. Of the hotels tested, four failed the test under SFAS No. 144 which resulted in $53.8 million of impairment charges, during the nine months ended September 30, 2008, to write down these hotel assets to our then current estimate of their fair market value before selling expenses. As a result of the short-term hold period and the deterioration in the current market conditions, we tested our five remaining sale candidate hotels for impairment in the fourth quarter of 2008, which resulted in an additional $15.7 million impairment charge on two hotels that failed the test. The remaining five hotels identified as candidates for sale were included in continuing operations because we do not believe it is probable that the hotels will be sold within the next 12 months. These hotels continue to be depreciated over their remaining useful lives.
          Because of triggering events in 2008 related to changes in the capital markets, drop in travel demand and the combined effect on FelCor’s stock price, we tested all of our hotel assets to determine if further assessment for potential impairment was required for any of our hotels. We had one hotel with a short-term ground lease, in addition to the sale candidates noted above, fail this test. We determined the book value of this hotel was not fully recoverable, and as such, recorded a $38.5 million impairment charge under SFAS No. 144 (based on its then current value).
          In 2008, one of our unconsolidated investments recorded a $3.3 million impairment charge (of which our share was $1.7 million) under SFAS No. 144. We also recorded impairment charges of $11.0 million related to other-than-temporary declines in value of certain equity method investments. This includes an impairment charge of $6.6 million for one investment related to a hotel that we do not intend to sell. In accordance with APB 18, other-than temporary declines in fair value of our investment in unconsolidated entities result in reductions in the carrying value of these investments. We consider a decline in value in our equity method investments that is not estimated to recover within 12 months to be other-than-temporary.
          In 2006, we recorded impairment charges of $16.5 million under SFAS 144. Of the 2006 charges, $9.3 million were related to our decision to designate seven hotels held for investment as non-strategic, $5.9 million related to a change in fair value estimates of hotels held for investment that we had previously designated as non-strategic, and $1.3 million related to charges necessary to record two non-strategic hotels as held for sale at the lower of their carrying amount or fair value less costs to sell at December 31, 2006. In 2007, we sold 11 non-strategic hotels for gross proceeds of $191.0 million.
          We may be subject to additional impairment charges in the event that operating results of individual hotels are materially different from our forecasts, the economy and lodging industry weakens, or if we shorten our contemplated holding period for certain of our hotels.
6. Discontinued Operations
          The results of operations of the 11 hotels we sold in 2007 and the 31 hotels we sold in 2006 are presented in discontinued operations for the periods presented. We had no hotels held for sale at December 31, 2008 or 2007.
          Results of operations for the hotels included in discontinued operations are as follows:

	Year Ended December 31,
	2008	2007	2006
Hotel operating revenue	$—	$26,522	$204,494
Operating expenses	(13)	(18,430)	(200,958)

Operating income (loss)	(13)	8,092	3,536
Direct interest costs, net	—	(14)	(1,206)
Loss on the early extinguishment of debt	—	(902)	(1,311)
Gain on sale, net of tax	1,193	27,988	43,180

Income from discontinued operations	$1,180	$35,164	$44,199

          In the third quarter of 2008, we recorded a revision in income tax related to prior year gains on sales of hotels, which resulted in additional gains of $1.2 million related to these sales.
          In 2007, we sold 11 hotels for aggregate gross proceeds of $191.0 million. We owned 100% ownership interests in 10 of these hotels and recorded a gain on sale of $28.0 million, which was net of approximately $1.8 million in taxes. With respect to one hotel sold in 2007, although the operating income and expenses were consolidated because of our majority ownership of the operating lessee, the hotel was owned by a 50% owned unconsolidated venture, and the venture recorded a gain of $15.6 million, of which we recorded our pro rata share as income from unconsolidated entities.
          In 2006, we sold 31 hotels for aggregate gross proceeds of $514.4 million and recorded a net gain of $43.2 million, which was net of approximately $5.7 million in taxes.
          Impairment losses of $16.5 million are included in the operating expenses from discontinued operations for the year ending December 31, 2006.
7. Condominium Project
          Development of our 184-unit Royale Palms condominium project in Myrtle Beach, South Carolina was completed in 2007. In 2007, we recognized gains under the completed contract method of $18.6 million, net of $1.0 million of tax, from the sale of 179 units. We expect that the remaining five condominium units will be sold on a selective basis to maximize the selling price. We obtained a construction loan in 2005 to build this project, which we repaid in May 2007 from proceeds of condominium sales.
8. Investment in Unconsolidated Entities
          We owned 50% interests in joint venture entities that owned 17 hotels at December 31, 2008 and 2007. We also owned a 50% interest in entities that own real estate in Myrtle Beach, South Carolina, provide condominium management services, and lease three hotels. We account for our investments in these unconsolidated entities under the equity method. We do not have any majority-owned subsidiaries that are not consolidated in our financial statements. We make adjustments to our equity in income from unconsolidated entities related to the difference between our basis in investment in unconsolidated entities compared to the historical basis of the assets recorded by the joint ventures.
          The following table summarizes combined financial information for our unconsolidated entities (in thousands):

	December 31,
	2008	2007
Balance sheet information:
Investment in hotels, net of accumulated depreciation	$290,504	$288,066
Total assets	$317,672	$319,295
Debt	$224,440	$188,356
Total liabilities	$233,296	$196,382
Equity	$84,376	$122,913
          Our unconsolidated entities’ debt at December 31, 2008, consisted entirely of non-recourse mortgage debt. In 2008, certain of our unconsolidated joint venture entities refinanced debt, increasing unconsolidated debt by $40.6 million.
          The following table sets forth summarized combined statement of operations information for our unconsolidated entities (in thousands):

	2008		2007		2006
Total revenues	$90,113		$103,801		$83,766
Net income	$3,946	(a)	$38,908	(b)	$26,764
Net income attributable to FelCor LP	$1,973		$19,173		$13,382
Impairment loss	(11,038	)(c)	—		—
Additional gain on sale related to basis difference	—		3,336	(b)	—
Tax related to sale of asset by venture	—		(310	)(d)	—
Depreciation of cost in excess of book value	(1,867)		(1,842)		(1,845)

Equity in income (loss) from unconsolidated entities	$(10,932)		$20,357		$11,537

(a)	Includes a $3.3 million impairment charge recorded by one of our joint ventures under the provisions of SFAS 144.

(b)	In the first quarter of 2007, a 50% owned joint venture entity sold its Embassy Suites Hotel in Covina, California. The sale of this hotel resulted in a gain of $15.6 million for this venture. Our basis in this unconsolidated hotel was lower than the venture’s basis, resulting in an additional gain on sale.

(c)	Represents an $11.0 million impairment charge related to other-than-temporary declines in fair value related to certain unconsolidated entities pursuant to APB18.

(d)	In the third quarter of 2007, a 50% owned joint venture entity sold its Hampton Inn in Hays, Kansas for an insignificant book gain. This sale caused FelCor to incur a $0.3 million tax obligation.
          The following table summarizes the components of our investment in unconsolidated entities (in thousands):

	2008	2007
Hotel related investments	$31,102	$52,491
Cost in excess of book value of hotel investments	51,933	62,746
Land and condominium investments	11,471	12,036

	$94,506	$127,273

          The following table summarizes the components of our equity in income (loss) from unconsolidated entities (in thousands):

	2008	2007	2006
Hotel related investments	$(10,366)	$20,500	$11,568
Other investments	(566)	(143)	(31)

Equity in income (loss) from unconsolidated entities	$(10,932)	$20,357	$11,537

          In 2008, a 50%-owned joint venture refinanced a non-recourse loan secured by eight unconsolidated hotels. Of the $140 million in gross proceeds, $87 million were used to repay maturing debt, and the balance was either retained in the joint venture or distributed to the joint venture partners.
          In 2008, a 50%-owned joint venture repaid (with contributions from the joint venturers) a maturing $12.0 million non-recourse loan secured by one hotel. Our contribution was $6.0 million.
9. Debt
          Debt at December 31, 2008 and 2007 consisted of the following (in thousands):

	Encumbered	Interest Rate at		Balance Outstanding December 31,
	Hotels	December 31, 2008	Maturity Date	2008	2007
Senior term notes	none	8.50%(a)	June 2011	$299,414	$299,163
Senior term notes	none	L + 1.875	December 2011	215,000	215,000
Line of credit(b)	none	L + 0.80	August 2011	113,000	—
Other	none	—	July 2008	—	8,350

Total line of credit and senior debt(c)		5.53		627,414	522,513

Mortgage debt	12 hotels	L + 0.93(d)	November 2011(e)	250,000	250,000
Mortgage debt	2 hotels	L + 1.55(f)	May 2012(g)	176,267	175,980
Mortgage debt	8 hotels	8.70	May 2010	162,250	165,981
Mortgage debt	7 hotels	7.32	April 2009	117,131	120,827
Mortgage debt	6 hotels	8.73	May 2010	116,285	119,568
Mortgage debt	5 hotels	6.66	June-August 2014	72,517	73,988
Mortgage debt	2 hotels	6.15	June 2009	14,641	15,099
Mortgage debt	1 hotel	5.81	July 2016	12,137	12,509
Mortgage debt	—	—	August 2008	—	15,500
Other	1 hotel	various	various	3,044	3,642

Total mortgage debt(c)	44 hotels	5.03		924,272	953,094

Total		5.23%		$1,551,686	$1,475,607

(a)	Effective February 13, our senior notes were rated B1 and B+ by Moody’s Investor Service and Standard & Poor’s Rating Services, respectively. As a result, the interest rate on $300 million of our Senior Notes due 2011 was increased by 50 basis points to 9.0%. When either Moody’s or Standard & Poor’s increases our senior note ratings, the interest rate will decrease to 8.5%.

(b)	We have a $250 million line of credit, of which we had $113 million outstanding at December 31, 2008. The interest rate can range from 80 to 150 basis points over LIBOR, based on our leverage ratio as defined in our line of credit agreement.

(c)	Interest rates are calculated based on the weighted average debt outstanding at December 31, 2008.

(d)	We have purchased an interest rate cap at 7.8% that expires in November 2009 for the notional amount of this debt.

(e)	The maturity date assumes that we will exercise the two remaining successive one-year extension options that permit, at our sole discretion, the current November 2009 maturity to be extended to 2011. In July 2008, we exercised our first one-year option to extend the maturity to November 2009, and we expect to exercise the remaining options when timely.

(f)	We have purchased interest rate caps at 6.25% that expire in May 2009 for $177 million aggregate notional amounts.

(g)	The maturity date assumes that we will exercise three successive one-year extension options that permit, at our sole discretion, the original May 2009 maturity to be extended to 2012, and we expect to exercise the options when timely.
          Recent events in the financial markets have had an adverse impact on the credit markets and, as a result, credit has become significantly more expensive and difficult to obtain, if available at all. In addition, the overall weakness in the U.S. economy, has resulted in considerable negative pressure on both consumer and business spending (this includes increased emphasis in cost containment with focus on travel and entertainment limitations). We anticipate that lodging demand will not improve, and will likely weaken further, until current economic trends reverse course, particularly the weakened overall economy and illiquid credit markets.
          We have agreed in principle on the material terms of a new $200 million term loan, which would be secured by first mortgages on eight currently unencumbered hotels and, assuming all extension options are exercised, will not mature until 2013. This loan would not be subject to any corporate financial covenants and would only be recourse to the borrower, a to-be-formed wholly-owned subsidiary. The material terms of this loan have been approved by JPMorgan Securities Inc. as lead arranger, and JPMorgan Chase Bank, N.A. as administrative agent, which will provide a portion of the loan. Proceeds from this loan will be used for general working capital purposes and to repay the outstanding balance on our line of credit (which will be cancelled upon repayment). We expect to close this new loan, subject to other lenders’ approval, documentation, due diligence and customary conditions, by the end of April.
          Our line of credit contains certain restrictive financial covenants, such as a minimum leverage ratio (65%), a minimum fixed charge coverage ratio (1.5 to 1.0), and a minimum unencumbered leverage ratio (60%). At the date of this filing we were in compliance with all of these covenants. Our compliance with these covenants in future periods will depend substantially on the financial results of our hotels. If current financial market conditions persist and our business continues to deteriorate, we may breach one or more of our financial covenants.
          If we are unable to repay our line of credit, and we breach one or more of these financial covenants, we would be in default, which could allow the lenders to demand payment of all amounts outstanding under our line of credit. Additionally, a demand for payment following a financial covenant default by our lenders constitutes an event of default under the indentures governing our senior notes, which in turn, could accelerate our obligation to repay the amounts outstanding under our senior notes. While we believe that we will successfully close our new secured term loan, as discussed above, we have several other alternatives available to ensure continued compliance with our financial covenants or repay our line of credit, including identifying other sources of debt or equity financing, selling unencumbered hotels and/or implementing additional cost cutting measures. Of course, we can provide no assurance that we will be able to close our new secured term loan, identify additional sources of debt or equity financing or sell hotels on terms that are favorable or otherwise acceptable to us.
          In addition to financial covenants, our line of credit includes certain other affirmative and negative covenants, including restrictions on our ability to create or acquire wholly-owned subsidiaries; restrictions on the operation/ownership of our hotels; limitations on our ability to lease property or guarantee leases of other persons; limitations on our ability to make restricted payments (such as distributions on common and preferred units, FelCor share repurchases and certain investments); limitations on our ability to merge or consolidate with other persons, to issue stock of our subsidiaries and to sell all or substantially all of our assets; restrictions on our ability to make investments in condominium developments; limitations on our ability to change the nature of our business; limitations on our ability to modify certain instruments, to create liens, to enter into transactions with affiliates; and limitations on our ability to enter into joint ventures. At the date of this filing, we were in compliance with all of these covenants.
          Our other borrowings contain affirmative and negative covenants that are generally equal to or less restrictive than our line of credit. Payment of amounts due under our line of credit is guaranteed by us and certain of our subsidiaries who also guarantee payment of our senior debt and payment is secured by a pledge of our limited partnership interest in FelCor LP.

          At December 31, 2008, we had $113 million in borrowings under our line of credit. The interest rate on our line can range from 80 to 150 basis points over LIBOR, based on our leverage ratio as defined in our line of credit agreement. The interest rate on our line of credit was LIBOR plus 0.80% at December 31, 2008.
          In 2007, we amended our line of credit agreement to increase the amount available under the line from $125 million to $250 million, provide the ability to further increase the facility up to $500 million under certain conditions, reduce certain fees and costs including the interest rates applicable to borrowings, improve certain financial covenants and extend the initial maturity from January 2009 to August 2011 with the right to extend for an additional one-year period under certain conditions.
          At December 31, 2008, we had aggregate mortgage indebtedness, of approximately $924.3 million that was secured by 44 of our consolidated hotels with an aggregate book value of approximately $1.4 billion. Our hotel mortgage debt is recourse solely to the specific assets securing the debt, except in the case of fraud, misapplication of funds and other customary recourse carve-out provisions.
          We have $132 million of non-recourse mortgage debt, in the aggregate, that matures in 2009. Of this debt, a $117 million loan, secured by seven hotels, matures in April 2009. At the time of this filing we have agreed in principle on the material terms to refinance this loan for five years with Prudential Mortgage Capital, one of the current lenders (with respect to which we have paid a non-refundable $300,000 portion of the origination fee) and are negotiating final documentation. We expect to close the refinancing prior to maturity, subject to documentation, due diligence and customary conditions. We have a variety of financing alternatives in the unlikely event that we are unable to refinance this loan. We also have two other non-recourse mortgage loans aggregating $15 million, secured by two hotels, that mature in 2009; we expect to repay these loans through a combination of cash on hand and borrowings.
          Our hotel mortgage debt is non-recourse to us and contains provisions allowing for the substitution of collateral upon satisfaction of certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment, yield maintenance or defeasance obligations.
          Loans secured by four hotels provide for lock-box arrangements under certain circumstances. With respect to two of these loans, we are permitted to retain 115% of budgeted hotel operating expenses, but the remaining revenues would become subject to a lock-box arrangement if a specified debt service coverage ratio is not met. These hotels currently exceed the minimum debt service coverage ratio, however, under the terms of the loan agreement, the lock-box provisions remain in place until the loan is repaid. Neither of these hotels has ever fallen below the debt service coverage ratio.
          With respect to the mortgage debt for two hotels, all cash from the hotels in excess of operating expenses, taxes, insurance and capital expenditure reserves is subject to lock-box arrangements. In each case, the lender holds lock-box funds that are first applied to meet current debt service obligations and any excess funds are held in the lock box account until the relevant hotel meets or exceeds a debt service coverage ratio of 1.1:1. At December 31, 2008, the debt service coverage ratio for both hotels was above 1.1:1.
          In December 2007, we assumed two existing loans in the original aggregate principal amount of $177.3 million in connection with our acquisition of two hotels. The interest rate on both loans is 155 basis points over the one-month LIBOR. Each loan is non-recourse to us and secured by a mortgage on its respective property. Both loans mature on May 1, 2009 unless extended, solely at our option, for three successive one-year terms, and may be prepaid at any time with no penalty or premium owed.
          In late 2007, we were notified that a AAA money market fund in which we had invested approximately $8.4 million had ceased honoring redemption requests and would liquidate its investments over approximately a six-month period. In order to ensure that our liquidity would not be impaired as a consequence, an affiliate of the fund sponsor provided us with a short-term loan at a rate approximately equal to our earnings rate on the fund. Through December 31, 2008, we received redemptions aggregating $6.2 million and repaid the short-term loan. We have recorded losses related to this fund of $0.6 million and have $1.6 million remaining receivable at December 31, 2008.
          We reported interest income of $1.6 million, $6.4 million and $4.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, which is included in net interest expense. We capitalized interest of $1.4 million, $4.8 million and $4.9 million, for the years ended December 31, 2008, 2007 and 2006, respectively.

          In connection with our 2006 repayment of $290 million senior floating rate notes, we unwound the floating to fixed interest rate swaps associated with these notes. Termination of these interest rate swaps resulted in a gain of approximately $1.7 million, which was recorded in the fourth quarter 2006.
          The early retirement of certain indebtedness in 2006, resulted in net charges related to debt extinguishment of approximately $15.6 million.
          In connection with the early debt retirement in 2006, we recorded $17.3 million of expense.
          Future scheduled principal payments on debt obligations at December 31, 2008, are as follows (in thousands):

Year
2009	$142,712	(a)
2010	274,014
2011	881,029	(b)
2012	179,640	(c)
2013	2,590
2014 and thereafter	73,245

	1,553,230
Discount accretion over term	(1,544)

	$1,551,686

(a)	We have $132 million of non-recourse mortgage debt, in the aggregate, that matures in 2009. Of this debt, a $117 million loan, secured by seven hotels, matures in April 2009. At the time of this filing we have agreed in principle on the material terms to refinance this loan for five years with Prudential Mortgage Capital, one of the current lenders (with respect to which we have paid a non-refundable $300,000 portion of the origination fee) and are negotiating final documentation. We expect to close the refinancing prior to maturity. We have a variety of financing alternatives in the unlikely event that we are unable to refinance this loan. We also have two other non-recourse mortgage loans aggregating $15 million, secured by two hotels, that mature in 2009; we expect to repay these loans through a combination of cash on hand and borrowings.

(b)	Assumes the extension through November 2011, at our option, of $250 million debt with a current maturity of November 2009.

(c)	Assumes the extension through May 2012, at our option, of $176 million debt with a current maturity of May 2009.
10. Derivatives
          On the date we enter into a derivative contract, we designate the derivative as a hedge to the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), or the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge). For a fair value hedge, the gain or loss is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. Consequently, our earnings reflect the extent to which the hedge is not effective in achieving offsetting changes in fair value. For a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. At December 31, 2008, we did not have any outstanding hedges.
          We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy, relating to our various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or specific firm commitments. We also formally assess (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows or fair values of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When we determine that a derivative is not (or has ceased to be) highly effective as a hedge, we will discontinue hedge accounting, prospectively.
          In the normal course of business, we are exposed to the effect of interest rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives. It is our objective to use interest rate hedges to manage our fixed and floating interest rate position and not to engage in speculation on interest rates. We manage interest rate risk based on the varying circumstances of anticipated borrowings, and existing floating and fixed rate debt. We will generally seek to pursue interest rate risk mitigation strategies that will result in the least amount of reported earnings volatility under generally accepted accounting principles, while still meeting strategic economic objectives and maintaining adequate liquidity and flexibility. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.
          During 2006, we terminated three interest rate swaps with an aggregate notional amount of $100 million, maturing in December 2007. These interest rate swaps were designated as cash flow hedges and were marked to market through other comprehensive income. The unrealized net gain on these interest rate swap agreements was approximately $1.7 million when terminated. Upon termination this gain was realized and reclassified from accumulated other comprehensive income to earnings. The interest rate received on these interest rate swaps was 4.25% plus LIBOR and the interest rate paid was 7.80%. These swaps were 100% effective through this termination date.
          To determine the fair values of our derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.
          The amounts paid or received by us under the terms of the interest rate swap agreements are accrued as interest rates change, and we recognize them as an adjustment to interest expense, which will have a corresponding effect on our future cash flows. Our interest rate swaps reduced interest expense by $1.2 million during the year ended December 31, 2006. We did not own any interest rate swaps in 2008 or 2007.
          To fulfill requirements under certain loans, we owned interest rate caps with aggregate notional amounts of $427.2 million as of December 31, 2008 and 2007. These interest rate cap agreements have not been designated as hedges, and have insignificant fair values at December 31, 2008 and 2007, resulting in no significant net earnings impact.
11. Fair Value of Financial Instruments
          SFAS 107 requires disclosures about the fair value of all financial instruments, whether or not recognized for financial statement purposes. Disclosures about fair value of financial instruments are based on pertinent information available to management as of December 31, 2008. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
          Our estimates of the fair value of (i) accounts receivable, accounts payable and accrued expenses approximate carrying value due to the relatively short maturity of these instruments; (ii) our publicly traded debt is based on observable market data, and our debt that is not traded publicly is based on estimated effective borrowing rates for debt with similar terms, loan to estimated fair value and remaining maturities (the estimated fair value of our debt was $1.3 billion at December 31, 2008); and (iii) short-term non-cash investments included in other assets ($1.6 million at December 31, 2008) are carried at estimated market value, which approximates our original cost basis at December 31, 2008.
12. Income Taxes
          FelCor LP is not a tax paying entity. However, under our partnership agreement, we are required to reimburse FelCor for any tax payments FelCor is required to make. Accordingly, the tax information included herein represents disclosures regarding FelCor and its taxable subsidiaries.
          FelCor has elected to be taxed as a REIT under the federal income tax laws. As a REIT, FelCor generally is not subject to federal income taxation at the corporate level on taxable income that it distributes to its stockholders. FelCor may, however, be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed taxable income. Our taxable REIT subsidiaries, or TRSs, formed to lease our hotels, are subject to federal, state and local income taxes. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income to its stockholders. If FelCor fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent years. In connection with FelCor’s election to be taxed as a REIT, its charter imposes restrictions on the ownership and transfer of shares of its common stock. We are FelCor’s only source of income.

Accordingly, we are required to make distributions sufficient to enable FelCor to pay out enough of its taxable income to satisfy its distribution requirement. If FelCor fails to qualify as a REIT, we would be required to distribute to FelCor the funds necessary to pay income taxes.
          We account for income taxes in accordance with the provisions of SFAS 109, “Accounting for Income Taxes.” Under SFAS 109, we account for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Reconciliation between our TRS’s GAAP net income (loss) and taxable gain (loss):
          The following table reconciles our TRS’s GAAP net income (loss) to taxable income (loss) for the years ended December 31, 2008, 2007, and 2006 (in thousands):

	2008	2007	2006
GAAP consolidated net income (loss) attributable to FelCor LP	$(121,678)	$90,133	$51,324
GAAP net loss (income) not related to TRS	86,720	(76,782)	(55,173)

GAAP net income (loss) of taxable subsidiaries	(34,958)	13,351	(3,849)
Impairment loss not deductible for tax	—	—	7,206
Tax gain (loss) in excess of book gains on sale of hotels	(346)	2,928	116,308
Depreciation and amortization(a)	(482)	(2,410)	(3,379)
Employee benefits not deductible for tax	(4,224)	(5,107)	(1,537)
Other book/tax differences	(8)	2,514	(1,653)

Tax gain (loss) of taxable subsidiaries	$(40,018)	$11,276	$113,096

(a)	The changes in book/tax differences in depreciation and amortization principally result from book and tax basis differences, differences in depreciable lives and accelerated depreciation methods.
Summary of TRS’s net deferred tax asset:
          At December 31, 2008 and 2007, our TRS had a deferred tax asset, on which we had a 100% valuation allowance, primarily comprised of the following (in thousands):

	2008	2007
Accumulated net operating losses of our TRS	$130,765	$115,565
Tax property basis in excess of book	1,350	444
Accrued employee benefits not deductible for tax	5,565	7,170
Bad debt allowance not deductible for tax	198	117

Gross deferred tax assets	137,878	123,296
Valuation allowance	(137,878)	(123,296)

Deferred tax asset after valuation allowance	$—	$—

          We have provided a valuation allowance against our deferred tax asset at December 31, 2008 and 2007, that results in no net deferred tax asset at December 31, 2008 and 2007 due to the uncertainty of realization (because of historical operating losses). Accordingly, no provision or benefit for income taxes is reflected in the accompanying Consolidated Statements of Operations. At December 31, 2008, the TRS had net operating loss carryforwards for federal income tax purposes of $344.1 million, which are available to offset future taxable income, if any, through 2026.

Reconciliation between FelCor’s REIT GAAP net income (loss) and taxable income:
          The following table reconciles FelCor’s REIT GAAP net income (loss) to taxable income for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	2008	2007	2006
GAAP net income (loss) not related to taxable subsidiary	$(86,720)	$76,782	$55,173
Losses (income) allocated to unitholders other than FelCor	2,433	(1,094)	(279)

GAAP net income (loss) from REIT operations	(84,287)	75,688	54,894

Book/tax differences, net:
Depreciation and amortization(a)	(21,927)	(9,246)	(2,995)
Noncontrolling interests	(2,889)	(339)	(1,444)
Equity in loss from unconsolidated entities	12,696	—	—
Tax loss in excess of book gains on sale of hotels	—	427	(19,869)
Impairment loss not deductible for tax	107,963	—	9,268
Accrued liquidated damages	11,060	—	—
Other	704	(618)	(445)

Taxable income subject to distribution requirement(b)	$23,320	$65,912	$39,409

(a)	Book/tax differences in depreciation and amortization principally result from differences in depreciable lives and accelerated depreciation methods.

(b)	The dividend distribution requirement is 90%.
13. Redeemable Operating Partnership Units and Partners’ Capital
          At the request of our limited partners, we are required to exchange their limited partnership units for a like number of shares of FelCor common stock or, at the option of FelCor, for the cash equivalent thereof. Due to these redemption rights, we excluded these limited partnership units from partners’ capital on our balance sheet and included them in redeemable units. These redeemable units are measured at redemption value at the end of the periods presented. At December 31, 2008 and 2007 there were 295,843 and 1,353,771 redeemable units outstanding. During 2008, 2007 and 2006, limited partners exchanged 1,057,928 units, 1,245 units and 1,407,524 units, respectively, for a like number of shares of FelCor common stock.
          FelCor, as our sole general partner, is obligated to contribute the net proceeds from any issuance of its equity securities to us in exchange for units, corresponding in number and terms to the equity securities issued. We may also issue limited partnership units to third parties in exchange for cash or property.
          At December 31, 2008, FelCor had $600 million of common stock, preferred stock, and/or common stock warrants available for offerings under a shelf registration statement previously declared effective.
FelCor’s Preferred Stock
          FelCor’s Board of Directors is authorized to provide for the issuance of up to 20 million shares of preferred stock in one or more series, to establish the number of shares in each series, to fix the designation, powers, preferences and rights of each such series, and the qualifications, limitations or restrictions thereof.
          Our Series A preferred units bear an annual cumulative distribution payable in arrears equal to the greater of $1.95 per unit or the cash distributions declared or paid for the corresponding period on the number of common partnership units into which the Series A preferred units are then convertible. Each share of the Series A preferred units are convertible at the unitholder’s option to 0.7752 shares of common partnership units, subject to certain adjustments.
          Our 8% Series C Cumulative Redeemable preferred units, or Series C preferred units, bears an annual cumulative distribution of 8% of the liquidation preference (equivalent to $2.00 per depositary unit). We may call the Series C preferred units and the corresponding depositary units at $25 per depositary unit. These units have no stated maturity, sinking fund or mandatory redemption, and are not convertible into any of our other securities. The Series C preferred units have a liquidation preference of $2,500 per unit (equivalent to $25 per depositary unit).

          Accrued distributions payable on our Series A and Series C preferred units aggregating $8.5 million at December 31, 2008, were paid in January 2009.
14. Hotel Operating Revenue, Departmental Expenses, and Other Property Operating Costs
          Hotel operating revenue from continuing operations was comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Room revenue	$885,404	$830,979	$809,466
Food and beverage revenue	179,056	136,793	129,200
Other operating departments	62,333	51,023	52,293

Total hotel operating revenues	$1,126,793	$1,018,795	$990,959

          Nearly 100% of our revenue in all periods presented was comprised of hotel operating revenues, which includes room revenue, food and beverage revenue, and revenue from other operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remainder of our revenue was from condominium management fee income and other sources.
          We do not have any time-share arrangements and do not sponsor any guest frequency programs for which we would have any contingent liability. We participate in guest frequency programs sponsored by the brand owners of our hotels, and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest), as incurred. When a guest redeems accumulated guest frequency points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. Associated with the guest frequency programs, we have no loss contingencies or ongoing obligation beyond what is paid to the brand owner at the time of the guest’s stay.
          Hotel departmental expenses from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Room	$217,434	$204,426	$199,283
Food and beverage	137,243	104,086	97,012
Other operating departments	28,148	20,924	23,436

Total hotel departmental expenses	$382,825	$329,436	$319,731

          Other property operating costs from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Hotel general and administrative expense	$98,358	$86,884	$87,451
Marketing	91,204	84,286	81,113
Repair and maintenance	57,757	55,045	52,710
Utilities	55,659	49,002	49,027

Total other property operating costs	$302,978	$275,217	$270,301

          Hotel departmental expenses and other property operating costs include hotel compensation and benefit expenses of $333.2 million, $289.1 million, and $281.7 million for the year ended December 31, 2008, 2007 and 2006, respectively.

15. Taxes, Insurance and Lease Expense
          Taxes, insurance and lease expense from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Operating lease expense(a)	$65,766	$70,695	$69,221
Real estate and other taxes	33,573	34,652	32,790
Property, general liability insurance and other	14,470	15,912	10,041

Total taxes, insurance and lease expense	$113,809	$121,259	$112,052

(a)	Includes hotel lease expense of $54.3 million, $61.7 million, $61.1 million, respectively, associated with 13 hotels in 2008, 2007 and 2006, respectively, owned by unconsolidated entities and leased to our consolidated lessees. Included in lease expense is $33.9 million, $37.0 million and $36.1 million in percentage rent for the year ended December 31, 2008, 2007 and 2006, respectively.
16. Land Leases and Hotel Rent
          We lease land occupied by certain hotels from third parties under various operating leases that expire through 2089. Certain land leases contain contingent rent features based on gross revenue at the respective hotels. In addition, we recognize rent expense for 13 hotels that are owned by unconsolidated entities and are leased to our consolidated lessees. These leases expire through 2014 and require the payment of base rents and contingent rent based on revenues at the respective hotels. Future minimum lease payments under our land lease obligations and hotel leases at December 31, 2008, were as follows (in thousands):

Year
2009	$33,831
2010	31,922
2011	31,443
2012	30,473
2013	12,705
2014 and thereafter	216,631

$357,005

17. Earnings Per Unit
          As noted in note 2, effective January 1, 2009, we adopted the provisions of FSP EITF 03-6-1. The revised diluted earnings per common unit amounts were reduced for the years ended December 31, 2008, 2007, and 2006 by $0.02, $0.01, and $0.01, respectively, from their originally reported amounts.

          The following table sets forth the computation of basic and diluted earnings (loss) per unit for the years ended December 31, 2008, 2007 and 2006 (in thousands, except per unit data):

	2008	2007	2006
Numerator:
Income (loss) from continuing operations	$(121,667)	$54,660	$6,057
Net loss (income) attributable to noncontrolling interests	(1,191)	309	1,068

Income (loss) from continuing operations attributable to FelCor LP	(122,858)	54,969	7,125
Less: Preferred distributions	(38,713)	(38,713)	(38,713)

Income (loss) from continuing operations attributable to FelCor LP common unitholders	(161,571)	16,256	(31,588)
Discontinued operations	1,180	35,164	44,199

Net income (loss) attributable to FelCor LP common unitholders	(160,391)	51,420	12,611
Less: Dividends declared on FelCor’s unvested restricted stock	(1,041)	(1,011)	(612)

Numerator for basic and diluted income (loss) available to FelCor LP common unitholders	$(161,432)	$50,409	$11,999

Denominator:
Denominator for basic earnings (loss) per unit	63,178	62,955	62,598

Denominator for diluted earnings (loss) per unit	63,178	62,973	62,598

Basic and diluted income (loss) per unit data:
Income (loss)	$(2.57)	$0.24	$(0.51)

Discontinued operations	$0.02	$0.56	$0.71

Net income (loss)	$(2.56)	$0.80	$0.19

          Securities that could potentially dilute basic earnings per unit in the future that were not included in computation of diluted earnings (loss) per unit, because they would have been antidilutive for the periods presented, are as follows (unaudited, in thousands):

	2008	2007	2006
Units issuable upon the exercise of FelCor stock options	—	—	32
Series A convertible preferred units	9,985	9,985	9,985
          Series A preferred distributions that would be excluded from net income (loss) applicable to common unitholders, if the Series A preferred units were dilutive, were $25.1 million for all periods presented.
18. Commitments, Contingencies and Related Party Transactions
          Our general partner FelCor shared the executive offices and certain employees with TCOR Holdings, LLC, successor to FelCor, Inc. (controlled by Thomas J. Corcoran, Jr., Chairman of FelCor’s Board of Directors), and TCOR Holdings, LLC paid its share of the costs thereof, including an allocated portion of the rent, compensation of certain personnel, office supplies, telephones, and depreciation of office furniture, fixtures, and equipment. Any such allocation of shared expenses must be approved by a majority of FelCor’s independent directors. TCOR Holdings, LLC paid approximately $60,000 in 2008 and $50,000 in 2007 and 2006 for shared office costs.
          Our property insurance has a $100,000 all risk deductible, a deductible of 5% of insured value for named windstorm coverage and a deductible of 2% to 5% of insured value for California earthquake coverage. Substantial uninsured or not fully-insured losses would have a material adverse impact on our operating results, cash flows and financial condition. Catastrophic losses, such as the losses caused by hurricanes in 2005, could make the cost of insuring against these types of losses prohibitively expensive or difficult to find. In an effort to limit the cost of insurance, we purchase catastrophic insurance coverage based on probable maximum losses based on 250-year events and have only purchased terrorism insurance to the extent required by our lenders. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 60 of our hotels. The remainder of our hotels participate in general liability programs sponsored by our managers, with no deductible.

          There is no litigation pending or known to be threatened against us or affecting any of our hotels, other than claims arising in the ordinary course of business or which are not considered to be material. Furthermore, most of these claims are substantially covered by insurance. We do not believe that any claims known to us, individually or in the aggregate, will have a material adverse effect on us.
          Our hotels are operated under various management agreements that call for base management fees, which range from 2% of the hotel’s total revenue to the sum of 2% of the hotel’s total revenue plus 5% of the hotel’s room revenue and generally have an incentive provision related to the hotel’s profitability. In addition, the management agreements generally require us to invest approximately 3% to 5% of revenues for capital expenditures. The management agreements have terms from 5 to 20 years and generally have renewal options.
          The management agreements governing the operations of 37 of our Consolidated Hotels contain the right and license to operate the hotel under the specified brands. The remaining 48 Consolidated Hotels operated under franchise or license agreements that are separate from our management agreements. Typically, our franchise or license agreements provide for a license fee or royalty of 4% to 5% of room revenues. In the event we breach one of these agreements, in addition to losing the right to use the brand name for the operation of the applicable hotel, we may be liable, under certain circumstances, for liquidated damages equal to the fees paid to the franchisor with respect to that hotel during the three preceding years.
          In 2008, we identified two Holiday Inn hotels in Florida operating under management agreements with IHG as candidates to be sold. These hotels were originally designated for redevelopment with condominiums, but market conditions in Florida no longer make these condominium projects feasible. We also determined that the major capital expenditures necessary to retain the Holiday Inn flags at these hotels were not in the best interests of our unitholders, given the shortened hold period for these hotels. We have agreed with IHG that the management agreements for one hotel will be terminated June 30, 2009, and the other hotel will be terminated December 31, 2009. Following termination (or earlier sale) of each hotel, we will be required to pay replacement management fees for up to one year and liquidated damages (net of any replacement management fees previously paid) at the end of that year; or reinvest in another hotel to be managed by IHG and carrying an IHG brand. Given the current state of the economy and the market for hotel acquisitions, sale of either hotel or substitution of a replacement hotel appears unlikely prior to the relevant dates, and we will likely have to pay IHG at least some portion of replacement management fees and/or liquidated damages. Liquidated damages are computed based on operating results of a hotel prior to termination, and we expect that the aggregate liability related to these hotels, if paid, could be approximately $11 million. We have accrued the full amount of liquidated damages in 2008.
19. Supplemental Cash Flow Disclosure
          Accrued distributions payable on our common units, Series A and Series C preferred units aggregating $8.5 million and $30.5 million at December 31, 2008 and 2007, respectively, were paid in January of the following year.
          As the result of the exchange of 1,057,928 partnership units and 1,245 partnership units for FelCor’s common stock in 2008 and 2007, respectively, we recorded a reduction in redeemable units of $1.8 million in 2008 and $30,689 in 2007 and a corresponding increase in partners’ capital.
          Depreciation and amortization expense is comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Depreciation and amortization from continuing operations	$141,668	$110,751	$94,579
Depreciation and amortization from discontinued operations	—	14	15,695

Total depreciation and amortization expense	$141,668	$110,765	$110,274

          In 2007, $67.0 million of proceeds from the sale of the Royale Palms condominium project was paid directly from the purchasers to our lender at closing.
          In 2006, we sold 31 hotels for gross proceeds of $514 million. These proceeds were used to repay approximately $356 million of debt ($150 million of which related to sales proceeds paid directly from purchaser to our lender at closing) and invested in capital improvements at many of our hotels.

          In 2006, we borrowed $215 million of debt that was paid directly to a lender, in repayment of $215 million of other debt.
          For the year ended December 31, 2008, our repayment of borrowings consisted of retirement of debt of $23.8 million, payments on our line of credit of $74 million and normal recurring principal payments of $13.9 million.
          For the year ended December 31, 2007, our repayment of borrowings consisted of early retirement of debt of $7.4 million, payments on our line of credit of $10.0 million and normal recurring principal payments of $12.9 million.
          For the year ended December 31, 2006, our repayment of borrowings consisted of early retirement of debt of $456.5 million, payments on our line of credit of $243.6 million and normal recurring principal payments of $15.9 million.
20. FelCor’s Stock Based Compensation Plans
          FelCor sponsors three restricted stock and stock option plans, or the Plans. FelCor is authorized to issue 4,550,000 shares of its common stock under the Plans pursuant to awards granted in the form of incentive stock options, non-qualified stock options, and restricted stock. All outstanding options have 10-year contractual terms and vest either over four or five equal annual installments beginning in the year following the date of grant or 100% at the end of a four-year vesting term. Stock grants vest either over four or five equal annual installments or over a four year schedule including time based vesting and performance based vesting. Under the Plans, there were 1,710,429 shares remaining available for grant at December 31, 2008.
Stock Options
          A summary of the status of FelCor’s non-qualified stock options under the Plans as of December 31, 2008, 2007 and 2006, and the changes during these years are presented in the following tables:

	2008		2007		2006
	No.	Weighted		Weighted		Weighted
	Shares of	Average	No. Shares	Average	No. Shares of	Average
	Underlying	Exercise	of Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices	Options	Prices

Outstanding at beginning of the year	161,356	$21.11	598,366	$22.62	1,465,257	$23.41
Forfeited or expired	(121,356)	$22.13	(147,639)	$26.11	(726,891)	$25.56
Exercised	—	$—	(289,371)	$21.68	(140,000)	$15.63

Outstanding at end of year	40,000	$18.05	161,356	$21.11	598,366	$22.62

Exercisable at end of year	40,000	$18.05	161,356	$21.11	598,366	$22.62

Options Exercisable and Outstanding
	Number
Range of Exercise	Outstanding at	Wgtd. Avg. Life	Wgtd Avg.
Prices	12/31/08	Remaining	Exercise Price
$15.62 to $19.50	40,000	1.85	$18.05
          The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2001 and 2000 when options were granted: dividend yield of 12.44% to 11.28%; risk free interest rates are different for each grant and range from 4.33% to 6.58%; the expected lives of options were six years; and volatility of 21.04% for 2001 grants and 18.22% for 2000 grants. The weighted average fair value of options granted during 2001, was $0.85 per share. FelCor has issued no stock options since 2001.

Restricted Stock
          A summary of the status of FelCor’s restricted stock grants as of December 31, 2008, 2007, and 2006, and the changes during these years are presented below:

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Fair		Fair		Fair
		Market		Market		Market
		Value at		Value at		Value at
	No. Shares	Grant	No. Shares	Grant	No. Shares	Grant

Outstanding at beginning of the year	2,329,230	$15.85	1,880,129	$14.56	1,549,206	$13.35
Granted(a):
With immediate vesting(b)	45,800	$12.20	24,100	$23.61	28,500	$19.78
With 4-year pro rata vesting	449,300	$12.20	454,600	$20.87	293,800	$18.71
With 5-year pro rata vesting	5,000	$12.20	5,000	$21.66	60,000	$21.64
Forfeited	—		(34,599)	$17.80	(51,377)	$13.23

Outstanding at end of year	2,829,330	$15.20	2,329,230	$15.85	1,880,129	$14.56
Vested at end of year	(1,483,976)	$14.09	(1,283,724)	$14.38	(1,108,866)	$14.14

Unvested at end of year	1,345,354	$16.44	1,045,506	$17.66	771,263	$15.16

(a)	All shares granted are issued out of treasury except for 19,200 of the restricted shares issued to FelCor’s directors during the year ended December 31, 2006.

(b)	Shares awarded to FelCor’s directors.
          The unearned compensation cost of FelCor’s granted but unvested restricted stock as of December 31, 2008 was $12.5 million. The weighted average period over which this cost is to be amortized is approximately two years.
21. Employee Benefits
          We have no employees. FelCor as our sole general partner performs our management functions. FelCor offers a 401(k) plan and health insurance benefits to its employees. FelCor’s matching contribution to its 401(k) plan aggregated $0.9 million for each of the periods presented. The cost of health insurance benefits to FelCor’s employees were $0.9 million during 2008, $0.8 million during 2007, and $1.2 million during 2006.
          The employees at our hotels are employees of the respective management companies. Under the management agreements, we reimburse the management companies for the compensation and benefits related to the employees who work at our hotels. We are not, however, the sponsors of their employee benefit plans and have no obligation to fund these plans.
22. Segment Information
          SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment because of the similar economic characteristics of our hotels.
          The following table sets forth revenues for continuing operations, and investment in hotel assets represented by, the following geographical areas as of and for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Revenue			Investment in Hotel Assets
	2008	2007	2006	2008	2007	2006
California	$258,748	$208,495	$195,056	$526,770	$547,451	$413,899
Texas	118,856	114,802	110,384	214,294	226,724	207,921
Florida	204,652	154,939	150,339	455,636	505,480	344,812
Georgia	58,345	59,198	58,745	126,851	126,896	122,227
Other states	456,566	452,730	447,081	904,105	928,378	905,352
Canada	32,609	31,720	29,433	51,370	65,128	50,074

Total	$1,129,776	$1,021,884	$991,038	$2,279,026	$2,400,057	$2,044,285

23. Recently Issued Statements of Financial Accounting Standards
          In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 applies whenever other standards require assets or liabilities to be measured at fair value. SFAS 157 also provides for certain disclosure requirements, including, but not limited to, the valuation techniques used to measure fair value and a discussion of changes in valuation techniques, if any, during the period. This statement was effective for us on January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis, for which the effective date is January 1, 2009. The adoption of this standard as it relates to financial assets and liabilities did not have a material impact on our financial position and results of operations, and we do not believe that the adoption of this standard on January 1, 2009 as it relates to non-financial assets and liabilities will have a material effect on our financial position and results of operations.
          In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes (i.e., unrealized gains and losses) in fair value must be recorded in earnings. Additionally, SFAS 159 allowed for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. This statement was effective for us on January 1, 2008. We did not make the one-time election upon adoption and therefore, we do not believe that the adoption of this standard will have a material effect on our financial position and results of operations.
          In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations” (SFAS 141(R)), which establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. This statement is effective for us for business combinations for which the acquisition date is on or after January 1, 2009. The adoption of this standard on January 1, 2009 could materially impact our future financial results to the extent that we acquire significant amounts of real estate, as related acquisition costs will be expensed as incurred compared to our prior practice of capitalizing such costs and amortizing them over the estimated useful life of the assets acquired.
          In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” (SFAS 160), which establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. SFAS 160 is effective for business combinations for which the acquisition date is on or after January 1, 2009. We do not expect the adoption of SFAS 160 will have a significant impact on our results of operations or financial position other than the recharacterization of minority interests.
          In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133” (SFAS 161). SFAS 161 requires enhanced disclosures related to derivative instruments and hedging activities, including disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and the impact of derivative instruments and related hedged items on an entity’s financial position, financial performance and cash flows. SFAS 161 was effective on January 1, 2009. We do not believe that the adoption of this standard will have a material effect on our financial position and results of operation.
24. Quarterly Operating Results (unaudited)
          Our unaudited consolidated quarterly operating data for the years ended December 31, 2008 and 2007 follows (in thousands, except per unit data). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of quarterly results have been reflected in the data. It is also management’s opinion, however, that quarterly operating data for hotel enterprises are not indicative of results to be achieved in succeeding quarters or years. In order to obtain a more accurate indication of performance, there should be a review of operating results, changes in partners’ capital and cash flows for a period of several years.

	First	Second	Third	Fourth
2008	Quarter	Quarter	Quarter	Quarter

Total revenues	$291,875	$306,168	$277,729	$254,004
Income (loss) from continuing operations	$(12,866)	$24,443	$(43,762)	$(89,482)
Discontinued operations	$(13)	$—	$1,193	$—
Net income (loss) attributable to FelCor LP	$(12,950)	$23,553	$(42,734)	$(89,547)
Net income (loss) attributable to FelCor LP common unitholders	$(22,628)	$13,875	$(52,412)	$(99,226)
Comprehensive income (loss) attributable to FelCor LP	$(14,680)	$23,795	$(45,415)	$(97,410)
Basic per common unit data:
Income (loss) from continuing operations	$(0.37)	$0.21	$(0.85)	$(1.57)

Discontinued operations	$—	$—	$0.02	$—

Net income (loss) applicable to FelCor LP common unitholders	$(0.37)	$0.21	$(0.83)	$(1.57)

Basic weighted average common units outstanding	63,068	63,176	63,174	63,178

Diluted weighted average common units outstanding	63,068	63,176	63,174	63,178

	First	Second	Third	Fourth
2007	Quarter	Quarter	Quarter	Quarter

Total revenues	$248,672	$266,244	$258,462	$248,506
Income (loss) from continuing operations	$20,818	$29,305	$7,852	$(3,315)
Discontinued operations	$8,724	$27,197	$(198)	$(559)
Net income (loss) attributable to FelCor LP	$29,588	$56,161	$7,957	$(3,573)
Net income (loss) attributable to FelCor LP common unitholders	$19,910	$46,483	$(1,721)	$(13,252)
Comprehensive income (loss) attributable to FelCor LP	$29,921	$63,007	$12,836	$(4,020)
Basic per common unit data:
Income (loss) from continuing operations	$0.17	$0.30	$(0.03)	$(0.21)

Discontinued operations	$0.14	$0.43	$(0.00)	$(0.01)

Net income (loss)	$0.31	$0.74	$(0.03)	$(0.22)

Basic weighted average common units outstanding	62,729	62,941	63,006	63,003

Diluted per common unit data:
Income (loss) from continuing operations	$0.17	$0.30	$(0.03)	$(0.21)

Discontinued operations	$0.14	$0.43	$(0.00)	$(0.01)

Net income (loss)	$0.31	$0.73	$(0.03)	$(0.22)

Diluted weighted average common units outstanding	62,761	62,984	63,006	63,003

25. Subsequent Events
          In January 2009, a 50%-owned joint venture sold the Ramada Hotel in Hays, Kansas for gross proceeds of $2.8 million. All proceeds from this sale were used to repay debt of this venture.
          In June 2009, we obtained a $200 million non-recourse term loan secured by nine hotels. This loan bears interest at LIBOR (subject to a 2% floor) plus 350 basis points and matures in 2011. This loan can be extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions. The proceeds from this new loan will be used for general corporate purposes.
          In June 2009, we repaid the $128 million balance under our line of credit, which was then terminated. By terminating our line of credit, we eliminated certain restrictive corporate debt covenants. We wrote off loan costs of $594,000 associated with this facility.
          In March 2009, we entered into a loan agreement with The Prudential Insurance Company of America secured by seven hotels. The proceeds of the loan were used to repay the balance of an existing loan secured by the same properties that would have matured on April 1, 2009. The new loan matures in 2014 and bears interest at

9.02%. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions.
          We have two non-recourse mortgage loans with an aggregate principal amount of $14 million (each secured by one hotel) that matured in June 2009 but remain unpaid and are in default. Although we have sufficient liquidity to repay these loans, we believe that using our available cash, under current circumstances, to repay these loans may not be prudent. These loans are serviced by a third-party servicer on behalf of the investors in a larger pool of loans that includes these loans. That servicer would not engage in discussions with us to extend the maturity dates unless and until the loans were in default; consequently, we withheld payment and permitted the loans to go into default. We have now begun negotiations with the special servicer to extend the maturity of these loans. We can provide no assurances that we will be able to extend the maturity of these loans on acceptable terms. If we are unsuccessful in our efforts to extend the maturity of these loans, we have the right to repay the amounts outstanding under either or both loans (in which case, we could then sell or refinance the hotels now or in the future) or, in the alternative, allow the lenders to foreclose on either hotel or both hotels.
Other Events (Unaudited)
          In October 2009, we completed a private placement of $636 million in aggregate principal amount of our 10% senior secured notes due 2014. The new notes are secured by a pledge of our limited partner interests in FelCor LP, first mortgages and related security interests on up to 14 hotels and pledges of equity interests in certain wholly-owned subsidiaries. Net proceeds from the new notes were approximately $558 million after original issue discount and other fees and expenses related to the offering. The proceeds of these notes were used to retire approximately $428 million of other corporate debt ($215 million of our floating-rate senior secured notes and $213 million of our 8 1/2% senior notes) and for general corporate purposes.
26. Consolidating Financial Information
          Certain of our wholly-owned subsidiaries (FelCor/CSS Holdings, L.P.; FelCor Pennsylvania Company, L.L.C.; FelCor Lodging Holding Company, L.L.C.; Myrtle Beach Hotels, L.L.C.; FelCor TRS Borrower 1, L.P.; FelCor TRS Borrower 3, L.P.; FelCor TRS Borrower 4, L.L.C.; FelCor TRS Guarantor, L.P.; Center City Hotel Associates; FelCor Lodging Company, L.L.C.; FelCor TRS Holdings, L.P.; FHAC Texas Holdings, L.P.; FelCor Omaha Hotel Company, L.L.C.; FelCor Canada Co.; FelCor/St. Paul Holdings, L.P. and FelCor Hotel Asset Company, L.L.C., collectively, “Subsidiary Guarantors”), together with FelCor, guarantee, fully and unconditionally, and jointly and severally, our senior debt. The following tables present consolidating information for the Subsidiary Guarantors.

CONSOLIDATING BALANCE SHEET
December 31, 2008
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
ASSETS
Net investment in hotel properties	$124,752	$888,925	$1,265,349	$—	$2,279,026
Equity investment in consolidated entities	1,230,038	—	—	(1,230,038)	—
Investment in unconsolidated entities	77,106	17,400	—	—	94,506
Cash and cash equivalents	7,719	40,018	2,450	—	50,187
Restricted cash	—	2,104	11,109	—	13,213
Accounts receivable	4,576	30,664	—	—	35,240
Deferred expenses	2,660	49	2,847	—	5,556
Other assets	9,061	24,588	892	—	34,541

Total assets	$1,455,912	$1,003,748	$1,282,647	$(1,230,038)	$2,512,269

LIABILITIES AND CAPITAL
Debt	$627,414	$120,175	$804,097	$—	$1,551,686
Distributions payable	8,545	—	—	—	8,545
Accrued expenses and other liabilities	24,303	95,221	13,080	—	132,604

Total liabilities	660,262	215,396	817,177	—	1,692,835

Redeemable units, at redemption value	545	—	—	—	545

Preferred units	478,774	—	—	—	478,774
Common units	316,331	772,383	442,237	(1,230,038)	300,913
Accumulated other comprehensive income	—	15,418	—	—	15,418

Total FelCor LP partners’ capital	795,105	787,801	442,237	(1,230,038)	795,105
Noncontrolling interests — other partnerships	—	551	23,233	—	23,784

Total capital	795,105	788,352	465,470	(1,230,038)	818,889

Total liabilities, redeemable units and capital	$1,455,912	$1,003,748	$1,282,647	$(1,230,038)	$2,512,269

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2007
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
ASSETS
Net investment in hotel properties	$122,225	$973,614	$1,304,218	$—	$2,400,057
Equity investment in consolidated entities	1,365,512	—	—	(1,365,512)	—
Investment in unconsolidated entities	97,810	27,820	1,643	—	127,273
Cash and cash equivalents	7,889	43,305	6,415	—	57,609
Restricted cash	364	3,790	10,692	—	14,846
Accounts receivable	2,508	35,198	165	—	37,871
Deferred expenses	3,839	344	3,966	—	8,149
Other assets	14,593	20,262	3,175	—	38,030

Total assets	$1,614,740	$1,104,333	$1,330,274	$(1,365,512)	$2,683,835

LIABILITIES AND CAPITAL
Debt	$538,012	$124,469	$813,126	$—	$1,475,607
Distributions payable	30,493	—	—	—	30,493
Accrued expenses and other liabilities	27,923	91,880	14,356	—	134,159

Total liabilities	596,428	216,349	827,482	—	1,640,259

Redeemable units, at redemption value	21,109	—	—	—	21,109

Preferred units	478,774	—	—	—	478,774
Common units	518,429	860,464	477,598	(1,365,512)	490,979
Accumulated other comprehensive income	—	27,450	—	—	27,450

Total FelCor LP partners’ capital	997,203	887,914	477,598	(1,365,512)	997,203
Noncontrolling interests	—	70	25,194	—	25,264

Total capital	997,203	887,984	502,792	(1,365,512)	1,022,467

Total liabilities, redeemable units and capital	$1,614,740	$1,104,333	$1,330,274	$(1,365,512)	$2,683,835

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2008
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$1,126,793	$—	$—	$1,126,793
Percentage lease revenue	25,034	—	171,416	(196,450)	—
Other revenue	13	1,682	1,288	—	2,983

Total revenue	25,047	1,128,475	172,704	(196,450)	1,129,776

Expenses:
Hotel operating expenses	—	743,081	—	—	743,081
Taxes, insurance and lease expense	3,470	281,216	25,573	(196,450)	113,809
Corporate expenses	719	13,567	6,412	—	20,698
Depreciation and amortization	10,961	60,683	70,024	—	141,668
Impairment loss	—	85,596	22,367	—	107,963
Liquidated damages	—	11,060	—	—	11,060
Other expenses	487	4,487	1,564	—	6,538
Total operating expenses	15,637	1,199,690	125,940	(196,450)	1,144,817

Operating income	9,410	(71,215)	46,764	—	(15,041)

Interest expense, net	(38,046)	(10,335)	(50,408)	—	(98,789)

Loss before equity in income from unconsolidated entities and noncontrolling interests	(28,636)	(81,550)	(3,644)	—	(113,830)
Equity in loss from consolidated entities	(96,826)	—	—	96,826	—
Equity in income (loss) from unconsolidated entities	931	(11,827)	(36)	—	(10,932)
Gain on involuntary conversion	2,005	145	945	—	3,095

Loss from continuing operations	(122,526)	(93,232)	(2,735)	96,826	(121,667)
Discontinued operations from consolidated entities	848	332	—	—	1,180

Net loss	(121,678)	(92,900)	(2,735)	96,826	(120,487)
Net income attributable to noncontrolling interests	—	(1,037)	(154)	—	(1,191)

Net loss attributable to FelCor LP	(121,678)	(93,937)	(2,889)	96,826	(121,678)
Preferred distributions	(38,713)	—	—	—	(38,713)

Net loss attributable to FelCor LP common unitholders	$(160,391)	$(93,937)	$(2,889)	$96,826	$(160,391)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$1,018,795	$—	$—	$1,018,795
Percentage lease revenue	25,844	—	151,014	(176,858)	—
Other revenue	250	—	2,839	—	3,089

Total revenue	26,094	1,018,795	153,853	(176,858)	1,021,884

Expenses:
Hotel operating expense	—	658,161	—	—	658,161
Taxes, insurance and lease expense	4,054	271,788	22,275	(176,858)	121,259
Corporate expenses	1,190	12,789	6,739	—	20,718
Other expenses	—	496	2,329	—	2,825
Depreciation	9,053	52,741	48,957	—	110,751

Total operating expenses	14,297	995,975	80,300	(176,858)	913,714

Operating income	11,797	22,820	73,553	—	108,170
Interest expense, net	(27,001)	(8,012)	(57,476)	—	(92,489)

Income (loss) before equity in income from unconsolidated entities, noncontrolling interests and sale of assets	(15,204)	14,808	16,077	—	15,681
Equity in income from consolidated entities	83,467	—	—	(83,467)	—
Equity in income (loss) from unconsolidated entities	21,509	(1,081)	(71)	—	20,357
Gain on condominiums	—	—	18,622	—	18,622

Income from continuing operations	89,772	13,727	34,628	(83,467)	54,660
Discontinued operations from consolidated entities	361	31,470	3,333	—	35,164

Net income	90,133	45,197	37,961	(83,467)	89,824
Net (income) loss attributable to noncontrolling interests	—	2,245	(1,936)	—	309

Net income attributable to FelCor LP	90,133	47,442	36,025	(83,467)	90,133
Preferred distributions	(38,713)	—	—	—	(38,713)

Net income attributable to FelCor LP common unitholders	$51,420	$47,442	$36,025	$(83,467)	$51,420

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006
(in thousands)

		Subsidiary	Non-Guarantor		Total
	FelCor LP	Guarantors	Subsidiaries	Eliminations	Consolidated
Revenues:
Hotel operating revenue	$—	$990,959	$—	$—	$990,959
Percentage lease revenue	23,576	—	149,161	(172,737)	—
Other revenue	7	—	72	—	79

Total revenue	23,583	990,959	149,233	(172,737)	991,038

Expenses:
Hotel operating expense	—	641,269	—	—	641,269
Taxes, insurance and lease expense	5,084	261,138	18,567	(172,737)	112,052
Corporate expenses	1,234	14,290	7,784	—	23,308
Other expenses	13	—	20	—	33
Depreciation	8,100	46,317	40,162	—	94,579

Total operating expenses	14,431	963,014	66,533	(172,737)	871,241

Operating income	9,152	27,945	82,700	—	119,797
Interest expense, net	(46,246)	(8,746)	(55,875)	—	(110,867)
Charge-off of deferred financing cost	(2,171)	(879)	(512)	—	(3,562)
Early extinguishment of debt	(9,525)	—	(2,946)	—	(12,471)
Gain on swap termination	1,715	—	—	—	1,715

Income (loss) before equity in income from unconsolidated entities, noncontrolling interests and sale of assets	(47,075)	18,320	23,367	—	(5,388)
Loss on sale of other assets	—	(92)	—	—	(92)
Equity in income from consolidated entities	86,372	—	—	(86,372)	—
Equity in income (loss) from unconsolidated entities	11,764	(154)	(73)	—	11,537

Income from continuing operations	51,061	18,074	23,294	(86,372)	6,057
Discontinued operations from consolidated entities	263	40,819	3,117	—	44,199

Net income	51,324	58,893	26,411	(86,372)	50,256
Net (income) loss attributable to noncontrolling interests	—	2,339	(1,271)	—	1,068

Net income attributable to FelCor LP	51,324	61,232	25,140	(86,372)	51,324
Preferred distributions	(38,713)	—	—	—	(38,713)

Net income attributable to FelCor LP common unitholders	$12,611	$61,232	$25,140	$(86,372)	$12,611

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2008
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor LP	Guarantors	Subsidiaries	Consolidated
Cash flows from (used in) operating activities	$(14,008)	$70,053	$97,118	$153,163
Cash flows from (used in) investing activities	18,617	(73,783)	(60,513)	(115,679)
Cash flows from (used in) financing activities	(4,779)	2,240	(40,570)	(43,109)
Effect of exchange rates changes on cash	—	(1,797)	—	(1,797)

Change in cash and cash equivalents	(170)	(3,287)	(3,965)	(7,422)
Cash and cash equivalents at beginning of period	7,889	43,305	6,415	57,609

Cash and equivalents at end of period	$7,719	$40,018	$2,450	$50,187

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2007
(in thousands)

		Subsidiary	Non-Guarantor
	FelCor LP	Guarantors	Subsidiaries	Total Consolidated
Cash flows from (used in) operating activities	$(3,252)	$72,728	$67,861	$137,337
Cash flows from (used in) investing activities	(29,021)	39,909	(105,326)	(94,438)
Cash flows from (used in) financing activities	(29,566)	(117,947)	36,395	(111,118)
Effect of exchange rates changes on cash	—	1,649	—	1,649

Change in cash and cash equivalents	(61,839)	(3,661)	(1,070)	(66,570)
Cash and cash equivalents at beginning of period	69,728	46,966	7,485	124,179

Cash and equivalents at end of period	$7,889	$43,305	$6,415	$57,609

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2006
(in thousands)

		Subsidiary	Non-Guarantor	Total
	FelCor LP	Guarantors	Subsidiaries	Consolidated
Cash flows from (used in) operating activities	$(15,168)	$84,663	$78,205	$147,700
Cash flows from (used in) investing activities	(2,899)	238,511	(95,012)	140,600
Cash flows from (used in) financing activities	39,402	(312,386)	14,310	(258,674)
Effect of exchange rates changes on cash	—	(11)	—	(11)

Change in cash and cash equivalents	21,335	10,777	(2,497)	29,615
Cash and cash equivalents at beginning of period	48,393	36,189	9,982	94,564

Cash and equivalents at end of period	$69,728	$46,966	$7,485	$124,179

FELCOR LODGING LIMITED PARTNERSHIP
Schedule III — Real Estate and Accumulated Depreciation
as of December 31, 2008
(in thousands)

				Cost Capitalized		Gross Amounts at
				Subsequent to		Which Carried at
		Initial Cost		Acquisition		Close of Period
												Life
									Accumulated			Upon
			Building		Building		Building		Depreciation			Which
			and		and		and		Buildings			Depreciation
			Improve-		Improve-		Improve-		&	Year	Date	is
Location	Encumbrances	Land	ments	Land	ments	Land	ments	Total	Improvements	Opened	Acquired	Computed

Birmingham, AL(1)	$14,758	$2,843	$29,286	$—	$3,566	$2,843	$32,852	$35,695	$9,861	1987	1/3/1996	15 - 40 Yrs
Phoenix — Biltmore, AZ(1)	19,750	4,694	38,998	—	2,883	4,694	41,881	46,575	13,118	1985	1/3/1996	15 - 40 Yrs
Phoenix — Crescent, AZ(2)	22,751	3,608	29,583	—	1,719	3,608	31,302	34,910	8,915	1986	6/30/1997	15 - 40 Yrs
Phoenix — Tempe, AZ(1)	22,944	3,951	34,371	—	1,997	3,951	36,368	40,319	9,513	1986	5/4/1998	15 - 40 Yrs
Anaheim — North, CA(1)	23,595	2,548	14,832	—	1,785	2,548	16,617	19,165	5,161	1987	1/3/1996	15 - 40 Yrs
Dana Point — Doheny Beach, CA(3)	—	1,787	15,545	—	3,233	1,787	18,778	20,565	5,153	1992	2/21/1997	15 - 40 Yrs
Indian Wells — Esmeralda Resort & Spa, CA(4)	87,500	30,948	73,507	—	718	30,948	74,225	105,173	1,855	1989	12/16/2007	15 - 40 Yrs
Los Angeles — International Airport — South, CA(1)	—	2,660	17,997	—	1,572	2,660	19,569	22,229	6,728	1985	3/27/1996	15 - 40 Yrs
Milpitas — Silicon Valley, CA(1)	25,417	4,021	23,677	—	3,331	4,021	27,008	31,029	8,262	1987	1/3/1996	15 - 40 Yrs
Napa Valley, CA(1)	13,353	2,218	14,205	—	2,203	2,218	16,408	18,626	4,972	1985	5/8/1996	15 - 40 Yrs
Oxnard — Mandalay Beach — Hotel & Resort, CA(1)	—	2,930	22,125	—	5,205	2,930	27,330	30,260	8,038	1986	5/8/1996	15 - 40 Yrs
San Diego — On the Bay, CA(5)	—	—	68,229	—	7,469	—	75,698	75,698	22,230	1965	7/28/1998	15 - 40 Yrs
San Francisco — Airport/Burlingame, CA(1)	—	—	39,929	—	1,952	—	41,881	41,881	13,281	1986	11/6/1995	15 - 40 Yrs
San Francisco — Airport/South San Francisco, CA(1)	22,927	3,418	31,737	—	3,413	3,418	35,150	38,568	10,867	1988	1/3/1996	15 - 40 Yrs
San Francisco — Fisherman’s Wharf, CA(5)	—	—	61,883	—	2,696	—	64,579	64,579	28,367	1970	7/28/1998	15 - 40 Yrs
San Francisco —Hotel 480, CA(6)	—	8,466	73,684	(434)	20,259	8,032	93,943	101,975	20,477	1970	7/28/1998	15 - 40 Yrs
Santa Barbara — Goleta, CA(5)	—	1,683	14,647	4	1,564	1,687	16,211	17,898	4,013	1969	7/28/1998	15 - 40 Yrs
Santa Monica Beach — at the Pier, CA(5)	—	10,200	16,580	—	307	10,200	16,887	27,087	2,033	1967	3/11/2004	15 - 40 Yrs
Toronto — Airport, Canada(5)	—	—	21,041	—	10,425	—	31,466	31,466	8,759	1970	7/28/1998	15 - 40 Yrs
Toronto — Yorkdale, Canada(5)	—	1,566	13,633	391	9,734	1,957	23,367	25,324	6,878	1970	7/28/1998	15 - 40 Yrs
Wilmington, DE(7)	9,596	1,379	12,487	—	11,063	1,379	23,550	24,929	6,131	1972	3/20/1998	15 - 40 Yrs
Boca Raton, FL(1)	5,046	1,868	16,253	—	2,539	1,868	18,792	20,660	5,773	1989	2/28/1996	15 - 40 Yrs
Cocoa Beach — Oceanfront, FL(5)	—	2,285	19,892	7	13,609	2,292	33,501	35,793	10,403	1960	7/28/1998	15 - 40 Yrs
Deerfield Beach — Resort & Spa, FL(1)	28,420	4,523	29,443	68	5,501	4,591	34,944	39,535	10,170	1987	1/3/1996	15 - 40 Yrs
Ft. Lauderdale — 17th Street, FL(1)	19,561	5,329	47,850	(163)	4,459	5,166	52,309	57,475	16,350	1986	1/3/1996	15 - 40 Yrs
Ft. Lauderdale — Cypress Creek, FL(8)	10,954	3,009	26,177	—	2,106	3,009	28,283	31,292	7,494	1986	5/4/1998	15 - 40 Yrs
Jacksonville — Baymeadows, FL(1)	23,590	1,130	9,608	—	7,849	1,130	17,457	18,587	5,360	1986	7/28/1994	15 - 40 Yrs
Miami — International Airport, FL(1)	15,813	4,135	24,950	—	4,192	4,135	29,142	33,277	8,699	1983	7/28/1998	15 - 40 Yrs
Orlando — International Airport, FL(5)	9,082	2,549	22,188	6	3,006	2,555	25,194	27,749	6,757	1984	7/28/1998	15 - 40 Yrs
Orlando — International Drive Resort, FL(5)	—	5,108	44,460	13	10,211	5,121	54,671	59,792	15,218	1972	7/28/1998	15 - 40 Yrs
Orlando — International Drive South/Convention, FL(1)	22,329	1,632	13,870	—	3,015	1,632	16,885	18,517	5,708	1985	7/28/1994	15 - 40 Yrs
Orlando (North), FL(1)	—	1,673	14,218	(18)	8,170	1,655	22,388	24,043	7,442	1985	7/28/1994	15 - 40 Yrs
Orlando — Walt Disney World Resort, FL(3)	—	—	28,092	—	1,252	—	29,344	29,344	8,195	1987	7/28/1997	15 - 40 Yrs
St. Petersburg — Vinoy Resort & Golf Club, FL(4)	88,768	—	100,823	—	272	—	101,095	101,095	2,280	1925	12/16/07	15 - 40 Yrs
Tampa — Tampa Bay, FL(3)	12,950	2,142	18,639	1	2,642	2,143	21,281	23,424	6,091	1986	7/28/1997	15 - 40 Yrs

				Cost Capitalized		Gross Amounts at
				Subsequent to		Which Carried at
		Initial Cost		Acquisition		Close of Period
												Life
									Accumulated			Upon
			Building		Building		Building		Depreciation			Which
			and		and		and		Buildings			Depreciation
			Improve-		Improve-		Improve-		&	Year	Date	is
Location	Encumbrances	Land	ments	Land	ments	Land	ments	Total	Improvements	Opened	Acquired	Computed

Atlanta — Airport, GA(1)	12,503	2,568	22,342	—	2,817	2,568	25,159	27,727	6,356	1989	5/4/1998	15 - 40 Yrs
Atlanta — Buckhead, GA(1)	33,385	7,303	38,996	(300)	1,971	7,003	40,967	47,970	12,354	1988	10/17/1996	15 - 40 Yrs
Atlanta — Galleria, GA(8)	15,168	5,052	28,507	—	1,860	5,052	30,367	35,419	8,647	1990	6/30/1997	15 - 40 Yrs
Atlanta — Gateway-Atlanta Airport, GA(2)	—	5,113	22,857	—	1,560	5,113	24,417	29,530	6,743	1986	6/30/1997	15 - 40 Yrs
Chicago — Northshore/Deerfield (Northbrook), IL(1)	14,467	2,305	20,054	—	1,750	2,305	21,804	24,109	6,566	1987	6/20/1996	15 - 40 Yrs
Chicago — Gateway — O’Hare, IL(2)	21,066	8,178	37,043	—	3,969	8,178	41,012	49,190	11,125	1994	6/30/1997	15 - 40 Yrs
Indianapolis — North, IN(1)	12,137	5,125	13,821	—	6,529	5,125	20,350	25,475	8,963	1986	8/1/1996	15 - 40 Yrs
Lexington — Lexington Green, KY(9)	17,721	1,955	13,604	—	490	1,955	14,094	16,049	4,481	1987	1/10/1996	15 - 40 Yrs
Baton Rouge, LA(1)	9,488	2,350	19,092	1	1,876	2,351	20,968	23,319	6,558	1985	1/3/1996	15 - 40 Yrs
New Orleans — Convention Center, LA(1)	28,497	3,647	31,993	—	9,967	3,647	41,960	45,607	14,504	1984	12/1/1994	15 - 40 Yrs
New Orleans — French Quarter, LA(5)	—	—	50,732	14	8,839	14	59,571	59,585	15,577	1969	7/28/1998	15 - 40 Yrs
Boston — at Beacon Hill, MA(5)	—	—	45,192	—	8,693	—	53,885	53,885	17,109	1968	7/28/1998	15 - 40 Yrs
Boston — Marlborough, MA(1)	17,893	948	8,143	761	14,158	1,709	22,301	24,010	6,573	1988	6/30/1995	15 - 40 Yrs
Baltimore — at BWI Airport, MD(1)	22,277	2,568	22,433	(2)	3,088	2,566	25,521	28,087	7,307	1987	3/20/1997	15 - 40 Yrs
Bloomington, MN(1)	18,350	2,038	17,731	—	2,978	2,038	20,709	22,747	5,619	1980	2/1/1997	15 - 40 Yrs
Minneapolis — Airport, MN(1)	18,741	5,417	36,508	24	2,042	5,441	38,550	43,991	12,152	1986	11/6/1995	15 - 40 Yrs
St Paul — Downtown, MN(1)	2,760	1,156	17,315	—	1,526	1,156	18,841	19,997	5,823	1983	11/15/1995	15 - 40 Yrs
Charlotte — SouthPark, NC(3)	—	1,458	12,681	—	2,593	1,458	15,274	16,732	2,703	N/A	7/12/2002	15 - 40 Yrs
Raleigh/Durham, NC(3)	17,290	2,124	18,476	—	2,131	2,124	20,607	22,731	5,739	1987	7/28/1997	15 - 40 Yrs
Piscataway — Somerset, NJ(1)	18,092	1,755	17,563	—	2,219	1,755	19,782	21,537	6,120	1988	1/10/1996	15 - 40 Yrs
Philadelphia — Historic District, PA(5)	—	3,164	27,535	7	9,125	3,171	36,660	39,831	10,299	1972	7/28/1998	15 - 40 Yrs
Philadelphia — Society Hill, PA(2)	28,650	4,542	45,121	—	4,728	4,542	49,849	54,391	13,659	1986	10/1/1997	15 - 40 Yrs
Pittsburgh — at University Center (Oakland), PA(5)	—	—	25,031	—	2,925	—	27,956	27,956	7,439	1988	11/1/1998	15 - 40 Yrs
Charleston — Mills House, SC(5)	25,538	3,251	28,295	7	4,520	3,258	32,815	36,073	7,776	1982	7/28/1998	15 - 40 Yrs
Myrtle Beach — Oceanfront Resort, SC(1)	—	2,940	24,988	—	4,203	2,940	29,191	32,131	8,208	1987	12/5/1996	15 - 40 Yrs
Myrtle Beach Resort(10)	—	9,000	19,844	6	27,292	9,006	47,136	56,142	5,543	1974	7/23/2002	15 - 40 Yrs
Nashville — Airport — Opryland Area, TN(1)	—	1,118	9,506	—	1,250	1,118	10,756	11,874	4,324	1985	7/28/1994	15 - 40 Yrs
Nashville — Opryland — Airport (Briley Parkway), TN(5)	—	—	27,734	—	3,209	—	30,943	30,943	9,985	1981	7/28/1998	15 - 40 Yrs
Austin, TX(3)	8,903	2,508	21,908	—	2,764	2,508	24,672	27,180	7,217	1987	3/20/1997	15 - 40 Yrs
Corpus Christi, TX(1)	4,659	1,113	9,618	51	4,461	1,164	14,079	15,243	4,092	1984	7/19/1995	15 - 40 Yrs
Dallas — DFW International Airport South, TX(1)	19,302	4,041	35,156	—	1,121	4,041	36,277	40,318	9,499	1985	7/28/1998	15 - 40 Yrs
Dallas — Love Field, TX(1)	16,500	1,934	16,674	—	3,189	1,934	19,863	21,797	6,149	1986	3/29/1995	15 - 40 Yrs
Dallas — Market Center, TX(1)	—	2,560	23,751	—	2,311	2,560	26,062	28,622	7,160	1980	6/30/1997	15 - 40 Yrs
Dallas — Park Central, TX(11)	—	4,513	43,125	762	7,265	5,275	50,390	55,665	13,817	1983	6/30/1997	15 - 40 Yrs
Houston — Medical Center, TX(12)	—	—	22,027	5	4,475	5	26,502	26,507	6,432	1984	7/28/1998	15 - 40 Yrs
San Antonio — International Airport, TX(5)	23,800	3,351	29,168	(185)	3,777	3,166	32,945	36,111	8,750	1981	7/28/1998	15 - 40 Yrs
Burlington Hotel & Conference Center, VT(2)	17,696	3,136	27,283	(2)	2,602	3,134	29,885	33,019	8,000	1967	12/4/1997	15 - 40 Yrs

	$923,987	$232,534	$2,016,286	$1,024	$336,190	$233,558	$2,352,476	$2,586,034	$629,920

(1)	Embassy Suites Hotel

(2)	Sheraton

(3)	Doubletree Guest Suites

(4)	Renaissance Resort

(5)	Holiday Inn

(6)	Hotel 480

(7)	Doubletree

(8)	Sheraton Suites

(9)	Hilton Suites

(10)	Hilton

(11)	Westin

(12)	Holiday Inn & Suites

	Year Ended December 31,
	2008	2007	2006
Reconciliation of Land and Buildings and Improvements
Balance at beginning of period	$2,542,784	$2,262,354	$3,331,708
Additions during period:
Acquisitions	—	205,278	—
Improvements	43,250	75,152	18,434
Deductions during period:
Sale of properties	—	—	(812,222)
Hotels held for sale	—	—	(275,566)

Balance at end of period before impairment charges	2,586,034	2,542,784	2,262,354
Cumulative impairment charges on real estate assets owned at end of period	(101,424)	—	—

Balance at end of period	$2,484,610	$2,542,784	$2,262,354

Reconciliation of Accumulated Depreciation
Balance at beginning of period	$567,954	$503,145	$646,484
Additions during period:
Depreciation for the period	61,966	64,809	51,318
Deductions during period:
Sale of properties	—	—	(144,686)
Hotels held for sale	—	—	(49,971)

Balance at end of period	$629,920	$567,954	$503,145

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Investment in hotels, net of accumulated depreciation of $921,197 at September 30, 2009 and $816,271 at December 31, 2008	$2,228,839	$2,279,026
Investment in unconsolidated entities	86,690	94,506
Cash and cash equivalents	128,063	50,187
Restricted cash	19,774	13,213
Accounts receivable, net of allowance for doubtful accounts of $274 at September 30, 2009 and $521 at December 31, 2008	30,894	35,240
Deferred expenses, net of accumulated amortization of $12,676 at September 30, 2009 and $13,087 at December 31, 2008	9,957	5,556
Other assets	36,805	34,541

Total assets	$2,541,022	$2,512,269

LIABILITIES AND EQUITY
Debt, net of discount of $1,140 at September 30, 2009 and $1,544 at December 31, 2008	$1,632,910	$1,551,686
Preferred distributions payable	27,902	8,545
Accrued expenses and other liabilities	137,419	132,604

Total liabilities	1,798,231	1,692,835

Commitments and contingencies
Redeemable noncontrolling interests in FelCor LP at redemption value, 296 units issued and outstanding at September 30, 2009 and December 31, 2008	1,340	545

Equity:
Preferred stock, $0.01 par value, 20,000 shares authorized:
Series A Cumulative Convertible Preferred Stock, 12,880 shares, liquidation value of $322,011, issued and outstanding at September 30, 2009 and December 31, 2008	309,362	309,362
Series C Cumulative Redeemable Preferred Stock, 68 shares, liquidation value of $169,950 issued and outstanding at September 30, 2009 and December 31, 2008	169,412	169,412
Common Stock, $.01 par value, 20,000 shares authorized and 69,413 shares issued and outstanding, including shares in treasury, at September 30, 2009 and December 31, 2008	694	694
Additional paid in capital	2,037,084	2,045,482
Accumulated other comprehensive income	22,471	15,347

Accumulated deficit	(1,732,420)	(1,645,947)

Less: Common stock in treasury, at cost, of 4,725 shares at September 30, 2009 and 5,189 shares at December 31, 2008	(88,366)	(99,245)

Total FelCor LP stockholders’ equity	718,237	795,105
Noncontrolling interests in other partnerships	23,214	23,784

Total equity	741,451	818,889

Total liabilities and equity	$2,541,022	$2,512,269

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2009 and 2008
(unaudited, in thousands, except for per share data)

	Nine Months Ended
	September 30,
	2009	2008
Revenues:
Hotel operating revenue	$704,511	$873,117
Other revenue	2,554	2,655

Total revenues	707,065	875,772

Expenses:
Hotel departmental expenses	249,131	290,765
Other property related costs	199,711	230,646
Management and franchise fees	34,278	45,448
Taxes, insurance and lease expense	75,411	87,884
Corporate expenses	15,829	17,079
Depreciation and amortization	112,024	104,909
Impairment loss	3,448	53,823
Hurricane loss	—	1,669
Other expenses	3,528	2,879

Total operating expenses	693,360	835,102

Operating income (loss)	13,705	40,670
Interest expense, net	(68,501)	(74,886)
Charges related to debt extinguishment	(594)	—

Loss before equity in income (loss) from unconsolidated entities	(55,390)	(34,216)
Equity in income (loss) from unconsolidated entities	(3,197)	(1,064)
Gain on sale of assets	723	—
Gain on involuntary conversion	—	3,095

Loss from continuing operations	(57,864)	(32,185)
Discontinued operations	—	1,180

Net loss	(57,864)	(31,005)
Net loss (income) attributable to noncontrolling interests in other partnerships	66	(1,126)

Net loss attributable to redeemable noncontrolling interests in FelCor LP	399	1,280
Net loss attributable to FelCor	(57,399)	(30,851)
Preferred dividends	(29,034)	(29,034)

Net loss attributable to FelCor LP common stockholders	$(86,433)	$(59,855)

Basic and diluted per common share data:
Loss from continuing operations	$(1.37)	$(1.00)

Net loss	$(1.37)	$(0.99)

Basic and diluted weighted average common shares outstanding	63,121	61,827

Cash dividends declared on common stock	$—	$0.85

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
For the Nine Months Ended September 30, 2009 and 2008
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2009	2008
Net loss	$(57,864)	$(31,005)
Foreign currency translation adjustment	7,157	(4,169)

Comprehensive loss	(50,707)	(35,174)
Comprehensive loss (income) attributable to noncontrolling interests in other partnerships	66	(1,126)
Comprehensive loss attributable to redeemable noncontrolling interests in FelCor LP	366	1,367

Comprehensive loss attributable to FelCor	$(50,275)	$(34,933)

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Year Ended December 31, 2008 and the Nine Months Ended September 30, 2009
(unaudited, in thousands)

	Preferred Stock		Common Stock			Accumulated			Noncontrolling
	Number		Number		Additional	Other			Interests in
	of		of		Paid-in	Comprehensive	Accumulated	Treasury	Other	Comprehensive	Total
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Stock	Partnerships	Income (Loss)	Equity
Balance at December 31, 2007	12,948	$478,774	69,413	$694	$2,053,761	$26,871	$(1,434,393)	$(128,504)	$25,264		$1,022,467
Issuance of stock awards	—	—	—	—	(9,013)	—	—	9,572	—		559
Amortization of stock awards	—	—	—	—	4,943	—	—	—	—		4,943
Forfeiture of stock awards	—	—	—	—	—	—	—	(548)	—		(548)
Conversion of operating partnership units into common shares	—	—	—	—	(20,235)	—	—	20,235	—		—
Allocation to redeemable noncontrolling interests	—	—	—	—	16,064	329	—	—	—		16,393
Costs related to shelf registration	—	—	—	—	(38)	—	—	—	—		(38)
Contribution from noncontrolling interests	—	—	—	—	—	—	—	—	565		565
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(3,236)		(3,236)
Dividends declared:
$0.85 per common share	—	—	—	—	—	—	(53,596)	—	—		(53,596)
$1.95 per Series A preferred share	—	—	—	—	—	—	(25,117)	—	—		(25,117)
$2.00 per Series C depositary preferred share	—	—	—	—	—	—	(13,596)	—	—		(13,596)
Comprehensive loss:
Foreign exchange translation	—	—	—	—	—	(11,853)	—	—	—	$(11,853)
Net loss	—	—	—	—	—	—	(119,245)	—	1,191	(118,054)

Comprehensive loss										$(129,907)	(129,907)

Balance at December 31, 2008	12,948	478,774	69,413	694	2,045,482	15,347	(1,645,947)	(99,245)	23,784		818,889
Issuance of stock awards	—	—	—	—	(11,054)	—	—	11,070	—		16
Amortization of stock awards	—	—	—	—	3,923	—	—	—	—		3,923
Forfeiture of stock awards	—	—	—	—	63	—	—	(191)	—		(128)
Redemption value allocation of redeemable noncontrolling interests	—	—	—	—	(1,162)	—	—	—	—		(1,162)
Contribution from noncontrolling interests	—	—	—	—	—	—	—	—	469		469
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(1,141)		(1,141)
Other	—	—	—	—	(168)	—	(40)	—	168		(40)
Preferred dividends accrued:
$1.4625 per Series A preferred share	—	—	—	—	—	—	(18,837)	—	—		(18,837)
$1.50 per Series C depositary preferred share	—	—	—	—	—	—	(10,197)	—	—		(10,197)
Comprehensive loss:
Foreign exchange translation	—	—	—	—	—	7,124	—	—	—	$7,124
Net loss	—	—	—	—	—	—	(57,399)	—	(66)	(57,465)

Comprehensive loss										$(50,341)	(50,341)

Balance at September 30, 2009	12,948	$478,774	69,413	$694	$2,037,084	$22,471	$(1,732,420)	$(88,366)	$23,214		$741,451

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2009 and 2008
(unaudited, in thousands)

	Nine Months Ended September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(57,864)	$(31,005)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	112,024	104,909
Gain on involuntary conversion	—	(3,095)
Gain on sale of assets	(723)	(1,193)
Amortization of deferred financing fees and debt discount	3,089	2,221
Amortization of unearned officers’ and directors’ compensation	3,924	3,795
Equity in loss from unconsolidated entities	3,197	1,064
Distributions of income from unconsolidated entities	2,256	2,044
Charges related to debt extinguishment	594	—
Impairment loss	3,448	53,823
Changes in assets and liabilities:
Accounts receivable	1,214	(2,859)
Restricted cash — operations	(1,587)	(1,786)
Other assets	(4,827)	(3,726)
Accrued expenses and other liabilities	11,664	17,928

Net cash flow provided by operating activities	76,409	142,120

Cash flows from investing activities:
Improvements and additions to hotels	(62,465)	(108,899)
Additions to condominium project	(115)	(666)
Proceeds received from property insurance	—	2,005
Change in restricted cash — investing	(2,507)	1,519
Redemption of investment securities	1,719	4,738
Distributions from unconsolidated entities	3,700	22,108
Contributions to unconsolidated entities	(444)	(5,995)

Net cash flow used in investing activities	(60,112)	(85,190)

Cash flows from financing activities:
Proceeds from borrowings	418,390	141,267
Repayment of borrowings	(340,037)	(97,210)
Payment of deferred financing fees	(7,785)	(16)
Distributions paid to noncontrolling interests	(1,141)	(2,858)
Contributions from noncontrolling interests	469	565
Distributions paid to redeemable noncontrolling interests in FelCor LP	—	(1,395)
Distributions paid to preferred stockholders	(9,678)	(29,034)
Distributions paid to common stockholders	—	(66,176)

Net cash flow provided by (used in) financing activities	60,218	(54,857)

Effect of exchange rate changes on cash	1,361	(629)

Net change in cash and cash equivalents	77,876	1,444
Cash and cash equivalents at beginning of periods	50,187	57,609

Cash and cash equivalents at end of periods	$128,063	$59,053

Supplemental cash flow information — interest paid	$87,395	$67,441

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
     FelCor Lodging Trust Incorporated (NYSE:FCH), or FelCor, is a Maryland corporation operating as a real estate investment trust, or REIT. We are the sole general partner of, and the owner of a greater than 99% partnership interest in, FelCor Lodging Limited Partnership, or FelCor LP, through which we held ownership interests in 87 hotels with approximately 25,000 rooms and suites at September 30, 2009.
     Of the 87 hotels in which we had an ownership interest at September 30, 2009, we owned a 100% interest in 66 hotels, a 90% or greater interest in entities owning four hotels, an 81% interest in an entity owning one hotel, a 60% interest in an entity owning one hotel and a 50% interest in entities owning 15 hotels. We consolidate our real estate interests in the 72 hotels in which we held greater than 50% ownership interests and we record the real estate interests of the 15 hotels in which we held 50% ownership interests using the equity method.
     We leased 86 of our hotels to operating lessees and one 50%-owned hotel is operated without a lease. We held greater than 50% ownership interests and had direct or indirect controlling interests in the lessees of 85 of our hotels. Because we owned controlling interests in these lessees (including 13 of the 15 hotels in which we had a 50% ownership interest), we consolidated our lessee interests in these hotels (we refer to these 85 hotels as our Consolidated Hotels). We also owned 50% of the real estate interests in each of two hotels, one was leased to a lessee in which we owned a 50% interest (our lessee interest in this hotel is not consolidated because we do not have a controlling interest) and the other was operated without a lease.
     At September 30, 2009, we had 64,983,330 shares and units outstanding, consisting of 64,687,487 shares of FelCor common stock and 295,843 FelCor LP limited partnership units not owned by FelCor.
     The following table illustrates the distribution of our 85 Consolidated Hotels among our various brands at September 30, 2009:

Brand	Hotels	Rooms
Embassy Suites Hotels®	47	12,132
Holiday Inn®	17	6,306
Sheraton® and Westin®	9	3,217
Doubletree®	7	1,471
Marriott® and Renaissance®	3	1,321
Hilton®	2	559

Total hotels	85

     At September 30, 2009, our Consolidated Hotels were located in the United States (83 hotels in 23 states) and Canada (two hotels in Ontario), with concentrations in California (15 hotels), Florida (14 hotels) and Texas (11 hotels). Approximately 51% of our hotel room revenues were generated from hotels in these three states during the first nine months of 2009.
     At September 30, 2009, of our 85 Consolidated Hotels: (i) subsidiaries of Hilton Hotels Corporation, or Hilton, managed 54 hotels, (ii) subsidiaries of InterContinental Hotels Group, or IHG, managed 17 hotels, (iii) subsidiaries of Starwood Hotels & Resorts Worldwide Inc., or Starwood, managed nine hotels, (iv) subsidiaries of Marriott International Inc., or Marriott, managed three hotels, and (iv) independent management companies managed two hotels.
     Our hotels managed by Marriott are accounted for on a fiscal year comprised of 52 or 53 weeks ending on the Friday closest to December 31. Our nine-month period ending September 30, 2009 includes the results of operations for our Marriott-managed hotels for the thirty-six week period ending September 11, 2009.
     The information in our consolidated financial statements for the nine months ended September 30, 2009 and 2008 is unaudited. Preparing financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The accompanying financial statements for the nine months ended September 30, 2009 and 2008, include adjustments based on management’s estimates (consisting of normal and recurring accruals), which we consider necessary for a fair presentation of the results for the periods. The financial information should be read in conjunction with the consolidated financial statements for the year ended December 31, 2008. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of actual operating results for the entire year.
2. Investment in Unconsolidated Entities
     We owned 50% interests in joint ventures that owned 15 hotels at September 30, 2009 and 17 hotels at December 31, 2008. We also own a 50% interest in joint ventures that own real estate in Myrtle Beach, South Carolina, provide condominium management services and lease one hotel. We account for our investments in these unconsolidated entities under the equity method. We do not have any majority-owned subsidiaries that are not consolidated in our financial statements. We make adjustments to our equity in income from unconsolidated entities related to the depreciation of our excess basis in investment in unconsolidated entities when compared to the historical basis of the assets recorded by the joint ventures.
     The following table summarizes combined financial information for our unconsolidated entities (in thousands):

	September 30, 2009	December 31, 2008
Balance sheet information:
Investment in hotels, net of accumulated depreciation	$268,918	$290,504
Total assets	$290,655	$317,672
Debt	$216,206	$224,440
Total liabilities	$223,062	$233,296
Equity	$67,593	$84,376
     Our unconsolidated entities’ debt at September 30, 2009 and December 31, 2008 consisted entirely of non-recourse mortgage debt.
     The combined statement of operations information for our unconsolidated entities is summarized as follows (in thousands):

	Nine Months Ended September 30,
	2009		2008
Total revenues	$53,845		$72,994
Net income (loss)	$(2,683	)(a)	$4,858	(a)
Net income (loss) attributable to FelCor LP	$(1,342)		$2,429
Impairment charge	(476	)(c)	(2,092	)(b)
Depreciation of cost in excess of book value	(1,379)		(1,401)

Equity in income (loss) from unconsolidated entities	$(3,197)		$(1,064)

(a)	Net income (loss) includes impairment charges of $3.2 million for the nine months ended September 30, 2009, and $3.3 million for the nine months ended September 30, 2008. These impairments were based on sales contracts (a Level 2 input) for two hotels owned by one of our joint ventures.

(b)	Impairment charge in 2008 reflects a $2.1 million impairment charge related to an unrecoverable investment in an unconsolidated entity.

(c)	As a result of an impairment charge recorded by one of our joint ventures, the net book value of the joint venture’s assets no longer supported the recovery of our investment. Therefore, we recorded an additional impairment charge to reduce our investment in this joint venture to zero. We have no obligation to provide this joint venture with future funding.
     The components of our investment in unconsolidated entities are summarized as follows (in thousands):

	September 30, 2009	December 31, 2008
Hotel-related investments	$22,618	$28,762
Cost in excess of book value of hotel investments	52,894	54,273
Land and condominium investments	11,178	11,471

	$86,690	$94,506

          The components of our equity in income (loss) from unconsolidated entities are summarized as follows (in thousands):

	Nine Months Ended September 30,
	2009	2008
Hotel investments	$(3,204)	$1,401
Other investments	7	(2,465)

Equity in income (loss) from unconsolidated entities	$(3,197)	$(1,064)

          In 2009, a 50%-owned joint venture entity sold the Ramada Hotel in Hays, Kansas and the Holiday Inn in Salina, Kansas, for aggregate gross proceeds of $5.3 million. All proceeds from this sale were used to repay the associated mortgage debt.
3. Debt
          Debt at September 30, 2009 and December 31, 2008 consisted of the following (in thousands):

				Balance Outstanding
	Encumbered	Interest Rate at		September 30,	December 31,
	Hotels	September 30, 2009	Maturity Date	2009	2008
Senior term notes(a)	none	9.00%(b)	June 2011	$299,602	$299,414
Senior term notes(a)	none	L + 1.875	December 2011	215,000	215,000
Line of credit(c)	none	—	—	—	113,000

Total line of credit and senior debt		6.29(d)		514,602	627,414

Mortgage debt	12 hotels	L + 0.93(e)	November 2011(f)	250,000	250,000
Mortgage debt(g)	9 hotels	L + 3.50(h)	August 2011(i)	200,800	—
Mortgage debt	2 hotels	L + 1.55(j)	May 2012(k)	176,483	176,267
Mortgage debt(l)	8 hotels	8.70	May 2010	159,205	162,250
Mortgage debt(m)	7 hotels	9.02	April 2014	118,415	117,131
Mortgage debt	6 hotels	8.73	May 2010	113,628	116,285
Mortgage debt	5 hotels	6.66	June-August 2014	71,331	72,517
Mortgage debt	2 hotels	6.15	June 2009(n)	14,277	14,641
Mortgage debt	1 hotel	5.81	July 2016	11,843	12,137
Capital lease and other	1 hotel	9.58	various	2,326	3,044

Total mortgage debt	53 hotels	5.20(d)		1,118,308	924,272

Total		5.54%(d)		$1,632,910	$1,551,686

(a)	In October 2009, we issued $636 million in aggregate principal amount of our 10% senior notes due 2014. The new notes are secured by mortgages and related security interests on up to 14 hotels. A portion of the net proceeds from the sale of these notes was used to repurchase $215 million of our floating-rate senior notes and $213 million of our 8 1/2% senior notes.

(b)	As a result of a rating down-grade in February 2009, the interest rate on our 8 1/2% fixed-rate senior notes due 2011 increased by 50 basis points to 9.0%.

(c)	We terminated and repaid all outstanding obligations under our line of credit in the second quarter of 2009.

(d)	Interest rates are calculated based on the weighted average debt outstanding at September 30, 2009.

(e)	We have purchased an interest rate cap that caps LIBOR at 7.8% and expires in November 2010 for this notional amount.

(f)	The maturity date assumes that we will exercise the remaining one-year extension option that is exercisable, at our sole discretion, and would extend the current November 2010 maturity to 2011.

(g)	In June 2009, we obtained a $201 million non-recourse term loan secured by nine hotels.

(h)	LIBOR for this loan is subject to a 2% floor.

(i)	This loan can be extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy.

(j)	We have purchased interest rate caps that cap LIBOR at 6.5% and expire in May 2010 for aggregate notional amounts of $177 million.

(k)	We have exercised the first of three successive one-year extension options that extend, at our sole discretion, maturity to 2012.

(l)	The hotels under this debt are subject to separate loan agreements and are not cross collateralized.

(m)	This debt was refinanced in March 2009.

(n)	We allowed these loans to go into default when they matured in June 2009. We have received term sheets from the special servicer to extend the maturity of these loans for two years, which we are currently evaluating.

          We reported interest expense of $68.5 million and $74.9 million for the nine months ended September 30, 2009 and 2008, respectively, which is net of: (i) interest income of $0.6 million and $1.2 million, respectively, and (ii) capitalized interest of $0.6 million and $1.1 million, respectively.
          In October 2009, we completed a private placement of $636 million in aggregate principal amount of our 10% senior secured notes due 2014. The new notes are secured by a pledge of our limited partner interests in FelCor LP, first mortgages and related security interests on up to 14 hotels and pledges of equity interests in certain wholly-owned subsidiaries. Net proceeds from the new notes were approximately $558 million after original issue discount and other fees and expenses related to the offering. The proceeds of these notes were used to retire approximately $428 million of other corporate debt ($215 million of our floating-rate senior secured notes and $213 million of our 8 1/2% senior notes) and for general corporate purposes.
          In June 2009, we obtained a $201 million non-recourse term loan secured by nine hotels. This loan bears interest at LIBOR (subject to a 2% floor) plus 350 basis points and matures in 2011. This loan can be extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions. The proceeds from this new loan will be used for general corporate purposes.
          In June 2009, we repaid the $128 million balance under our line of credit, which was then terminated. By terminating our line of credit, we eliminated certain restrictive corporate debt covenants. We wrote off loan costs of $594,000 associated with this facility.
          In March 2009, we entered into a loan agreement secured by seven hotels. The proceeds of the loan were used to repay the balance of an existing loan secured by the same properties that would have matured on April 1, 2009. The new loan matures in 2014 and bears interest at 9.02%. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions.
4. Hotel Operating Revenue, Departmental Expenses and Other Property Operating Costs
          Hotel operating revenue was comprised of the following (in thousands):

	Nine Months Ended
	September 30,
	2009	2008
Room revenue	$557,491	$693,789
Food and beverage revenue	103,786	131,875
Other operating departments	43,234	47,453

Total hotel operating revenue	$704,511	$873,117

          For the nine-month periods ended September 30, 2009 and 2008, nearly all of our revenue was comprised of hotel operating revenue, which included room revenue, food and beverage revenue, and revenue from other hotel operating departments (such as telephones, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts, which are recorded as a bad debt expense. The remainder of our revenue was derived from other sources.
          Hotel departmental expenses were comprised of the following (in thousands):

	Nine Months Ended September 30,
	2009		2008
		% of Total Hotel Operating		% of Total Hotel Operating
	Amount	Revenue	Amount	Revenue
Room	$145,741	20.7%	$167,085	19.1%
Food and beverage	84,133	11.9	102,289	11.7
Other operating departments	19,257	2.8	21,391	2.5

Total hotel departmental expenses	$249,131	35.4%	$290,765	33.3%

          Other property operating costs were comprised of the following (in thousands):

	Nine Months Ended September 30,
	2009		2008
		% of Total Hotel Operating		% of Total Hotel Operating
	Amount	Revenue	Amount	Revenue
Hotel general and administrative expense	$63,310	9.0%	$74,526	8.5%
Marketing	58,792	8.3	70,330	8.0
Repair and maintenance	38,168	5.4	43,324	5.0
Utilities	39,441	5.6	42,466	4.9

Total other property operating costs	$199,711	28.3%	$230,646	26.4%

          Hotel departmental expenses and other property operating costs include hotel employee compensation and benefit expenses of $220.6 million and $252.5 million for the nine months ended September 30, 2009 and 2008, respectively.
5. Taxes, Insurance and Lease Expense
          Taxes, insurance and lease expense were comprised of the following (in thousands):

	Nine Months Ended September 30,
	2009	2008
Hotel lease expense(a)	$31,805	$42,444
Ground lease expense(b)	7,215	9,022
Real estate and other taxes	27,213	25,434
Property insurance, general liability insurance	9,178	10,984

Total taxes, insurance and lease expense	$75,411	$87,884

(a)	Hotel lease expense represents 100% of the lease expense related to 13 of our 50% owned unconsolidated hotels (because we own majority ownership interests in their operating lessees) and paid to 13 of our unconsolidated, 50%-owned ventures. Hotel lease expense includes percentage rent (based on operating results) of $10.7 million and $21.2 million for the nine months ended September 30, 2009 and 2008, respectively.

(b)	Ground lease expense includes percentage rent (based on operating results) of $4.9 million and $6.4 million for the nine months ended September 30, 2009 and 2008, respectively.
6. Impairment Charge
          Our hotels comprise operations and cash flows that can clearly be distinguished, operationally and for financial reporting purposes, from the remainder of our operations. Accordingly, we consider our hotels to be components for purposes of determining impairment charges and reporting discontinued operations.
          During 2008, we identified eight hotels as candidates to be sold and tested them for impairment (three no longer are identified as candidates for sale and five hotels remain sale candidates). Of the hotels tested, two failed the test. Accordingly, we wrote down these hotel assets to our then current estimate of their fair market value before selling expenses, which resulted in a $17.1 million impairment charge in the quarter ended March 31, 2008. During the quarters ended September 30, 2009 and March 31, 2009, we recorded a $2.1 million and a $1.4 million impairment charge, respectively. The first quarter 2009 impairment is related to one of our sale candidates and the third quarter 2009 impairment is related to another sale candidate. Both of these valuations are based on third-party offers to purchase (a Level 2 input) at a price less than our previously estimated fair value. We consider a sale to be probable within the next twelve months (for purposes of determining whether a hotel is held for sale) in the period the buyer completes its due diligence review of the asset, we have an executed contract for sale, and we have received a substantial non-refundable deposit. The hotels identified as sale candidates continue to be depreciated over their remaining useful lives.

          In October 2009, we received a substantial non-refundable deposit under contracts for the sale of two of our sale candidate hotels. These hotels had a net book value of $25.4 million at September 30, 2009. We do not anticipate a significant gain or loss from the sale of these hotels.
7. Gain on Involuntary Conversion
          During the second quarter of 2008, we settled insurance claims related to 2005 hurricane losses and realized a $3.1 million gain from involuntary conversion, as the final proceeds received exceeded our estimated basis in the assets requiring replacement.
8. Discontinued Operations
          Results of operations of eleven hotels sold in 2007 are included in discontinued operations. The following table summarizes the condensed financial information for those hotels (in thousands):

Nine Months Ended
September 30, 2008
Operating expenses	$(13)
Gain on sale of hotels, net of income tax	1,193

Income from discontinued operations	$1,180

          In the third quarter of 2008, we recorded a revision in income tax related to prior year gains on sales of hotels that resulted in additional gains of $1.2 million related to these sales.
9. Loss Per Share
          The computation of basic and diluted loss per share is as follows (in thousands, except per share data):

	Nine Months Ended September 30,
	2009	2008
Numerator:
Loss from continuing operations	$(57,864)	$(32,185)
Net loss (income) attributable to noncontrolling interests in other partnerships	66	(1,126)

Net loss attributable to redeemable noncontrolling interests in FelCor LP	299	1,280
Loss from continuing operations attributable to FelCor	(57,399798)	(32,031)
Less: Preferred dividends	(29,034)	(29,034)

Loss from continuing operations attributable to FelCor common stockholders	(86,433)	(61,065)
Discontinued operations	—	1,180

Loss attributable to FelCor common stockholders	(86,433)	(59,885)
Less: Dividends declared on unvested restricted stock compensation	—	(1,041)

Numerator for basic and diluted loss attributable to FelCor common stockholders	$(86,433)	$(60,926)

Denominator:
Denominator for basic and diluted loss	63,121	61,827

Basic and diluted loss per share data:
Loss from continuing operations	$(1.37)	$(1.00)

Discontinued operations	$—	$0.02

Net loss	$(1.37)	$(0.99)

          The following securities, which could potentially dilute basic earnings per share in the future, were not included in the computation of diluted income (loss) per share because they would have been antidilutive for the periods presented (in thousands):

	Nine Months Ended
	September 30,
	2009	2008
Series A convertible preferred stock	9,985	9,985

          Series A preferred dividends that would be excluded from net loss applicable to FelCor common stockholders, if these Series A preferred shares were dilutive, were $18.8 million for the nine months ended September 30, 2009 and 2008.
10. Suspension of Dividends
          We suspended our common dividends in December 2008 and our preferred dividends in March 2009. Although dividends are not paid unless declared by our Board of Directors, unpaid preferred dividends continue to accrue, and accrued and current preferred dividends must be paid in full prior to payment of any common dividends. Our Board of Directors will determine whether to declare future dividends based upon various factors, including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as minimum REIT distribution requirements.
11. Noncontrolling Interests
          We record the noncontrolling interests of other consolidated partnerships as a separate component of equity in the condensed consolidated balance sheets. Additionally, the condensed consolidated statements of operations separately present earnings and other comprehensive income attributable to controlling and non-controlling interests. We adjust the noncontrolling interests of FelCor LP each period so that the carrying value equals the greater of its carrying value based on the accumulation of historical cost or its redemption value. The historical cost of the noncontrolling interests of FelCor LP is based on the proportional relationship between the carrying value of equity associated with our common stockholders relative to that of the unitholders of FelCor LP. Net income (loss) is allocated to the noncontrolling partners of FelCor LP based on their weighted average ownership percentage during the period. At September 30, 2009, approximately $1.3 million of cash or FelCor common stock, at our option, would be paid to the noncontrolling interests of FelCor LP if the partnership were terminated. This balance is equivalent to the approximately 295,843 partnership units outstanding valued at the September 30, 2009 FelCor common stock closing price of $4.53, which we have assumed would be equal to the value provided to outside partners upon liquidation of FelCor LP.
          The changes in redeemable noncontrolling interests for the nine months ended September 30, 2009 and year ended December 31, 2008, are shown below (in thousands):

	Nine Months Ended September
	30, 2009	Year Ended December 31, 2008
Balance at beginning of period	$545	$21,109
Redemption value allocation	1,162	(16,393)
Distributions	—	(1,559)
Comprehensive income (loss):
Foreign exchange translation	32	(179)
Net loss	(399)	(2,433)

Balance at end of period	$1,340	$545

12. Fair Value of Financial Instruments
          Disclosures about fair value of our financial instruments are based on pertinent information available to management as of September 30, 2009. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on estimated fair value amounts.
          Our estimates of the fair value of (i) accounts receivable, accounts payable and accrued expenses approximate carrying value due to the relatively short maturity of these instruments (ii) our publicly-traded debt is based on observable market data and (iii) our debt that is not traded publicly is based on estimated effective borrowing rates for debt with similar terms, loan to estimated fair value and remaining maturities (the estimated fair value of all our debt was $1.5 billion at September 30, 2009).
13. Recently Issued Accounting Standards
          The FASB recently amended its guidance surrounding a company’s analysis to determine whether any of its variable interests constitute controlling financial interests in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.
          Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The guidance is effective for the first annual reporting period that begins after November 15, 2009 and, accordingly, we will reevaluate our interests in variable interest entities for the period beginning on January 1, 2010 to determine that the entities are reflected properly in the financial statements as investments or consolidated entities. We do not anticipate that the implementation of this guidance will have a material effect on our financial statements.
14. Subsequent Events
          We have performed an evaluation of subsequent events through January 28, 2010 (which is the date the financial statements were reissued), and the results of this evaluation are appropriately reflected in these financial statements.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of FelCor Lodging Trust Incorporated
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows present fairly, in all material respects, the financial position of FelCor Lodging Trust Incorporated and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page 58 of this prospectus. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it computes earnings per share and the manner in which it accounts for noncontrolling interests effective January 1, 2009.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
February 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for noncontrolling interests, in the computation of earnings per share and of subsequent events discussed in Notes 2, 17, 25 and 26 as to which the date is August 11, 2009.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007
(in thousands)

	2008	2007
ASSETS
Investment in hotels, net of accumulated depreciation of $816,271 at December 31, 2008 and $694,464 at December 31, 2007	$2,279,026	$2,400,057
Investment in unconsolidated entities	94,506	127,273
Cash and cash equivalents	50,187	57,609
Restricted cash	13,213	14,846
Accounts receivable, net of allowance for doubtful accounts of $521 at December 31, 2008 and $307 at December 31, 2007	35,240	37,871
Deferred expenses, net of accumulated amortization of $13,087 at December 31, 2008 and $10,820 at December 31, 2007	5,556	8,149
Other assets	34,541	38,030

Total assets	$2,512,269	$2,683,835

LIABILITIES AND EQUITY
Debt, net of discount of $1,544 at December 31, 2008 and $2,082 at December 31, 2007	$1,551,686	$1,475,607
Distributions payable	8,545	30,493
Accrued expenses and other liabilities	132,604	134,159

Total liabilities	1,692,835	1,640,259

Commitments and contingencies
Redeemable noncontrolling interests in FelCor LP at redemption value, 296 and 1,354 units issued and outstanding at December 31, 2008 and 2007, respectively	545	21,109
Equity:
Preferred stock, $0.01 par value, 20,000 shares authorized:
Series A Cumulative Convertible Preferred Stock, 12,880 shares, liquidation value of $322,011, issued and outstanding at December 31, 2008 and 2007	309,362	309,362
Series C Cumulative Redeemable Preferred Stock, 68 shares, liquidation value of $169,950, issued and outstanding at December 31, 2008 and 2007	169,412	169,412
Common stock, $.01 par value, 200,000 shares authorized and 69,413 shares issued, including shares in treasury, at December 31, 2008 and 2007	694	694
Additional paid-in capital	2,045,482	2,053,761
Accumulated other comprehensive income	15,347	26,871
Accumulated deficit	(1,645,947)	(1,434,393)
Less: Common stock in treasury, at cost, of 5,189 and 6,705 shares at December 31, 2008 and 2007, respectively	(99,245)	(128,504)
Total FelCor stockholders’ equity	795,105	997,203

Noncontrolling interests in other partnerships	23,784	25,264

Total equity	818,889	1,022,467

Total liabilities and equity	$2,512,269	$2,683,835

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2008, 2007 and 2006
(in thousands, except per share data)

	2008	2007	2006
Revenues:
Hotel operating revenue	$1,126,793	$1,018,795	$990,959
Other revenue	2,983	3,089	79

Total revenues	1,129,776	1,021,884	991,038

Expenses:
Hotel departmental expenses	382,825	329,436	319,731
Other property operating costs	302,978	275,217	270,301
Management and franchise fees	57,278	53,508	51,237
Taxes, insurance and lease expense	113,809	121,259	112,052
Corporate expenses	20,698	20,718	23,308
Depreciation and amortization	141,668	110,751	94,579
Impairment loss	107,963	—	—
Liquidated damages	11,060	—	—
Other expenses	6,538	2,825	33

Total operating expenses	1,144,817	913,714	871,241

Operating income (loss)	(15,041)	108,170	119,797
Interest expense, net	(98,789)	(92,489)	(110,867)
Charge-off of deferred financing costs	—	—	(3,562)
Loss on early extinguishment of debt	—	—	(12,471)
Gain on swap termination	—	—	1,715

Income (loss) before equity in income of unconsolidated entities, noncontrolling interests and gain on sale of assets	(113,830)	15,681	(5,388)
Equity in income (loss) from unconsolidated entities	(10,932)	20,357	11,537
Gain on involuntary conversion	3,095	—	—
Loss on sale of other assets	—	—	(92)
Gain on sale of condominiums	—	18,622	—

Income (loss) from continuing operations	(121,667)	54,660	6,057
Discontinued operations	1,180	35,164	44,199

Net income (loss)	(120,487)	89,824	50,256
Net loss (income) attributable to noncontrolling interests in other partnerships	(1,191)	309	1,068

Net loss (income) attributable to redeemable noncontrolling interests in FelCor LP	2,433	(1,094)	(279)
Net income (loss) attributable to FelCor	(119,245)	89,039	51,045
Preferred dividends	(38,713)	(38,713)	(38,713)

Net income (loss) attributable to FelCor LP common stockholders	$(157,958)	$50,326	$12,332

Basic and diluted per common share data:
Income (loss) from continuing operations	$(2.58)	$0.23	$(0.53)

Net income (loss)	$(2.57)	$0.80	0.19

Basic weighted average common shares outstanding	61,979	61,600	60,734

Diluted weighted average common shares outstanding	61,979	61,618	60,734

Cash dividends declared on common stock	$0.85	$1.20	$0.80
The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
For the years ended December 31, 2008, 2007 and 2006
(in thousands)

	2008	2007	2006
Net income (loss)	$(120,487)	$89,824	$50,256
Unrealized holding gains (loss) from interest rate swaps	—	—	(507)
Realized gain from interest rate swaps	—	—	(1,715)
Foreign currency translation adjustment	(12,032)	11,611	(1,541)

Comprehensive income (loss)	(132,519)	101,435	46,493
Comprehensive loss (income) attributable to noncontrolling interests in other partnerships	(1,191)	309	1,068
Comprehensive loss (income) to redeemable noncontrolling interests in FelCor LP	2,612	(1,342)	(218)

Comprehensive income (loss) attributable to FelCor	$(131,098)	$100,402	$47,343

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF EQUITY
For the years ended December 31, 2008, 2007, and 2006
(in thousands)

	Preferred Stock		Common Stock			Accumulated			Noncontrolling
	Number		Number		Additional	Other			Interests
	of		of		Paid-in	Comprehensive	Accumulated	Treasury	in Other	Comprehensive	Total
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Stock	Partnerships	Income (Loss)	Equity
Balance at December 31, 2005	12,948	$478,774	69,440	$694	$2,060,580	$18,741	$(1,372,720)	$(176,426)	$40,014		$1,049,657
Issuance of stock awards	—	—	19	—	(6,371)	—	—	6,933	—		562
Exercise of stock options	—	—	—	—	(482)	—	—	2,670	—		2,188
Amortization of stock awards	—	—	—	—	5,169	—	—	—	—		5,169
Forfeiture of stock awards	—	—	—	—	579	—	—	(1,684)	—		(1,105)
Common stock exchanged for treasury shares	—	—	(21)	—	(357)	—	—	357	—		—
Conversion of operating partnership units into common shares	—	—	—	—	(26,870)	—	—	26,870	—		—
Allocation to redeemable noncontrolling interests	—	—	—	—	16,830	461	—	—	—		17,291
Contribution from noncontrolling interests	—	—	—	—	—	—	—	—	2,519		2,519
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(13,167)		(13,167)
Other	—	—	—	—	—	—	—	—	(126)		(126)
Dividends declared:
$0.85 per common share	—	—	—	—	—	—	(49,402)	—	—		(49,402)
$1.95 per Series A preferred share	—	—	—	—	—	—	(25,117)	—	—		(25,117)
$2.00 per Series C depositary preferred share	—	—	—	—	—	—	(13,596)	—	—		(13,596)
Comprehensive loss:
Unrealized loss on hedging transaction	—	—	—	—	—	(507)	—	—	—	%(507)
Realized gain on hedging transaction	—	—	—	—	—	(1,715)	—	—	—	(1,715)
Foreign exchange translation	—	—	—	—	—	(1,480)	—			(1,480)
Net income	—	—	—	—			(51,045)		(1,068)	49,977

Comprehensive income	—	—	—	—						$46,275	46,275

Balance at December 31, 2006	12,948	478,774	69,438	694	2,049,078	15,500	(1,409,790)	(141,280)	28,172		1,021,148
Issuance of stock awards	—	—	—	—	(8,850)	—	—	9,259	—		409
Exercise of stock options	—	—	—	—	731	—	—	5,569	—		6,300
Amortization of stock awards	—	—	—	—	4,294	—	—	—	—		4,924
Forfeiture of stock awards	—	—	—	—	684	—	—	(2,564)	—		(1,880)
Common stock exchanged for treasury shares	—	—	(25)	—	(488)	—	—	488	—		—
Conversion of operating partnership units into common shares	—	—	—	—	(24)	—	—	24	—		—
Allocation to redeemable noncontrolling interests	—	—	—	—	8,336	8	—	—	—		8,344
Contribution from noncontrolling interests	—	—	—	—	—	—	—	—	2,431		2,431
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(5,030)		(5,030)
Dividends Declared:
$0.85 per common share	—	—	—	—	—	—	(74,930)	—	—		(74,930)
$1.95 per Series A preferred share	—	—	—	—	—	—	(25,116)	—	—		(25,116)
$2.00 per Series C depositary preferred share	—	—	—	—	—	—	(13,596)	—	—		(13,596)
Comprehensive loss:
Foreign exchange translation	—	—	—	—	—	11,363	—	—	—	$11,363
Net income	—	—	—	—	—	—	89,039	—	(309)	88,730

Comprehensive income	—	—	—	—	—	—	—	—	—	$100,093	100,093

	Preferred Stock		Common Stock			Accumulated			Noncontrolling
	Number		Number		Additional	Other			Interests
	of		of		Paid-in	Comprehensive	Accumulated	Treasury	in Other	Comprehensive	Total
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Stock	Partnerships	Income (Loss)	Equity
Balance at December 31, 2007	12,948	$478,774	69,413	$694	$2,053,761	$26,871	$(1,434,393)	$(128,504)	$25,264		$1,022,467

Issuance of stock awards	—	—	—	—	(9,013)	—	—	9,572	—		559
Amortization of stock awards	—	—	—	—	4,943	—	—	—	—		4,943
Forfeiture of stock awards	—	—	—	—	—	—	—	(548	—		(548)
Conversion of operating partnership units into common shares	—	—	—	—	(20,235)	—	—	20,235	—		16,393
Allocation to redeemable noncontrolling interests	—	—	—	—	16,064	329	—	—	—		16,393
Costs related to shelf registration	—	—	—	—	(38)	—	—	—	—		(38)
Contribution from noncontrolling interests	—	—	—	—	—	—	—	—	565		565
Distribution to noncontrolling interests	—	—	—	—	—	—	—	—	(3,236)		(3,236)
Dividends Declared:
$0.85 per common share	—	—	—	—	—	—	(53,596)	—	—		(53,596)
$1.95 per Series A preferred share	—	—	—	—	—	—	(25,117)	—	—		(25,117)
$2.00 per Series C depositary preferred share	—	—	—	—	—	—	(13,596)	—	—		(13,596)
Comprehensive loss:
Foreign exchange translation	—	—	—	—	—	(11,853)	—	—	—	$(11,853)
Net loss	—	—	—	—	—	—	(119,245)	—	1,191	(118,054)

Comprehensive loss										$(129,907)	(129,907)

Balance at December 31, 2008	12,948	$478,774	69,413	$694	$2,045,482	$15,347	$(1,645,947)	$(99,245)	$23,784		$818,889

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2008, 2007 and 2006
(in thousands)

	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(120,487)	$89,824	$50,256
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	141,668	110,765	110,274
Gain on involuntary conversion	(3,095)	—	—
Gain on sale of assets	(1,193)	(47,195)	(48,802)
Amortization of deferred financing fees and debt discount	2,959	2,663	4,456
Amortization of unearned officers’ and directors’ compensation	4,451	4,239	5,080
Equity in (income) loss from unconsolidated entities	10,932	(20,357)	(11,537)
Distributions of income from unconsolidated entities	2,973	947	3,632
Charges related to early debt extinguishment	—	901	17,344
Impairment loss hotels	107,963	—	16,474
Changes in assets and liabilities:
Accounts receivable	3,675	(19)	12,571
Restricted cash-operations	(71)	3,787	(2,687)
Other assets	(386)	6,564	(9,076)
Accrued expenses and other liabilities	3,774	(14,782)	(285)

Net cash flow provided by operating activities	153,163	137,337	147,700

Cash flows provided by (used in) investing activities:
Acquisition of hotels	—	(50,424)	—
Improvements and additions to hotels	(142,897)	(227,518)	(168,525)
Additions to condominium project	(752)	(8,299)	(51,200)
Proceeds from sale of hotels	—	165,107	346,332
Proceeds from sale of condominiums	—	20,669	—
Proceeds received from property damage insurance	2,005	2,034	7,535
Purchase of investment securities	—	(8,246)	—
Decrease in restricted cash-investing	1,705	7,334	1,008
Redemption of investment securities	5,397	743	—
Cash distributions from unconsolidated entities	24,858	8,812	5,700
Capital contributions to unconsolidated entities	(5,995)	(4,650)	(250)

Net cash flow provided by (used in) investing activities	(115,679)	(94,438)	140,600

Cash flows provided by (used in) financing activities:
Proceeds from borrowings	187,285	25,492	540,494
Repayment of borrowings	(111,744)	(30,312)	(716,006)
Payment of debt issuance costs	(21)	(1,187)	(3,985)
Decrease in restricted cash-financing	—	—	2,825
Exercise of stock options	—	6,280	2,188
Distributions paid to other partnerships’ noncontrolling interests	(3,236)	(5,030)	(13,167)
Contribution from noncontrolling interests	565	2,431	2,519
Distributions paid to redeemable noncontrolling interests in FelCor LP	(1,559)	(1,481)	(878)
Distributions paid to preferred stockholders	(38,713)	(38,712)	(38,713)
Distributions paid to common stockholders	(75,686)	(68,599)	(33,951)

Net cash flow used in financing activities	(43,109)	(111,118)	(258,674)

Effect of exchange rate changes on cash	(1,797)	1,649	(11)
Net change in cash and cash equivalents	(7,422)	(66,570)	29,615
Cash and cash equivalents at beginning of periods	57,609	124,179	94,564

Cash and cash equivalents at end of periods	$50,187	$57,609	$124,179

Supplemental cash flow information — Interest paid	$100,505	$101,657	$118,502

The accompanying notes are an integral part of these consolidated financial statements.

FELCOR LODGING TRUST INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
          FelCor Lodging Trust Incorporated (NYSE:FCH), or FelCor, is a Maryland corporation operating as a real estate investment trust, or REIT. We are the sole general partner of, and the owner of a greater than 99% partnership interest in, FelCor Lodging Limited Partnership, or FelCor LP, through which we held ownership interests in 89 hotels with more than 25,000 rooms and suites at December 31, 2008.
          Of the 89 hotels in which we had an ownership interest at December 31, 2008, we owned a 100% interest in 66 hotels, a 90% or greater interest in entities owning four hotels, a 75% interest in an entity owning one hotel, a 60% interest in an entity owning one hotel and a 50% interest in entities owning 17 hotels. We consolidate our real estate interests in the 72 hotels in which we held greater than 50% ownership interests and we record the real estate interests of the 17 hotels in which we held 50% ownership interests using the equity method.
          At December 31, 2008, we leased 88 of our hotels to operating lessees and one 50%-owned hotel is operated without a lease. We held greater than 50% ownership interests and had direct or indirect controlling interests in the lessees of 85 of our hotels. Because we owned controlling interests in these lessees (including 13 of the 17 hotels in which we had a 50% ownership interest), we consolidated our lessee interests in these hotels (we refer to these 85 hotels as our Consolidated Hotels). We also owned 50% of the real estate interests in each of four hotels that were either leased to lessees in which we owned 50% interests (our lessee interest in these hotels is not consolidated because we do not have controlling interests) or operated without a lease.
          At December 31, 2008, we had an aggregate of 64,519,661 shares and units outstanding consisting of 64,223,818 shares of FelCor common stock and 295,843 units of FelCor LP limited partnership interest not owned by FelCor outstanding.
          The following table illustrates the distribution of our 85 Consolidated Hotels among our premier brands at December 31, 2008:

Brand	Hotels	Rooms
Embassy Suites Hotels	47	12,132
Holiday Inn	17	6,306
Sheraton and Westin	9	3,217
Doubletree	7	1,471
Renaissance and Hotel 480(a)	3	1,324
Hilton	2	559

Total hotels	85

(b)	On April 1, 2009, Hotel 480 is scheduled to be rebranded as a Marriott.
          At December 31, 2008, our Consolidated Hotels were located in the United States (83 hotels in 23 states) and Canada (two hotels in Ontario), with concentrations in California (15 hotels), Florida (14 hotels) and Texas (11 hotels). Approximately 51% of our hotel room revenues were generated from hotels in these three states during 2008.
          At December 31, 2008, of our 85 Consolidated Hotels (i) subsidiaries of Hilton Hotels Corporation, or Hilton, managed 54 hotels, (ii) subsidiaries of InterContinental Hotels Group, or IHG, managed 17 hotels, (iii) subsidiaries of Starwood Hotels & Resorts Worldwide Inc., or Starwood, managed nine hotels, (iv) subsidiaries of Marriott International Inc., or Marriott, managed three hotels, and (iv) independent management companies managed two hotels.
          Our hotels managed by Marriott are accounted for on a fiscal year comprised of 52 or 53 weeks ending on the Friday closest to December 31. Their 2008 and 2007 fiscal years ended on January 2, 2009 and December 28, 2007, respectively.

2. Summary of Significant Accounting Policies
          Principles of Consolidation — Our accompanying consolidated financial statements include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation. Investments in unconsolidated entities (consisting entirely of 50 percent owned ventures) are accounted for by the equity method. None of our less than wholly owned subsidiaries are considered variable interest entities. We follow the voting interest model and consolidate entities in which we have greater than 50% ownership interest and report entities in which we have 50% or less ownership interest under the equity method.
          Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, requires that management make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
          Investment in Hotels — Our hotels are stated at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings, 15 to 30 years for improvements and three to seven years for furniture, fixtures, and equipment.
          We periodically review the carrying value of each of our hotels to determine if circumstances exist indicating an impairment in the carrying value of the investment in the hotel or modification of depreciation periods. If facts or circumstances support the possibility of impairment of a hotel, we prepare a projection of the undiscounted future cash flows, without interest charges, over the shorter of the hotel’s estimated useful life or the expected hold period, and determine if the investment in such hotel is recoverable based on the undiscounted future cash flows. If impairment is indicated, we make an adjustment to reduce the carrying value of the hotel to its then fair value. We use recent operating results and current market information to arrive at our estimates of fair value.
          Maintenance and repairs are expensed and major renewals and improvements are capitalized. Upon the sale or disposition of a fixed asset, the asset and related accumulated depreciation are removed from our accounts and the related gain or loss is included in operations.
          Acquisition of Hotels — Investments in hotel properties are stated at acquisition cost and allocated to land, property and equipment, identifiable intangible assets and assumed debt and other liabilities at fair value in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Any remaining unallocated acquisition costs are treated as goodwill. Property and equipment are recorded at fair value based on current replacement cost for similar capacity and allocated to buildings, improvements, furniture, fixtures and equipment using appraisals and valuations prepared by management and/or independent third parties. Identifiable intangible assets (typically contracts including ground and retail leases and management and franchise agreements), are recorded at fair value, although no value is generally allocated to contracts which are at market terms. Above-market and below-market contract values are based on the present value of the difference between contractual amounts to be paid pursuant to the contracts acquired and our estimate of the fair value of contract rates for corresponding contracts measured over the period equal to the remaining non-cancelable term of the contract. Intangible assets are amortized using the straight-line method over the remaining non-cancelable term of the related agreements. In making estimates of fair values for purposes of allocating purchase price, we may utilize a number of sources such as those obtained in connection with the acquisition or financing of a property and other market data, including third-party appraisals and valuations.
          Investment in Unconsolidated Entities — We own a 50% interest in various real estate ventures in which the partners or members jointly make all material decisions concerning the business affairs and operations. Additionally, we also own a preferred equity interest in one of these real estate ventures. Because we do not control these entities, we carry our investment in unconsolidated entities at cost, plus our equity in net earnings or losses, less distributions received since the date of acquisition and any adjustment for impairment. Our equity in net earnings or losses is adjusted for the straight-line depreciation, over the lower of 40 years or the remaining life of the venture, of the difference between our cost and our proportionate share of the underlying net assets at the date of acquisition. We periodically review our investment in unconsolidated entities for other-than-temporary declines in fair value. Any decline that is not expected to be recovered in the next 12 months is considered other-than-temporary and an impairment is recorded as a reduction in the carrying value of the investment. Estimated fair values are based on our projections of cash flows, market capitalization rates and sales prices of comparable assets. We track inception-to-date contributions, distributions and earnings for each of our unconsolidated investments. We determine the character of cash distributions from our unconsolidated investments for purposes of our consolidated statements of cash flows as follows:

•	Cash distributions up to the aggregate historical earnings of the unconsolidated entity are recorded as an operating activity (i.e. a distribution of earnings); and

•	Cash distributions in excess of aggregate historical earnings are recorded as an investing activity (i.e. a distribution of contributed capital).

          Hotels Held for Sale — We consider each individual hotel to be an identifiable component of our business. In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we do not consider hotels as “held for sale” until it is probable that the sale will be completed within one year. Once a hotel is held for sale the operations related to the hotel are included in discontinued operations. We had no hotels held for sale at December 31, 2008 or 2007.
          We do not depreciate hotel assets that are classified as held for sale. Upon designating a hotel as held for sale, and quarterly thereafter, we review the carrying value of the hotel and, as appropriate, adjust its carrying value to the lesser of depreciated cost or fair value, less cost to sell, in accordance with SFAS 144. Any adjustment in the carrying value of a hotel classified as held for sale is reflected in discontinued operations. We include in discontinued operations the operating results of hotels classified as held for sale or that have been sold.
          Cash and Cash Equivalents — All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.
          We place cash deposits at major banks. Our bank account balances may exceed the Federal Depository Insurance Limits; however, management believes the credit risk related to these deposits is minimal.
          Restricted Cash — Restricted cash includes reserves for capital expenditures, real estate taxes, and insurance, as well as cash collateral deposits for mortgage debt agreement provisions and capital expenditure obligations on sold hotels.
          Deferred Expenses — Deferred expenses, consisting primarily of loan costs, are recorded at cost. Amortization is computed using a method that approximates the interest method over the maturity of the related debt.
          Other Assets — Other assets consist primarily of hotel operating inventories, prepaid expenses and deposits.
          Revenue Recognition — Nearly 100% of our revenue is comprised of hotel operating revenues, such as room revenue, food and beverage revenue, and revenue from other hotel operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests as earned. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remainder of our revenue is from condominium management fee income and other sources.
          We do not have any time-share arrangements and do not sponsor any frequent guest programs for which we would have any contingent liability. We participate in frequent guest programs sponsored by the brand owners of our hotels and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest) as incurred. When a guest redeems accumulated frequent guest points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. We have no loss contingencies or ongoing obligation associated with frequent guest programs beyond what is paid to the brand owner following a guest’s stay.
          We recognize revenue from the sale of condominium units using the completed contract method.
          Foreign Currency Translation — Results of operations for our Canadian hotels are maintained in Canadian dollars and translated using the weighted average exchange rates during the period. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect at the balance sheet date. Resulting translation adjustments are reflected in accumulated other comprehensive income and were $15.3 million and $26.9 million as of December 31, 2008 and 2007, respectively.

          Capitalized Cost — We capitalize interest and certain other costs, such as property taxes, land leases, and property insurance and employee costs relating to hotels undergoing major renovations and redevelopments. We cease capitalizing these costs to projects when construction is substantially complete. Such costs capitalized in 2008, 2007 and 2006, were $6.8 million, $12.5 million and $10.6 million, respectively.
          Net Income (Loss) Per Common Share — On January 1, 2009, we adopted FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment awards are participating securities prior to vesting, and therefore, need to be included in the earnings allocation when computing earnings per share under the two-class method as described in FASB Statement No. 128, “Earnings per Share” (“FAS 128”). In accordance with FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. All prior-period earnings per share data presented were adjusted retrospectively.
          We compute basic earnings per share by dividing net income (loss) available to common stockholders less dividends declared on unvested restricted stock (adjusted for forfeiture assumptions) by the weighted average number of common shares outstanding. We compute diluted earnings per share by dividing net income (loss) available to common stockholders less dividends declared on unvested restricted stock (adjusted for forfeiture assumptions) by the weighted average number of common shares and equivalents outstanding. Common stock equivalents represent shares issuable upon exercise of stock options.
          For all years presented, our Series A cumulative preferred stock, or Series A preferred stock, if converted to common shares, would be antidilutive; accordingly, we do not assume conversion of the Series A preferred stock in the computation of diluted earnings per share.
          Stock Compensation — In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS 123(R), “Share-Based Payment”. SFAS 123(R) requires companies to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees and to record compensation cost for (i) all stock awards granted after the required date of adoption and to (ii) awards modified, repurchased, or cancelled after that date. In addition, we are required to record compensation expense for the unvested portion of previously granted awards that remain outstanding at the date of adoption as such previous awards continue to vest. We adopted SFAS 123(R) on January 1, 2006 using the modified prospective application. The adoption of this standard did not have a material impact on our consolidated financial statements.
          Derivatives — We record derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities.” SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities on the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders’ equity or net income, depending on whether the derivative instrument qualifies as a hedge for accounting purposes and the nature of the hedging activity.
          Segment Information — SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment.
          Distributions and Dividends — We declared aggregate common dividends of $0.85 and $1.20 per share in 2008 and 2007, respectively. We suspended payment of our quarterly common dividend in December 2008 in light of the deepening recession, the attendant impact on our industry and FelCor, and the severe contraction in the capital markets. Our Board of Directors will determine the amount of future common and preferred dividends for each quarter, based upon various factors including operating results, economic conditions, other operating trends, our financial condition and capital requirements, as well as the minimum REIT distribution requirements. We have paid regular quarterly dividends on our preferred stock in accordance with our preferred stock dividend requirements. Our ability to make distributions is dependent on our receipt of quarterly distributions from FelCor LP, and FelCor LP’s ability to make distributions is dependent upon the results of operations of our hotels.
          Noncontrolling Interests — Effective January 1, 2009, we adopted the provisions of SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements,” which establishes and expands accounting and reporting standards for minority interests (which are recharacterized as noncontrolling interests) in a subsidiary and the deconsolidation of a subsidiary. We have also adopted the recent revisions to EITF Topic D-98, “Classification and Measurement of Redeemable Securities,” which became effective upon our adoption of SFAS 160. As a result of our adoption of these standards, amounts previously reported as minority interests in other partnerships on our balance sheets are now presented as noncontrolling interests in other partnerships within equity. There has been no change in the measurement of this line item from amounts previously reported. Minority interests in FelCor LP have also been recharacterized as noncontrolling interests, but because of the redemption feature of these units, have been included in the mezzanine section (between liabilities and equity) on the accompanying consolidated balance sheets. These units are redeemable at the option of the holders for a like number of shares of our common stock or, at our option, the cash equivalent thereof. Based on the requirements of D-98, the measurement of noncontrolling interests in FelCor LP is now presented at the fair value of the units as of the balance sheet date (based on our stock price as of the balance sheet date times the number of outstanding units). Previously, these interests were measured based on the noncontrolling interests in FelCor LP’s pro rata share of total common interests, in accordance with EITF 95-7. The revised presentation and measurement required by SFAS 160 and D-98 has been adopted retrospectively.
          Noncontrolling interests in other consolidated partnerships represent the proportionate share of the equity in other consolidated partnerships not owned by us. Noncontrolling interests in FelCor LP represents the redemption value of FelCor LP units not owned by us. We allocate income and loss to noncontrolling interests in FelCor LP and other consolidated partnerships based on the weighted average percentage ownership throughout the year.
          Income Taxes — We have elected to be treated as a REIT under Sections 856 to 860 of the Internal Revenue Code. We generally lease our hotels to wholly-owned taxable REIT subsidiaries, or TRSs, that are subject to federal and state income taxes. Through these lessees we record room revenue, food and beverage revenue and other revenue related to the operations of our hotels. We account for income taxes in accordance with the provisions of SFAS 109. Under SFAS 109, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded for net deferred tax assets that are not expected to be realized.
          On January 1, 2007 we adopted the provisions of FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48) which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. Under FIN 48, we determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the more-likely-than-not recognition threshold, the position is measured to determine the amount of benefit to recognize in the financial statements. FIN 48 applies to all tax positions related to income taxes subject to FASB Statement 109, “Accounting for Income Taxes.” We recorded no cumulative effect as a result of our adoption of FIN 48 on January 1, 2007.
3. Investment in Hotels
          Investment in hotels at December 31, 2008 and 2007 consisted of the following (in thousands):

	2008	2007
Building and improvements	$2,251,052	$2,307,726
Furniture, fixtures and equipment	580,797	502,348
Land	233,558	235,058
Construction in progress	29,890	49,389

	3,095,297	3,094,521
Accumulated depreciation	(816,271)	(694,464)

	$2,279,026	$2,400,057

          In 2008, we wrote off fully depreciated furniture, fixtures and equipment aggregating approximately $14.6 million.
          We invested $143 million and $228 million in additions and improvements to our consolidated hotels during the years ended December 31, 2008 and 2007, respectively.

4. Acquisitions of Hotels
          In December 2007, we acquired the Renaissance Esmeralda Resort & Spa in Indian Wells, California and the Renaissance Vinoy Resort & Golf Club in St. Petersburg, Florida. The fair values, at the date of acquisition, of the assets acquired and liabilities assumed were based on appraisals and valuation studies performed by management. The following summarizes the fair values of assets acquired and liabilities assumed in connection with these acquisitions:

Assets
Investment in hotels(a)	$220,583
Cash	2,228
Restricted cash	3,707
Accounts receivable	4,267
Other assets	6,009

Total assets acquired	236,794

Liabilities
Debt, net of a $1,258 discount	175,967
Accrued expenses and other liabilities	8,175

Total liabilities assumed	184,142

Net assets acquired	52,652

Net of cash	$50,424

(a)	Investment in hotels was allocated to land ($30.9 million), building and improvements ($174.3 million) and furniture, fixtures, and equipment ($15.3 million).
          The following unaudited pro forma financial data for the years ended 2007 and 2006 are presented to illustrate the estimated effects of these acquisitions as if they had occurred as of the beginning of each of the periods presented. The pro forma information includes adjustments for the results of operations for operating properties (operating expenses, depreciation and amortization and interest expense). The following unaudited pro forma financial data is not necessarily indicative of the results of operations if the acquisition had been completed on the assumed date (in thousands):

	Year Ended December 31,
	(unaudited)
	2007	2006
Total revenues	$1,115,482	$1,085,409
Net income	82,780	42,511
Earnings per share — basic	0.69	0.07
Earnings per share — diluted	0.69	0.07
5. Impairment Charges
          Our hotels are comprised of operations and cash flows that can clearly be distinguished, operationally and for financial reporting purposes, from the remainder of our operations. Accordingly, we consider our hotels to be components as defined by SFAS 144 for purposes of determining impairment charges and reporting discontinued operations.
          A hotel held for investment is tested for impairment whenever changes in circumstances indicate its carrying value may not be recoverable. The test is conducted using the undiscounted cash flows for the shorter of the estimated remaining holding periods or the useful life of the hotel. When testing for recoverability of hotels held for investment, we use projected cash flows over the expected hold period. Those hotels held for investment that fail the impairment test described in SFAS 144 are written down to their then current estimated fair value, before any selling expense, and continue to be depreciated over their remaining useful lives.
          We test hotels held for sale for impairment each reporting period and record them at the lower of their carrying amounts or fair value less costs to sell. Once we designate a hotel as held for sale it is not depreciated. We did not have any hotels designated as held for sale at December 31, 2008 or 2007.

          When determining fair value for purposes of determining impairment we use a combination of historical and projected cash flows and other available market information, such as recent sales prices for similar assets in specific markets. The cash flows used for determining fair values are discounted using a reasonable capitalization rate, or as earlier noted, based on the local market conditions using recent sales of similar assets. In some cases, we are able to establish fair value based on credible offers received from prospective buyers.
          In 2008, we identified eight hotels as candidates to be sold (of which three no longer are identified as candidates for sale and five hotels remain sale candidates), thereby reducing our estimated remaining hold period for these hotels. We tested these eight hotels for impairment under the provisions of SFAS No. 144 using undiscounted estimated cash flows over a shortened estimated remaining hold period. Of the hotels tested, four failed the test under SFAS No. 144 which resulted in $53.8 million of impairment charges, during the nine months ended September 30, 2008, to write down these hotel assets to our then current estimate of their fair market value before selling expenses. As a result of the short-term hold period and the deterioration in the current market conditions, we tested our five remaining sale candidate hotels for impairment in the fourth quarter of 2008, which resulted in an additional $15.7 million impairment charge on two hotels that failed the test. The remaining five hotels identified as candidates for sale were included in continuing operations because we do not believe it is probable that the hotels will be sold within the next 12 months. These hotels continue to be depreciated over their remaining useful lives.
          Because of triggering events in 2008 related to changes in the capital markets, drop in travel demand and the combined effect on our stock price, we tested all of our hotel assets to determine if further assessment for potential impairment was required for any of our hotels. We had one hotel with a short-term ground lease, in addition to the sale candidates noted above, fail this test. We determined the book value of this hotel was not fully recoverable, and as such, recorded a $38.5 million impairment charge under SFAS No. 144 (based on its then current value).
          In 2008, one of our unconsolidated investments recorded a $3.3 million impairment charge (of which our share was $1.7 million) under SFAS No. 144. We also recorded impairment charges of $11.0 million related to other-than-temporary declines in value of certain equity method investments. This includes an impairment charge of $6.6 million for one investment related to a hotel that we do not intend to sell. In accordance with APB 18, other-than temporary declines in fair value of our investment in unconsolidated entities result in reductions in the carrying value of these investments. We consider a decline in value in our equity method investments that is not estimated to recover within 12 months to be other-than-temporary.
          In 2006, we recorded impairment charges of $16.5 million under SFAS 144. Of the 2006 charges, $9.3 million were related to our decision to designate seven hotels held for investment as non-strategic, $5.9 million related to a change in fair value estimates of hotels held for investment that we had previously designated as non-strategic, and $1.3 million related to charges necessary to record two non-strategic hotels as held for sale at the lower of their carrying amount or fair value less costs to sell at December 31, 2006. In 2007, we sold 11 non-strategic hotels for gross proceeds of $191.0 million.
          We may be subject to additional impairment charges in the event that operating results of individual hotels are materially different from our forecasts, the economy and lodging industry weakens, or if we shorten our contemplated holding period for certain of our hotels.
6. Discontinued Operations
          The results of operations of the 11 hotels we sold in 2007 and the 31 hotels we sold in 2006 are presented in discontinued operations for the periods presented. We had no hotels held for sale at December 31, 2008 or 2007.
          Results of operations for the hotels included in discontinued operations are as follows:

	Year Ended December 31,
	2008	2007	2006
Hotel operating revenue	$—	$26,522	$204,494
Operating expenses	(13)	(18,430)	(200,958)

Operating income (loss)	(13)	8,092	3,536
Direct interest costs, net	—	(14)	(1,206)
Loss on the early extinguishment of debt	—	(902)	(1,311)
Gain on sale, net of tax	1,193	27,988	43,180

Income from discontinued operations	$1,180	$35,164	$44,199

          In the third quarter of 2008, we recorded a revision in income tax related to prior year gains on sales of hotels, which resulted in additional gains of $1.2 million related to these sales.
          In 2007, we sold 11 hotels for aggregate gross proceeds of $191.0 million. We owned 100% ownership interests in 10 of these hotels and recorded a gain on sale of $28.0 million, which was net of approximately $1.8 million in taxes. With respect to one hotel sold in 2007, although the operating income and expenses were consolidated because of our majority ownership of the operating lessee, the hotel was owned by a 50% owned unconsolidated venture, and the venture recorded a gain of $15.6 million, of which we recorded our pro rata share as income from unconsolidated entities.
          In 2006, we sold 31 hotels for aggregate gross proceeds of $514.4 million and recorded a net gain of $43.2 million, which was net of approximately $5.7 million in taxes.
          Impairment losses of $16.5 million are included in the operating expenses from discontinued operations for the year ending December 31, 2006.
7. Condominium Project
          Development of our 184-unit Royale Palms condominium project in Myrtle Beach, South Carolina was completed in 2007. In 2007, we recognized gains under the completed contract method of $18.6 million, net of $1.0 million of tax, from the sale of 179 units. We expect that the remaining five condominium units will be sold on a selective basis to maximize the selling price. We obtained a construction loan in 2005 to build this project, which we repaid in May 2007 from proceeds of condominium sales.
8. Investment in Unconsolidated Entities
          We owned 50% interests in joint venture entities that owned 17 hotels at December 31, 2008 and 2007. We also owned a 50% interest in entities that own real estate in Myrtle Beach, South Carolina, provide condominium management services, and lease three hotels. We account for our investments in these unconsolidated entities under the equity method. We do not have any majority-owned subsidiaries that are not consolidated in our financial statements. We make adjustments to our equity in income from unconsolidated entities related to the difference between our basis in investment in unconsolidated entities compared to the historical basis of the assets recorded by the joint ventures.
          The following table summarizes combined financial information for our unconsolidated entities (in thousands):

	December 31,
	2008	2007
Balance sheet information:
Investment in hotels, net of accumulated depreciation	$290,504	$288,066
Total assets	$317,672	$319,295
Debt	$224,440	$188,356
Total liabilities	$233,296	$196,382
Equity	$84,376	$122,913
          Our unconsolidated entities’ debt at December 31, 2008, consisted entirely of non-recourse mortgage debt. In 2008, certain of our unconsolidated joint venture entities refinanced debt, increasing unconsolidated debt by $40.6 million.

          The following table sets forth summarized combined statement of operations information for our unconsolidated entities (in thousands):

	2008		2007		2006
Total revenues	$90,113		$103,801		$83,766
Net income	$3,946	(a)	$38,908	(b)	$26,764
Net income attributable to FelCor	$1,973		$19,173		$13,382
Impairment loss	(11,038	)(c)	—		—
Additional gain on sale related to basis difference	—		3,336	(b)	—
Tax related to sale of asset by venture	—		(310	)(d)	—
Depreciation of cost in excess of book value	(1,867)		(1,842)		(1,845)

Equity in income (loss) from unconsolidated entities	$(10,932)		$20,357		$11,537

(a)	Includes a $3.3 million impairment charge recorded by one of our joint ventures under the provisions of SFAS 144.

(b)	In the first quarter of 2007, a 50% owned joint venture entity sold its Embassy Suites Hotel in Covina, California. The sale of this hotel resulted in a gain of $15.6 million for this venture. Our basis in this unconsolidated hotel was lower than the venture’s basis, resulting in an additional gain on sale.

(c)	Represents an $11.0 million impairment charge related to other-than-temporary declines in fair value related to certain unconsolidated entities pursuant to APB18.

(d)	In the third quarter of 2007, a 50% owned joint venture entity sold its Hampton Inn in Hays, Kansas for an insignificant book gain. This sale caused FelCor to incur a $0.3 million tax obligation.
          The following table summarizes the components of our investment in unconsolidated entities (in thousands):

	2008	2007
Hotel related investments	$31,102	$52,491
Cost in excess of book value of hotel investments	51,933	62,746
Land and condominium investments	11,471	12,036

	$94,506	$127,273

          The following table summarizes the components of our equity in income (loss) from unconsolidated entities (in thousands):

	2008	2007	2006
Hotel related investments	$(10,366)	$20,500	$11,568
Other investments	(566)	(143)	(31)

Equity in income (loss) from unconsolidated entities	$(10,932)	$20,357	$11,537

          In 2008, a 50%-owned joint venture refinanced a non-recourse loan secured by eight unconsolidated hotels. Of the $140 million in gross proceeds, $87 million were used to repay maturing debt, and the balance was either retained in the joint venture or distributed to the joint venture partners.
          In 2008, a 50%-owned joint venture repaid (with contributions from the joint venturers) a maturing $12.0 million non-recourse loan secured by one hotel. Our contribution was $6.0 million.

9. Debt
          Debt at December 31, 2008 and 2007 consisted of the following (in thousands):

	Encumbered	Interest Rate at		Balance Outstanding December 31,
	Hotels	December 31, 2008	Maturity Date	2008	2007
Senior term notes	none	8.50%(a)	June 2011	$299,414	$299,163
Senior term notes	none	L + 1.875	December 2011	215,000	215,000
Line of credit(b)	none	L + 0.80	August 2011	113,000	—
Other	none	—	July 2008	—	8,350

Total line of credit and senior debt(c)		5.53		627,414	522,513

Mortgage debt	12 hotels	L + 0.93(d)	November 2011(e)	250,000	250,000
Mortgage debt	2 hotels	L + 1.55(f)	May 2012(g)	176,267	175,980
Mortgage debt	8 hotels	8.70	May 2010	162,250	165,981
Mortgage debt	7 hotels	7.32	April 2009	117,131	120,827
Mortgage debt	6 hotels	8.73	May 2010	116,285	119,568
Mortgage debt	5 hotels	6.66	June-August 2014	72,517	73,988
Mortgage debt	2 hotels	6.15	June 2009	14,641	15,099
Mortgage debt	1 hotel	5.81	July 2016	12,137	12,509
Mortgage debt	—	—	August 2008	—	15,500
Other	1 hotel	various	various	3,044	3,642

Total mortgage debt(c)	44 hotels	5.03		924,272	953,094

Total		5.23%		$1,551,686	$1,475,607

(a)	Effective February 13, our senior notes were rated B1 and B+ by Moody’s Investor Service and Standard & Poor’s Rating Services, respectively. As a result, the interest rate on $300 million of our Senior Notes due 2011 was increased by 50 basis points to 9.0%. When either Moody’s or Standard & Poor’s increases our senior note ratings, the interest rate will decrease to 8.5%.

(b)	We have a $250 million line of credit, of which we had $113 million outstanding at December 31, 2008. The interest rate can range from 80 to 150 basis points over LIBOR, based on our leverage ratio as defined in our line of credit agreement.

(c)	Interest rates are calculated based on the weighted average debt outstanding at December 31, 2008.

(d)	We have purchased an interest rate cap at 7.8% that expires in November 2009 for the notional amount of this debt.

(e)	The maturity date assumes that we will exercise the two remaining successive one-year extension options that permit, at our sole discretion, the current November 2009 maturity to be extended to 2011. In July 2008, we exercised our first one-year option to extend the maturity to November 2009, and we expect to exercise the remaining options when timely.

(f)	We have purchased interest rate caps at 6.25% that expire in May 2009 for $177 million aggregate notional amounts.

(g)	The maturity date assumes that we will exercise three successive one-year extension options that permit, at our sole discretion, the original May 2009 maturity to be extended to 2012, and we expect to exercise the options when timely.
          Recent events in the financial markets have had an adverse impact on the credit markets and, as a result, credit has become significantly more expensive and difficult to obtain, if available at all. In addition, the overall weakness in the U.S. economy, has resulted in considerable negative pressure on both consumer and business spending (this includes increased emphasis in cost containment with focus on travel and entertainment limitations). We anticipate that lodging demand will not improve, and will likely weaken further, until current economic trends reverse course, particularly the weakened overall economy and illiquid credit markets.
          We have agreed in principle on the material terms of a new $200 million term loan, which would be secured by first mortgages on eight currently unencumbered hotels and, assuming all extension options are exercised, will not mature until 2013. This loan would not be subject to any corporate financial covenants and would only be recourse to the borrower, a to-be-formed wholly-owned subsidiary. The material terms of this loan have been approved by JPMorgan Securities Inc. as lead arranger, and JPMorgan Chase Bank, N.A. as administrative agent, which will provide a portion of the loan. Proceeds from this loan will be used for general working capital purposes and to repay the outstanding balance on our line of credit (which will be cancelled upon repayment). We expect to close this new loan, subject to other lenders’ approval, documentation, due diligence and customary conditions, by the end of April.
          Our line of credit contains certain restrictive financial covenants, such as a minimum leverage ratio (65%), a minimum fixed charge coverage ratio (1.5 to 1.0), and a minimum unencumbered leverage ratio (60%). At the date of this filing we were in compliance with all of these covenants. Our compliance with these covenants in future periods will depend substantially on the financial results of our hotels. If current financial market conditions persist and our business continues to deteriorate, we may breach one or more of our financial covenants.

          If we are unable to repay our line of credit, and we breach one or more of these financial covenants, we would be in default, which could allow the lenders to demand payment of all amounts outstanding under our line of credit. Additionally, a demand for payment following a financial covenant default by our lenders constitutes an event of default under the indentures governing our senior notes, which in turn, could accelerate our obligation to repay the amounts outstanding under our senior notes. While we believe that we will successfully close our new secured term loan, as discussed above, we have several other alternatives available to ensure continued compliance with our financial covenants or repay our line of credit, including identifying other sources of debt or equity financing, selling unencumbered hotels and/or implementing additional cost cutting measures. Of course, we can provide no assurance that we will be able to close our new secured term loan, identify additional sources of debt or equity financing or sell hotels on terms that are favorable or otherwise acceptable to us.
          In addition to financial covenants, our line of credit includes certain other affirmative and negative covenants, including restrictions on our ability to create or acquire wholly-owned subsidiaries; restrictions on the operation/ownership of our hotels; limitations on our ability to lease property or guarantee leases of other persons; limitations on our ability to make restricted payments (such as distributions on common and preferred stock, share repurchases and certain investments); limitations on our ability to merge or consolidate with other persons, to issue stock of our subsidiaries and to sell all or substantially all of our assets; restrictions on our ability to make investments in condominium developments; limitations on our ability to change the nature of our business; limitations on our ability to modify certain instruments, to create liens, to enter into transactions with affiliates; and limitations on our ability to enter into joint ventures. At the date of this filing, we were in compliance with all of these covenants.
          Our other borrowings contain affirmative and negative covenants that are generally equal to or less restrictive than our line of credit. Payment of amounts due under our line of credit is guaranteed by us and certain of our subsidiaries who also guarantee payment of our senior debt and payment is secured by a pledge of our limited partnership interest in FelCor LP.
          At December 31, 2008, we had $113 million in borrowings under our line of credit. The interest rate on our line can range from 80 to 150 basis points over LIBOR, based on our leverage ratio as defined in our line of credit agreement. The interest rate on our line of credit was LIBOR plus 0.80% at December 31, 2008.
          In 2007, we amended our line of credit agreement to increase the amount available under the line from $125 million to $250 million, provide the ability to further increase the facility up to $500 million under certain conditions, reduce certain fees and costs including the interest rates applicable to borrowings, improve certain financial covenants and extend the initial maturity from January 2009 to August 2011 with the right to extend for an additional one-year period under certain conditions.
          At December 31, 2008, we had aggregate mortgage indebtedness, of approximately $924.3 million that was secured by 44 of our consolidated hotels with an aggregate book value of approximately $1.4 billion. Our hotel mortgage debt is recourse solely to the specific assets securing the debt, except in the case of fraud, misapplication of funds and other customary recourse carve-out provisions.
          We have $132 million of non-recourse mortgage debt, in the aggregate, that matures in 2009. Of this debt, a $117 million loan, secured by seven hotels, matures in April 2009. At the time of this filing we have agreed in principle on the material terms to refinance this loan for five years with Prudential Mortgage Capital, one of the current lenders (with respect to which we have paid a non-refundable $300,000 portion of the origination fee) and are negotiating final documentation. We expect to close the refinancing prior to maturity, subject to documentation, due diligence and customary conditions. We have a variety of financing alternatives in the unlikely event that we are unable to refinance this loan. We also have two other non-recourse mortgage loans aggregating $15 million, secured by two hotels, that mature in 2009; we expect to repay these loans through a combination of cash on hand and borrowings.
          Our hotel mortgage debt is non-recourse to us and contains provisions allowing for the substitution of collateral upon satisfaction of certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment, yield maintenance or defeasance obligations.
          Loans secured by four hotels provide for lock-box arrangements under certain circumstances. With respect to two of these loans, we are permitted to retain 115% of budgeted hotel operating expenses, but the remaining revenues would become subject to a lock-box arrangement if a specified debt service coverage ratio is not met. These hotels currently exceed the minimum debt service coverage ratio, however, under the terms of the loan agreement, the lock-box provisions remain in place until the loan is repaid. Neither of these hotels has ever fallen below the debt service coverage ratio.
          With respect to the mortgage debt for two hotels, all cash from the hotels in excess of operating expenses, taxes, insurance and capital expenditure reserves is subject to lock-box arrangements. In each case, the lender holds lock-box funds that are first applied to meet current debt service obligations and any excess funds are held in the lock box account until the relevant hotel meets or exceeds a debt service coverage ratio of 1.1:1. At December 31, 2008, the debt service coverage ratio for both hotels was above 1.1:1.
          In December 2007, we assumed two existing loans in the original aggregate principal amount of $177.3 million in connection with our acquisition of two hotels. The interest rate on both loans is 155 basis points over the one-month LIBOR. Each loan is non-recourse to us and secured by a mortgage on its respective property. Both loans mature on May 1, 2009 unless extended, solely at our option, for three successive one-year terms, and may be prepaid at any time with no penalty or premium owed.
          In late 2007, we were notified that a AAA money market fund in which we had invested approximately $8.4 million had ceased honoring redemption requests and would liquidate its investments over approximately a six-month period. In order to ensure that our liquidity would not be impaired as a consequence, an affiliate of the fund sponsor provided us with a short-term loan at a rate approximately equal to our earnings rate on the fund. Through December 31, 2008, we received redemptions aggregating $6.2 million and repaid the short-term loan. We have recorded losses related to this fund of $0.6 million and have $1.6 million remaining receivable at December 31, 2008.
          We reported interest income of $1.6 million, $6.4 million and $4.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, which is included in net interest expense. We capitalized interest of $1.4 million, $4.8 million and $4.9 million, for the years ended December 31, 2008, 2007 and 2006, respectively.
          In connection with our 2006 repayment of $290 million senior floating rate notes, we unwound the floating to fixed interest rate swaps associated with these notes. Termination of these interest rate swaps resulted in a gain of approximately $1.7 million, which was recorded in the fourth quarter 2006.
          The early retirement of certain indebtedness in 2006, resulted in net charges related to debt extinguishment of approximately $15.6 million.
          In connection with the early debt retirement in 2006, we recorded $17.3 million of expense.
          Future scheduled principal payments on debt obligations at December 31, 2008, are as follows (in thousands):

Year
2009	$142,712	(a)
2010	274,014
2011	881,029	(b)
2012	179,640	(c)
2013	2,590
2014 and thereafter	73,245

	1,553,230
Discount accretion over term	(1,544)

	$1,551,686

(a)	We have $132 million of non-recourse mortgage debt, in the aggregate, that matures in 2009. Of this debt, a $117 million loan, secured by seven hotels, matures in April 2009. At the time of this filing we have agreed in principle on the material terms to refinance this loan for five years with Prudential Mortgage Capital, one of the current lenders (with respect to which we have paid a non-refundable $300,000 portion of the origination fee) and are negotiating final documentation. We expect to close the refinancing prior to maturity. We have a variety of financing alternatives in the unlikely event that we are unable to refinance this loan. We also have two other non-recourse mortgage loans aggregating $15 million, secured by two hotels, that mature in 2009; we expect to repay these loans through a combination of cash on hand and borrowings.

(b)	Assumes the extension through November 2011, at our option, of $250 million debt with a current maturity of November 2009.

(c)	Assumes the extension through May 2012, at our option, of $176 million debt with a current maturity of May 2009.

10. Derivatives
          On the date we enter into a derivative contract, we designate the derivative as a hedge to the exposure to changes in the fair value of a recognized asset or liability or a firm commitment (referred to as a fair value hedge), or the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge). For a fair value hedge, the gain or loss is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. Consequently, our earnings reflect the extent to which the hedge is not effective in achieving offsetting changes in fair value. For a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. At December 31, 2008, we did not have any outstanding hedges.
          We formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy, relating to our various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or specific firm commitments. We also formally assess (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows or fair values of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When we determine that a derivative is not (or has ceased to be) highly effective as a hedge, we will discontinue hedge accounting, prospectively.
          In the normal course of business, we are exposed to the effect of interest rate changes. We limit these risks by following established risk management policies and procedures including the use of derivatives. It is our objective to use interest rate hedges to manage our fixed and floating interest rate position and not to engage in speculation on interest rates. We manage interest rate risk based on the varying circumstances of anticipated borrowings, and existing floating and fixed rate debt. We will generally seek to pursue interest rate risk mitigation strategies that will result in the least amount of reported earnings volatility under generally accepted accounting principles, while still meeting strategic economic objectives and maintaining adequate liquidity and flexibility. Instruments that meet these hedging criteria are formally designated as hedges at the inception of the derivative contract.
          During 2006, we terminated three interest rate swaps with an aggregate notional amount of $100 million, maturing in December 2007. These interest rate swaps were designated as cash flow hedges and were marked to market through other comprehensive income. The unrealized net gain on these interest rate swap agreements was approximately $1.7 million when terminated. Upon termination this gain was realized and reclassified from accumulated other comprehensive income to earnings. The interest rate received on these interest rate swaps was 4.25% plus LIBOR and the interest rate paid was 7.80%. These swaps were 100% effective through this termination date.
          To determine the fair values of our derivative instruments, we use a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.
          The amounts paid or received by us under the terms of the interest rate swap agreements are accrued as interest rates change, and we recognize them as an adjustment to interest expense, which will have a corresponding effect on our future cash flows. Our interest rate swaps reduced interest expense by $1.2 million during the year ended December 31, 2006. We did not own any interest rate swaps in 2008 or 2007.
          To fulfill requirements under certain loans, we owned interest rate caps with aggregate notional amounts of $427.2 million as of December 31, 2008 and 2007. These interest rate cap agreements have not been designated as hedges, and have insignificant fair values at December 31, 2008 and 2007, resulting in no significant net earnings impact.
11. Fair Value of Financial Instruments
          SFAS 107 requires disclosures about the fair value of all financial instruments, whether or not recognized for financial statement purposes. Disclosures about fair value of financial instruments are based on pertinent information available to management as of December 31, 2008. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
          Our estimates of the fair value of (i) accounts receivable, accounts payable and accrued expenses approximate carrying value due to the relatively short maturity of these instruments; (ii) our publicly traded debt is based on observable market data, and our debt that is not traded publicly is based on estimated effective borrowing rates for debt with similar terms, loan to estimated fair value and remaining maturities (the estimated fair value of our debt was $1.3 billion at December 31, 2008); and (iii) short-term non-cash investments included in other assets ($1.6 million at December 31, 2008) are carried at estimated market value, which approximates our original cost basis at December 31, 2008.
12. Income Taxes
          We elected to be taxed as a REIT under the federal income tax laws. As a REIT, we generally are not subject to federal income taxation at the corporate level on taxable income that is distributed to our stockholders. We may, however, be subject to certain state and local taxes on our income and property and to federal income and excise taxes on our undistributed taxable income. Our taxable REIT subsidiaries, or TRSs, formed to lease our hotels, are subject to federal, state and local income taxes. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income to its stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for four subsequent years. In connection with our election to be taxed as a REIT, our charter imposes restrictions on the ownership and transfer of shares of our common stock. FelCor LP expects to make distributions on its units sufficient to enable us to meet our distribution obligations as a REIT.
          We account for income taxes in accordance with the provisions of SFAS 109, “Accounting for Income Taxes.” Under SFAS 109, we account for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.
Reconciliation between our TRS’s GAAP net income (loss) and taxable gain (loss):
          The following table reconciles our TRS’s GAAP net income (loss) to taxable income (loss) for the years ended December 31, 2008, 2007, and 2006 (in thousands):

	2008	2007	2006
GAAP consolidated net income (loss) attributable to FelCor LP	$(119,245)	$89,039	$51,045
GAAP net loss (income) from REIT operations	84,287	(75,688)	(54,894)

GAAP net income (loss) of taxable subsidiaries	(34,958)	13,351	(3,849)
Impairment loss not deductible for tax	—	—	7,206
Tax gain (loss) in excess of book gains on sale of hotels	(346)	2,928	116,308
Depreciation and amortization(a)	(482)	(2,410)	(3,379)
Employee benefits not deductible for tax	(4,224)	(5,107)	(1,537)
Other book/tax differences	(8)	2,514	(1,653)

Tax gain (loss) of taxable subsidiaries	$(40,018)	$11,276	$113,096

(a)	The changes in book/tax differences in depreciation and amortization principally result from book and tax basis differences, differences in depreciable lives and accelerated depreciation methods.

Summary of TRS’s net deferred tax asset:
          At December 31, 2008 and 2007, our TRS had a deferred tax asset, on which we had a 100% valuation allowance, primarily comprised of the following (in thousands):

	2008	2007
Accumulated net operating losses of our TRS	$130,765	$115,565
Tax property basis in excess of book	1,350	444
Accrued employee benefits not deductible for tax	5,565	7,170
Bad debt allowance not deductible for tax	198	117

Gross deferred tax assets	137,878	123,296
Valuation allowance	(137,878)	(123,296)

Deferred tax asset after valuation allowance	$—	$—

          We have provided a valuation allowance against our deferred tax asset at December 31, 2008 and 2007, that results in no net deferred tax asset at December 31, 2008 and 2007 due to the uncertainty of realization (because of historical operating losses). Accordingly, no provision or benefit for income taxes is reflected in the accompanying Consolidated Statements of Operations. At December 31, 2008, the TRS had net operating loss carryforwards for federal income tax purposes of $344.1 million, which are available to offset future taxable income, if any, through 2026.
Reconciliation between REIT GAAP net income (loss) and taxable income:
          The following table reconciles REIT GAAP net income (loss) to taxable income for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	2008	2007	2006
GAAP net income (loss) from REIT operations	(84,287)	75,688	54,894

Book/tax differences, net:
Depreciation and amortization(a)	(21,927)	(9,246)	(2,995)
Noncontrolling interests	(2,889)	(339)	(1,444)
Equity in loss from unconsolidated entities	12,696	—	—
Tax loss in excess of book gains on sale of hotels	—	427	(19,869)
Impairment loss not deductible for tax	107,963	—	9,268
Accrued liquidated damages	11,060	—	—
Other	704	(618)	(445)

Taxable income subject to distribution requirement(b)	$23,320	$65,912	$39,409

(a)	Book/tax differences in depreciation and amortization principally result from differences in depreciable lives and accelerated depreciation methods.

(b)	The dividend distribution requirement is 90%.

Characterization of distributions:
          For income tax purposes, distributions paid consist of ordinary income, capital gains, return of capital or a combination thereof. For the years ended December 31, 2008, 2007 and 2006, distributions paid per share were characterized as follows:

	2008			2007		2006
	Amount		%	Amount	%	Amount	%
Common Stock
Ordinary income	$0.85		100.00	$0.860	71.63	$0.188	23.45
Return of capital	—		—	0.340	28.37	0.612	76.55

	$0.85		100.00	$1.200	100.00	$0.800	100.00

Preferred Stock — Series A
Ordinary income	$1.463	(a)	100.00	$1.95	100.00	$1.95	100.00
Return of capital	—		—	—	—	—	—

	$1.463		100.00	$1.95	100.00	$1.95	100.00

Preferred Stock — Series C
Ordinary income	$1.50	(a)	100.00	$2.00	100.00	$2.00	100.00
Return of capital	—		—	—	—	—	—

	$1.50		100.00	$2.00	100.00	$2.00	100.00

(a)	The fourth quarter 2008 preferred distributions paid January 31, 2009, were treated as 2009 distributions for tax purposes.
13. Capital Stock
          At December 31, 2008, we had $600 million of common stock, preferred stock, and/or common stock warrants available for offerings under a shelf registration statement previously declared effective.
Preferred Stock
          Our Board of Directors is authorized to provide for the issuance of up to 20 million shares of preferred stock in one or more series, to establish the number of shares in each series, to fix the designation, powers, preferences and rights of each such series, and the qualifications, limitations or restrictions thereof.
          Our Series A preferred stock bears an annual cumulative dividend payable in arrears equal to the greater of $1.95 per share or the cash distributions declared or paid for the corresponding period on the number of shares of common stock into which the Series A preferred stock is then convertible. Each share of the Series A preferred stock is convertible at the stockholder’s option to 0.7752 shares of common stock, subject to certain adjustments.
          Our 8% Series C Cumulative Redeemable preferred stock, or Series C preferred stock, bears an annual cumulative dividend of 8% of the liquidation preference (equivalent to $2.00 per depositary share). We may call the Series C preferred stock and the corresponding depositary shares at $25 per depositary share. These shares have no stated maturity, sinking fund or mandatory redemption, and are not convertible into any of our other securities. The Series C preferred stock has a liquidation preference of $2,500 per share (equivalent to $25 per depositary share).
          Accrued dividends payable on our Series A and Series C preferred stock aggregating $8.5 million at December 31, 2008, were paid in January 2009.
FelCor LP Units
          We are the sole general partner of FelCor LP and are obligated to contribute the net proceeds from any issuance of our equity securities to FelCor LP in exchange for units of partnership interest, or Units, corresponding in number and terms to the equity securities issued by us. Units of limited partner interest may also be issued by FelCor LP to third parties in exchange for cash or property, and Units so issued to third parties are redeemable at the option of the holders thereof for a like number of shares of our common stock or, at our option, for the cash equivalent thereof. During 2008, 2007 and 2006, 1,057,928 Units, 1,245 Units, and 1,407,524 Units, respectively, were exchanged for a like number of common shares issued from treasury stock.

14. Hotel Operating Revenue, Departmental Expenses, and Other Property Operating Costs
          Hotel operating revenue from continuing operations was comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Room revenue	$885,404	$830,979	$809,466
Food and beverage revenue	179,056	136,793	129,200
Other operating departments	62,333	51,023	52,293

Total hotel operating revenues	$1,126,793	$1,018,795	$990,959

          Nearly 100% of our revenue in all periods presented was comprised of hotel operating revenues, which includes room revenue, food and beverage revenue, and revenue from other operating departments (such as telephone, parking and business centers). These revenues are recorded net of any sales or occupancy taxes collected from our guests. All rebates or discounts are recorded, when allowed, as a reduction in revenue, and there are no material contingent obligations with respect to rebates or discounts offered by us. All revenues are recorded on an accrual basis, as earned. Appropriate allowances are made for doubtful accounts and are recorded as a bad debt expense. The remainder of our revenue was from condominium management fee income and other sources.
          We do not have any time-share arrangements and do not sponsor any guest frequency programs for which we would have any contingent liability. We participate in guest frequency programs sponsored by the brand owners of our hotels, and we expense the charges associated with those programs (typically consisting of a percentage of the total guest charges incurred by a participating guest), as incurred. When a guest redeems accumulated guest frequency points at one of our hotels, the hotel bills the sponsor for the services provided in redemption of such points and records revenue in the amount of the charges billed to the sponsor. Associated with the guest frequency programs, we have no loss contingencies or ongoing obligation beyond what is paid to the brand owner at the time of the guest’s stay.
          Hotel departmental expenses from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Room	$217,434	$204,426	$199,283
Food and beverage	137,243	104,086	97,012
Other operating departments	28,148	20,924	23,436

Total hotel departmental expenses	$382,825	$329,436	$319,731

          Other property operating costs from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Hotel general and administrative expense	$98,358	$86,884	$87,451
Marketing	91,204	84,286	81,113
Repair and maintenance	57,757	55,045	52,710
Utilities	55,659	49,002	49,027

Total other property operating costs	$302,978	$275,217	$270,301

          Hotel departmental expenses and other property operating costs include hotel compensation and benefit expenses of $333.2 million, $289.1 million, and $281.7 million for the year ended December 31, 2008, 2007 and 2006, respectively.

15. Taxes, Insurance and Lease Expense
          Taxes, insurance and lease expense from continuing operations were comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Operating lease expense(a)	$65,766	$70,695	$69,221
Real estate and other taxes	33,573	34,652	32,790
Property, general liability insurance and other	14,470	15,912	10,041

Total taxes, insurance and lease expense	$113,809	$121,259	$112,052

(c)	Includes hotel lease expense of $54.3 million, $61.7 million, $61.1 million, respectively, associated with 13 hotels in 2008, 2007 and 2006, respectively, owned by unconsolidated entities and leased to our consolidated lessees. Included in lease expense is $33.9 million, $37.0 million and $36.1 million in percentage rent for the year ended December 31, 2008, 2007 and 2006, respectively.
16. Land Leases and Hotel Rent
          We lease land occupied by certain hotels from third parties under various operating leases that expire through 2089. Certain land leases contain contingent rent features based on gross revenue at the respective hotels. In addition, we recognize rent expense for 13 hotels that are owned by unconsolidated entities and are leased to our consolidated lessees. These leases expire through 2014 and require the payment of base rents and contingent rent based on revenues at the respective hotels. Future minimum lease payments under our land lease obligations and hotel leases at December 31, 2008, were as follows (in thousands):

Year
2009	$33,831
2010	31,922
2011	31,443
2012	30,473
2013	12,705
2014 and thereafter	216,631

$357,005

17. Earnings Per Share
          As noted in note 2, effective January 1, 2009, we adopted the provisions of FSP EITF 03-6-1. The revised diluted earnings per common share amounts were reduced for the years ended December 31, 2008, 2007, and 2006 by $0.02, $0.01, and $0.01, respectively, from their originally reported amounts.

          The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended December 31, 2008, 2007 and 2006 (in thousands, except per share data):

	2008	2007	2006
Numerator:
Income (loss) from continuing operations	$(121,667)	$54,660	$6,057
Net loss (income) attributable to noncontrolling interests in other partnerships	2,433	(1,094)	(279)

Net loss attributable to redeemable noncontrolling interests in FelCor LP	(1,191)	309	1,068

Income (loss) from continuing operations attributable to FelCor LP	(120,425)	53,875	6,846
Less: Preferred dividends	(38,713)	(38,713)	(38,713)

Income (loss) from continuing operations attributable to FelCor common stockholders	(159,138)	15,162	(31,867)
Discontinued operations	1,180	35,164	44,199

Net income (loss) attributable to FelCor common stockholders	(157,958)	50,326	12,332
Less: Dividends declared on unvested restricted stock compensation	(1,041)	(1,011)	(612)

Numerator for basic and diluted income (loss) available to FelCor common stockholders	$(158,999)	$49,315	$11,720

Denominator:
Denominator for basic earnings (loss) per share	61,979	61,600	60,734

Denominator for diluted earnings (loss) per share	61,979	61,618	60,734

Basic and diluted income (loss) per share data:
Income (loss) from continuing operations	$(2.58)	$0.23	$(0.53)

Discontinued operations	$0.02	$0.56	$0.71

Net income (loss)	$(2.57)	$0.80	$0.19

          Securities that could potentially dilute basic earnings per share in the future that were not included in computation of diluted earnings (loss) per share, because they would have been antidilutive for the periods presented, are as follows (unaudited, in thousands):

	2008	2007	2006
Shares issuable upon the exercise of stock options	—	—	32
Series A convertible preferred shares	9,985	9,985	9,985
          Series A preferred dividends that would be excluded from net income (loss) applicable to common stockholders, if the Series A preferred shares were dilutive, were $25.1 million for all periods presented.
18. Commitments, Contingencies and Related Party Transactions
          We shared the executive offices and certain employees with TCOR Holdings, LLC, successor to FelCor, Inc. (controlled by Thomas J. Corcoran, Jr., Chairman of our Board of Directors), and TCOR Holdings, LLC paid its share of the costs thereof, including an allocated portion of the rent, compensation of certain personnel, office supplies, telephones, and depreciation of office furniture, fixtures, and equipment. Any such allocation of shared expenses must be approved by a majority of our independent directors. TCOR Holdings, LLC paid approximately $60,000 in 2008 and $50,000 in 2007 and 2006 for shared office costs.
          Our property insurance has a $100,000 all risk deductible, a deductible of 5% of insured value for named windstorm coverage and a deductible of 2% to 5% of insured value for California earthquake coverage. Substantial uninsured or not fully-insured losses would have a material adverse impact on our operating results, cash flows and financial condition. Catastrophic losses, such as the losses caused by hurricanes in 2005, could make the cost of insuring against these types of losses prohibitively expensive or difficult to find. In an effort to limit the cost of insurance, we purchase catastrophic insurance coverage based on probable maximum losses based on 250-year events and have only purchased terrorism insurance to the extent required by our lenders. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 60 of our hotels. The remainder of our hotels participate in general liability programs sponsored by our managers, with no deductible.
          There is no litigation pending or known to be threatened against us or affecting any of our hotels, other than claims arising in the ordinary course of business or which are not considered to be material. Furthermore, most of these claims are substantially covered by insurance. We do not believe that any claims known to us, individually or in the aggregate, will have a material adverse effect on us.
          Our hotels are operated under various management agreements that call for base management fees, which range from 2% of the hotel’s total revenue to the sum of 2% of the hotel’s total revenue plus 5% of the hotel’s room revenue and generally have an incentive provision related to the hotel’s profitability. In addition, the management agreements generally require us to invest approximately 3% to 5% of revenues for capital expenditures. The management agreements have terms from 5 to 20 years and generally have renewal options.
          The management agreements governing the operations of 37 of our Consolidated Hotels contain the right and license to operate the hotel under the specified brands. The remaining 48 Consolidated Hotels operated under franchise or license agreements that are separate from our management agreements. Typically, our franchise or license agreements provide for a license fee or royalty of 4% to 5% of room revenues. In the event we breach one of these agreements, in addition to losing the right to use the brand name for the operation of the applicable hotel, we may be liable, under certain circumstances, for liquidated damages equal to the fees paid to the franchisor with respect to that hotel during the three preceding years.
          In 2008, we identified two Holiday Inn hotels in Florida operating under management agreements with IHG as candidates to be sold. These hotels were originally designated for redevelopment with condominiums, but market conditions in Florida no longer make these condominium projects feasible. We also determined that the major capital expenditures necessary to retain the Holiday Inn flags at these hotels were not in the best interests of our stockholders, given the shortened hold period for these hotels. We have agreed with IHG that the management agreements for one hotel will be terminated June 30, 2009, and the other hotel will be terminated December 31, 2009. Following termination (or earlier sale) of each hotel, we will be required to pay replacement management fees for up to one year and liquidated damages (net of any replacement management fees previously paid) at the end of that year; or reinvest in another hotel to be managed by IHG and carrying an IHG brand. Given the current state of the economy and the market for hotel acquisitions, sale of either hotel or substitution of a replacement hotel appears unlikely prior to the relevant dates, and we will likely have to pay IHG at least some portion of replacement management fees and/or liquidated damages. Liquidated damages are computed based on operating results of a hotel prior to termination, and we expect that the aggregate liability related to these hotels, if paid, could be approximately $11 million. We have accrued the full amount of liquidated damages in 2008.
19. Supplemental Cash Flow Disclosure
          Accrued dividends payable on our common stock, Series A and Series C preferred stock aggregating $8.5 million and $30.5 million at December 31, 2008 and 2007, respectively, were paid in January of the following year.
          In 2008 and 2007, we allocated $20.2 million and $24,000, respectively, of noncontrolling interest to additional paid-in capital with regard to the exchange of 1,057,928 Units and 1,245 Units, respectively, for common stock.
          Depreciation and amortization expense is comprised of the following (in thousands):

	Year Ended December 31,
	2008	2007	2006
Depreciation and amortization from continuing operations	$141,668	$110,751	$94,579
Depreciation and amortization from discontinued operations	—	14	15,695

Total depreciation and amortization expense	$141,668	$110,765	$110,274

          In 2007, $67.0 million of proceeds from the sale of the Royale Palms condominium project was paid directly from the purchasers to our lender at closing.

          In 2006, we sold 31 hotels for gross proceeds of $514 million. These proceeds were used to repay approximately $356 million of debt ($150 million of which related to sales proceeds paid directly from purchaser to our lender at closing) and invested in capital improvements at many of our hotels.
          In 2006, we borrowed $215 million of debt that was paid directly to a lender, in repayment of $215 million of other debt.
          For the year ended December 31, 2008, our repayment of borrowings consisted of retirement of debt of $23.8 million, payments on our line of credit of $74 million and normal recurring principal payments of $13.9 million.
          For the year ended December 31, 2007, our repayment of borrowings consisted of early retirement of debt of $7.4 million, payments on our line of credit of $10.0 million and normal recurring principal payments of $12.9 million.
          For the year ended December 31, 2006, our repayment of borrowings consisted of early retirement of debt of $456.5 million, payments on our line of credit of $243.6 million and normal recurring principal payments of $15.9 million.
20. Stock Based Compensation Plans
          We sponsor three restricted stock and stock option plans, or the Plans. We are authorized to issue 4,550,000 shares of common stock under the Plans pursuant to awards granted in the form of incentive stock options, non-qualified stock options, and restricted stock. All outstanding options have 10-year contractual terms and vest either over four or five equal annual installments beginning in the year following the date of grant or 100% at the end of a four-year vesting term. Stock grants vest either over four or five equal annual installments or over a four year schedule including time based vesting and performance based vesting. Under the Plans, there were 1,710,429 shares remaining available for grant at December 31, 2008.
Stock Options
          A summary of the status of our non-qualified stock options under the Plans as of December 31, 2008, 2007 and 2006, and the changes during these years are presented in the following tables:

	2008		2007		2006
	No.	Weighted		Weighted		Weighted
	Shares of	Average	No. Shares	Average	No. Shares of	Average
	Underlying	Exercise	of Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices	Options	Prices
Outstanding at beginning of the year	161,356	$21.11	598,366	$22.62	1,465,257	$23.41
Forfeited or expired	(121,356)	$22.13	(147,639)	$26.11	(726,891)	$25.56
Exercised	—	$—	(289,371)	$21.68	(140,000)	$15.63

Outstanding at end of year	40,000	$18.05	161,356	$21.11	598,366	$22.62

Exercisable at end of year	40,000	$18.05	161,356	$21.11	598,366	$22.62

Options Exercisable and Outstanding
	Number
Range of Exercise	Outstanding at	Wgtd. Avg. Life	Wgtd Avg.
Prices	12/31/08	Remaining	Exercise Price
$15.62 to $19.50	40,000	1.85	$18.05
          The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2001 and 2000 when options were granted: dividend yield of 12.44% to 11.28%; risk free interest rates are different for each grant and range from 4.33% to 6.58%; the expected lives of options were six years; and volatility of 21.04% for 2001 grants and 18.22% for 2000 grants. The weighted average fair value of options granted during 2001, was $0.85 per share. We have issued no stock options since 2001.

Restricted Stock
          A summary of the status of our restricted stock grants as of December 31, 2008, 2007, and 2006, and the changes during these years are presented below:

	2008		2007		2006
		Weighted		Weighted		Weighted
		Average		Average		Average
		Fair		Fair		Fair
		Market		Market		Market
		Value at		Value at		Value at
	No. Shares	Grant	No. Shares	Grant	No. Shares	Grant
Outstanding at beginning of the year	2,329,230	$15.85	1,880,129	$14.56	1,549,206	$13.35
Granted(a):
With immediate vesting(b)	45,800	$12.20	24,100	$23.61	28,500	$19.78
With 4-year pro rata vesting	449,300	$12.20	454,600	$20.87	293,800	$18.71
With 5-year pro rata vesting	5,000	$12.20	5,000	$21.66	60,000	$21.64
Forfeited	—		(34,599)	$17.80	(51,377)	$13.23

Outstanding at end of year	2,829,330	$15.20	2,329,230	$15.85	1,880,129	$14.56
Vested at end of year	(1,483,976)	$14.09	(1,283,724)	$14.38	(1,108,866)	$14.14

Unvested at end of year	1,345,354	$16.44	1,045,506	$17.66	771,263	$15.16

(a)	All shares granted are issued out of treasury except for 19,200 of the restricted shares issued to directors during the year ended December 31, 2006.

(b)	Shares awarded to directors.
          The unearned compensation cost of granted but unvested restricted stock as of December 31, 2008 was $12.5 million. The weighted average period over which this cost is to be amortized is approximately two years.
21. Employee Benefits
          We offer a 401(k) plan and health insurance benefits to our employees. Our matching contribution to our 401(k) plan aggregated $0.9 million for each of the periods presented. The cost of health insurance benefits were $0.9 million during 2008, $0.8 million during 2007, and $1.2 million during 2006.
          The employees at our hotels are employees of the respective management companies. Under the management agreements, we reimburse the management companies for the compensation and benefits related to the employees who work at our hotels. We are not, however, the sponsors of their employee benefit plans and have no obligation to fund these plans.
22. Segment Information
          SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, we have determined that our business is conducted in one operating segment because of the similar economic characteristics of our hotels.
          The following table sets forth revenues for continuing operations, and investment in hotel assets represented by, the following geographical areas as of and for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Revenue			Investment in Hotel Assets
	2008	2007	2006	2008	2007	2006
California	$258,748	$208,495	$195,056	$526,770	$547,451	$413,899
Texas	118,856	114,802	110,384	214,294	226,724	207,921
Florida	204,652	154,939	150,339	455,636	505,480	344,812
Georgia	58,345	59,198	58,745	126,851	126,896	122,227
Other states	456,566	452,730	447,081	904,105	928,378	905,352
Canada	32,609	31,720	29,433	51,370	65,128	50,074

Total	$1,129,776	$1,021,884	$991,038	$2,279,026	$2,400,057	$2,044,285

23. Recently Issued Statements of Financial Accounting Standards
          In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 applies whenever other standards require assets or liabilities to be measured at fair value. SFAS 157 also provides for certain disclosure requirements, including, but not limited to, the valuation techniques used to measure fair value and a discussion of changes in valuation techniques, if any, during the period. This statement was effective for us on January 1, 2008, except for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis, for which the effective date is January 1, 2009. The adoption of this standard as it relates to financial assets and liabilities did not have a material impact on our financial position and results of operations, and we do not believe that the adoption of this standard on January 1, 2009 as it relates to non-financial assets and liabilities will have a material effect on our financial position and results of operations.
          In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes (i.e., unrealized gains and losses) in fair value must be recorded in earnings. Additionally, SFAS 159 allowed for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. This statement was effective for us on January 1, 2008. We did not make the one-time election upon adoption and therefore, we do not believe that the adoption of this standard will have a material effect on our financial position and results of operations.
          In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations” (SFAS 141(R)), which establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. This statement is effective for us for business combinations for which the acquisition date is on or after January 1, 2009. The adoption of this standard on January 1, 2009 could materially impact our future financial results to the extent that we acquire significant amounts of real estate, as related acquisition costs will be expensed as incurred compared to our prior practice of capitalizing such costs and amortizing them over the estimated useful life of the assets acquired.
          In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” (SFAS 160), which establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. SFAS 160 is effective for business combinations for which the acquisition date is on or after January 1, 2009. We do not expect the adoption of SFAS 160 will have a significant impact on our results of operations or financial position other than the recharacterization of minority interests.
          In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133” (SFAS 161). SFAS 161 requires enhanced disclosures related to derivative instruments and hedging activities, including disclosures regarding how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and the impact of derivative instruments and related hedged items on an entity’s financial position, financial performance and cash flows. SFAS 161 was effective on January 1, 2009. We do not believe that the adoption of this standard will have a material effect on our financial position and results of operation.
24. Quarterly Operating Results (unaudited)
          Our unaudited consolidated quarterly operating data for the years ended December 31, 2008 and 2007 follows (in thousands, except per share data). In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of quarterly results have been reflected in the data. It is also management’s opinion, however, that quarterly operating data for hotel enterprises are not indicative of results to be achieved in succeeding quarters or years. In order to obtain a more accurate indication of performance, there should be a review of operating results, changes in stockholders’ equity and cash flows for a period of several years.

	First	Second	Third	Fourth
2008	Quarter	Quarter	Quarter	Quarter
Total revenues	$291,875	$306,168	$277,729	$254,004
Income (loss) from continuing operations	$(12,866)	$24,443	$(43,762)	$(89,482)
Discontinued operations	$(13)	$—	$1,193	$—
Net income (loss) attributable to FelCor	$(12,473)	$23,262	$(41,640)	$(88,394)
Net income (loss) attributable to FelCor common stockholders	$(22,151)	$13,584	$(51,318)	$(98,073)
Comprehensive income (loss) attributable to FelCor	$(14,166)	$23,499	$(44,265)	$(96,166)
Basic and diluted per common share data:
Net income (loss) from continuing operations	$(0.37)	$0.21	$(0.85)	$(1.57)

Discontinued operations	$—	$—	$0.02	$—

Net income (loss)	$(0.37)	$0.21	$(0.83)	$(1.57)

Basic weighted average common shares outstanding	61,714	61,822	61,828	62,429

Diluted weighted average common shares outstanding	61,714	61,822	61,828	62,429

	First	Second	Third	Fourth
2007	Quarter	Quarter	Quarter	Quarter
Total revenues	$248,672	$266,244	$258,462	$248,506
Income (loss) from continuing operations	$20,818	$29,305	$7,852	$(3,315)
Discontinued operations	$8,724	$27,197	$(198)	$(559)
Net income (loss) attributable to FelCor	$29,162	$55,176	$7,993	$(3,292)
Net income (loss) attributable to FelCor common stockholders	$19,484	$45,498	$(1,685)	$(12,971)
Comprehensive income (loss) attributable to FelCor	$29,488	$61,875	$12,769	$(3,730)
Basic per common share data:
Net income (loss) from continuing operations	$0.17	$0.29	$(0.03)	$(0.21)

Discontinued operations	$0.14	$0.44	$—	$(0.01)

Net income (loss)	$0.31	$0.74	$(0.03)	$(0.22)

Basic weighted average common shares outstanding	61,374	61,587	61,652	61,649

Diluted per common share data:
Net income (loss) from continuing operations	$0.17	$0.29	$(0.03)	$(0.21)

Discontinued operations	$0.14	$0.44	$—	$(0.01)

Net income (loss)	$0.31	$0.73	$(0.03)	$(0.22)

Diluted weighted average common shares outstanding	61,406	61,629	61,652	61,649

25. Noncontrolling Interests
          As noted in footnote 2, effective January 1, 2009, we adopted the provisions of SFAS 160 and D-98. A reconciliation between the amounts previously reported and their current measurements at December 31, 2005, 2006, 2007 and 2008 are shown below (in thousands):

			Accumulated
	Redeemable		other
	noncontrolling	Additional	comprehensive
	interests	paid-in capital	income
Balances at December 31, 2005, as previously reported	$25,393	$2,081,869	$19,602
Allocation to noncontrolling interests in FelCor LP	22,150	(21,289)	(861)

Adjusted balance as of December 31, 2005	$47,543	$2,060,580	$18,741

			Accumulated
	Redeemable		other
	noncontrolling	Additional	comprehensive
	interests	paid-in capital	income
Balances at December 31, 2006, as previously reported	$11,638	$2,066,694	$15,839
Allocation to noncontrolling interests in FelCor LP	77,955	(17,616)	(339)

Adjusted balance as of December 31, 2006	$29,593	$2,049,078	$15,500

			Accumulated
	Redeemable		other
	noncontrolling	Additional	comprehensive
	interests	paid-in capital	income
Balances at December 31, 2007, as previously reported	$11,398	$2,062,893	$27,450
Allocation to noncontrolling interests in FelCor LP	9,711	(9,132)	(579)

Adjusted balance as of December 31, 2007	$21,109	$2,053,761	$26,871

			Accumulated
	Redeemable		other
	noncontrolling	Additional	comprehensive
	interests	paid-in capital	income
Balances at December 31, 2008, as previously reported	$1,458	$2,044,498	$15,418
Allocation to noncontrolling interests in FelCor LP	(913)	984	(71)

Adjusted balance as of December 31, 2008	$545	$2,045,482	$15,347

          The changes in redeemable noncontrolling interests for the years ended December 31, 2008 and 2007 are shown below (in thousands):

	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007
Balance at beginning of period	$21,109	$29,593
Redemption value allocation	(16,393)	(8,344)
Distributions	(1,559)	(1,481)
Comprehensive income (loss):
Foreign exchange translation	(179)	247
Net income (loss)	(2,433)	1,094

Balance at end of period	$545	$21,109

          Also effective with the adoption of SFAS 160, previously reported minority interests have been recharacterized on the accompanying statement of operations to noncontrolling interests and placed below net income (loss) before arriving at net income (loss) attributable to FelCor.
26. Subsequent Events
          In January 2009, a 50%-owned joint venture sold the Ramada Hotel in Hays, Kansas for gross proceeds of $2.8 million. All proceeds from this sale were used to repay debt of this venture.
          In June 2009, we obtained a $200 million non-recourse term loan secured by nine hotels. This loan bears interest at LIBOR (subject to a 2% floor) plus 350 basis points and matures in 2011. This loan can be extended for as many as two years, subject to satisfying certain conditions that we expect to satisfy. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions. The proceeds from this new loan will be used for general corporate purposes.
          In June 2009, we repaid the $128 million balance under our line of credit, which was then terminated. By terminating our line of credit, we eliminated certain restrictive corporate debt covenants. We wrote off loan costs of $594,000 associated with this facility.

          In March 2009, we entered into a loan agreement with The Prudential Insurance Company of America secured by seven hotels. The proceeds of the loan were used to repay the balance of an existing loan secured by the same properties that would have matured on April 1, 2009. The new loan matures in 2014 and bears interest at 9.02%. We have the right to prepay the loan and/or obtain partial release of one or more of the mortgages, subject to certain conditions.
          We have two non-recourse mortgage loans with an aggregate principal amount of $14 million (each secured by one hotel) that matured in June 2009 but remain unpaid and are in default. Although we have sufficient liquidity to repay these loans, we believe that using our available cash, under current circumstances, to repay these loans may not be prudent. These loans are serviced by a third-party servicer on behalf of the investors in a larger pool of loans that includes these loans. That servicer would not engage in discussions with us to extend the maturity dates unless and until the loans were in default; consequently, we withheld payment and permitted the loans to go into default. We have now begun negotiations with the special servicer to extend the maturity of these loans. We can provide no assurances that we will be able to extend the maturity of these loans on acceptable terms. If we are unsuccessful in our efforts to extend the maturity of these loans, we have the right to repay the amounts outstanding under either or both loans (in which case, we could then sell or refinance the hotels now or in the future) or, in the alternative, allow the lenders to foreclose on either hotel or both hotels.
Other Events (Unaudited)
          In October 2009, we completed a private placement of $636 million in aggregate principal amount of our 10% senior secured notes due 2014. The new notes are secured by a pledge of our limited partner interests in FelCor LP, first mortgages and related security interests on up to 14 hotels and pledges of equity interests in certain wholly-owned subsidiaries. Net proceeds from the new notes were approximately $558 million after original issue discount and other fees and expenses related to the offering. The proceeds of these notes were used to retire approximately $428 million of other corporate debt ($215 million of our floating-rate senior secured notes and $213 million of our 8 1/2% senior notes) and for general corporate purposes.

FELCOR LODING TRUST INCORPORATED
Schedule III — Real Estate and Accumulated Depreciation
as of December 31, 2008
(in thousands)

				Cost Capitalized		Gross Amounts at
				Subsequent to		Which Carried at						Life
		Initial Cost		Acquisition		Close of Period			Accumulated			Upon
			Building		Building		Building		Depreciation			Which
			and		and		and		Buildings			Depreciation
			Improve-		Improve-		Improve-		&	Year	Date	is
Location	Encumbrances	Land	ments	Land	ments	Land	ments	Total	Improvements	Opened	Acquired	Computed

Birmingham, AL(1)	$14,758	$2,843	$29,286	$—	$3,566	$2,843	$32,852	$35,695	$9,861	1987	1/3/1996	15 - 40 Yrs
Phoenix — Biltmore, AZ(1)	19,750	4,694	38,998	—	2,883	4,694	41,881	46,575	13,118	1985	1/3/1996	15 - 40 Yrs
Phoenix — Crescent, AZ(2)	22,751	3,608	29,583	—	1,719	3,608	31,302	34,910	8,915	1986	6/30/1997	15 - 40 Yrs
Phoenix — Tempe, AZ(1)	22,944	3,951	34,371	—	1,997	3,951	36,368	40,319	9,513	1986	5/4/1998	15 - 40 Yrs
Anaheim — North, CA(1)	23,595	2,548	14,832	—	1,785	2,548	16,617	19,165	5,161	1987	1/3/1996	15 - 40 Yrs
Dana Point — Doheny Beach, CA(3)	—	1,787	15,545	—	3,233	1,787	18,778	20,565	5,153	1992	2/21/1997	15 - 40 Yrs
Indian Wells — Esmeralda Resort & Spa, CA(4)	87,500	30,948	73,507	—	718	30,948	74,225	105,173	1,855	1989	12/16/2007	15 - 40 Yrs
Los Angeles — International Airport — South, CA(1)	—	2,660	17,997	—	1,572	2,660	19,569	22,229	6,728	1985	3/27/1996	15 - 40 Yrs
Milpitas — Silicon Valley, CA(1)	25,417	4,021	23,677	—	3,331	4,021	27,008	31,029	8,262	1987	1/3/1996	15 - 40 Yrs
Napa Valley, CA(1)	13,353	2,218	14,205	—	2,203	2,218	16,408	18,626	4,972	1985	5/8/1996	15 - 40 Yrs
Oxnard — Mandalay Beach — Hotel & Resort, CA(1)	—	2,930	22,125	—	5,205	2,930	27,330	30,260	8,038	1986	5/8/1996	15 - 40 Yrs
San Diego — On the Bay, CA(5)	—	—	68,229	—	7,469	—	75,698	75,698	22,230	1965	7/28/1998	15 - 40 Yrs
San Francisco — Airport/Burlingame, CA(1)	—	—	39,929	—	1,952	—	41,881	41,881	13,281	1986	11/6/1995	15 - 40 Yrs
San Francisco — Airport/South San Francisco, CA(1)	22,927	3,418	31,737	—	3,413	3,418	35,150	38,568	10,867	1988	1/3/1996	15 - 40 Yrs
San Francisco — Fisherman’s Wharf, CA(5)	—	—	61,883	—	2,696	—	64,579	64,579	28,367	1970	7/28/1998	15 - 40 Yrs
San Francisco —Hotel 480, CA(6)	—	8,466	73,684	(434)	20,259	8,032	93,943	101,975	20,477	1970	7/28/1998	15 - 40 Yrs
Santa Barbara — Goleta, CA(5)	—	1,683	14,647	4	1,564	1,687	16,211	17,898	4,013	1969	7/28/1998	15 - 40 Yrs
Santa Monica Beach — at the Pier, CA(5)	—	10,200	16,580	—	307	10,200	16,887	27,087	2,033	1967	3/11/2004	15 - 40 Yrs
Toronto — Airport, Canada(5)	—	—	21,041	—	10,425	—	31,466	31,466	8,759	1970	7/28/1998	15 - 40 Yrs
Toronto — Yorkdale, Canada(5)	—	1,566	13,633	391	9,734	1,957	23,367	25,324	6,878	1970	7/28/1998	15 - 40 Yrs
Wilmington, DE(7)	9,596	1,379	12,487	—	11,063	1,379	23,550	24,929	6,131	1972	3/20/1998	15 - 40 Yrs
Boca Raton, FL(1)	5,046	1,868	16,253	—	2,539	1,868	18,792	20,660	5,773	1989	2/28/1996	15 - 40 Yrs
Cocoa Beach — Oceanfront, FL(5)	—	2,285	19,892	7	13,609	2,292	33,501	35,793	10,403	1960	7/28/1998	15 - 40 Yrs
Deerfield Beach — Resort & Spa, FL(1)	28,420	4,523	29,443	68	5,501	4,591	34,944	39,535	10,170	1987	1/3/1996	15 - 40 Yrs
Ft. Lauderdale — 17th Street, FL(1)	19,561	5,329	47,850	(163)	4,459	5,166	52,309	57,475	16,350	1986	1/3/1996	15 - 40 Yrs
Ft. Lauderdale — Cypress Creek, FL(8)	10,954	3,009	26,177	—	2,106	3,009	28,283	31,292	7,494	1986	5/4/1998	15 - 40 Yrs
Jacksonville — Baymeadows, FL(1)	23,590	1,130	9,608	—	7,849	1,130	17,457	18,587	5,360	1986	7/28/1994	15 - 40 Yrs
Miami — International Airport, FL(1)	15,813	4,135	24,950	—	4,192	4,135	29,142	33,277	8,699	1983	7/28/1998	15 - 40 Yrs
Orlando — International Airport, FL(5)	9,082	2,549	22,188	6	3,006	2,555	25,194	27,749	6,757	1984	7/28/1998	15 - 40 Yrs
Orlando — International Drive Resort, FL(5)	—	5,108	44,460	13	10,211	5,121	54,671	59,792	15,218	1972	7/28/1998	15 - 40 Yrs
Orlando — International Drive South/Convention, FL(1)	22,329	1,632	13,870	—	3,015	1,632	16,885	18,517	5,708	1985	7/28/1994	15 - 40 Yrs
Orlando (North), FL(1)	—	1,673	14,218	(18)	8,170	1,655	22,388	24,043	7,442	1985	7/28/1994	15 - 40 Yrs
Orlando — Walt Disney World Resort, FL(3)	—	—	28,092	—	1,252	—	29,344	29,344	8,195	1987	7/28/1997	15 - 40 Yrs
St. Petersburg — Vinoy Resort & Golf Club, FL(4)	88,768	—	100,823	—	272	—	101,095	101,095	2,280	1925	12/16/07	15 - 40 Yrs
Tampa — Tampa Bay, FL(3)	12,950	2,142	18,639	1	2,642	2,143	21,281	23,424	6,091	1986	7/28/1997	15 - 40 Yrs

				Cost Capitalized		Gross Amounts at
				Subsequent to		Which Carried at						Life
		Initial Cost		Acquisition		Close of Period			Accumulated			Upon
			Building		Building		Building		Depreciation			Which
			and		and		and		Buildings			Depreciation
			Improve-		Improve-		Improve-		&	Year	Date	is
Location	Encumbrances	Land	ments	Land	ments	Land	ments	Total	Improvements	Opened	Acquired	Computed

Atlanta — Airport, GA(1)	12,503	2,568	22,342	—	2,817	2,568	25,159	27,727	6,356	1989	5/4/1998	15 - 40 Yrs
Atlanta — Buckhead, GA(1)	33,385	7,303	38,996	(300)	1,971	7,003	40,967	47,970	12,354	1988	10/17/1996	15 - 40 Yrs
Atlanta — Galleria, GA(8)	15,168	5,052	28,507	—	1,860	5,052	30,367	35,419	8,647	1990	6/30/1997	15 - 40 Yrs
Atlanta — Gateway-Atlanta Airport, GA(2)	—	5,113	22,857	—	1,560	5,113	24,417	29,530	6,743	1986	6/30/1997	15 - 40 Yrs
Chicago — Northshore/Deerfield (Northbrook), IL(1)	14,467	2,305	20,054	—	1,750	2,305	21,804	24,109	6,566	1987	6/20/1996	15 - 40 Yrs
Chicago — Gateway — O’Hare, IL(2)	21,066	8,178	37,043	—	3,969	8,178	41,012	49,190	11,125	1994	6/30/1997	15 - 40 Yrs
Indianapolis — North, IN(1)	12,137	5,125	13,821	—	6,529	5,125	20,350	25,475	8,963	1986	8/1/1996	15 - 40 Yrs
Lexington — Lexington Green, KY(9)	17,721	1,955	13,604	—	490	1,955	14,094	16,049	4,481	1987	1/10/1996	15 - 40 Yrs
Baton Rouge, LA(1)	9,488	2,350	19,092	1	1,876	2,351	20,968	23,319	6,558	1985	1/3/1996	15 - 40 Yrs
New Orleans — Convention Center, LA(1)	28,497	3,647	31,993	—	9,967	3,647	41,960	45,607	14,504	1984	12/1/1994	15 - 40 Yrs
New Orleans — French Quarter, LA(5)	—	—	50,732	14	8,839	14	59,571	59,585	15,577	1969	7/28/1998	15 - 40 Yrs
Boston — at Beacon Hill, MA(5)	—	—	45,192	—	8,693	—	53,885	53,885	17,109	1968	7/28/1998	15 - 40 Yrs
Boston — Marlborough, MA(1)	17,893	948	8,143	761	14,158	1,709	22,301	24,010	6,573	1988	6/30/1995	15 - 40 Yrs
Baltimore — at BWI Airport, MD(1)	22,277	2,568	22,433	(2)	3,088	2,566	25,521	28,087	7,307	1987	3/20/1997	15 - 40 Yrs
Bloomington, MN(1)	18,350	2,038	17,731	—	2,978	2,038	20,709	22,747	5,619	1980	2/1/1997	15 - 40 Yrs
Minneapolis — Airport, MN(1)	18,741	5,417	36,508	24	2,042	5,441	38,550	43,991	12,152	1986	11/6/1995	15 - 40 Yrs
St Paul — Downtown, MN(1)	2,760	1,156	17,315	—	1,526	1,156	18,841	19,997	5,823	1983	11/15/1995	15 - 40 Yrs
Charlotte — SouthPark, NC(3)	—	1,458	12,681	—	2,593	1,458	15,274	16,732	2,703	N/A	7/12/2002	15 - 40 Yrs
Raleigh/Durham, NC(3)	17,290	2,124	18,476	—	2,131	2,124	20,607	22,731	5,739	1987	7/28/1997	15 - 40 Yrs
Piscataway — Somerset, NJ(1)	18,092	1,755	17,563	—	2,219	1,755	19,782	21,537	6,120	1988	1/10/1996	15 - 40 Yrs
Philadelphia — Historic District, PA(5)	—	3,164	27,535	7	9,125	3,171	36,660	39,831	10,299	1972	7/28/1998	15 - 40 Yrs
Philadelphia — Society Hill, PA(2)	28,650	4,542	45,121	—	4,728	4,542	49,849	54,391	13,659	1986	10/1/1997	15 - 40 Yrs
Pittsburgh — at University Center (Oakland), PA(5)	—	—	25,031	—	2,925	—	27,956	27,956	7,439	1988	11/1/1998	15 - 40 Yrs
Charleston — Mills House, SC(5)	25,538	3,251	28,295	7	4,520	3,258	32,815	36,073	7,776	1982	7/28/1998	15 - 40 Yrs
Myrtle Beach — Oceanfront Resort, SC(1)	—	2,940	24,988	—	4,203	2,940	29,191	32,131	8,208	1987	12/5/1996	15 - 40 Yrs
Myrtle Beach Resort(10)	—	9,000	19,844	6	27,292	9,006	47,136	56,142	5,543	1974	7/23/2002	15 - 40 Yrs
Nashville — Airport — Opryland Area, TN(1)	—	1,118	9,506	—	1,250	1,118	10,756	11,874	4,324	1985	7/28/1994	15 - 40 Yrs
Nashville — Opryland — Airport (Briley Parkway), TN(5)	—	—	27,734	—	3,209	—	30,943	30,943	9,985	1981	7/28/1998	15 - 40 Yrs
Austin, TX(3)	8,903	2,508	21,908	—	2,764	2,508	24,672	27,180	7,217	1987	3/20/1997	15 - 40 Yrs
Corpus Christi, TX(1)	4,659	1,113	9,618	51	4,461	1,164	14,079	15,243	4,092	1984	7/19/1995	15 - 40 Yrs
Dallas — DFW International Airport South, TX(1)	19,302	4,041	35,156	—	1,121	4,041	36,277	40,318	9,499	1985	7/28/1998	15 - 40 Yrs
Dallas — Love Field, TX(1)	16,500	1,934	16,674	—	3,189	1,934	19,863	21,797	6,149	1986	3/29/1995	15 - 40 Yrs
Dallas — Market Center, TX(1)	—	2,560	23,751	—	2,311	2,560	26,062	28,622	7,160	1980	6/30/1997	15 - 40 Yrs
Dallas — Park Central, TX(11)	—	4,513	43,125	762	7,265	5,275	50,390	55,665	13,817	1983	6/30/1997	15 - 40 Yrs
Houston — Medical Center, TX(12)	—	—	22,027	5	4,475	5	26,502	26,507	6,432	1984	7/28/1998	15 - 40 Yrs
San Antonio — International Airport, TX(5)	23,800	3,351	29,168	(185)	3,777	3,166	32,945	36,111	8,750	1981	7/28/1998	15 - 40 Yrs
Burlington Hotel & Conference Center, VT(2)	17,696	3,136	27,283	(2)	2,602	3,134	29,885	33,019	8,000	1967	12/4/1997	15 - 40 Yrs

	$923,987	$232,534	$2,016,286	$1,024	$336,190	$233,558	$2,352,476	$2,586,034	$629,920

(1)	Embassy Suites Hotel

(2)	Sheraton

(3)	Doubletree Guest Suites

(4)	Renaissance Resort

(5)	Holiday Inn

(6)	Hotel 480

(7)	Doubletree

(8)	Sheraton Suites

(9)	Hilton Suites

(10)	Hilton

(11)	Westin

(12)	Holiday Inn & Suites

	Year Ended December 31,
	2008	2007	2006
Reconciliation of Land and Buildings and Improvements
Balance at beginning of period	$2,542,784	$2,262,354	$3,331,708
Additions during period:
Acquisitions	—	205,278	—
Improvements	43,250	75,152	18,434
Deductions during period:
Sale of properties	—	—	(812,222)
Hotels held for sale	—	—	(275,566)

Balance at end of period before impairment charges	2,586,034	2,542,784	2,262,354
Cumulative impairment charges on real estate assets owned at end of period	(101,424)	—	—

Balance at end of period	$2,484,610	$2,542,784	$2,262,354

Reconciliation of Accumulated Depreciation
Balance at beginning of period	$567,954	$503,145	$646,484
Additions during period:
Depreciation for the period	61,966	64,809	51,318
Deductions during period:
Sale of properties	—	—	(144,686)
Hotels held for sale	—	—	(49,971)

Balance at end of period	$629,920	$567,954	$503,145

Questions and requests for additional copies of this prospectus should be directed to the exchange agent as follows:
U.S. Bank National Association
Attention: Specialized Finance Department
60 Livingston Ave.
EP-MN-WS3C
St. Paul, Minnesota 55107-2292
Telephone: (800) 934-6802
Facsimile: (651) 495-8158
We have not authorized anyone to give you any information or to make any representations about the transactions we discussed in this prospectus other than those contained in this prospectus or in the documents we incorporate by reference. If you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell, or a solicitation of an offer to buy, securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus or the securities offered by this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus or in the documents we incorporate by reference is correct after this date.
Until                     , 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Offer to Exchange
All Outstanding
10% Senior Secured Notes due 2014
For
Registered 10% Senior Secured
Notes due 2014
FelCor Lodging
Limited Partnership
Prospectus
                    , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
          Section 6.7 of the Second Amended and Restated Agreement of Limited Partnership of FelCor Lodging Limited Partnership (“FelCor LP”), as amended (the “Partnership Agreement”), provides that, to the fullest extent permitted by law, but subject to the limitations expressly provided in the Partnership Agreement, FelCor Lodging Trust Incorporated (“FelCor”), or its successor or assigns, in its capacity as the general partner of FelCor LP (the “General Partner”), and any person who is or was an officer or director of the General Partner shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil or criminal, administrative or investigative, in which any such party may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, or any of its affiliates, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, or any of its affiliates or (iii) a person serving at the request of the Partnership in another entity in a similar capacity; provided, that in each case such party acted in good faith, in a manner which such party believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification pursuant to Section 6.7 shall be made only out of the Partnership assets.
          The charter of FelCor, generally, limits the liability of FelCor’s directors and officers to FelCor and the shareholders for money damages to the fullest extent permitted, from time to time, by the laws of the State of Maryland. The Maryland General Corporation Law (“MGCL”) authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
          The charter also provides, generally, for the indemnification of, and advance of expense on behalf of, directors and officers, among others, to the fullest extent permitted by Maryland law. The MGCL authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the person is adjudicated to be liable to the corporation), in which they are made parties by reason of being or having been directors or officers, unless it is proved that (i) the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. The MGCL also provides that, unless limited by the corporation’s charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding. FelCor’s charter does not limit the extent of this indemnity.
          An indemnification agreement has been entered into between FelCor and (1) each of the directors of the Company; and (2) each Executive Vice President and certain Senior Vice Presidents of FelCor (each, an “Indemnitee”). The rights of an Indemnitee under the Indemnification Agreement complement any rights the Indemnitee may already have under FelCor’s charter or bylaws, under Maryland law or otherwise. The Indemnification Agreement requires FelCor to indemnify and advance expenses and costs incurred by the Indemnitee in connection with any claims, suits or proceedings arising as a result of the Indemnitee’s service as an officer or director of FelCor.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Securities Act”) may be permitted to directors and officers of FelCor pursuant to the foregoing provisions or otherwise, FelCor has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
          FelCor may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. The MGCL authorizes Maryland corporations to purchase and maintain insurance for former or existing directors or officers of the corporation against any liability assisted against and incurred by such person in that capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the MGCL. FelCor’s charter does not limit this authority to obtain insurance.
Item 21. Exhibits
     (a) Exhibits

Exhibit
Number	Description of Exhibit

3.1	Articles of Amendment and Restatement dated June 22, 1995, amending and restating the Charter of FelCor Lodging Trust Incorporated (“FelCor”), as amended or supplemented by Articles of Merger dated June 23, 1995, Articles Supplementary dated April 30, 1996, Articles of Amendment dated August 8, 1996, Articles of Amendment dated June 16, 1997, Articles of Amendment dated October 30, 1997, Articles Supplementary filed May 6, 1998, Articles of Merger and Articles of Amendment dated July 27, 1998, Certificate of Correction dated March 11, 1999, Certificate of Correction to the Articles of Merger between FelCor and Bristol Hotel Company, dated August 30, 1999, Articles Supplementary, dated April 1, 2002, Certificate of Correction, dated March 29, 2004, to Articles Supplementary filed May 2, 1996, Articles Supplementary filed April 2, 2004, Articles Supplementary filed August 20, 2004, Articles Supplementary filed April 6, 2005, and Articles Supplementary filed August 29, 2005 (filed as Exhibit 4.1 to FelCor’s Registration Statement on Form S-3 (Registration No. 333-128862) and incorporated herein by reference).

3.2	Bylaws of FelCor Lodging Trust Incorporated (filed as Exhibit 4.2 to FelCor’s Form 10-Q for the quarter ended June 30, 2008, and incorporated herein by reference).

3.3	Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of December 31, 2001 (filed as Exhibit 10.1 to FelCor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the “2001 Form 10-K”), and incorporated herein by reference.)

3.3.1	First Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated April 1, 2002 (filed as Exhibit 10.1.1 to FelCor’s Form 8-K dated April 1, 2002, and filed on April 4, 2002, and incorporated herein by reference).

3.3.2	Second Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated August 31, 2002 (filed as Exhibit 10.1.2 to the 2002 Form 10-K and incorporated herein by reference).

3.3.3	Third Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated October 1, 2002 (filed as Exhibit 10.1.3 to the 2002 Form 10-K and incorporated herein by reference).

3.3.4	Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of July 1, 2003 (filed as Exhibit 10.1.4 to FelCor’s Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference).

3.3.5	Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of April 2, 2004 (filed as Exhibit 10.1.5 to FelCor’s Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

3.3.6	Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of August 23, 2004 (filed as Exhibit 10.1.6 to FelCor’s Form 8-K dated as of, and filed on, August 26, 2004, and incorporated herein by reference).

3.3.7	Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of April 7, 2005, which contains Addendum No. 4 to the Second Amended and Restated Agreement of Limited Partnership of FelCor Lodging Limited Partnership (filed as Exhibit 10.1.8 to FelCor’s Form 8-K, dated April 6, 2006, and filed on April 11, 2005, and incorporated herein by reference).

3.3.8	Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of August 30, 2005 (filed as Exhibit 10.1.9 to FelCor’s Form 8-K, dated August 29, 2005, and filed September 2, 2005, and incorporated herein by reference).

4.1	Form of Share Certificate for Common Stock (filed as Exhibit 4.1 to FelCor’s Form 10-Q for the quarter ended June 30, 1996, and incorporated herein by reference).

4.2	Form of Share Certificate for $1.95 Series A Cumulative Convertible Preferred Stock (filed as Exhibit 4.4 to FelCor’s Form 8-K, dated May 1, 1996, and incorporated herein by reference).

4.3	Form of Share Certificate for 8% Series C Cumulative Redeemable Preferred Stock (filed as Exhibit 4.10.1 to FelCor’s Form 8-K, dated April 6, 2005, and filed on April 11, 2005, and incorporated herein by reference).

4.4	Deposit Agreement, dated April 7, 2005, between FelCor and SunTrust Bank, as preferred share depositary (filed as Exhibit 4.11.1 to FelCor’s Current Report on Form 8-K dated April 6, 2005, and filed on April 11, 2005, and incorporated herein by reference).

4.4.1	Supplement and Amendment to Deposit Agreement, dated August 30, 2005, between the Company and SunTrust Bank, as depositary (filed as Exhibit 4.11.2 to FelCor’s Current Report on Form 8-K dated April 6, 2005, and filed on April 11, 2005, and incorporated herein by reference).

4.5	Form of Depositary Receipt evidencing the Depositary Shares, which represent the 8% Series C Cumulative Redeemable Preferred Stock (filed as Exhibit 4.12.1 to FelCor’s Form 8-K, dated April 6, 2005, and filed on April 11, 2005, and incorporated herein by reference).

4.6	Indenture, dated as of June 4, 2001, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein and SunTrust Bank, as Trustee (filed as Exhibit 4.9 to FelCor’s Form 8-K dated as of June 4, 2001, and filed June 14, 2001, and incorporated herein by reference).

4.6.1	First Supplemental Indenture, dated as of July 26, 2001, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein and SunTrust Bank, as Trustee (filed as Exhibit 4.4.1 to the Registration Statement on Form S-4 (Registration File No. 333-63092) of FelCor LP and the other co-registrants named therein and incorporated herein by reference).

4.6.2	Second Supplemental Indenture, dated October 1, 2002, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein and SunTrust Bank, as Trustee (filed as Exhibit 4.9.2 to FelCor’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2002 (the “2002 Form 10-K”) and incorporated herein by reference).

4.6.3	Third Supplemental Indenture, dated as of January 25, 2006, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein, the New Subsidiary Guarantors named therein and SunTrust Bank, as trustee (filed as Exhibit 4.9.3 to FelCor’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”) and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

4.6.4	Fourth Supplemental Indenture, dated as of December 31, 2006, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein, the New Subsidiary Guarantor named therein and U.S. Bank National Association, as successor to SunTrust Bank, as trustee (filed as Exhibit 4.8.4 to FelCor’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”) and incorporated herein by reference).

4.6.5	Fifth Supplemental Indenture, dated as of August 16, 2007, by and among FelCor LP as issuer, FelCor and the other Guarantors named therein, FelCor Holdings Trust as pledgor and U.S. Bank National Association, as successor to SunTrust Bank, as trustee (filed as Exhibit 4.8.5 to FelCor’s Annual report on Form 10-K, for the fiscal year ended December 31, 2007 (the “2007 Form 10-K”) and incorporated herein by reference).

4.6.6	Sixth Supplemental Indenture, dated as of September 30, 2009, by and among the FelCor, FelCor LP, certain of their subsidiaries, as guarantors, and U.S. Bank National Association, as successor to SunTrust Bank, as trustee (filed as Exhibit 4.2 to FelCor’s Current Report on Form 8-K dated October 1, 2009, and incorporated herein by reference).

4.7	Indenture dated October 31, 2006 by and among FelCor LP, FelCor, certain subsidiary guarantors named therein, FelCor Holdings Trust, as pledgor, and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to FelCor’s Form 8-K dated October 26, 2006, and filed on November 1, 2006, and incorporated herein by reference).

4.7.1	First Supplemental Indenture, dated as of December 31, 2006, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein, the New Subsidiary Guarantor named therein and U.S. Bank National Association, as trustee (filed as Exhibit 4.9.1 to the 2006 Form 10-K and incorporated herein by reference).

4.7.2	Second Supplemental Indenture, dated as of August 16, 2007, by and among FelCor LP as issuer, FelCor and the other Guarantors named therein, FelCor Holdings Trust as pledgor and U.S. Bank National Association, as trustee (filed as Exhibit 4.9.2 to the 2007 Form 10-K and incorporated herein by reference)..

4.7.3	Third Supplemental Indenture, dated as of September 30, 2009, by and among FelCor, FelCor LP, certain of their subsidiaries, as guarantors, and U.S. Bank National Association, as trustee (filed as Exhibit 4.3 to FelCor’s Current Report on Form 8-K dated October 1, 2009, and incorporated herein by reference).

4.8	Indenture, dated as of October 1, 2009, by and between FelCor Escrow Holdings, L.L.C. and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to FelCor’s Current Report on Form 8-K dated October 1, 2009, and incorporated herein by reference).

4.8.1	First Supplemental Indenture dated as of October 12, 2009, by and between FelCor Escrow Holdings, L.L.C. and U.S. Bank National Association (filed as Exhibit 4.1 to FelCor’s Current Report on Form 8-K dated October 13, 2009, and incorporated herein by reference).

4.8.2	Second Supplemental Indenture dated as of October 13, 2009, by and among FelCor, FelCor LP, certain subsidiary guarantors named therein, FelCor Holdings Trust, FelCor Escrow Holdings, L.L.C. and U.S. Bank National Association (filed as Exhibit 4.2 to FelCor’s Current Report on Form 8-K dated October 13, 2009, and incorporated herein by reference).

4.9	Registration Rights Agreement dated October 1, 2009 to be effective as of October 13, 2009, by and among FelCor, FelCor LP, certain subsidiary guarantors named therein, and J.P. Morgan Securities Inc. on behalf of itself and the initial purchasers (filed as Exhibit 4.3 to FelCor’s Current Report on Form 8-K dated October 13, 2009, and incorporated herein by reference).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

Exhibit
Number	Description of Exhibit

10.1.1	Form of Management Agreement between subsidiaries of FelCor, as owner, and a subsidiary of InterContinental Hotels, as manager, with respect to FelCor’s InterContinental Hotels branded hotels (included as an exhibit to the Leasehold Acquisition Agreement, which was filed as Exhibit 10.28 to FelCor’s Form 10-Q for the quarter ended March 31, 2001, and incorporated herein by reference).

10.1.2	Omnibus Agreement between FelCor and all its various subsidiaries, controlled entities and affiliates, and Six Continents Hotels, Inc. and all its various subsidiaries, controlled entities and affiliates, with respect to FelCor’s InterContinental Hotels branded hotels (filed as Exhibit 10.2.2 to the 2005 Form 10-K and incorporated herein by reference).

10.2.1	Form of Management Agreement between subsidiaries of FelCor, as owner, and a subsidiary of Hilton Hotels Corporation, as manager, with respect to FelCor’s Embassy Suites Hotels branded hotels, including the form of Embassy Suites Hotels License Agreement attached as an exhibit thereto, effective prior to July 28, 2004 (filed as Exhibit 10.5 to the 2001 Form 10-K and incorporated herein by reference).

10.2.2	Form of Management Agreement between subsidiaries of FelCor, as owner, and a subsidiary of Hilton Hotels Corporation, as manager, with respect to FelCor’s Embassy Suites Hotels branded hotels, including the form of Embassy Suites Hotels License Agreement attached as an exhibit thereto, effective July 28, 2004 (filed as Exhibit 10.3.2 to FelCor’s Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”) and incorporated herein by reference).

10.3	Form of Management Agreement between subsidiaries of FelCor, as owner, and a subsidiary of Hilton Hotels Corporation, as manager, with respect to FelCor’s Doubletree and Doubletree Guest Suites branded hotels (filed as Exhibit 10.6 to the 2001 Form 10-K and incorporated herein by reference).

10.4	Form of Management Agreement between subsidiaries of FelCor, as owner, and a subsidiary of Starwood Hotels & Resorts, Inc., as manager, with respect to FelCor’s Sheraton and Westin branded hotels (filed as Exhibit 10.7 to the 2001 Form 10-K and incorporated herein by reference).

10.5	Executive Employment Agreement, dated effective as of February 1, 2006, between FelCor and Thomas J. Corcoran, Jr. (filed as Exhibit 10.36 to FelCor’s Form 8-K, dated February 7, 2006, and filed on February 13, 2006 and incorporated herein by reference).

10.5.1	Letter Agreement dated March 1, 2008 between Thomas J. Corcoran, Jr. and FelCor Lodging Trust Incorporated (filed as Exhibit 101 to FelCor’s Form 10-Q for the quarter ended March 31, 2008, and incorporated herein by reference).

10.6	Executive Employment Agreement dated October 19, 2007, between the Company and Richard A. Smith (filed as Exhibit 10.1 to FelCor’s Form 10-Q for the quarter ended September 30, 2007, and incorporated herein by reference).

10.7	Form of 2007 Change in Control and Severance Agreement between the Company and each of Rick Smith, Andy Welch, Mike DeNicola, Troy Pentecost, Jon Yellen and Tom Corcoran (filed as Exhibit 10.1 to FelCor’s current report on Form 8-K dated October 23, 2007, and filed on October 26, 2007, and incorporated herein by reference).

10.8	Savings and Investment Plan of FelCor (filed as Exhibit 10.10 to the 2001 Form 10-K and incorporated herein by reference).

10.9	1998 Restricted Stock and Stock Option Plan (filed as Exhibit 4.2 to FelCor’s Registration Statement on Form S-8 (Registration File No. 333-66041) and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

10.10	2001 Restricted Stock and Stock Option Plan of FelCor (filed as Exhibit 10.14 to the 2002 Form 10-K and incorporated herein by reference).

10.11	Form of Nonstatutory Stock Option Contract under Restricted Stock and Stock Option Plans of FelCor (filed as Exhibit 10.16 to the 2004 Form 10-K and incorporated herein by reference).

10.12	Form of Employee Stock Grant Contract under Restricted Stock and Stock Option Plans of FelCor (filed as Exhibit 10.17 to the 2004 Form 10-K and incorporated herein by reference).

10.13	FelCor Lodging Trust Incorporated 2005 Restricted Stock and Stock Option Plan as amended (filed as Exhibit 4.4 to FelCor’s Registration Statement on Form S-8 (Registration File No. 333-151066) and incorporated herein by reference).

10.14	Form of Employee Stock Grant Contract under Restricted Stock and Stock Option Plans of FelCor applicable to grants in 2005 and thereafter (filed as Exhibit 10.33 to FelCor’s Form 8-K dated April 26, 2005, and filed on May 2, 2005, and incorporated herein by reference).

10.15	Form of Indemnification Agreement by and among FelCor, FelCor LP and individual officers and directors of FelCor (filed as Exhibit 10.1 to FelCor’s 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference; superseding the form of Indemnification Agreement that was filed as Exhibit 10.1 to FelCor’s Form 8-K dated November 9, 2006 and filed on November 13, 2006).

10.16	Form of Guaranty Agreement by and among FelCor, FelCor LP and individual employees of FelCor (filed as Exhibit 10.2 to FelCor’s Form 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference).

10.17	Summary of Annual Compensation Program for Directors of FelCor (filed as Exhibit 10.18 to the 2004 Form 10-K and incorporated herein by reference).

10.18	Summary of 2007 Performance Criteria for Annual Incentive Bonus Award Program (filed as Exhibit 99.1 to FelCor’s Form 8-K, dated February 27, 2007, and filed on March 5, 2007 and incorporated herein by reference).

10.19	Summary of FelCor Lodging Trust Incorporated Annual Equity Incentive Compensation Program (filed as Exhibit 10.2 to FelCor’s Form 10-Q for the quarter ended June 30, 2008, and incorporated herein by reference).

10.20.1	Form Deed of Trust and Security Agreement and Fixture Filing with Assignment of Leases and Rents, each dated as of April 20, 2000, from FelCor/MM S-7 Holdings, L.P., as Mortgagor, in favor of Massachusetts Mutual Life Insurance Company and Teachers Insurance and Annuity Association of America, as Mortgagee, each covering a separate hotel and securing one of the separate Promissory Notes described in Exhibit 10.22.3 (filed as Exhibit 10.24 to FelCor’s Form 10-Q for the quarter ended June 30, 2000 (the “June 2000 10-Q”) and incorporated herein by reference).

10.20.2	Form of Accommodation Cross-Collateralization Mortgage and Security Agreement, each dated as of April 20, 2000, executed by FelCor/MM S-7 Holdings, L.P., in favor of Massachusetts Mutual Life Insurance Company and Teachers Insurance and Annuity Association of America (filed as Exhibit 10.24.1 to the June 2000 10-Q and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

10.20.3	Form of fourteen separate Promissory Notes, each dated April 20, 2000, each made by FelCor/MM S-7 Holdings, L.P., each separately payable to the order of Massachusetts Mutual Life Insurance Company and Teachers Insurance and Annuity Association of America, respectively, in the respective original principal amounts of $13,500,000 (Phoenix (Crescent), Arizona), $13,500,000 (Phoenix (Crescent), Arizona), $6,500,000 (Cypress Creek/Ft. Lauderdale, Florida), $6,500,000 (Cypress Creek/Ft. Lauderdale, Florida), $9,000,000 (Atlanta Galleria, Georgia), $9,000,000 (Atlanta Galleria, Georgia), $12,500,000 (Chicago O’Hare Airport, Illinois), $12,500,000 (Chicago O’Hare Airport, Illinois), $3,500,000 (Lexington, Kentucky), $3,500,000 (Lexington, Kentucky), $17,000,000 (Philadelphia Society Hill, Philadelphia), $17,000,000 (Philadelphia Society Hill, Philadelphia), $10,500,000 (South Burlington, Vermont) and $10,500,000 (South Burlington, Vermont) (filed as Exhibit 10.24.2 to the June 2000 10-Q and incorporated herein by reference).

10.21.1	Form Deed of Trust and Security Agreement, each dated as of May 2, 2000, from each of FelCor/CMB Buckhead Hotel, L.L.C., FelCor/CMB Marlborough Hotel, L.L.C., FelCor/CMB Deerfield Hotel, L.L.C., FelCor/CMB Corpus Holdings, L.P., FelCor/CMB Orsouth Holdings, L.P., FelCor/CMB New Orleans Hotel, L.L.C., FelCor/CMB Piscataway Hotel, L.L.C., and FelCor/CMB SSF Holdings, L.P., each as Borrower, in favor of The Chase Manhattan Bank, as Beneficiary, each covering a separate hotel and securing one of the separate Promissory Notes described in Exhibit 10.23.2 (filed as Exhibit 10.25 to the June 2000 10-Q and incorporated herein by reference).

10.21.2	Form of eight separate Promissory Notes, each dated May 2, 2000, made by FelCor/CMB Buckhead Hotel, L.L.C., FelCor/CMB Marlborough Hotel, L.L.C., FelCor/CMB Deerfield Hotel, L.L.C., FelCor/CMB Corpus Holdings, L.P., FelCor/CMB Orsouth Holdings, L.P., FelCor/CMB New Orleans Hotel, L.L.C., FelCor/CMB Piscataway Hotel, L.L.C. and FelCor/CMB SSF Holdings, L.P., each separately payable to the order of The Chase Manhattan Bank in the respective original principal amounts of $38,250,000 (Atlanta Buckhead, Georgia), $20,500,000 (Boston Marlborough, Massachusetts), $16,575,000 (Chicago Deerfield, Illinois), $5,338,000 (Corpus Christi, Texas), $25,583,000 (Orlando South, Florida), $32,650,000 (New Orleans, Louisiana), $20,728,000 (Piscataway, New Jersey) and $26,268,000 (South San Francisco, California) (filed as Exhibit 10.25.1 to the June 2000 10-Q and incorporated herein by reference).

10.22.1	Form of Loan Agreement, each dated either May 26, 2004, June 10, 2004 or July 19, 2004, between JPMorgan Chase Bank, as lender, and each of FelCor/JPM Boca Raton Hotel, L.L.C., FelCor/JPM Phoenix Hotel, L.L.C., FelCor/JPM Wilmington Hotel, L.L.C., FelCor/JPM Atlanta ES Hotel, L.L.C., FelCor/JPM Austin Holdings, L.P., FelCor/JPM Orlando Hotel, L.L.C., and FelCor/JPM BWI Hotel, L.L.C. and FCH/DT BWI Hotel, L.L.C., as borrowers, and acknowledged and agreed by FelCor LP (filed as Exhibit 10.34 to FelCor’s Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference).

10.22.2	Form of Mortgage, Renewal Mortgage, Deed of Trust, Deed to Secure Debt, Indemnity Deed of Trust and Assignment of Leases and Rents, Security Agreement and Fixture Filing, each dated either May 26, 2004, June 10, 2004 or July 19, 2004, from FelCor/JPM Wilmington Hotel, L.L.C., DJONT/JPM Wilmington Leasing, L.L.C., FelCor/JPM Phoenix Hotel, L.L.C., DJONT/JPM Phoenix Leasing, L.L.C., FelCor/JPM Boca Raton Hotel, L.L.C., DJONT/JPM Boca Raton Leasing, L.L.C., FelCor/JPM Atlanta ES Hotel, L.L.C., DJONT/JPM Atlanta ES Leasing, L.L.C., FelCor/JPM Austin Holdings, L.P., DJONT/JPM Austin Leasing, L.P., FelCor/JPM Orlando Hotel, L.L.C., DJONT/JPM Orlando Leasing, L.L.C., FCH/DT BWI Holdings, L.P., FCH/DT BWI Hotel, L.L.C. and DJONT/JPM BWI Leasing, L.L.C., to, and for the benefit of, JPMorgan Chase Bank, as mortgagee or beneficiary (filed as Exhibit 10.34.1 to FelCor’s Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

10.22.3	Form of seven separate Promissory Notes, each dated either May 26, 2004, June 10, 2004 or July 19, 2004, made by FelCor/JPM Wilmington Hotel, L.L.C., FelCor/JPM Phoenix Hotel, L.L.C., FelCor/JPM Boca Raton Hotel, L.L.C., FelCor/JPM Atlanta ES Hotel, L.L.C., FelCor/JPM Austin Holdings, L.P., FelCor/JPM Orlando Hotel, L.L.C., and FelCor/JPM BWI Hotel, L.L.C., each separately payable to the order of JPMorgan Chase Bank in the respective original principal amounts of $11,000,000 (Wilmington, Delaware), $21,368,000 (Phoenix, Arizona), $5,500,000 (Boca Raton, Florida), $13,500,000 (Atlanta, Georgia), $9,616,000 (Austin, Texas), $9,798,000 (Orlando, Florida), and $24,120,000 (Linthicum, Maryland) (filed as Exhibit 10.34.2 to FelCor’s Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference).

10.22.4	Form of Guaranty of Recourse Obligations of Borrower, each dated either May 26, 2004, June 10, 2004 or July 19, 2004, made by FelCor LP in favor of JPMorgan Chase Bank (filed as Exhibit 10.34.3 to FelCor’s Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference).

10.23.1	Loan Agreement, dated as of November 10, 2006, by and among FelCor/JPM Hotels, L.L.C. and DJONT/JPM Leasing, L.L.C., as borrowers, and Bank of America, N.A., as lender, relating to a $250 million loan from lender to borrower (filed as Exhibit 10.35.1 to the 2006 Form 10-K and incorporated herein by reference).

10.23.1.1	First Amendment to Loan Agreement and Other Loan Documents, dated as of January 31, 2007, by and among FelCor/JPM Hotels, L.L.C. and DJONT/JPM Leasing, L.L.C., as borrowers, and Bank of America, N.A., as lender (filed as Exhibit 10.35.1.1 to the 2006 Form 10-K and incorporated herein by reference).

10.23.2	Form of Mortgage, Deed of Trust and Security Agreement, each dated as of November 10, 2006, from FelCor/JPM Hotels, L.L.C. and DJONT/JPM Leasing, L.L.C., as borrowers, in favor of Bank of America, N.A., as lender, each covering a separate hotel and securing the Mortgage Loan (filed as Exhibit 10.35.2 to the 2006 Form 10-K and incorporated herein by reference).

10.23.3	Form of Amended and Restated Promissory Note, each dated as of January 31, 2007, made by FelCor/JPM Hotels, L.L.C. and DJONT/JPM Leasing, L.L.C. payable to the order of either Bank of America, N.A. or JPMorgan Chase Bank, N.A., as lender, in the original aggregate principal amount of $250 million (filed as Exhibit 10.35.3 to the 2006 Form 10-K and incorporated herein by reference).

10.23.4	Guaranty of Recourse Obligations of Borrower, dated as of November 10, 2006, made by FelCor LP in favor of Bank of America, N.A (filed as Exhibit 10.35.4 to the 2006 Form 10-K and incorporated herein by reference).

10.24.1	Assumption Agreement dated December 14, 2007 by Greenwich Capital Financial Products, Inc., WSRH Indian Wells, L.L.C., FelCor Esmeralda (SPE), L.L.C. and FelCor Esmeralda Leasing (SPE), L.L.C. (filed as Exhibit 10.28.1 to the 2007 Form 10-K and incorporated herein by reference).

10.24.2	Amended and Restated Loan Agreement dated December 14, 2007 between FelCor Esmeralda (SPE), L.L.C. and FelCor Esmeralda Leasing (SPE), L.L.C., as borrowers, and Greenwich Financial Products, Inc., as lender (filed as Exhibit 10.28.2 to the 2007 Form 10-K and incorporated herein by reference).

10.24.3	Amended and Restated Promissory Note dated December 14, 2007, in the amount of $87,975,000, made by FelCor Esmeralda (SPE), L.L.C. and FelCor Esmeralda Leasing (SPE), L.L.C., as borrower, in favor of Greenwich Capital Financial Products, Inc., as lender (filed as Exhibit 10.28.3 to the 2007 Form 10-K and incorporated herein by reference)..

Exhibit
Number	Description of Exhibit

10.24.4	Amended and Restated Deed of Trust, Security Agreement and Fixture Filing dated December 14, 2007 by FelCor Esmeralda (SPE), L.L.C. and FelCor Esmeralda Leasing (SPE), L.L.C., as trustors, to First American Title Insurance Company, as trustee, and Greenwich Capital Financial Products, Inc., as lender(filed as Exhibit 10.28.4 to the 2007 Form 10-K and incorporated herein by reference).

10.25.1	Assumption Agreement dated December 14, 2007 by Greenwich Capital Financial Products, Inc., WSRH VSP, L.P., FelCor St. Pete (SPE), L.L.C. and FelCor St. Pete Leasing (SPE), L.L.C. (filed as Exhibit 10.29.1 to the 2007 Form 10-K and incorporated herein by reference).

10.25.2	Second Amended and Restated Loan Agreement dated December 14, 2007 between FelCor St. Pete (SPE), L.L.C. and FelCor St. Pete Leasing (SPE), L.L.C., as borrowers, and Greenwich Financial Products, Inc., as lender (filed as Exhibit 10.29.2 to the 2007 Form 10-K and incorporated herein by reference)..

10.25.3	Second Amended and Restated Promissory Note dated December 14, 2007, in the amount of $89,250,000, made by FelCor St. Pete (SPE), L.L.C. and FelCor St. Pete Leasing (SPE), L.L.C., as borrower, in favor of Greenwich Capital Financial Products, Inc., as lender (filed as Exhibit 10.29.3 to the 2007 Form 10-K and incorporated herein by reference)..

10.25.4	Second Amended and Restated Leasehold Mortgage, Security Agreement and Fixture Filing dated December 14, 2007 by FelCor St. Pete (SPE), L.L.C. and FelCor St. Pete Leasing (SPE), L.L.C., as borrower, and Greenwich Capital Financial Products, Inc., as lender (filed as Exhibit 10.29.4 to the 2007 Form 10-K and incorporated herein by reference)..

10.26.1	Loan Agreement, dated March 31, 2009, by and between FelCor/CSS (SPE), L.L.C., as borrower, The Prudential Insurance Company of America, as lender, and joined by DJONT Operations, L.L.C. (filed as Exhibit 10.3 to FelCor’s Form 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference).

10.26.2	Form of Mortgage and Security Agreement, dated March 31, 2009, executed by FelCor/CSS (SPE), L.L.C. and DJONT Operations, L.L.C. for the benefit of The Prudential Insurance Company of America (filed as Exhibit 10.4 to FelCor’s Form 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference).

10.26.3	Promissory Note, dated March 31, 2009, made by FelCor/CSS (SPE), L.L.C., as borrower, in favor of The Prudential Insurance Company of America (filed as Exhibit 10.5 to FelCor’s Form 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference).

10.26.4	Recourse Liabilities Guarantee, dated March 31, 2009, made by FelCor and FelCor LP in favor of The Prudential Insurance Company of America (filed as Exhibit 10.6 to FelCor’s Form 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference).

10.27.1	Term Loan Agreement, dated as of June 12, 2009, among FelCor/JPM Hospitality (SPE), L.L.C. and DJONT/JPM Hospitality Leasing (SPE), L.L.C., as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party hereto (filed as Exhibit 10.1 to FelCor’s Form 10-Q for the quarter ended June 3, 2009, and incorporated herein by reference).

10.27.2	Form of Mortgage/Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of June 12, 2009, granted by FelCor/JPM Hospitality (SPE), L.L.C. and DJONT/JPM Hospitality Leasing (SPE), L.L.C. for the benefit of JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.2 to FelCor’s Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

10.27.3	Form of Note, dated as of June 12, 2009, executed by FelCor/JPM Hospitality (SPE), L.L.C. and DJONT/JPM Hospitality Leasing (SPE), L.L.C. for the benefit of the lenders (filed as Exhibit 10.3 to FelCor’s Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

10.27.4	Form of Carve Out Guaranty, dated as of June 12, 2009, by FelCor Lodging Trust Incorporated in favor of JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.4 to FelCor’s Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

10.27.5	Form of Recourse Guaranty, dated as of June 12, 2009, by FelCor Lodging Trust Incorporated in favor of JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.5 to FelCor’s Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

10.28	Pledge Agreement dated October 13, 2009, by and among FelCor Lodging Trust Incorporated, FelCor Lodging Limited Partnership, certain subsidiary pledgors named therein, FelCor Holdings Trust, and U.S. Bank National Association (filed as Exhibit 10.1 to FelCor’s Current Report on Form 8-K dated October 13, 2009, and incorporated herein by reference).

12.1*	Statements regarding Computation of Ratios.

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).

23.2**	Consent of PricewaterhouseCoopers LLP.

23.3**	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).

25.1*	Statement of Eligibility of U.S. Bank National Association, as Trustee.

*	Previously filed.
**	Filed herewith.
Item 22. Undertakings
          (a) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrants’ annual reports pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
          (c) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Exchange Offer Registration through the date of responding to the request.
          (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Exchange Offer Registration Statement when it became effective.
          (e) The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
          (f) The Registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 28th day of January, 2010.

FELCOR LODGING TRUST INCORPORATED, a Maryland corporation FELCOR LODGING LIMITED PARTNERSHIP, a Delaware limited partnership (Co-Registrant)
By:	FelCor Lodging Trust Incorporated,
its General Partner

By:	/s/ Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President, Secretary and General Counsel

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date
	*	Chairman of the Board and Director

Thomas J. Corcoran, Jr.

	*	President and Chief Executive Officer and Director

Richard A. Smith

	*	Executive Vice President and Chief Financial Officer

	Andrew J. Welch	(Principal Financial Officer)

	*	Senior Vice President and Chief Accounting Officer

	Lester C. Johnson	(Principal Accounting Officer)

	*	Director

Melinda J. Bush

	*	Director

Glenn A. Carlin

Director

Robert F. Cotter

	*	Director

Thomas C. Hendrick

	*	Director

Charles A. Ledsinger

	*	Director

Robert H. Lutz, Jr.

	*	Director

Robert A. Mathewson

	*	Director

Mark D. Rozells

*By:	/s/ Jonathan H. Yellen		January 28, 2010

Jonathan H. Yellen Attorney-in-Fact

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 28th day of January, 2010.

FelCor/CSS Holdings, L.P., a Delaware limited partnership
By:	FelCor/CSS Hotels, L.L.C., its general partner

FelCor/St. Paul Holdings, L.P. a Delaware limited partnership
By:	FelCor/CSS Hotels, L.L.C.,
its general partner

FelCor Canada Co.
a Nova Scotia unlimited liability company

FelCor Hotel Asset Company, L.L.C.,
a Delaware limited liability company

FelCor Lodging Holding Company, L.L.C.,
a Delaware limited liability company

FelCor TRS Borrower 1, L.P.,
a Delaware limited partnership

By:	FelCor TRS Borrower GP1, L.L.C.,
its general partner

FelCor TRS Borrower 4, L.L.C., a Delaware limited liability company FelCor TRS Holdings, L.L.C., a Delaware limited liability company
By:	/s/ Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President and General Counsel

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	*	President, Chief Executive Officer and Manager/Director

Richard A. Smith

	/s/ Jonathan H. Yellen	Executive Vice President, General Counsel, Secretary and

	Jonathan H. Yellen	Manager/Director

	*	Executive Vice President, Chief Financial Officer, Treasurer and Manager/Director

	Andrew J. Welch	(Principal Financial Officer)

	*	Senior Vice President and Chief Accounting Officer

	Lester C. Johnson	(Principal Accounting Officer)

*By:	/s/ Jonathan H. Yellen		January 28, 2010

Jonathan H. Yellen Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

3.1	Articles of Amendment and Restatement dated June 22, 1995, amending and restating the Charter of FelCor Lodging Trust Incorporated (“FelCor”), as amended or supplemented by Articles of Merger dated June 23, 1995, Articles Supplementary dated April 30, 1996, Articles of Amendment dated August 8, 1996, Articles of Amendment dated June 16, 1997, Articles of Amendment dated October 30, 1997, Articles Supplementary filed May 6, 1998, Articles of Merger and Articles of Amendment dated July 27, 1998, Certificate of Correction dated March 11, 1999, Certificate of Correction to the Articles of Merger between FelCor and Bristol Hotel Company, dated August 30, 1999, Articles Supplementary, dated April 1, 2002, Certificate of Correction, dated March 29, 2004, to Articles Supplementary filed May 2, 1996, Articles Supplementary filed April 2, 2004, Articles Supplementary filed August 20, 2004, Articles Supplementary filed April 6, 2005, and Articles Supplementary filed August 29, 2005 (filed as Exhibit 4.1 to FelCor’s Registration Statement on Form S-3 (Registration No. 333-128862) and incorporated herein by reference).

3.2	Bylaws of FelCor Lodging Trust Incorporated (filed as Exhibit 4.2 to FelCor’s Form 10-Q for the quarter ended June 30, 2008, and incorporated herein by reference).

3.3	Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of December 31, 2001 (filed as Exhibit 10.1 to FelCor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the “2001 Form 10-K”), and incorporated herein by reference.)

3.3.1	First Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated April 1, 2002 (filed as Exhibit 10.1.1 to FelCor’s Form 8-K dated April 1, 2002, and filed on April 4, 2002, and incorporated herein by reference).

3.3.2	Second Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated August 31, 2002 (filed as Exhibit 10.1.2 to the 2002 Form 10-K and incorporated herein by reference).

3.3.3	Third Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated October 1, 2002 (filed as Exhibit 10.1.3 to the 2002 Form 10-K and incorporated herein by reference).

3.3.4	Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of July 1, 2003 (filed as Exhibit 10.1.4 to FelCor’s Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference).

3.3.5	Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of April 2, 2004 (filed as Exhibit 10.1.5 to FelCor’s Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

3.3.6	Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of August 23, 2004 (filed as Exhibit 10.1.6 to FelCor’s Form 8-K dated as of, and filed on, August 26, 2004, and incorporated herein by reference).

3.3.7	Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of April 7, 2005, which contains Addendum No. 4 to the Second Amended and Restated Agreement of Limited Partnership of FelCor Lodging Limited Partnership (filed as Exhibit 10.1.8 to FelCor’s Form 8-K, dated April 6, 2006, and filed on April 11, 2005, and incorporated herein by reference).

3.3.8	Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of August 30, 2005 (filed as Exhibit 10.1.9 to FelCor’s Form 8-K, dated August 29, 2005, and filed September 2, 2005, and incorporated herein by reference).

4.1	Form of Share Certificate for Common Stock (filed as Exhibit 4.1 to FelCor’s Form 10-Q for the quarter ended June 30, 1996, and incorporated herein by reference).

4.2	Form of Share Certificate for $1.95 Series A Cumulative Convertible Preferred Stock (filed as Exhibit 4.4 to FelCor’s Form 8-K, dated May 1, 1996, and incorporated herein by reference).

4.3	Form of Share Certificate for 8% Series C Cumulative Redeemable Preferred Stock (filed as Exhibit 4.10.1 to FelCor’s Form 8-K, dated April 6, 2005, and filed on April 11, 2005, and incorporated herein by reference).

4.4	Deposit Agreement, dated April 7, 2005, between FelCor and SunTrust Bank, as preferred share depositary (filed as Exhibit 4.11.1 to FelCor’s Current Report on Form 8-K dated April 6, 2005, and filed on April 11, 2005, and incorporated herein by reference).

4.4.1	Supplement and Amendment to Deposit Agreement, dated August 30, 2005, between the Company and SunTrust Bank, as depositary (filed as Exhibit 4.11.2 to FelCor’s Current Report on Form 8-K dated April 6, 2005, and filed on April 11, 2005, and incorporated herein by reference).

4.5	Form of Depositary Receipt evidencing the Depositary Shares, which represent the 8% Series C Cumulative Redeemable Preferred Stock (filed as Exhibit 4.12.1 to FelCor’s Form 8-K, dated April 6, 2005, and filed on April 11, 2005, and incorporated herein by reference).

4.6	Indenture, dated as of June 4, 2001, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein and SunTrust Bank, as Trustee (filed as Exhibit 4.9 to FelCor’s Form 8-K dated as of June 4, 2001, and filed June 14, 2001, and incorporated herein by reference).

4.6.1	First Supplemental Indenture, dated as of July 26, 2001, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein and SunTrust Bank, as Trustee (filed as Exhibit 4.4.1 to the Registration Statement on Form S-4 (Registration File No. 333-63092) of FelCor LP and the other co-registrants named therein and incorporated herein by reference).

4.6.2	Second Supplemental Indenture, dated October 1, 2002, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein and SunTrust Bank, as Trustee (filed as Exhibit 4.9.2 to FelCor’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2002 (the “2002 Form 10-K”) and incorporated herein by reference).

4.6.3	Third Supplemental Indenture, dated as of January 25, 2006, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein, the New Subsidiary Guarantors named therein and SunTrust Bank, as trustee (filed as Exhibit 4.9.3 to FelCor’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”) and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

4.6.4	Fourth Supplemental Indenture, dated as of December 31, 2006, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein, the New Subsidiary Guarantor named therein and U.S. Bank National Association, as successor to SunTrust Bank, as trustee (filed as Exhibit 4.8.4 to FelCor’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2006 (the “2006 Form 10-K”) and incorporated herein by reference).

4.6.5	Fifth Supplemental Indenture, dated as of August 16, 2007, by and among FelCor LP as issuer, FelCor and the other Guarantors named therein, FelCor Holdings Trust as pledgor and U.S. Bank National Association, as successor to SunTrust Bank, as trustee (filed as Exhibit 4.8.5 to FelCor’s Annual report on Form 10-K, for the fiscal year ended December 31, 2007 (the “2007 Form 10-K”) and incorporated herein by reference).

4.6.6	Sixth Supplemental Indenture, dated as of September 30, 2009, by and among the FelCor, FelCor LP, certain of their subsidiaries, as guarantors, and U.S. Bank National Association, as successor to SunTrust Bank, as trustee (filed as Exhibit 4.2 to FelCor’s Current Report on Form 8-K dated October 1, 2009, and incorporated herein by reference).

4.7	Indenture dated October 31, 2006 by and among FelCor LP, FelCor, certain subsidiary guarantors named therein, FelCor Holdings Trust, as pledgor, and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to FelCor’s Form 8-K dated October 26, 2006, and filed on November 1, 2006, and incorporated herein by reference).

4.7.1	First Supplemental Indenture, dated as of December 31, 2006, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein, the New Subsidiary Guarantor named therein and U.S. Bank National Association, as trustee (filed as Exhibit 4.9.1 to the 2006 Form 10-K and incorporated herein by reference).

4.7.2	Second Supplemental Indenture, dated as of August 16, 2007, by and among FelCor LP as issuer, FelCor and the other Guarantors named therein, FelCor Holdings Trust as pledgor and U.S. Bank National Association, as trustee (filed as Exhibit 4.9.2 to the 2007 Form 10-K and incorporated herein by reference)..

4.7.3	Third Supplemental Indenture, dated as of September 30, 2009, by and among FelCor, FelCor LP, certain of their subsidiaries, as guarantors, and U.S. Bank National Association, as trustee (filed as Exhibit 4.3 to FelCor’s Current Report on Form 8-K dated October 1, 2009, and incorporated herein by reference).

4.8	Indenture, dated as of October 1, 2009, by and between FelCor Escrow Holdings, L.L.C. and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to FelCor’s Current Report on Form 8-K dated October 1, 2009, and incorporated herein by reference).

4.8.1	First Supplemental Indenture dated as of October 12, 2009, by and between FelCor Escrow Holdings, L.L.C. and U.S. Bank National Association (filed as Exhibit 4.1 to FelCor’s Current Report on Form 8-K dated October 13, 2009, and incorporated herein by reference).

4.8.2	Second Supplemental Indenture dated as of October 13, 2009, by and among FelCor, FelCor LP, certain subsidiary guarantors named therein, FelCor Holdings Trust, FelCor Escrow Holdings, L.L.C. and U.S. Bank National Association (filed as Exhibit 4.2 to FelCor’s Current Report on Form 8-K dated October 13, 2009, and incorporated herein by reference).

4.9	Registration Rights Agreement dated October 1, 2009 to be effective as of October 13, 2009, by and among FelCor, FelCor LP, certain subsidiary guarantors named therein, and J.P. Morgan Securities Inc. on behalf of itself and the initial purchasers (filed as Exhibit 4.3 to FelCor’s Current Report on Form 8-K dated October 13, 2009, and incorporated herein by reference).

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

Exhibit
Number	Description of Exhibit

10.1.1	Form of Management Agreement between subsidiaries of FelCor, as owner, and a subsidiary of InterContinental Hotels, as manager, with respect to FelCor’s InterContinental Hotels branded hotels (included as an exhibit to the Leasehold Acquisition Agreement, which was filed as Exhibit 10.28 to FelCor’s Form 10-Q for the quarter ended March 31, 2001, and incorporated herein by reference).

10.1.2	Omnibus Agreement between FelCor and all its various subsidiaries, controlled entities and affiliates, and Six Continents Hotels, Inc. and all its various subsidiaries, controlled entities and affiliates, with respect to FelCor’s InterContinental Hotels branded hotels (filed as Exhibit 10.2.2 to the 2005 Form 10-K and incorporated herein by reference).

10.2.1	Form of Management Agreement between subsidiaries of FelCor, as owner, and a subsidiary of Hilton Hotels Corporation, as manager, with respect to FelCor’s Embassy Suites Hotels branded hotels, including the form of Embassy Suites Hotels License Agreement attached as an exhibit thereto, effective prior to July 28, 2004 (filed as Exhibit 10.5 to the 2001 Form 10-K and incorporated herein by reference).

10.2.2	Form of Management Agreement between subsidiaries of FelCor, as owner, and a subsidiary of Hilton Hotels Corporation, as manager, with respect to FelCor’s Embassy Suites Hotels branded hotels, including the form of Embassy Suites Hotels License Agreement attached as an exhibit thereto, effective July 28, 2004 (filed as Exhibit 10.3.2 to FelCor’s Form 10-K for the fiscal year ended December 31, 2004 (the “2004 Form 10-K”) and incorporated herein by reference).

10.3	Form of Management Agreement between subsidiaries of FelCor, as owner, and a subsidiary of Hilton Hotels Corporation, as manager, with respect to FelCor’s Doubletree and Doubletree Guest Suites branded hotels (filed as Exhibit 10.6 to the 2001 Form 10-K and incorporated herein by reference).

10.4	Form of Management Agreement between subsidiaries of FelCor, as owner, and a subsidiary of Starwood Hotels & Resorts, Inc., as manager, with respect to FelCor’s Sheraton and Westin branded hotels (filed as Exhibit 10.7 to the 2001 Form 10-K and incorporated herein by reference).

10.5	Executive Employment Agreement, dated effective as of February 1, 2006, between FelCor and Thomas J. Corcoran, Jr. (filed as Exhibit 10.36 to FelCor’s Form 8-K, dated February 7, 2006, and filed on February 13, 2006 and incorporated herein by reference).

10.5.1	Letter Agreement dated March 1, 2008 between Thomas J. Corcoran, Jr. and FelCor Lodging Trust Incorporated (filed as Exhibit 101 to FelCor’s Form 10-Q for the quarter ended March 31, 2008, and incorporated herein by reference).

10.6	Executive Employment Agreement dated October 19, 2007, between the Company and Richard A. Smith (filed as Exhibit 10.1 to FelCor’s Form 10-Q for the quarter ended September 30, 2007, and incorporated herein by reference).

10.7	Form of 2007 Change in Control and Severance Agreement between the Company and each of Rick Smith, Andy Welch, Mike DeNicola, Troy Pentecost, Jon Yellen and Tom Corcoran (filed as Exhibit 10.1 to FelCor’s current report on Form 8-K dated October 23, 2007, and filed on October 26, 2007, and incorporated herein by reference).

10.8	Savings and Investment Plan of FelCor (filed as Exhibit 10.10 to the 2001 Form 10-K and incorporated herein by reference).

10.9	1998 Restricted Stock and Stock Option Plan (filed as Exhibit 4.2 to FelCor’s Registration Statement on Form S-8 (Registration File No. 333-66041) and incorporated herein by reference).

II-5

Exhibit
Number	Description of Exhibit

10.10	2001 Restricted Stock and Stock Option Plan of FelCor (filed as Exhibit 10.14 to the 2002 Form 10-K and incorporated herein by reference).

10.11	Form of Nonstatutory Stock Option Contract under Restricted Stock and Stock Option Plans of FelCor (filed as Exhibit 10.16 to the 2004 Form 10-K and incorporated herein by reference).

10.12	Form of Employee Stock Grant Contract under Restricted Stock and Stock Option Plans of FelCor (filed as Exhibit 10.17 to the 2004 Form 10-K and incorporated herein by reference).

10.13	FelCor Lodging Trust Incorporated 2005 Restricted Stock and Stock Option Plan as amended (filed as Exhibit 4.4 to FelCor’s Registration Statement on Form S-8 (Registration File No. 333-151066) and incorporated herein by reference).

10.14	Form of Employee Stock Grant Contract under Restricted Stock and Stock Option Plans of FelCor applicable to grants in 2005 and thereafter (filed as Exhibit 10.33 to FelCor’s Form 8-K dated April 26, 2005, and filed on May 2, 2005, and incorporated herein by reference).

10.15	Form of Indemnification Agreement by and among FelCor, FelCor LP and individual officers and directors of FelCor (filed as Exhibit 10.1 to FelCor’s 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference; superseding the form of Indemnification Agreement that was filed as Exhibit 10.1 to FelCor’s Form 8-K dated November 9, 2006 and filed on November 13, 2006).

10.16	Form of Guaranty Agreement by and among FelCor, FelCor LP and individual employees of FelCor (filed as Exhibit 10.2 to FelCor’s Form 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference).

10.17	Summary of Annual Compensation Program for Directors of FelCor (filed as Exhibit 10.18 to the 2004 Form 10-K and incorporated herein by reference).

10.18	Summary of 2007 Performance Criteria for Annual Incentive Bonus Award Program (filed as Exhibit 99.1 to FelCor’s Form 8-K, dated February 27, 2007, and filed on March 5, 2007 and incorporated herein by reference).

10.19	Summary of FelCor Lodging Trust Incorporated Annual Equity Incentive Compensation Program (filed as Exhibit 10.2 to FelCor’s Form 10-Q for the quarter ended June 30, 2008, and incorporated herein by reference).

10.20.1	Form Deed of Trust and Security Agreement and Fixture Filing with Assignment of Leases and Rents, each dated as of April 20, 2000, from FelCor/MM S-7 Holdings, L.P., as Mortgagor, in favor of Massachusetts Mutual Life Insurance Company and Teachers Insurance and Annuity Association of America, as Mortgagee, each covering a separate hotel and securing one of the separate Promissory Notes described in Exhibit 10.22.3 (filed as Exhibit 10.24 to FelCor’s Form 10-Q for the quarter ended June 30, 2000 (the “June 2000 10-Q”) and incorporated herein by reference).

10.20.2	Form of Accommodation Cross-Collateralization Mortgage and Security Agreement, each dated as of April 20, 2000, executed by FelCor/MM S-7 Holdings, L.P., in favor of Massachusetts Mutual Life Insurance Company and Teachers Insurance and Annuity Association of America (filed as Exhibit 10.24.1 to the June 2000 10-Q and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

10.20.3	Form of fourteen separate Promissory Notes, each dated April 20, 2000, each made by FelCor/MM S-7 Holdings, L.P., each separately payable to the order of Massachusetts Mutual Life Insurance Company and Teachers Insurance and Annuity Association of America, respectively, in the respective original principal amounts of $13,500,000 (Phoenix (Crescent), Arizona), $13,500,000 (Phoenix (Crescent), Arizona), $6,500,000 (Cypress Creek/Ft. Lauderdale, Florida), $6,500,000 (Cypress Creek/Ft. Lauderdale, Florida), $9,000,000 (Atlanta Galleria, Georgia), $9,000,000 (Atlanta Galleria, Georgia), $12,500,000 (Chicago O’Hare Airport, Illinois), $12,500,000 (Chicago O’Hare Airport, Illinois), $3,500,000 (Lexington, Kentucky), $3,500,000 (Lexington, Kentucky), $17,000,000 (Philadelphia Society Hill, Philadelphia), $17,000,000 (Philadelphia Society Hill, Philadelphia), $10,500,000 (South Burlington, Vermont) and $10,500,000 (South Burlington, Vermont) (filed as Exhibit 10.24.2 to the June 2000 10-Q and incorporated herein by reference).

10.21.1	Form Deed of Trust and Security Agreement, each dated as of May 2, 2000, from each of FelCor/CMB Buckhead Hotel, L.L.C., FelCor/CMB Marlborough Hotel, L.L.C., FelCor/CMB Deerfield Hotel, L.L.C., FelCor/CMB Corpus Holdings, L.P., FelCor/CMB Orsouth Holdings, L.P., FelCor/CMB New Orleans Hotel, L.L.C., FelCor/CMB Piscataway Hotel, L.L.C., and FelCor/CMB SSF Holdings, L.P., each as Borrower, in favor of The Chase Manhattan Bank, as Beneficiary, each covering a separate hotel and securing one of the separate Promissory Notes described in Exhibit 10.23.2 (filed as Exhibit 10.25 to the June 2000 10-Q and incorporated herein by reference).

10.21.2	Form of eight separate Promissory Notes, each dated May 2, 2000, made by FelCor/CMB Buckhead Hotel, L.L.C., FelCor/CMB Marlborough Hotel, L.L.C., FelCor/CMB Deerfield Hotel, L.L.C., FelCor/CMB Corpus Holdings, L.P., FelCor/CMB Orsouth Holdings, L.P., FelCor/CMB New Orleans Hotel, L.L.C., FelCor/CMB Piscataway Hotel, L.L.C. and FelCor/CMB SSF Holdings, L.P., each separately payable to the order of The Chase Manhattan Bank in the respective original principal amounts of $38,250,000 (Atlanta Buckhead, Georgia), $20,500,000 (Boston Marlborough, Massachusetts), $16,575,000 (Chicago Deerfield, Illinois), $5,338,000 (Corpus Christi, Texas), $25,583,000 (Orlando South, Florida), $32,650,000 (New Orleans, Louisiana), $20,728,000 (Piscataway, New Jersey) and $26,268,000 (South San Francisco, California) (filed as Exhibit 10.25.1 to the June 2000 10-Q and incorporated herein by reference).

10.22.1	Form of Loan Agreement, each dated either May 26, 2004, June 10, 2004 or July 19, 2004, between JPMorgan Chase Bank, as lender, and each of FelCor/JPM Boca Raton Hotel, L.L.C., FelCor/JPM Phoenix Hotel, L.L.C., FelCor/JPM Wilmington Hotel, L.L.C., FelCor/JPM Atlanta ES Hotel, L.L.C., FelCor/JPM Austin Holdings, L.P., FelCor/JPM Orlando Hotel, L.L.C., and FelCor/JPM BWI Hotel, L.L.C. and FCH/DT BWI Hotel, L.L.C., as borrowers, and acknowledged and agreed by FelCor LP (filed as Exhibit 10.34 to FelCor’s Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference).

10.22.2	Form of Mortgage, Renewal Mortgage, Deed of Trust, Deed to Secure Debt, Indemnity Deed of Trust and Assignment of Leases and Rents, Security Agreement and Fixture Filing, each dated either May 26, 2004, June 10, 2004 or July 19, 2004, from FelCor/JPM Wilmington Hotel, L.L.C., DJONT/JPM Wilmington Leasing, L.L.C., FelCor/JPM Phoenix Hotel, L.L.C., DJONT/JPM Phoenix Leasing, L.L.C., FelCor/JPM Boca Raton Hotel, L.L.C., DJONT/JPM Boca Raton Leasing, L.L.C., FelCor/JPM Atlanta ES Hotel, L.L.C., DJONT/JPM Atlanta ES Leasing, L.L.C., FelCor/JPM Austin Holdings, L.P., DJONT/JPM Austin Leasing, L.P., FelCor/JPM Orlando Hotel, L.L.C., DJONT/JPM Orlando Leasing, L.L.C., FCH/DT BWI Holdings, L.P., FCH/DT BWI Hotel, L.L.C. and DJONT/JPM BWI Leasing, L.L.C., to, and for the benefit of, JPMorgan Chase Bank, as mortgagee or beneficiary (filed as Exhibit 10.34.1 to FelCor’s Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

10.22.3	Form of seven separate Promissory Notes, each dated either May 26, 2004, June 10, 2004 or July 19, 2004, made by FelCor/JPM Wilmington Hotel, L.L.C., FelCor/JPM Phoenix Hotel, L.L.C., FelCor/JPM Boca Raton Hotel, L.L.C., FelCor/JPM Atlanta ES Hotel, L.L.C., FelCor/JPM Austin Holdings, L.P., FelCor/JPM Orlando Hotel, L.L.C., and FelCor/JPM BWI Hotel, L.L.C., each separately payable to the order of JPMorgan Chase Bank in the respective original principal amounts of $11,000,000 (Wilmington, Delaware), $21,368,000 (Phoenix, Arizona), $5,500,000 (Boca Raton, Florida), $13,500,000 (Atlanta, Georgia), $9,616,000 (Austin, Texas), $9,798,000 (Orlando, Florida), and $24,120,000 (Linthicum, Maryland) (filed as Exhibit 10.34.2 to FelCor’s Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference).

10.22.4	Form of Guaranty of Recourse Obligations of Borrower, each dated either May 26, 2004, June 10, 2004 or July 19, 2004, made by FelCor LP in favor of JPMorgan Chase Bank (filed as Exhibit 10.34.3 to FelCor’s Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference).

10.23.1	Loan Agreement, dated as of November 10, 2006, by and among FelCor/JPM Hotels, L.L.C. and DJONT/JPM Leasing, L.L.C., as borrowers, and Bank of America, N.A., as lender, relating to a $250 million loan from lender to borrower (filed as Exhibit 10.35.1 to the 2006 Form 10-K and incorporated herein by reference).

10.23.1.1	First Amendment to Loan Agreement and Other Loan Documents, dated as of January 31, 2007, by and among FelCor/JPM Hotels, L.L.C. and DJONT/JPM Leasing, L.L.C., as borrowers, and Bank of America, N.A., as lender (filed as Exhibit 10.35.1.1 to the 2006 Form 10-K and incorporated herein by reference).

10.23.2	Form of Mortgage, Deed of Trust and Security Agreement, each dated as of November 10, 2006, from FelCor/JPM Hotels, L.L.C. and DJONT/JPM Leasing, L.L.C., as borrowers, in favor of Bank of America, N.A., as lender, each covering a separate hotel and securing the Mortgage Loan (filed as Exhibit 10.35.2 to the 2006 Form 10-K and incorporated herein by reference).

10.23.3	Form of Amended and Restated Promissory Note, each dated as of January 31, 2007, made by FelCor/JPM Hotels, L.L.C. and DJONT/JPM Leasing, L.L.C. payable to the order of either Bank of America, N.A. or JPMorgan Chase Bank, N.A., as lender, in the original aggregate principal amount of $250 million (filed as Exhibit 10.35.3 to the 2006 Form 10-K and incorporated herein by reference).

10.23.4	Guaranty of Recourse Obligations of Borrower, dated as of November 10, 2006, made by FelCor LP in favor of Bank of America, N.A (filed as Exhibit 10.35.4 to the 2006 Form 10-K and incorporated herein by reference).

10.24.1	Assumption Agreement dated December 14, 2007 by Greenwich Capital Financial Products, Inc., WSRH Indian Wells, L.L.C., FelCor Esmeralda (SPE), L.L.C. and FelCor Esmeralda Leasing (SPE), L.L.C. (filed as Exhibit 10.28.1 to the 2007 Form 10-K and incorporated herein by reference).

10.24.2	Amended and Restated Loan Agreement dated December 14, 2007 between FelCor Esmeralda (SPE), L.L.C. and FelCor Esmeralda Leasing (SPE), L.L.C., as borrowers, and Greenwich Financial Products, Inc., as lender (filed as Exhibit 10.28.2 to the 2007 Form 10-K and incorporated herein by reference).

10.24.3	Amended and Restated Promissory Note dated December 14, 2007, in the amount of $87,975,000, made by FelCor Esmeralda (SPE), L.L.C. and FelCor Esmeralda Leasing (SPE), L.L.C., as borrower, in favor of Greenwich Capital Financial Products, Inc., as lender (filed as Exhibit 10.28.3 to the 2007 Form 10-K and incorporated herein by reference)..

Exhibit
Number	Description of Exhibit

10.24.4	Amended and Restated Deed of Trust, Security Agreement and Fixture Filing dated December 14, 2007 by FelCor Esmeralda (SPE), L.L.C. and FelCor Esmeralda Leasing (SPE), L.L.C., as trustors, to First American Title Insurance Company, as trustee, and Greenwich Capital Financial Products, Inc., as lender(filed as Exhibit 10.28.4 to the 2007 Form 10-K and incorporated herein by reference).

10.25.1	Assumption Agreement dated December 14, 2007 by Greenwich Capital Financial Products, Inc., WSRH VSP, L.P., FelCor St. Pete (SPE), L.L.C. and FelCor St. Pete Leasing (SPE), L.L.C. (filed as Exhibit 10.29.1 to the 2007 Form 10-K and incorporated herein by reference).

10.25.2	Second Amended and Restated Loan Agreement dated December 14, 2007 between FelCor St. Pete (SPE), L.L.C. and FelCor St. Pete Leasing (SPE), L.L.C., as borrowers, and Greenwich Financial Products, Inc., as lender (filed as Exhibit 10.29.2 to the 2007 Form 10-K and incorporated herein by reference)..

10.25.3	Second Amended and Restated Promissory Note dated December 14, 2007, in the amount of $89,250,000, made by FelCor St. Pete (SPE), L.L.C. and FelCor St. Pete Leasing (SPE), L.L.C., as borrower, in favor of Greenwich Capital Financial Products, Inc., as lender (filed as Exhibit 10.29.3 to the 2007 Form 10-K and incorporated herein by reference)..

10.25.4	Second Amended and Restated Leasehold Mortgage, Security Agreement and Fixture Filing dated December 14, 2007 by FelCor St. Pete (SPE), L.L.C. and FelCor St. Pete Leasing (SPE), L.L.C., as borrower, and Greenwich Capital Financial Products, Inc., as lender (filed as Exhibit 10.29.4 to the 2007 Form 10-K and incorporated herein by reference)..

10.26.1	Loan Agreement, dated March 31, 2009, by and between FelCor/CSS (SPE), L.L.C., as borrower, The Prudential Insurance Company of America, as lender, and joined by DJONT Operations, L.L.C. (filed as Exhibit 10.3 to FelCor’s Form 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference).

10.26.2	Form of Mortgage and Security Agreement, dated March 31, 2009, executed by FelCor/CSS (SPE), L.L.C. and DJONT Operations, L.L.C. for the benefit of The Prudential Insurance Company of America (filed as Exhibit 10.4 to FelCor’s Form 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference).

10.26.3	Promissory Note, dated March 31, 2009, made by FelCor/CSS (SPE), L.L.C., as borrower, in favor of The Prudential Insurance Company of America (filed as Exhibit 10.5 to FelCor’s Form 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference).

10.26.4	Recourse Liabilities Guarantee, dated March 31, 2009, made by FelCor and FelCor LP in favor of The Prudential Insurance Company of America (filed as Exhibit 10.6 to FelCor’s Form 10-Q for the quarter ended March 31, 2009, and incorporated herein by reference).

10.27.1	Term Loan Agreement, dated as of June 12, 2009, among FelCor/JPM Hospitality (SPE), L.L.C. and DJONT/JPM Hospitality Leasing (SPE), L.L.C., as borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party hereto (filed as Exhibit 10.1 to FelCor’s Form 10-Q for the quarter ended June 3, 2009, and incorporated herein by reference).

10.27.2	Form of Mortgage/Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of June 12, 2009, granted by FelCor/JPM Hospitality (SPE), L.L.C. and DJONT/JPM Hospitality Leasing (SPE), L.L.C. for the benefit of JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.2 to FelCor’s Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

10.27.3	Form of Note, dated as of June 12, 2009, executed by FelCor/JPM Hospitality (SPE), L.L.C. and DJONT/JPM Hospitality Leasing (SPE), L.L.C. for the benefit of the lenders (filed as Exhibit 10.3 to FelCor’s Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

10.27.4	Form of Carve Out Guaranty, dated as of June 12, 2009, by FelCor Lodging Trust Incorporated in favor of JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.4 to FelCor’s Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

10.27.5	Form of Recourse Guaranty, dated as of June 12, 2009, by FelCor Lodging Trust Incorporated in favor of JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.5 to FelCor’s Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

10.28	Pledge Agreement dated October 13, 2009, by and among FelCor Lodging Trust Incorporated, FelCor Lodging Limited Partnership, certain subsidiary pledgors named therein, FelCor Holdings Trust, and U.S. Bank National Association (filed as Exhibit 10.1 to FelCor’s Current Report on Form 8-K dated October 13, 2009, and incorporated herein by reference).

12.1*	Statements regarding Computation of Ratios.

23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).

23.2**	Consent of PricewaterhouseCoopers LLP.

23.3**	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).

25.1*	Statement of Eligibility of U.S. Bank National Association, as Trustee.

*	Previously filed.
**	Filed herewith.